The information in this prospectus supplement and accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated September 27, 2002

PROSPECTUS SUPPLEMENT
(To prospectus dated September 5, 2002)

27,500,000 Shares

GRAY TELEVISION, INC.

Common Stock

       Gray is selling all of the shares.

      The shares trade on the New York Stock Exchange under the symbol “GTN.” On September 16, 2002, our stockholders approved a change in the name of the stock offered pursuant to this prospectus supplement to “Common Stock” from “class B common stock.” On September 25, 2002, the last sale price of the shares as reported on the New York Stock Exchange was $11.15 per share.

       Investing in the Common Stock involves risks that are described in the “Risk Factors” section beginning on page 3 of the accompanying prospectus.

	Per Share	Total

Public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to Gray	$	$

      The underwriters may also purchase up to an additional 4,125,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The shares will be ready for delivery on or about October      , 2002.

Joint Book-Running Managers

Deutsche Bank Securities	Merrill Lynch & Co.

Bear, Stearns & Co. Inc.

Allen & Company LLC

Wachovia Securities
SunTrust Robinson Humphrey

The date of this prospectus supplement is October      , 2002.

PROSPECTUS SUPPLEMENT SUMMARY
Our Business
Operating & Growth Strategy
Merger Summary
Recent Developments
Summary Historical Consolidated Financial Data
Summary Unaudited Pro Forma Financial Data
USE OF PROCEEDS
DIVIDEND POLICY
PRICE RANGE OF COMMON STOCK (GTN) AND CLASS A COMMON STOCK (GTN.A)
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
Unaudited Pro Forma Combined Condensed Statement of Operations For the Six Months Ended June 30, 2002
Unaudited Pro Forma Combined Condensed Statement of Operations For the Six Months Ended June 30, 2001
Unaudited Pro Forma Combined Condensed Statement of Operations For the Year Ended December 31, 2001
Unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 2002
Market Overview
Competitive Landscape
Market Overview
Competitive Landscape
Market Overview
Competitive Landscape
Market Overview
Competitive Landscape
Market Overview
Competitive Landscape
Market Overview
Competitive Landscape
Market Overview
Competitive Landscape
Market Overview
Competitive Landscape
Market Overview
Competitive Landscape
Market Overview
Competitive Landscape
Stations’ Markets
Market Overview
Competitive Landscape
Market Overview
Competitive Landscape
Market Overview
Competitive Landscape
Market Overview
Competitive Landscape
Market Overview
Competitive Landscape
Market Overview
Competitive Landscape
Market Overview
Competitive Landscape
Market Overview
Competitive Landscape
Market Overview
Competitive Landscape
Market Overview
Competitive Landscape
Market Overview
Competitive Landscape
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PRINCIPAL STOCKHOLDERS
SUMMARY OF CERTAIN UNITED STATES TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION BY REFERENCE
INDEX TO FINANCIAL STATEMENTS OF GRAY TELEVISION, INC.
GRAY TELEVISION, INC. CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Unaudited)
GRAY TELEVISION, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
GRAY TELEVISION, INC. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
GRAY COMMUNICATIONS SYSTEMS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
GRAY COMMUNICATIONS SYSTEMS, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
GRAY COMMUNICATIONS SYSTEMS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
ABOUT THIS PROSPECTUS
INDUSTRY, MARKET AND RANKING DATA
PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
THE MERGER
THE MERGER AGREEMENT AND RELATED AGREEMENTS
INFORMATION REGARDING GRAY
SELECTED STATION AND MARKET INFORMATION REGARDING GRAY AND STATIONS
BUSINESS OF STATIONS HOLDING COMPANY, INC.
STATIONS SELECTED FINANCIAL DATA
STATIONS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
UNAUDITED PRO FORMA FINANCIAL DATA
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
INDEX TO FINANCIAL STATEMENTS OF STATIONS HOLDING COMPANY, INC.

Prospectus Supplement

i

Prospectus

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS

SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

      This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of stock being offered, which we refer to as the “offered stock.” The second part, the base prospectus, gives more general information, some of which may not apply to the offered stock. Generally, when we refer to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus.

      If the description of the offered stock varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement.

      In this prospectus supplement and the documents incorporated by reference, we rely on and refer to market information regarding the television industry from BIA Financial Network, Inc.’s MEDIA Access Pro™ Version 3.1, updated as of July 1, 2002, which we refer to as “BIA.” We also rely on and refer to market information regarding the television industry from Nielsen Station Index, Viewers in Profile, dated May 2002, as prepared by A.C. Nielsen Company, which we refer to as “Nielsen.” Although we believe that the information obtained from third parties is reliable, we have not independently verified the accuracy and completeness of the information. To the extent this information contains forward-looking statements, readers of this prospectus supplement are cautioned that these statements involve risks and uncertainty and that actual results may differ materially from those in these statements, similarly to that described in “Forward-Looking Statements.” All statements as to station ranking in this prospectus supplement are based on Nielsen data for the 6:00 a.m. to 2:00 a.m. Sunday through Saturday time period, except that data in the tables titled “Competitive Landscape” is based on BIA data for the 9:00 a.m. to midnight Sunday through Saturday time period.

      When we refer in this prospectus supplement to our markets, we include Hazard, Kentucky as a separate market. Hazard, Kentucky is a special 16 county trading area defined by Nielsen and is part of the Lexington, Kentucky designated market area. We pay Nielsen to conduct the special Hazard, Kentucky trading area study.

FORWARD-LOOKING STATEMENTS

      This prospectus supplement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this prospectus supplement, the words “believes,” “expects,” “anticipates,” “estimates” and similar words and expressions are generally intended to identify forward-looking statements. Statements that describe our future strategic plans, goals or objectives, including our plans, goals and objectives with respect to our merger with Stations Holding Company, Inc., which we refer to as “Stations,” are also forward-looking statements. Readers of this prospectus supplement are cautioned that any forward-looking statements, including those regarding the intent, belief or current expectations of our management or us, are not guarantees of future performance, results or events and involve risks and uncertainties, and that actual results and events may differ materially from those in the forward-looking statements as a result of various factors including, but not limited to:

•	the factors described in “Risk Factors” beginning on page 3 of the accompanying prospectus;

•	general economic conditions in the markets in which we and Stations operate;

•	competitive pressures in the markets in which we and Stations operate;

•	the effect of future legislation or regulatory changes on our operations;

•	high debt levels; and

•	other factors described from time to time in our filings with the Securities and Exchange Commission, which we sometimes refer to as the “SEC.”

The forward-looking statements included in this prospectus supplement are made only as of the date hereof. We undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

PROSPECTUS SUPPLEMENT SUMMARY

      In this prospectus supplement, unless otherwise indicated, the words “Gray,” “our,” “us” and “we” refer to Gray Television, Inc. (formerly known as Gray Communications Systems, Inc.) and its subsidiaries. Our discussion of the television stations that we own and operate does not include our interest in the stations owned by Sarkes Tarzian, Inc., which we refer to as “Tarzian.”

      On July 25, 2002, we changed our name to “Gray Television, Inc.” from “Gray Communications Systems, Inc.” On August 30, 2002, we changed our ticker symbols to “GTN” from “GCS.B” for our common stock and to “GTN.A” from “GCS” for our class A common stock. On September 16, 2002, our stockholders approved a change in the name of the stock offered pursuant to this prospectus supplement to “Common Stock” from “class B common stock.”

      This summary highlights selected information from this document and the materials incorporated by reference and does not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents to which we have referred you.

Our Business

      We currently own and operate 13 network affiliated television stations in 11 medium-sized markets in the Southeast, Southwest and Midwest United States. Eleven of our 13 stations are ranked first in total viewing audience and news audience, with the remaining two stations ranked second in total viewing audience and second or third in news audience. Ten of our stations are affiliated with CBS Inc., or “CBS,” and three are affiliated with National Broadcasting Company, Inc., or “NBC.”

      Since 1993, we have grown primarily through strategic acquisitions. Our significant historic acquisitions have included 12 television stations, three newspapers and a paging business. As a result of our acquisitions and in support of our growth strategy, we have added experienced members to our management team and have greatly expanded our operations in the television broadcasting business.

      On June 4, 2002, we executed a merger agreement with Stations, the parent company of Benedek Broadcasting Corporation, which we refer to as “Benedek.” We plan to acquire 15 television stations from Stations in a transaction that we refer to as the “merger.” Stations is required under the merger agreement to sell its additional nine designated television stations to third parties prior to the merger. In consideration for Stations, we will pay an estimated consideration of $502.5 million, a substantial portion of which will be used to satisfy, in full, certain outstanding indebtedness of Stations. We expect the merger, if it closes, to be completed during the fourth quarter of 2002.

      We believe that the merger represents an excellent opportunity for us to acquire complementary television stations that will create significant operational and financial benefits. These benefits include increased economies of scale, greater geographic and network diversification, access to additional operating cash flow, cross-promotion opportunities and the potential to increase and enhance our local franchises. Upon the completion of the proposed merger, we will own and operate 28 television stations serving 24 markets with a strong presence in the Southeast, Southwest, Midwest and Great Lakes regions of the United States. The combined station group will include 15 CBS affiliates, seven NBC affiliates and six American Broadcasting Corporation, or “ABC,” affiliates. In addition, our 15 CBS affiliates will make us the largest independent owner of CBS affiliated stations in the country. Pro forma for the acquisition, 25 of our 28 television stations will rank first or second in viewing audience and 23 of our 28 television stations will rank first or second in local news within their respective markets. In addition, our station group will reach approximately 5% of total U.S. TV households.

      We also own and operate four daily newspapers, three located in Georgia and one in Goshen, Indiana, with a total daily circulation of approximately 126,000. In addition, we own and operate a paging business located in the Southeast that had approximately 68,000 units in service at June 30, 2002.

      For the year ended December 31, 2001, pro forma for the Stations acquisition, our television stations would have produced $214.0 million of net revenue and $84.7 million of broadcast cash flow. Including our publishing and other operations, we would have produced $263.9 million of net revenue and $97.0 million of media cash flow, on a pro forma basis in 2001.

      We are a Georgia corporation formed in 1891. Our principal offices are located at 4370 Peachtree Road, NE, Atlanta, Georgia 30319, and our telephone number is (404) 504-9828.

Operating & Growth Strategy

      We attribute our success to date and our current opportunities to increase our revenue, media cash flow and audience share to the successful implementation of our core operating strategies, the principal components of which are to:

•	Focus on Local News and Programming to Maintain a Strong Local Franchise. We currently operate 13 network affiliated television stations serving 11 markets, with 12 of our 13 stations ranked first or second in local news. After completion of the merger, we will operate 28 network affiliated television stations serving 24 markets, with 23 of our 28 stations ranked first or second in local news. We endeavor to make each of our television stations a highly recognizable, local brand and believe that providing the leading source for local news and programming in our markets enables us to strengthen audience loyalty and increase viewership among attractive demographic audiences.

•	Continue to Develop Innovative Local Sales and Targeted Marketing Initiatives. We employ an experienced, high-quality local sales force at each station to increase advertising revenue by leveraging our local brand. We believe that a focused, tailored advertising solution is very attractive to local advertisers, who have historically been a more stable source of revenue than national advertisers. In 2001, approximately 59% of our net television advertising revenue was generated from our local advertisers and pro forma for the proposed merger with Stations, approximately 60% of our net television advertising revenue would have been generated from our local advertisers.

•	Capitalize on Leading Network Brands in Markets with Limited Competition. Currently, ten of our stations are affiliated with CBS and three are affiliated with NBC, representing approximately 81% and 19% of our total television revenue in 2001, respectively. Following the completion of the merger, we will have a broad and diverse portfolio of 28 affiliated television stations located in 24 markets, of which 15 are affiliated with CBS, seven are affiliated with NBC and six are affiliated with ABC, representing approximately 56%, 29% and 15% of our total pro forma net television revenue in 2001, respectively. Additionally, we will be the largest independent owner of CBS affiliated stations. We believe that our markets are less competitive than larger designated market areas, which we refer to as “DMAs.” Of our 24 markets, 18 markets are served by four TV stations or fewer, and seven markets are served by three or fewer television stations. Our markets also typically have fewer radio stations than larger DMAs.

•	Pursue Strategic Acquisitions to Expand and Enhance Regional Clusters. We have acquired and integrated successfully 12 of our 13 television stations since 1993, and have signed a definitive agreement to acquire an additional 15 television stations from Stations. After giving effect to the proposed merger, our television stations will be located in several distinct regions throughout the United States, diminishing potential adverse effects on our business caused by specific regional economic fluctuations. We believe that we are well positioned to participate in further consolidation of our industry, including opportunities that may arise as a result of regulatory changes, such as owning more than one television station in a market.

•	Attract and Retain High-Quality Management. We believe that high-quality management at both the corporate and station level is critical to the successful implementation of our strategy. We use equity incentives to attract and retain station general managers with proven track records. Members of our senior management team have extensive experience in operating, managing and acquiring television stations. Additionally, our station managers have an average of over 21 years of industry experience with individual industry experience ranging from 11 to 32 years.

•	Maintain Strict Financial Planning and Cost Controls. We employ a comprehensive ongoing strategic planning and budgeting process that enables us to continually identify and implement cost savings at each station, and is designed to increase our media cash flow. We believe that owning and operating 28 television stations will enable us to achieve economies of scale and reduce expenses for syndicated programming, capital equipment and vendor services.

•	Increase Advertising Revenue and Circulation at Our Newspaper Publishing Operations. We seek to increase advertising revenues and circulation at each of our four newspapers by creating a highly recognizable local brand by focusing on the depth and quality of our coverage of local news, sports and lifestyles and through community involvement. We believe we are able to differentiate our publications from larger competitors and build reader loyalty by becoming the primary source for local news and advertising information within each of our target markets. Our newspaper strategy is led by senior managers and publishers who have an average of over 32 years of experience in the newspaper business with individual industry experience ranging from 20 to 40 years.

      Our senior management team has extensive experience in operating and managing our businesses, and is led by: J. Mack Robinson, Chairman and Chief Executive Officer; Robert Prather, President and Chief Operating Officer; James Ryan, Senior Vice President and Chief Financial Officer; and, following the completion of the merger, James Yager, President of Benedek, will be President of Gray MidAmerica Television, Inc. Our publishing operations are led by Thomas J. Stultz, Vice President and President-Publishing. As of July 2, 2002, our directors and executives as a group owned or controlled 59.3% of our combined voting common stock.

Merger Summary

      This section of the prospectus supplement describes certain material aspects of the proposed merger. This summary does not contain all of the information that is important to you. You should carefully read the entire registration statement, the accompanying prospectus and the other documents to which we refer you, including the merger agreement, which we refer to as the “merger agreement,” for a more complete understanding of the merger.

The Merger

      On June 4, 2002, we executed a merger agreement with Stations, the parent company of Benedek. The merger agreement provides that we will acquire Stations by merging our newly formed wholly-owned subsidiary, Gray MidAmerica Television, Inc., which we refer to as “Gray MidAmerica,” into Stations. In consideration for Stations, we will pay an estimated consideration of $502.5 million in cash, a substantial portion of which will be used to satisfy, in full, certain outstanding indebtedness of Stations. We intend to finance the merger by incurring approximately $250 million of additional indebtedness and issuing approximately $307 million of equity. We may, depending on the relative conditions of the financial markets, increase or decrease our relative issuance of debt and equity securities to complete our financing of the merger.

The Merger Consideration

      Under the merger agreement, each share of Stations senior preferred stock (excluding shares held by Stations or any of its subsidiaries, other than in a fiduciary capacity) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive a cash payment equal to the quotient obtained by dividing (1) the total of $500,000,000, minus (A) the amount outstanding at the effective time under Stations’ debt instruments plus accrued interest thereon through the effective time, determined in accordance with Stations’ plan of reorganization, plus or minus (B) working capital adjustments and adjustments relating to amounts incurred by Stations and its subsidiaries with respect to the conversion of their television stations to digital broadcasting by (2) 100,000 (the number of outstanding shares of Stations’ senior preferred stock at the effective time).

      Each share of Stations junior preferred stock (excluding shares held by Stations or any of its subsidiaries, other than in a fiduciary capacity) issued and outstanding immediately prior to the effective time will be converted into the right to receive a cash payment equal to the quotient obtained by dividing (1) $2,500,000 by (2) 450,000 (the number of outstanding shares of Stations junior preferred stock at the effective time).

      Each share of Stations class A common stock and class B common stock and any options or warrants to acquire such shares issued and outstanding immediately prior to the effective time will be cancelled. We will not pay any cash consideration for such securities.

The Letter of Credit and the Escrow Shares

      When the merger agreement was signed, we delivered to Stations a standby letter of credit in the amount of $12.5 million and deposited with an escrow agent 885,269 shares of our Common Stock. These escrow shares had an aggregate value of $12.5 million, based on the average price of our Common Stock for the 20 consecutive trading days on the New York Stock Exchange ending on June 2, 2002.

      If the merger is not consummated because of a material default by us, and Stations has not materially defaulted due to a breach of any of its representations or warranties or any of its covenants or agreements under the merger agreement, then Stations may draw on the letter of credit and instruct the escrow agent to deliver to it the escrow shares pursuant to the escrow agreement. The aggregate proceeds of the drawing on the letter of credit and the escrow shares will total $25.0 million, but we may replace some or all of the escrow shares with a cash payment. Under all other circumstances, the letter of credit will be terminated and the escrow shares will be returned to us.

Conditions to the Merger

      The parties’ obligations to consummate the merger and related transactions generally are subject to the satisfaction or waiver of the following conditions, after which we are required by the merger agreement to consummate the merger on the seventh business day:

•	the bankruptcy court approving the order confirming Stations’ amended plan of reorganization and such confirmation order becoming a final bankruptcy court order;

•	the Federal Communications Commission, “FCC,” approving the transactions contemplated by the merger agreement, without any condition or qualification materially adverse to us or our subsidiaries or Stations or its subsidiaries, or materially adverse to our acquisition of control of Stations and its subsidiaries;

•	all regulatory waiting periods applicable to the merger agreement and the related transactions expiring or terminating;

•	subject to limited exceptions, the sale by Benedek of nine television stations to third parties; and

•	the satisfaction of other customary conditions specified in the merger agreement.

      The merger agreement further provides that we may, on one occasion, delay the effective time for up to 120 days if any of the following occurs: (1) any general suspension of trading in equity securities in the United States securities or financial markets for more than two consecutive trading days; (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States; (3) commencement of a war, armed hostilities or other national or international calamity directly involving the United States; (4) any limitation by any governmental authority on the extension of credit by banks or other lending institutions in the United States; or (5) if any of the foregoing existed on the date the merger agreement was signed, a material acceleration or worsening thereof.

Termination of the Merger Agreement

      The merger agreement may be terminated at any time prior to the effective time by Stations and us by mutual consent. In addition, generally, either party may terminate the merger agreement:

•	in the event of an uncured material breach by the other party of any of its representations, warranties or covenants contained in the merger agreement;

•	if the merger is not consummated by March 31, 2003; or

•	if it is reasonably anticipated that any of the conditions precedent to the obligations of the terminating party to consummate the merger cannot be satisfied or fulfilled by March 31, 2003 and such failure was not the fault of the terminating party.

Effects of Termination

      Subject to limited exceptions, if the merger agreement is terminated, as described above, it will become void and have no effect. However, certain provisions of the merger agreement will survive termination, including provisions relating to the letter of credit and the escrow shares, confidentiality and expenses.

      If the closing does not occur due to a material default by us, and Stations has not materially defaulted due to a breach of any of its representations or warranties or any of its covenants or agreements under the merger agreement, then Stations may draw on the letter of credit and instruct the escrow agent to deliver to it the escrow shares pursuant to the escrow agreement. The aggregate proceeds of the drawing on the letter of credit and the escrow shares will total $25.0 million, but we may replace some or all of the escrow shares with a cash payment.

Bankruptcy Court and Regulatory Filings and Approvals

      Bankruptcy Court. Stations has filed a voluntary petition under Chapter 11 of the federal bankruptcy code. Consequently, the merger is subject to the bankruptcy court’s approval of Stations’ amended plan of reorganization, and all of Stations’ obligations under the merger agreement are subject to the approval of the bankruptcy court. The bankruptcy court held a hearing on September 25, 2002, and all matters related to the confirmation of the amended and restated plan of reorganization were resolved in favor of confirmation. Consequently, the bankruptcy court determined to confirm the amended and restated plan of reorganization. A confirmation order reflecting the September 25, 2002 hearing, including the confirmation of the amended and restated plan of reorganization, is expected to be entered on September 30, 2002.

      Federal Communications Commission. The merger is subject to approval by the FCC. Stations and its subsidiaries and we and our subsidiaries filed with the FCC the necessary application with respect to the change of control on June 10, 2002. On September 5, 2002, the FCC granted approval for the change of control. We expect the FCC’s grant for change of control will become final on October 16, 2002.

      Antitrust. The merger is subject to the requirements of the Hart-Scott Rodino Antitrust Improvements Act of 1976, which provides that certain transactions may not be consummated until required information and materials have been furnished to the Department of Justice and the Federal Trade Commission, which we sometimes refer to as the “FTC,” and certain waiting periods have expired or been terminated. Stations and we filed the required information and materials with the Department of Justice and the FTC on June 20, 2002. Early termination of the statutory waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976 was granted on July 1, 2002.

Sale of Certain Designated Benedek Stations Prior to the Merger

      Benedek has sold or plans to sell, prior to the effective time of the merger, a total of nine designated television stations, which we refer to as the “excluded stations.” Benedek plans to sell eight of the excluded stations to Chelsey Broadcasting Company, LLC, a Delaware limited liability company, which we refer to as “Chelsey,” or its affiliates pursuant to an asset purchase agreement. Benedek already has sold its television station in Wheeling, West Virginia to West Virginia Media Holding, LLC and one of its affiliates on April 30, 2002. Benedek intends to use the net proceeds of these sales to repay indebtedness under its senior secured credit facility. The sale of the nine designated television stations is a condition to the merger.

Recent Developments

KOLO-TV, Reno, Nevada

      On September 3, 2002, Smith Television Group, Inc. and Smith Television License Holdings, Inc., which we refer to collectively as “Smith,” and we executed a definitive asset purchase agreement to acquire from Smith, in a transaction which we refer to as the “Reno acquisition,” all of the assets and business of KOLO-TV, a television station in Reno, Nevada, which we refer to as the “Reno station,” for $41.5 million in cash.

      The Reno station is the number one rated station in the market for news and programming. For the ten month period commencing on March 1, 2001 (the date on which Smith acquired the Reno station) and the six month period ended June 30, 2002, the Reno station’s net revenue approximated $7.8 million and $4.4 million, respectively.

      Upon completion of the merger with Stations and the KOLO-TV acquisition, Gray will own a total of 29 stations serving 25 television markets. The stations will include 15 CBS affiliates, 7 NBC affiliates and 7 ABC affiliates. The combined Stations group will have 22 stations ranked first in viewing audience and 23 of 29 stations ranked first in local news audience within their respects markets. The combined station group will reach over 5% of total U.S. TV households.

      The acquisition is subject to certain consents, including approval by the FCC of the assignment of 23 Reno station’s licenses, permits and other authorizations issued by the FCC for the operation of the Reno station. We cannot guarantee that all required consents and approvals will be obtained, or that the transaction will be consummated. However, we currently expect the transaction, if it closes, to be completed by December 31, 2002.

Commitment for Arrangement of Financing

      On September 5, 2002, we executed a commitment letter, which we refer to as the “commitment letter,” with Wachovia Bank, National Association and Wachovia Securities, Inc., which we refer to, collectively, as “Wachovia,” under which Wachovia has agreed to arrange to provide us with an aggregate $450.0 million in financing. Pursuant to the commitment letter we will enter into a $375.0 million term loan facility, which we refer to as the “term loan facility,” and a $75.0 million revolving credit facility, which we refer to as the “revolving credit facility.” We refer to the term loan facility and the revolving credit facility collectively as the “new credit facility.”

      Wachovia has completed marketing the new credit facility. Bank of America, N.A. is a co-lead arranger and syndication agent and Deutsche Bank Trust Company Americas is a documentation agent. We have received firm commitments in excess of the entire amount of the new credit facility.

      The term loan facility will mature on December 31, 2009 and the revolving credit facility will mature on December 31, 2010. In addition, under the commitment letter we will have the ability to borrow, for up to three years after closing, a maximum of $300.0 million of uncommitted incremental term loans at an interest rate that will be determined, subject to certain limitations, at the time of such borrowings.

      We intend to use any borrowings under the facilities to finance a portion of the merger and the Reno acquisition consideration, to refinance certain existing indebtedness and for our ongoing working capital requirements and other general corporate purposes. The consummation of the transactions contemplated by the commitment letter are subject to numerous conditions precedent and there can be no assurance that the transactions contemplated by the commitment letter will be consummated.

9 1/4% Senior Subordinated Notes

      On September 9, 2002, we sold $100.0 million principal amount of our 9 1/4% senior subordinated notes due 2011, which we refer to as the “offered notes.” The offered notes were issued under the same indenture and have the same terms as our outstanding $180.0 million 9 1/4% senior subordinated notes due 2011. The offered notes mature on December 15, 2011. The interest rate on the offered notes is 9.25% per year (calculated using a 360-day year) payable on June 15 and December 15 of each year, beginning on December 15, 2002. We used the proceeds of the sale of the offered notes primarily to repay approximately $100 million of the borrowings under our existing senior secured credit facility.

The Offering

Common stock offered by us	27,500,000 shares of Common Stock

Common stock to be outstanding after this offering	36,411,454 shares of Common Stock

6,848,467 shares of class A common stock

Voting rights

Common Stock	Holders are entitled to 1 vote on all matters on which shareholders are permitted to vote.

Class A common stock	Holders are entitled to 10 votes on all matters on which shareholders are permitted to vote.

Use of proceeds	The net proceeds from the sale of securities offered by this prospectus are expected to be used to finance the merger and for general corporate purposes, including capital expenditures, to meet working capital needs, to refinance our senior debt, to finance one or more other acquisitions, including the Reno acquisition, or all or a combination of the above.

Risk factors	Investing in the Common Stock involves risks that are described in the “Risk Factors” section beginning on page 3 of the accompanying prospectus.

New York Stock Exchange symbol

Common Stock	GTN

Class A common stock	GTN.A

      The underwriters may also purchase up to an additional 4,125,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

      We also have outstanding 4,000 shares of our Series C preferred stock, which we refer to as the “Series C” or “Series C preferred stock.” The Series C is convertible into shares of Common Stock at an initial conversion price of $14.39 per share, subject to certain adjustments. For a further description of the conversion rights and other rights attached to the Series C, see “Description of Capital Stock—Terms of Our Preferred Stock” in the accompanying prospectus.

Summary Historical Consolidated Financial Data

      Set forth below is our summary historical consolidated financial data. The financial data for, and as of the end of, each of the years in the five-year period ended December 31, 2001 was derived from the audited consolidated financial statements included in our Annual Reports on Form 10-K and from other information in the Annual Reports. The financial data for, and as of the six month periods ended June 30, 2002 and 2001 was derived from our unaudited accounting records and have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all normal and recurring adjustments and accruals necessary for a fair presentation of such information. More comprehensive financial information is included in the Annual Reports and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002. The financial information that follows is qualified in its entirety by reference to, and should be read in conjunction with, the Annual Reports, the Quarterly Reports and all of the financial statements and related notes contained in the Annual Reports and the Quarterly Reports.

						Six Months Ended
	Year Ended December 31,					June 30,

	1997(a)	1998(b)	1999(c)	2000	2001	2001	2002

	(dollars in thousands except per share data)

Statements of Operations Data:
Revenues

Broadcast (less agency commissions)	$72,300	$91,007	$97,015	$120,640	$106,430	$52,575	$55,006

Publishing	24,536	29,330	37,808	41,499	41,189	19,927	21,216

Paging	6,712	8,553	9,130	9,074	8,725	4,405	4,083

Total revenues	103,548	128,890	143,953	171,213	156,344	76,907	80,305

Operating expenses

Broadcast, publishing and paging	65,771	82,783	93,994	105,314	104,025	50,846	50,149

Corporate and administrative	2,528	3,063	3,448	3,594	3,615	1,829	2,116

Depreciation and amortization	14,519	18,117	24,451	31,207	30,824	15,696	7,433

Total operating expenses	82,818	103,963	121,893	140,115	138,464	68,371	59,698

Operating income	20,730	24,927	22,060	31,098	17,880	8,536	20,607

Gain on disposition of television stations	—	72,646	—	—	—	—	—

Valuation adjustments of goodwill and other assets	—	(2,074)	—	—	—	—	—

Appreciation (depreciation) in value of derivative, net	—	—	—	—	(1,581)	(961)	730

Miscellaneous income (expense), net	(31)	(242)	336	780	194	98	97

Income (loss) before interest expense, income taxes, extraordinary charge and cumulative effect of accounting change	20,699	95,257	22,396	31,878	16,493	7,673	21,434

Interest expense	21,861	25,454	31,021	39,957	35,783	18,167	16,866

Income (loss) before income taxes, extraordinary charge and cumulative effect of accounting change	(1,162)	69,803	(8,625)	(8,079)	(19,290)	(10,494)	4,568

Income tax expense (benefit)	240	28,144	(2,310)	(1,867)	(5,972)	(3,232)	1,616

Net income (loss) before extraordinary charge and cumulative effect of accounting change	(1,402)	41,659	(6,315)	(6,212)	(13,318)	(7,262)	2,952

Extraordinary charge on extinguishment of debt	—	—	—	—	—	—	(7,318)

Net income (loss) before cumulative effect of accounting change	(1,402)	41,659	(6,315)	(6,212)	(13,318)	(7,262)	(4,366)

Cumulative effect of accounting change, net	—	—	—	—	—	—	(30,592)

Net income (loss)	$(1,402)	$41,659	$(6,315)	$(6,212)	$(13,318)	$(7,262)	$(34,958)

Preferred dividends	1,410	1,318	1,010	1,012	616	308	803

Non-cash preferred dividends associated with preferred stock redemption	—	3,360	—	2,160	—	—	3,969

Net income (loss) available to common stockholders	$(2,812)	$36,981	$(7,325)	$(9,384)	$(13,934)	$(7,570)	$(39,730)

Six Months Ended
Year Ended December 31,	June 30,

1997(a)	1998(b)	1999(c)	2000	2001	2001	2002

(dollars in thousands except per share data)

Basic earnings per common share (d):

Net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$(0.24)	$3.10	$(0.57)	$(0.61)	$(0.89)	$(0.49)	$(0.12)

Extraordinary charge on extinguishment of debt, net	—	—	—	—	—	—	(0.47)

Cumulative effect of accounting change, net	—	—	—	—	—	—	(1.95)

Net income (loss) available to common stockholders	$(0.24)	$3.10	$(0.57)	$(0.61)	$(0.89)	$(0.49)	$(2.54)

Diluted earnings per common share (d):

Net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$(0.24)	$2.98	$(0.57)	$(0.61)	$(0.89)	$(0.49)	$(0.12)

Extraordinary charge on extinguishment of debt, net	—	—	—	—	—	—	(0.47)

Cumulative effect of accounting change, net	—	—	—	—	—	—	(1.95)

Net income (loss) available to common stockholders	$(0.24)	$2.98	$(0.57)	$(0.61)	$(0.89)	$(0.49)	$(2.54)

Other Data:

Media cash flow(e)	$38,061	$46,624	$50,944	$66,247	$53,074	$26,411	$30,520

Media cash flow margin(e)	36.8%	36.2%	35.4%	38.7%	33.9%	34.3%	38.0%

Operating cash flow(f)	$35,533	$43,561	$47,496	$62,653	$49,459	$24,582	$28,404

Operating cash flow margin(f)	34.3%	33.8%	33.0%	36.6%	31.6%	32.0%	35.4%

Cash flows provided by (used in):

Operating activities	$9,744	$20,074	$20,842	$22,765	$16,823	$8,268	$3,355

Investing activities	(57,498)	(55,299)	(126,780)	(8,276)	(186,165)	(2,679)	154,741

Financing activities	49,071	34,744	105,839	(14,061)	167,685	(6,109)	(143,184)

Capital expenditures	10,372	9,271	11,712	5,702	7,593	2,597	8,133

Cash dividends per common share (g)	0.05	0.06	0.08	0.08	0.08	0.04	0.04

Ratio of total debt to operating cash flow	6.4	x	6.2	x	8.0	x	6.0	x	8.0	x(h)	6.2x	(i)	7.1	x(i)

Ratio of operating cash flow to interest expense	1.6	1.7	1.5	1.6	1.4	1.5	(i)	1.6	(i)

Balance Sheet Data (at end of period):

Cash and cash equivalents	$2,367	$1,887	$1,787	$2,215	$169,115	(h	) $1,695	$15,470

Total intangible assets, net	263,425	376,015	526,434	511,616	497,311	504,458	457,633

Total assets	345,051	468,974	658,157	636,772	794,337	(h)	616,870	595,911

Long-term debt (including current portion)	227,076	270,655	381,702	374,887	551,444	(h)	368,557	378,878

Preferred stock	11,111	7,371	7,371	4,637	4,637	4,637	39,234

Total stockholders’ equity	92,295	126,703	168,188	155,961	142,196	148,765	98,288

(a)	Reflects the operating results of our acquisition of substantially all of the assets of WITN-TV and our acquisition of all of the outstanding common stock of GulfLink Communications, Inc. as of their respective acquisition dates, August 1, 1997 and April 24, 1997.

(b)	Reflects the operating results of our acquisition of all of the outstanding capital stock of Busse Broadcasting Corporation and our related acquisition of the assets of WEAU-TV in exchange for the assets of WALB-TV as of July 31, 1998, the closing date of the respective transactions. See Note B to our audited consolidated financial statements included elsewhere in this prospectus supplement.

(c)	Reflects the operating results of our acquisition of all of the outstanding capital stock of KWTX Broadcasting Company and Brazos Broadcasting Company, as well as the assets of KXII Broadcasters Ltd., completed on October 1, 1999, and our acquisition of substantially all of the assets of The Goshen News from News Printing Company, Inc. and its affiliates, completed on March 1, 1999, as of their respective acquisition dates. See Note B to our audited consolidated financial statements included elsewhere in this prospectus supplement.

(d)	On August 20, 1998, our board of directors declared a 50% stock dividend, payable on September 30, 1998, to stockholders of record of our Common Stock and class A common stock on September 16, 1998. This stock dividend effected a three-for-two stock split. All applicable share and per share data have been adjusted to give effect to the stock split.

(e)	Media cash flow is defined as operating income, plus depreciation and amortization (including amortization of program broadcast rights), non-cash compensation and corporate overhead, less payments for program broadcast obligations. Media cash flow margin is defined as media cash flow divided by revenues.

(f)	Operating cash flow is defined as media cash flow less corporate overhead. Operating cash flow margin is defined as operating cash flow divided by revenues.

We have included media cash flow, operating cash flow and certain related calculations because such data is commonly used as a measure of performance for media companies and is also used by investors to measure a company’s ability to service debt. Media cash flow, operating cash flow and certain related calculations are not, and should not, be used as an indicator or alternative to operating income, net income or cash flow as reflected in our consolidated financial statements. Media cash flow, operating cash flow and certain related calculations are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(g)	Cash dividends were $0.08 per common share for all five annual periods and $0.04 per common share for the six month periods; however, the amounts for 1997 and 1998 have been adjusted for the three-for-two stock split in 1998, which is discussed in Note (d) above.

(h)	On December 21, 2001, we deposited $168.6 million with the trustee of our 10 5/8% senior subordinated notes due 2006, which we refer to as the “10 5/8 notes” to redeem those notes, including payment of principal, the applicable premium costs and accrued interest through the redemption date of January 22, 2002. Total assets include the $168.6 million reflected as restricted cash for redemption of long-term debt and long-term debt(including current portion) includes the related $155.2 million of our 10 5/8% notes that were extinguished on January 22, 2002. The ratio of total debt to operating cash flow of 8.0x is calculated on a pro forma basis, which excludes the $155.2 million of our 10 5/8% notes.

(i)	Represents ratios for the 12 months ended June 30, 2002.

(j)	The following table presents the transitional disclosures regarding the adoption of SFAS 142:

						Six Months Ended
	Year Ended December 31,					June 30,

	1997(a)	1998(b)	1999(c)	2000	2001	2001	2000

	(dollars in thousands except per share data)

Reported net income (loss) before extraordinary charge and cumulative effect of accounting	$(1,402)	$41,659	$(6,315)	$(6,212)	$(13,318)	$(7,262)	$2,952

Add back: amortization of goodwill and intangible assets with indefinite lives, net of tax	4,175	5,697	8,499	11,022	11,033	5,516	—

Adjusted net income (loss) before extraordinary charge and cumulative effect of accounting change	$2,773	$47,356	$2,184	$4,810	$(2,285)	$(1,746)	$2,952

Basic earnings per common share(d):

Reported net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$(0.24)	$3.10	$(0.57)	$(0.61)	$(0.89)	$(0.49)	$(0.12)

Add back: amortization of goodwill and intangible assets with indefinite lives, net or tax	0.35	0.48	0.66	0.71	0.71	0.36	—

Adjusted net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$0.11	$3.58	$0.09	$0.10	$(0.18)	$(0.13)	$(0.12)

Diluted earnings per common share(d):

Adjusted net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$0.11	$3.44	$0.09	$0.10	$(0.18)	$(0.13)	$(0.12)

Summary Unaudited Pro Forma Financial Data

      The unaudited pro forma combined condensed statements of operations for the six months ended June 30, 2002 and June 30, 2001 reflect the transactions associated with this offering, the note offering and the merger as if they had been completed on January 1, 2001. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2001 reflects these transactions as if they had been completed on January 1, 2001. The June 30, 2002 unaudited pro forma combined condensed balance sheet reflects these transactions as if they had been completed on June 30, 2002. The unaudited pro forma financial statements are presented under “Unaudited Pro Forma Consolidated Financial Data” included elsewhere in this prospectus supplement.

      The unaudited pro forma financial data presented below is for illustrative purposes only and do not purport to be indicative of the operating results that would have actually occurred had this offering, the note offering and the acquisition of Stations been completed, nor do they purport to be indicative of future operating results. The unaudited pro forma financial data should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus supplement, and in conjunction with Stations’ consolidated financial statements and notes thereto included in the accompanying prospectus. See “Unaudited Pro Forma Consolidated Financial Data” included elsewhere in this prospectus supplement for further information about the compilation of the unaudited pro forma consolidated financial data.

	Pro Forma	Pro Forma Six
	Year Ended	Months Ended
	December 31,	June 30,

	2001	2001	2002

	(dollars in thousands except per share
	data)

Statements of Operations Data:
Revenues

Broadcast (less agency commissions)	$213,991	$104,603	$109,647

Publishing	41,189	19,927	21,216

Paging	8,725	4,405	4,083

Total revenues	263,905	128,935	134,946

Operating expenses

Broadcast, publishing and paging	168,032	83,729	83,091

Corporate and administrative	7,251	3,861	4,023

Depreciation and amortization	40,406	20,487	12,224

Total operating expenses	215,689	108,077	99,338

Operating income	48,216	20,858	35,608

Interest expense	53,433	27,063	25,762

Appreciation (depreciation) in value of derivative, net	(1,581)	(961)	730

Miscellaneous income, net	353	185	153

Income (loss) from continuing operations before provision for (benefit from) income taxes	(6,445)	(6,981)	10,729

Income tax expense (benefit)	(808)	(1,658)	3,922

Net income (loss) from continuing operations	(5,637)	(5,323)	6,807

Preferred dividends	3,200	1,600	1,600

Net income (loss) from continuing operations available to common stockholders	$(8,837)	$(6,923)	$5,207

Basic income (loss) per share from continuing operations available to common stockholders (a)	$(0.21)	$(0.16)	$0.12

Diluted income (loss) per share from continuing operations available to common stockholders (a)	$(0.21)	$(0.16)	$0.12

Other Data:

Media cash flow(b)	$97,008	$45,609	$51,897

Media cash flow margin(b)	36.8%	35.4%	38.5%

Operating cash flow(c)	$89,757	$41,748	$47,874

Operating cash flow margin(c)	34.0%	32.4%	35.5%

Capital expenditures	$21,283	$8,314	$12,776

Ratio of total debt, net of cash, to operating cash flow			6.29	x(d)

Ratio of operating cash flow to interest expense			1.84	(d)

Pro Forma
June 30, 2002

(dollars in thousands except per share data)

Balance Sheet Data (at end of period):

Cash and cash equivalents	$56,252

Total intangible assets, net	1,028,377

Total assets	1,285,855

Long-term debt (including current portion)	658,907

Preferred stock	39,234

Total stockholders’ equity	381,396

(a)	The following table presents the transitional disclosures regarding the adoption of SFAS 142:

	Pro Forma	Pro Forma Six
	Year Ended	Months Ended
	December 31,	June 30,

	2001	2001	2002

	(dollars in thousands except per share data)

Reported net income (loss) before extraordinary charge and cumulative effect of accounting change	$(5,637)	$(5,323)	$6,807

Add back: amortization of goodwill and intangible assets with indefinite lives, net of tax	11,033	5,516	—

Adjusted net income (loss) before extraordinary charge and cumulative effect of accounting change	$5,396	$193	$6,807

Basic earnings per common share:

Reported net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$(0.21)	$(0.16)	$0.12

Add back: amortization of goodwill and intangible assets with indefinite lives, net of tax	0.30	0.15	—

Adjusted net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$0.09	$(0.01)	$0.12

Diluted earnings per common share:

Adjusted net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$0.09	$(0.01)	$0.12

(b)	Media cash flow is defined as operating income, plus depreciation and amortization (including amortization of program broadcast rights), non-cash compensation and corporate overhead, less payments for program broadcast obligations. Media cash flow margin is defined as media cash flow divided by revenues.

(c)	Operating cash flow is defined as media cash flow less corporate overhead. Operating cash flow margin is defined as operating cash flow divided by revenues.

      We have included media cash flow, operating cash flow and certain related calculations because such data is commonly used as a measure of performance for media companies and is also used by investors to measure a company’s ability to service debt. Media cash flow, operating cash flow and certain related calculations are not, and should not, be used as an indicator or alternative to operating income, net income or cash flow as reflected in our consolidated financial statements. Media cash flow, operating cash flow and certain related calculations are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(d)	Represents ratios for the 12 months ended June 30, 2002.

USE OF PROCEEDS

      We estimate that the net proceeds of this offering will be $286.7 million, after deducting the underwriting discount and estimated offering expenses. We expect to use the net proceeds of this offering primarily to finance the merger. We intend to use any remaining proceeds for general corporate purposes, including capital expenditures, to meet working capital needs, to refinance our senior debt, to finance one or more other acquisitions, including the Reno acquisition, or all or a combination of the above.

DIVIDEND POLICY

      During the 2000 and 2001 fiscal years and the quarters ended March 31, 2002 and June 30, 2002 we paid a dividend of $0.02 each quarterly period. In addition, our ability to pay dividends is limited by the terms of our debt instruments. See “Description of Certain Indebtedness” in the accompanying prospectus. We anticipate that for the foreseeable future, we will continue to pay comparable cash dividends.

PRICE RANGE OF COMMON STOCK (GTN) AND CLASS A COMMON STOCK (GTN.A)

      Our Common Stock and class A common stock are listed and traded on the New York Stock Exchange, which we refer to as the NYSE, under the symbols “GTN” and “GTN.A,” respectively. The following table sets forth for the periods indicated the high and low sale prices of the Common Stock and class A common stock as reported by the NYSE.

			Class A
	Common Stock		Common Stock

	High	Low	High	Low

2000

First Quarter	$13.69	$10.75	$18.13	$11.75

Second Quarter	11.75	9.50	12.38	9.75

Third Quarter	11.13	9.50	11.50	9.94

Fourth Quarter	15.50	10.38	16.25	11.00
2001

First Quarter	$17.65	$14.50	$19.04	$15.63

Second Quarter	16.40	14.20	19.05	15.27

Third Quarter	15.45	13.10	18.79	15.20

Fourth Quarter	13.23	9.60	15.20	12.20
2002

First Quarter	$14.50	$10.24	$16.16	$12.95

Second Quarter	14.55	13.20	18.10	14.75

Third Quarter (through September 25, 2002)	13.35	9.95	18.15	13.00

      On September 25, 2002, the last reported sale prices of our Common Stock and our class A common stock as reported by the NYSE were $11.15 and $13.18, respectively. As of September 16, 2002, there were approximately 76 holders of record of the Common Stock and 165 holders of record of the class A common stock.

CAPITALIZATION

      The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2002

•	on an actual basis;

•	as adjusted to give effect to the issuance of the offered stock, the issuance, which we refer to as the “note offering,” of $100.0 million of 9 1/4% senior subordinated notes due 2011 and the new credit facility; and

•	pro forma as adjusted to give effect to the issuance of the offered stock, the note offering, the new credit facility and the merger.

      The information set forth below should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Data,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus supplement.

	As of June 30, 2002

			Pro Forma As
		As Adjusted for	Adjusted for
		this Offering, the	this Offering,
		Note Offering	the Note Offering,
		and the New	the New Credit
	Actual	Credit Facility	Facility and the Merger

	(dollars in thousands)

Cash and cash equivalents	$15,470	$569,323	$56,252

Long-term debt:

Senior Credit Facility(a)	$200,000	$375,000	$375,000

9 1/4% senior subordinated notes due 2011 net of unamortized issue discount of $1,370.	178,630	278,630	278,630

Other	248	248	5,277

	378,878	653,878	658,907

Less current portions	(202)	(202)	(2,181)

Total long-term debt	378,676	653,676	656,726

Series C Redeemable Convertible Preferred Stock	39,234	39,234	39,234

Stockholders’ Equity:

Class A Common Stock	20,173	20,173	20,173

Class A Common — Treasury Stock	(8,339)	(8,339)	(8,339)

Common Stock(b)	118,721	405,449	405,449

Accumulated Deficit	(32,268)	(32,268)	(35,887)

Total Stockholders’ Equity	98,287	385,015	381,396

Total Capitalization	$516,197	$1,077,925	$1,077,356

(a)	Amounts outstanding as of June 30, 2002 for actual and for as adjusted for this offering do not include a $12.5 million standby letter of credit which we have issued in connection with the merger with Stations. As of June 30, 2002 we had senior indebtedness of $200.0 million funded under our senior secured credit facility. We have unused availability of $37.5 million under our senior secured credit facility after giving effect to the $12.5 million undrawn letter of credit.

(b)	On September 16, 2002, our stockholders voted to change the name of our class B common stock offered pursuant to this prospectus supplement. The new name of our class B common stock is “Common Stock.”

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

      Set forth below is our consolidated financial and other data. The financial data for, and as of the end of, each of the years in the five-year period ended December 31, 2001 was derived from the audited consolidated financial statements included in our Annual Reports on Form 10-K and from other information in the Annual Reports. The financial data for, and as of the six month periods ended June 30, 2002 and 2001 was derived from our unaudited accounting records and have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all normal and recurring adjustments and accruals necessary for a fair presentation of such information. More comprehensive financial information is included in the Annual Reports and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002. The financial information that follows is qualified in its entirety by reference to, and should be read in conjunction with, the Annual Reports, the Quarterly Reports and all of the financial statements and related notes contained in the Annual Reports and the Quarterly Reports.

						Six Months Ended
	Year Ended December 31,					June 30,

	1997(a)	1998(b)	1999(c)	2000	2001	2001	2002

	(dollars in thousands except per share data)

Statements of Operations Data:
Revenues

Broadcast (less agency commissions)	$72,300	$91,007	$97,015	$120,640	$106,430	$52,575	$55,006

Publishing	24,536	29,330	37,808	41,499	41,189	19,927	21,216

Paging	6,712	8,553	9,130	9,074	8,725	4,405	4,083

Total revenues	103,548	128,890	143,953	171,213	156,344	76,907	80,305

Operating expenses

Broadcast, publishing and paging	65,771	82,783	93,994	105,314	104,025	50,846	50,149

Corporate and administrative	2,528	3,063	3,448	3,594	3,615	1,829	2,116

Depreciation and amortization	14,519	18,117	24,451	31,207	30,824	15,696	7,433

Total operating expenses	82,818	103,963	121,893	140,115	138,464	68,371	59,698

Operating income	20,730	24,927	22,060	31,098	17,880	8,536	20,607

Gain on disposition of television stations	—	72,646	—	—	—	—	—

Valuation adjustments of goodwill and other assets	—	(2,074)	—	—	—	—	—

Appreciation (depreciation) in value of derivative, net	—	—	—	—	(1,581)	(961)	730

Miscellaneous income (expense), net	(31)	(242)	336	780	194	98	97

Income (loss) before interest expense, income taxes, extraordinary charge and cumulative effect of accounting change	20,699	95,257	22,396	31,878	16,493	7,673	21,434

Interest expense	21,861	25,454	31,021	39,957	35,783	18,167	16,866

Income (loss) before income taxes, extraordinary charge and cumulative effect of accounting change	(1,162)	69,803	(8,625)	(8,079)	(19,290)	(10,494)	4,568

Income tax expense (benefit)	240	28,144	(2,310)	(1,867)	(5,972)	(3,232)	1,616

Net income (loss) before extraordinary charge and cumulative effect of accounting change	(1,402)	41,659	(6,315)	(6,212)	(13,318)	(7,262)	2,952

Extraordinary charge on extinguishment of debt	—	—	—	—	—	—	(7,318)

Net income (loss) before cumulative effect of accounting change	(1,402)	41,659	(6,315)	(6,212)	(13,318)	(7,262)	(4,366)

Cumulative effect of accounting change, net	—	—	—	—	—	—	(30,592)

Net income (loss)	(1,402)	41,659	(6,315)	(6,212)	(13,318)	(7,262)	(34,958)

Preferred dividends	1,410	1,318	1,010	1,012	616	308	803

Non-cash preferred dividends associated with preferred stock redemption	—	3,360	—	2,160	—	—	3,969

Net income (loss) available to common stockholders	$(2,812)	$36,981	$(7,325)	$(9,384)	$(13,934)	$(7,570)	$(39,730)

Six Months Ended
Year Ended December 31,	June 30,

1997(a)	1998(b)	1999(c)	2000	2001	2001	2002

(dollars in thousands except per share data)

Basic earnings per common share(d):

Net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$(0.24)	$3.10	$(0.57)	$(0.61)	$(0.89)	$(0.49)	$(0.12)

Extraordinary charge on extinguishment of debt, net	—	—	—	—	—	—	(0.47)

Cumulative effect of accounting change, net	—	—	—	—	—	—	(1.95)

Net income (loss) available to common stockholders	$(0.24)	$3.10	$(0.57)	$(0.61)	$(0.89)	$(0.49)	$(2.54)

Diluted earnings per common share(d):

Net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$(0.24)	$2.98	$(0.57)	$(0.61)	$(0.89)	$(0.49)	$(0.12)

Extraordinary charge on extinguishment of debt, net	—	—	—	—	—	—	(0.47)

Cumulative effect of accounting change, net	—	—	—	—	—	—	(1.95)

Net income (loss) available to common stockholders	$(0.24)	$2.98	$(0.57)	$(0.61)	$(0.89)	$(0.49)	$(2.54)

Other Data:

Media cash flow(e)	$38,061	$46,624	$50,944	$66,247	$53,074	$26,411	$30,520

Media cash flow margin(e)	36.8%	36.2%	35.4%	38.7%	33.9%	34.3%	38.0%

Operating cash flow(f)	$35,533	$43,561	$47,496	$62,653	$49,459	$24,582	$28,404

Operating cash flow margin(f)	34.3%	33.8%	33.0%	36.6%	31.6%	32.0%	35.4%

Cash flows provided by (used in):

Operating activities	$9,744	$20,074	$20,842	$22,765	$16,823	$8,268	$3,355

Investing activities	(57,498)	(55,299)	(126,780)	(8,276)	(186,165)	(2,679)	154,741

Financing activities	49,071	34,744	105,839	(14,061)	167,685	(6,109)	(143,184)

Capital expenditures	10,372	9,271	11,712	5,702	7,593	2,597	8,133

Cash dividends per common share(g)	0.05	0.06	0.08	0.08	0.08	0.04	0.04

Ratio of total debt to operating cash flow	6.4	x	6.2	x	8.0	x	6.0	x	8.0	x(h)	6.2	x(i)	7.1	x(i)

Ratio of operating cash flow to interest expense	1.6	1.7	1.5	1.6	1.4	1.5	(i)	1.6	(i)

Balance Sheet Data (at end of period):

Cash and cash equivalents	$2,367	$1,887	$1,787	$2,215	$169,115	(h)	$1,695	$15,470

Total intangible assets, net	263,425	376,015	526,434	511,616	497,311	504,458	457,633

Total assets	345,051	468,974	658,157	636,772	794,337	(h)	616,870	595,911

Long-term debt (including current portion)	227,076	270,655	381,702	374,887	551,444	(h)	368,557	378,878

Preferred stock	11,111	7,371	7,371	4,637	4,637	4,637	39,234

Total stockholders’ equity	92,295	126,703	168,188	155,961	142,196	148,765	98,288

(a)	Reflects the operating results of our acquisition of substantially all of the assets of WITN-TV and our acquisition of all of the outstanding common stock of GulfLink Communications, Inc. as of their respective acquisition dates, August 1, 1997 and April 24, 1997.

(b)	Reflects the operating results of our acquisition of all of the outstanding capital stock of Busse Broadcasting Corporation and our related acquisition of the assets of WEAU-TV in exchange for the assets of WALB-TV as of July 31, 1998, the closing date of the respective transactions. See Note B to our audited consolidated financial statements included elsewhere in this prospectus supplement.

(c)	Reflects the operating results of our acquisition of all of the outstanding capital stock of KWTX Broadcasting Company and Brazos Broadcasting Company, as well as the assets of KXII Broadcasters Ltd., completed on October 1, 1999, and our acquisition of substantially all of the assets of The Goshen News from News Printing Company, Inc. and its affiliates, completed on March 1, 1999, as of their respective acquisition dates. See Note B to our audited consolidated financial statements included elsewhere in this prospectus supplement.

(d)	On August 20, 1998, our board of directors declared a 50% stock dividend, payable on September 30, 1998, to stockholders of record of our Common Stock and class A common stock on September 16, 1998. This stock dividend effected a three-for-two stock split. All applicable share and per share data have been adjusted to give effect to the stock split.

(e)	Media cash flow is defined as operating income, plus depreciation and amortization (including amortization of program broadcast rights), non-cash compensation and corporate overhead, less payments for program broadcast obligations. Media cash flow margin is defined as media cash flow divided by revenues.

(f)	Operating cash flow is defined as media cash flow less corporate overhead. Operating cash flow margin is defined as operating cash flow divided by revenues.

We have included media cash flow, operating cash flow and certain related calculations because such data is commonly used as a measure of performance for media companies and is also used by investors to measure a company’s ability to service debt. Media cash flow, operating cash flow and certain related calculations are not, and should not, be used as an indicator or alternative to operating income, net income or cash flow as reflected in our consolidated financial statements. Media cash flow, operating cash flow and certain related calculations are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(g)	Cash dividends were $0.08 per common share for all five annual periods and $0.04 per common share for the six month periods; however, the amounts for 1997 and 1998 have been adjusted for the three-for-two stock split in 1998, which is discussed in Note (d) above.

(h)	On December 21, 2001, we deposited $168.6 million with the trustee of our 10 5/8% notes to redeem those notes, including payment of principal, the applicable premium costs and accrued interest through the redemption date of January 22, 2002. Total assets include the $168.6 million reflected as restricted cash for redemption of long-term debt and long-term debt(including current portion) includes the related $155.2 million of our 10 5/8% notes that were extinguished on January 22, 2002. The ratio of total debt to operating cash flow of 8.0x is calculated on a pro forma basis which excludes the $155.2 million of our 10 5/8% notes.

(i)	Represents ratios for the 12 months ended June 30, 2002.

(j)	The following table presents the transitional disclosures regarding the adoption of SFAS 142:

						Six Months Ended
	Year Ended December 31,					June 30,

	1997(a)	1998(b)	1999(c)	2000	2001	2001	2000

	(dollars in thousands except per share data)

Reported net income (loss) before extraordinary charge and cumulative effect of accounting	$(1,402)	$41,659	$(6,315)	$(6,212)	$(13,318)	$(7,262)	$2,952

Add back: amortization of goodwill and intangible assets with indefinite lives, net of tax	4,175	5,697	8,499	11,022	11,033	5,516	—

Adjusted net income (loss) before extraordinary charge and cumulative effect of accounting change	$2,773	$47,356	$2,184	$4,810	$(2,285)	$(1,746)	$2,952

Basic earnings per common share(d):

Reported net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$(0.24)	$3.10	$(0.57)	$(0.61)	$(0.89)	$(0.49)	$(0.12)

Add back: amortization of goodwill and intangible assets with indefinite lives, net or tax	0.35	0.48	0.66	0.71	0.71	0.36	—

Adjusted net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$0.11	$3.58	$0.09	$0.10	$(0.18)	$(0.13)	$(0.12)

Diluted earnings per common share(d):

Adjusted net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$0.11	$3.44	$0.09	$0.10	$(0.18)	$(0.13)	$(0.12)

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

      The unaudited pro forma financial data presented below is for illustrative purposes only and do not purport to be indicative of the operating results that would have actually occurred, nor do they purport to be indicative of future operating results. The unaudited pro forma financial data should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus supplement, and in conjunction with Stations’ consolidated financial statements and notes thereto included elsewhere in the accompanying prospectus.

      Stations’ historical consolidated financial statements reflect the nine designated television stations to be sold prior to our acquisition of Stations as discontinued operations. Accordingly, the operating results of those stations are excluded from continuing operations and the related assets and liabilities are segregated in the balance sheet. Those stations are:

WTRF — Wheeling, WV which was sold in April 2002
WYTV — Youngstown, OH
WHOI — Peoria-Bloomington, IL
KDLH — Duluth, MN – Superior, WI
KMIZ, K02NQ, K11TB — Columbia – Jefferson City, MO
KAUZ — Wichita Falls, TX – Lawton, OK
KHQA — Quincy, IL – Hannibal, MO – Keokuk, IA
KGWN, KSTF — Cheyenne, WY – Scottsbluff, NE
KGWC, KGWL, KGWR — Casper – Riverton, WY

      The unaudited pro forma combined condensed financial statements reflect the following transactions:

•	Our acquisition of Stations in a merger transaction for total estimated consideration of $517.8 million which includes a base price of $502.5 million, additional cash consideration of $9.3 million for certain estimated net working capital, as specified in the merger agreement, and related fees and expenses of $6.0 million.

•	Our financing the acquisition of Stations which includes (1) revising or replacing our senior credit facility to provide additional term loan borrowings of $175.0 million, (2) the issuance of $100.0 million of senior subordinated notes and (3) the sale of $306.6 million of our Common Stock for an estimated $11.15 per share, the closing price as of September 25, 2002. We may elect to offer, in whole or in part, other equity or equity-linked securities including preferred stock in place of offering our Common Stock. We may, depending on the relative conditions of the financial markets, increase or decrease our relative issuance of debt and equity securities to complete our financing of the merger.

•	The incurrence of an estimated $27.8 million in fees related to the financing transactions described above. The estimated costs include (1) revising our current senior credit facility and the issuance of additional senior subordinated notes for aggregate fees of $7.9 million and (2) the sale of additional shares of our Common Stock for a fee of $19.9 million. The estimated fees and expenses have been paid or are payable to various underwriters, advisors and professional service providers, including lawyers and accountants.

•	The issuance in April 2002 of $40.0 million liquidation value of the Series C with an 8% annual dividend rate. The pro forma adjustment for our issuance of the Series C is for the period from January 1, 2001 through April 22, 2002, the date of the issuance. Subsequent to this date, the effect of the Series C issuance on our financial statements is the actual impact on our results of operations, rather than a pro forma adjustment.

      The unaudited pro forma combined condensed statements of operations for the six months ended June 30, 2002 and June 30, 2001 reflect these transactions as if they had been completed on January 1,

2001. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2001 reflects these transactions as if they had been completed on January 1, 2001. The June 30, 2002 unaudited pro forma combined condensed balance sheet reflects these transactions as if they had been completed on June 30, 2002.

      The pro forma adjustments are based on the preliminary estimates of the number of shares of our Common Stock to be issued and their related value, indebtedness to be incurred and related financing terms, the amount of the specified net working capital and certain other payments as of the closing of the merger, and the transaction costs, all determined as of the closing of the merger. Accordingly, the actual amounts of these transactions are expected to differ from the pro forma financial statements.

Unaudited Pro Forma Combined Condensed Statement of Operations

For the Six Months Ended June 30, 2002

			Pro Forma
	Gray	Stations	Adjustments		Pro Forma

	(dollars in thousands except per share data)

Operating revenues:

Broadcasting (net of agency commissions)	$55,006	$54,641	$—		$109,647

Publishing	21,216	—	—		21,216

Paging	4,083	—	—		4,083

	80,305	54,641	—		134,946

Expenses:

Broadcasting	31,975	32,942	—		64,917

Publishing	15,420	—	—		15,420

Paging	2,754	—	—		2,754

Corporate and administrative	2,116	3,104	(1,197	)(a)	4,023

Depreciation and amortization	7,433	12,353	(7,562	)(b)	12,224

	59,698	48,399	(8,759)		99,338

Operating income	20,607	6,242	8,759		35,608

Other (income) expense:

Interest expense	16,866	21,167	(12,271	)(c)(d)	25,762

Miscellaneous income, net	(97)	(56)	—		(153)

Appreciation in value of derivatives, net	(730)	—	—		(730)

Reorganization fees and expenses	—	1,091	(1,091	)(a)	—

Total other (income) expense, net	16,039	22,202	(13,362)		24,879

Income (loss) from continuing operations before provision for (benefit from) income taxes	4,568	(15,960)	22,121		10,729

Provision for (benefit from) income taxes	1,616	(6,100)	8,406	(e)	3,922

Income (loss) from continuing operations	2,952	(9,860)	13,715		6,807

Preferred dividends	803	16,020	(15,223	)(f)(g)	1,600

Non-cash preferred dividends associated with redemption of preferred stock	3,969	$—	$(3,969	)(f)	—

Income (loss) from continuing operations available to common stockholders	$(1,820)				$5,207

Basic and diluted earnings (loss) per common share:

Weighted average outstanding common shares:

Basic	15,662				43,162	(h)

Diluted	15,662				43,538	(h)

Basic earnings (loss) per share from continuing operations available to common stockholders	$(0.12)				$0.12

Diluted earnings (loss) per share from continuing operations available to common stockholders	$(0.12)				$0.12

(a)	Reflects the elimination of certain historical expenses of Stations that we will not, or do not expect to, incur subsequent to the acquisition including compensation paid to certain persons who will resign concurrent with the closing of the merger, certain professional fees and other overhead costs.

(b)	Reflects adjustment to the depreciation and amortization charges to reflect the allocation of the total consideration paid by us among the assets acquired and the liabilities assumed. The adjustment is primarily the result of eliminating Stations’ amortization of amounts assigned to FCC licenses and other indefinite lived intangible assets as these assets are no longer amortized. Of our consideration estimated to be paid, $7.6 million was assigned to network affiliation agreements, which are amortized over their remaining estimated lives.

(c)	Reflects the elimination of certain historical interest expense of Stations reflecting the repayment, in full, of certain senior and subordinated debt as part of Stations’ plan of reorganization.

(d)	Reflects adjustments to include (1) interest charges of $4.6 million on the estimated $175.0 million of newly issued senior debt with an assumed effective interest rate of 5.25%, (2) interest charges of $4.6 million on the estimated $100 million of newly issued senior subordinated indebtedness with an assumed effective interest rate of 9.25%, (3) amortization of $0.5 million of the estimated $7.9 million aggregate of deferred financing charges incurred with the revised or newly issued senior credit facility with an estimated average life to maturity of 8.25 years and the offering of the senior subordinated notes with an estimated average life to maturity of 9.2 years and (4) the elimination of $0.4 million of historical amortization expense for deferred financing charges associated with our prior senior credit facility. Also reflects recognition of interest income of $0.6 million from $56.3 million of excess cash at an interest rate of 2.0%.

(e)	Reflects the provision for (benefit from) income taxes using an effective income tax rate of 38%.

(f)	Preferred dividends have been adjusted to reflect our issuance of $40.0 million liquidation value Series C with an annual dividend rate of 8%. The pro forma adjustment for our issuance of the Series C is for the period from January 1, 2001 through April 22, 2002, the date of the issuance. Subsequent to this date, the effect of the Series C issuance on our financial statements is the actual impact on our results of operations, rather than a pro forma adjustment.

(g)	Reflects elimination of historical preferred dividends of Stations as such preferred stock is extinguished in the merger.

(h)	Reflects our assumed issuance of an additional 27,500,000 shares of our Common Stock at an assumed price of $11.15 per share, the closing price as of September 25, 2002. We may elect to offer, in whole or in part, other equity or equity-linked securities including preferred stock in place of offering our Common Stock. We may, depending on the relative conditions of the financial markets, increase or decrease our relative issuance of debt and equity securities to complete our financing of the merger. Diluted average outstanding common shares include 376,762 common shares related to employee stock-based compensation plans and warrants that could potentially dilute basic earnings per share in the future.

Unaudited Pro Forma Combined Condensed Statement of Operations

For the Six Months Ended June 30, 2001

			Pro Forma
	Gray	Stations	Adjustments		Pro Forma

	(dollars in thousands except per share data)

Operating revenues:

Broadcasting (net of agency commissions)	$52,575	$52,028	$—		$104,603

Publishing	19,927	—	—		19,927

Paging	4,405	—	—		4,405

	76,907	52,028	—		128,935

Expenses:

Broadcasting	32,375	32,883	—		65,258

Publishing	15,659	—	—		15,659

Paging	2,812	—	—		2,812

Corporate and administrative	1,829	3,123	(1,091	)(a)	3,861

Depreciation and amortization	15,696	10,933	(6,142	)(b)	20,487

	68,371	46,939	(7,233)		108,077

Operating income	8,536	5,089	7,233		20,858

Other (income) expense:

Interest expense	18,167	20,576	(11,680	)(c)(d)	27,063

Miscellaneous income, net	(98)	(87)	—		(185)

Depreciation in value of derivatives, net	961	—	—		961

Total other (income) expense, net	19,030	20,489	(11,680)		27,839

Income (loss) from continuing operations before provision for (benefit from) income taxes	(10,494)	(15,400)	18,913		(6,981)

Provision for (benefit from) income taxes	(3,232)	(5,613)	7,187	(e)	(1,658)

Income (loss) from continuing operations	(7,262)	(9,787)	11,726		(5,323)

Preferred dividends	308	$15,102	$(13,810	)(f)(g)	1,600

Loss from continuing operations available to common stockholders	$(7,570)				$(6,923)

Basic and diluted loss per common share:

Weighted average outstanding common shares:

Basic and diluted	15,587				43,087	(h)

Basic and diluted loss per share from continuing operations available to common stockholders	$(0.49)				$(0.16	)(i)

(a)	Reflects the elimination of certain historical expenses of Stations that we will not, or do not expect to, incur subsequent to the acquisition including compensation paid to certain persons who will resign concurrent with the closing of the merger, certain professional fees and other overhead costs.

(b)	Reflects adjustment to the depreciation and amortization charges to reflect the allocation of the total consideration paid by us among the assets acquired and the liabilities assumed. The adjustment is primarily the result of eliminating Stations’ amortization of amounts assigned to FCC licenses and other indefinite lived intangible assets as these assets are no longer amortized. Of our consideration estimated to be paid, $7.6 million was assigned to network affiliation agreements, which are amortized over their remaining estimated lives.

(c)	Reflects the elimination of certain historical interest expense of Stations reflecting the repayment, in full, of certain senior and subordinated debt as part of Stations’ plan of reorganization.

(d)	Reflects adjustments to include (1) interest charges of $4.6 million on the estimated $175.0 million of newly issued senior debt with an assumed effective interest rate of 5.25%, (2) interest charges of $4.6 million on the estimated $100 million of newly issued senior subordinated indebtedness with an assumed effective interest rate of 9.25%, (3) amortization of $0.5 million of the estimated $7.9 million aggregate of deferred financing charges incurred with the revised or newly issued senior credit facility with an estimated average life to maturity of 8.25 years and the offering of the senior subordinated notes with an estimated average life to maturity of 9.2 years and (4) the elimination of $0.4 million of historical amortization expense for deferred financing charges associated with our prior senior credit facility. Also reflects recognition of interest income of $0.6 million from $56.3 million of excess cash at an interest rate of 2.0%.

(e)	Reflects the provision for (benefit from) income taxes using an effective income tax rate of 38%.

(f)	Preferred dividends have been adjusted to reflect our issuance of $40.0 million liquidation value Series C with an annual dividend rate of 8%.

(g)	Reflects elimination of historical preferred dividends of Stations as such preferred stock is extinguished in the merger.

(h)	Reflects our assumed issuance of an additional 27,500,000 shares of our Common Stock at an assumed price of $11.15 per share, the closing price as of September 25, 2002. We may elect to offer, in whole or in part, other equity or equity-linked securities including preferred stock in place of offering our Common Stock. We may, depending on the relative conditions of the financial markets, increase or decrease our relative issuance of debt and equity securities to complete our financing of the merger.

(i)	The following table presents the transitional disclosures regarding the adoption of SFAS No. 142:

Pro Forma
Six Months Ended
June 30, 2001

(dollars in thousands
except per share data)

Reported net income (loss) before extraordinary charge and cumulative effect of accounting change	$(5,323)

Add back: amortization of goodwill and intangible assets with indefinite lives, net of tax	5,516

Adjusted net income (loss) before extraordinary charge and cumulative effect of accounting change	$193

Basic earnings per common share:

Reported net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$(0.16)

Add back: amortization of goodwill and intangible assets with indefinite lives, net of tax	0.15

Adjusted net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$(0.01)

Diluted earnings per common share:

Adjusted net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$(0.01)

Unaudited Pro Forma Combined Condensed Statement of Operations

For the Year Ended December 31, 2001

			Pro Forma
	Gray	Stations	Adjustments		Pro Forma

	(dollars in thousands except per share data)

Operating revenues:

Broadcasting (less agency commissions)	$106,430	$107,561	$—		$213,991

Publishing	41,189	—	—		41,189

Paging	8,725	—	—		8,725

	156,344	107,561	—		263,905

Expenses:

Broadcasting	66,233	64,007	—		130,240

Publishing	31,915	—	—		31,915

Paging	5,877	—	—		5,877

Corporate and administrative	3,615	5,946	(2,310	)(a)	7,251

Depreciation and amortization	30,824	21,901	(12,319	)(b)	40,406

	138,464	91,854	(14,629)		215,689

Operating income	17,880	15,707	14,629		48,216

Other (income) expense:

Interest expense	35,783	43,361	(25,711	)(c)(d)	53,433

Depreciation in value of derivatives, net	1,581	—	—		1,581

Miscellaneous income, net	(194)	(159)	—		(353)

Total other (income) expense, net	37,170	43,202	(25,711)		54,661

Income (loss) from continuing operations before provision for (benefit from) income taxes	(19,290)	(27,495)	40,340		(6,445)

Provision for (benefit from) income taxes	(5,972)	(10,165)	15,329	(e)	(808)

Income (loss) from continuing operations	(13,318)	(17,330)	25,011		(5,637)

Preferred dividends	616	$31,186	$(28,602	)(f)(g)	3,200

Loss from continuing operations available to common stockholders	$(13,934)				$(8,837)

Basic and diluted loss per common share:

Weighted average outstanding common shares:

Basic and diluted	15,605				43,105	(h)

Basic and diluted loss per share from continuing operations available to common stockholders	$(0.89)				$(0.21	)(i)

(a)	Reflects the elimination of certain historical expenses of Stations that we will not, or do not expect to, incur subsequent to the acquisition including compensation paid to certain persons who will resign concurrent with the closing of the merger, certain professional fees and other overhead costs.

(b)	Includes adjustment to the depreciation and amortization charges to reflect the allocation of the total consideration estimated to be paid by us among the assets acquired and the liabilities assumed. However, the adjustment is primarily the result of eliminating Stations’ amortization of FCC licenses and goodwill, which are no longer amortized on acquisitions occurring after July 1, 2001.

(c)	Reflects the elimination of certain historical interest expense of Stations reflecting the repayment, in full, of certain senior and subordinated debt as part of Stations’ plan of reorganization.

(d)	Reflects adjustments to include (1) interest charges of $9.2 million on the estimated $175.0 million of newly issued senior debt with an assumed effective interest rate of 5.25%, (2) interest charges of $9.2 million on the estimated $100.0 million of newly issued senior subordinated indebtedness with an assumed effective interest rate of 9.25%, (3) amortization of $0.9 million of the estimated $7.9 million aggregate of deferred financing charges incurred with the revised or newly issued senior credit facility with an estimated average life to maturity of 8.25 years and the offering of the senior subordinated notes with an estimated average life to maturity of 9.2 years and (4) the elimination of $0.9 million of the historical amortization expense for deferred financing charges associated with our prior senior credit facility. Also reflects recognition of interest income of $1.1 million from $56.3 million of excess cash at an interest rate of 2.0%.

(e)	Reflects the provision for (benefit from) income taxes using an effective income tax rate of 38%.

(f)	Preferred dividends have been adjusted to reflect our issuance of $40.0 million liquidation value Series C with an annual dividend rate of 8%.

(g)	Reflects elimination of historical preferred dividends of Stations as such preferred stock is extinguished in the merger.

(h)	Reflects our assumed issuance of an additional 27,500,000 shares of our Common Stock at an assumed price of $11.15 per share, the closing price as of September 25, 2002. We may elect to offer, in whole or in part, other equity or equity-linked securities including preferred stock in place of offering our Common Stock. We may, depending on the relative conditions of the financial markets, increase or decrease our relative issuance of debt and equity securities to complete our financing of the merger.

(i)	The following table presents the transitional disclosures regarding the adoption of SFAS No. 142:

Pro Forma
Year Ended
December 31, 2001

(dollars in thousands
except per share data)

Reported net income (loss) before extraordinary charge and cumulative effect of accounting change	$(5,637)

Add back: amortization of goodwill and intangible assets with indefinite lives, net of tax	11,033

Adjusted net income (loss) before extraordinary charge and cumulative effect of accounting change	$5,396

Basic earnings per common share:

Reported net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$(0.21)

Add back: amortization of goodwill and intangible assets with indefinite lives, net of tax	0.30

Adjusted net income before extraordinary charge and cumulative effect of accounting change available to common stockholders	$0.09

Diluted earnings per common share:

Adjusted net income before extraordinary charge and cumulative effect of accounting change available to common stockholders	$0.09

Unaudited Pro Forma Combined Condensed Balance Sheet

as of June 30, 2002

			Pro Forma
	Gray	Stations	Adjustments		Pro Forma

	(dollars in thousands except per share data)

Assets

Current assets:

Cash and cash equivalents	$15,470	$4,771	$36,011	(a)	$56,252

Trade accounts receivable, less allowance for doubtful accounts	26,338	23,088	(1,650	)(b)	47,776

Recoverable income taxes	849	—	—		849

Inventories	959	—	—		959
Current portion of program broadcast rights,

Net	1,729	1,260	—		2,989

Other current assets	1,175	2,896	—		4,071

Assets of stations held for sale	—	33,351	(33,351	)(c)	—

Total current assets	46,520	65,366	1,010		112,896

Property and equipment, net	60,647	48,579	—		109,226

Deferred loan costs, net	11,050	3,534	(1,088	)(b)(d)	13,496

FCC licenses and network affiliation agreements	403,794	210,370	242,244	(b)	856,408

Goodwill	53,151	78,099	37,031	(b)	168,281

Consulting, noncompete and other definite lived intangible assets	688	—	3,000	(b)	3,688

Other	20,061	1,799	—		21,860

Total assets	$595,911	$407,747	$282,197		$1,285,855

Current liabilities:

Trade accounts payable and accrued expenses	$12,202	$17,625	$(9,957	)(e)	$19,870

Accrued interest	3,585	—	—		3,585

Current portion of program broadcast obligations	1,532	3,471	—		5,003

Deferred revenue	3,185	265	—		3,450

Unrealized loss on derivatives	851	—	—		851

Current portion of long-term debt	202	1,979	—		2,181

Liabilities of stations held for sale	—	6,365	(6,365	)(c)	—

Total current liabilities	21,557	29,705	(16,322)		34,940

Long-term debt, less current portion	378,676	3,050	275,000	(d)	656,726

Program broadcast obligations, less current portion	550	1,120	—		1,670

Supplemental employee benefits	449	—	—		449

Deferred income taxes	55,543	28,041	85,741	(b)(d)	169,325

Other	1,615	500	—		2,115

Liabilities subject to compromise	—	425,039	(425,039	)(e)	—

Total liabilities	458,390	487,455	(80,620)		865,225

Senior exchangeable preferred stock	—	166,604	(166,604	)(f)	—

Seller junior discount preferred stock	—	86,166	(86,166	)(f)	—

Series C preferred stock, redeemable, exchangeable, 4,000 shares, liquidation value $10,000 per share	39,234	—	—		39,234

Total preferred stock	39,234	252,770	(252,770)		39,234

Stockholders’ equity

Class A common stock	20,173	—	—		20,173

Common Stock	118,721	74	286,654	(f)(g)	405,449

Additional paid-in capital	—	(68,585)	68,585	(f)	—

Retained earnings (accumulated deficit)	(32,268)	(263,516)	259,897	(d)(f)	(35,887)

Stockholder’s note receivable	—	(451)	451	(f)	—

	106,626	(332,478)	615,587		389,735

Treasury stock at cost, class A common	(8,339)	—	—		(8,339)

Total stockholders’ equity	98,287	(332,478)	615,587		381,396

Total liabilities and stockholders’ equity	$595,911	$407,747	$282,197		$1,285,855

(a)	Assumes excess cash on hand upon concluding the merger is retained for general corporate purposes, including capital expenditures, to meet working capital needs, to refinance our senior debt, to finance one or more other acquisitions, including the Reno acquisition, or all or a combination of the above.

(b)	Reflects the acquisition of Stations for total estimated consideration of $517.8 million which includes a base price of $502.5 million, additional cash consideration of $9.3 million for certain estimated net working capital, as specified in the merger agreement, fees and expenses of $6.0 million and the allocation of the estimated consideration among the assets acquired and the liabilities assumed as of June 30, 2002. The allocation of the consideration paid is as follows:

		Disposition of
		Designated Stations
		and Accrued Interest		Opening
		on Liabilities Subject	Fair Value	Balance
Description	SHC	to Compromise	Adjustments	Sheet

	(dollars in thousands except per share data)

Cash	$4,771			$4,771

Accounts receivable	23,088		$(1,650)	21,438

Assets of stations held for sale	33,351	$(33,351)		—

Current portion of program broadcast rights	1,260			1,260

Other current assets	2,896			2,896

Property and equipment	48,579			48,579

Other long term assets	1,799			1,799

Deferred loan costs	3,534		(3,126)	408

FCC licenses, network affiliation agreements and other indefinite lived intangible assets	210,370		242,244	452,614

Consulting, noncompete and other definite lived intangible assets	—		3,000	3,000

Goodwill	78,099		37,031	115,130

Trade payables and accrued expenses	(17,625)	9,957		(7,668)

Current portion of notes payable	(1,979)			(1,979)

Current portion of program broadcast obligations	(3,471)			(3,471)

Liabilities of stations held for sale	(6,365)	6,365		—

Deferred revenue	(265)			(265)

Deferred tax liabilities	(28,041)	3,684	(91,643)	(116,000)

Long term portion of program broadcast obligations	(1,120)			(1,120)

Long term portion of notes payable	(3,050)			(3,050)

Other long term liabilities	(500)			(500)

Total purchase price including expenses	$345,331	$(13,345)	$185,856	$517,842

      The allocation of the consideration to the assets and liabilities of Stations acquired by us will remain preliminary until we have finalized our assessment of these assets and liabilities following the acquisition. Such assessment will be based in part upon third party evaluations, which we will not receive until after the acquisition is completed.

(c)	Reflects the elimination of assets sold or to be sold and the liabilities assumed, or to be assumed, for the nine television stations, which have been or will be sold by Stations prior to our merger.

(d)	Reflects (1) our issuance of an estimated $175.0 million of senior debt with a variable interest rate based on LIBOR plus a premium which we have assumed to be 3.00% and we have further assumed for the pro forma adjustments that the effective interest rate on this debt is 5.25% and that it will have an assumed average life to maturity of 8.25 years, (2) our offering of $100 million of senior subordinated indebtedness with an assumed effective interest rate of 9.25% and an assumed average life to maturity of 9.2 years, (3) our incurring $7.9 million of deferred financing fees in connection with revising or replacing our senior credit facility and our offering of senior subordinated notes and (4) the elimination of our historical deferred financing charges of $5.8 million associated with our prior senior credit facility net of an income tax benefit assuming an effective tax rate of 38%.

(e)	Reflects the elimination of certain senior and subordinated debt and related accrued interest of Stations reflecting the repayment, in full, of such debt as part of Stations’ plan of reorganization. The cash used to make such debt repayments is a portion of the cash provided from our proposed issuance of senior debt, subordinated debt and Common Stock as discussed below.

(f)	Reflects the elimination of the historical stockholders’ equity of Stations including all preferred stock, common stock, additional paid-in capital and accumulated deficits.

(g)	Reflects our assumed issuance of an additional 27,500,000 shares of our Common Stock at an assumed price of $11.15 per share, the closing price as of September 25, 2002, net of assumed issuance costs of $19.9 million. We may elect to offer, in whole or in part, other equity or equity-linked securities including preferred stock in place of offering our Common Stock. We may, depending on the relative conditions of the financial markets, increase or decrease our relative issuance of debt and equity securities to complete our financing of the merger.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Introduction

      The following analysis of our financial condition and results of operations of Gray Television, Inc. (formerly known as Gray Communications Systems, Inc.) should be read in conjunction with our financial statements included elsewhere in this prospectus supplement and in the other documents incorporated herein by reference.

      As discussed below, we have acquired several television stations, a newspaper and an equity investment in Tarzian since January 1, 1999. Most of the acquisitions have been accounted for under the purchase method of accounting. Under the purchase method of accounting, the results of operations of the acquired businesses are included in the accompanying consolidated financial statements as of their respective acquisition dates. The assets and liabilities of acquired businesses are included based on an allocation of the purchase price. The equity investment in Tarzian is accounted for under the cost method of accounting.

      On October 1, 1999, we completed our acquisition of all the outstanding capital stock of KWTX Broadcasting Company and Brazos Broadcasting Company, as well as the assets of KXII Broadcasters Ltd. We acquired the capital stock of KWTX Broadcasting Company and Brazos Broadcasting Company in merger transactions with the shareholders of KWTX Broadcasting Company and Brazos Broadcasting Company receiving a combination of cash and our Common Stock for their shares. We acquired the assets of KXII Broadcasters Ltd. in an all cash transaction. These transactions are referred to herein as the “Texas Acquisitions.”

      On March 1, 1999, we acquired substantially all of the assets of The Goshen News from News Printing Company, Inc. and affiliates thereof, which we refer to as the “Goshen Acquisition.”

      See Note B of the Notes to our audited consolidated financial statements included elsewhere in this prospectus supplement for more information concerning our Texas Acquisitions, our Goshen Acquisition and our equity investment in Tarzian.

      On June 4, 2002, we executed a merger agreement with Stations, the parent company of Benedek. We plan to acquire 15 television stations from Stations. Stations is required under the merger agreement to sell its additional nine designated television stations to third parties prior to the merger. In consideration for Stations, we will pay an estimated consideration of $502.5 million, a substantial portion of which will be used to satisfy, in full, certain outstanding indebtedness of Stations. We expect the merger, if it closes, to be completed during the fourth quarter of 2002.

For the Six Months Ended June 30, 2002

Cyclicality

      Broadcast advertising revenues are generally highest in the second and fourth quarters each year, due in part to increases in consumer advertising in the spring and retail advertising in the period leading up to and including the holiday season. In addition, broadcast advertising revenues are generally higher during even numbered election years due to spending by political candidates and other political advocacy groups, which spending typically is heaviest during the fourth quarter.

Broadcasting, Publishing and Paging Revenues

      Set forth below are the principal types of revenues earned by our broadcasting, publishing and paging operations for the periods indicated and the percentage contribution of each to our total revenues:

	Six Months Ended June 30,

	2002		2001

	Amount	%	Amount	%

	(dollars in thousands)

Broadcasting net revenues:

Local	$31,913	39.8%	$30,801	40.0%

National	16,013	19.9	15,125	19.7

Network compensation	2,612	3.3	3,505	4.6

Political	2,189	2.7	127	0.2

Production and other	2,279	2.8	3,017	3.3

	$55,006	68.5%	$52,575	68.4%

Publishing net revenues:

Retail	$10,402	13.0%	$9,486	12.3%

Classified	6,295	7.8	6,171	8.0

Circulation	4,032	5.0	3,747	4.9

Other	487	0.6	523	0.7

	$21,216	26.4%	$19,927	25.9%

Paging net revenues:

Paging lease, sales and service	$4,083	5.1%	$4,405	5.7%

Total	$80,305	100.0%	$76,907	100.0%

Six Months Ended June 30, 2002 Compared to Six Months Ended June 30, 2001

      Revenues. Total revenues for the six months ended June 30, 2002 increased approximately 4% to $80.3 million as compared to the same period of the prior year.

•	Broadcasting revenues increased approximately 5% to $55.0 million. This increase in broadcasting revenues reflects the cyclical increase in political revenue. In the first half of 2002, we had revenues from political advertising of $2.2 million compared to $127,000 during the first half of 2001. Local and national advertising revenue, excluding political revenues, increased approximately 4% and 6%, respectively. These increases in advertising revenues are due in part to an improving economy. The increases in broadcasting revenue were partially offset by a decrease in network compensation and production and other revenue. The decrease in network compensation reflects the ongoing phase out of network compensation at certain of our television stations. Production and other revenue decreased due in part to a decrease in revenues from our satellite uplink business.

•	Publishing revenues increased approximately 7% to $21.2 million. This increase was due to increases in retail advertising, classified advertising and circulation revenue. Retail advertising revenue and classified advertising revenue increased approximately 10% and 2%, respectively. The increases in retail and classified advertising were due largely to systematic account development, rate increases and an improved economy. Circulation revenue increased approximately 8% due primarily to subscription price increases.

•	Paging revenues decreased approximately 7% to $4.1 million. The decrease was due primarily to price competition and a reduction of units in service. We had approximately 69,000 pagers and 87,000 pagers in service at June 30, 2002 and 2001, respectively.

      Operating expenses. Operating expenses for the six months ended June 30, 2002 decreased approximately 13% from the same period of the prior year to $59.7 million due primarily to a decrease in broadcasting expense, publishing expense, amortization of intangibles and depreciation expense partially offset by increased corporate expenses.

•	Broadcasting expenses decreased approximately 1% to $32.0 million. This decrease resulted primarily from lower employee compensation costs.

•	Publishing expenses decreased approximately 2% to $15.4 million. The decrease was due primarily to decreased newsprint expense partially offset by increased publishing payroll-related costs. The lower newsprint expense resulted from a decline in newsprint prices.

•	Paging expenses remained constant with that of the prior year at $2.8 million.

•	Corporate and administrative expenses increased approximately 16% to $2.1 million due to higher payroll-related costs.

•	Depreciation of property and equipment and amortization of intangible assets was $7.4 million for the six months ended June 30, 2002, as compared to $15.7 million for the same period of the prior year, a decrease of $8.3 million, or approximately 53%. Depreciation of property and equipment decreased $1.3 million or approximately 16% from the same period of the prior year. This decrease can be attributed to certain assets becoming fully depreciated in the fourth quarter of 2001. Effective January 1, 2002, we implemented the Statement of Financial Accounting Standards No. 141, “Business Combinations,” which we refer to as “SFAS 141,” and No. 142, “Goodwill and Other Intangible Assets,” which we refer to as “SFAS 142.” Under these new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with these standards. In accordance with these standards, amortization of intangibles decreased $6.9 million or approximately 97% from the same period of the prior year. Amortization expense of $6.9 million was recorded in the six months ended June 30, 2001 for goodwill and other intangibles that were no longer being amortized in the six months ended June 30, 2002.

      Appreciation (depreciation) in value of derivatives, net. We record changes in market value of the interest rate swap agreement as income or expense. Accordingly, we recognized income associated with the derivative of $729,645 in the six months ended June 30, 2002 and recognized depreciation expense associated with the derivative of $960,724 for the six months ended June 30, 2001. In the prior year, depreciation was experienced primarily due to decreasing market interest rates. In the current year, market interest rates have remained low; however as interest payments on the swap agreement are made the remaining estimated liability has decreased.

      Interest expense. Interest expense decreased $1.3 million, or 7.2%, to $16.9 million for the six months ended June 30, 2002 from $18.2 million for the six months ended June 30, 2001. This decrease was due to lower interest rates.

      Income tax expense (benefit). An income tax expense of $1.6 million was recorded for the six months ended June 30, 2002 as compared to an income tax benefit of $3.2 million for the six months ended June 30, 2001. The recording of the expense in the current year as compared to the benefit in the prior year was attributable to having income in the current period as compared to a loss in the prior period.

      Extraordinary charge on extinguishment of debt, net of income tax benefit. On December 21, 2001, we completed our sale of $180.0 million aggregate principal amount of our 9 1/4% Senior Subordinated Notes due 2011, which we refer to as the “2001 notes.” On this same date, we instructed the trustee for our 10 5/8% notes to commence the redemption in full of the 10 5/8% notes. The net proceeds from the sale of the 2001 notes was used for the redemption of the 10 5/8% notes. The redemption was completed on January 22, 2002 and all obligations associated with the 10 5/8% notes were extinguished on that date. We recorded an extraordinary charge of $11.3 million ($7.3 million after income tax) in the quarter ended March 31, 2002 in connection with this early extinguishment of debt.

      Cumulative effect of accounting change, net of income tax benefit. On January 1, 2002, we adopted SFAS 142, which requires companies to stop amortizing goodwill and certain intangible assets with an indefinite useful life. Instead, SFAS 142 requires that goodwill and intangible assets deemed to have an indefinite useful life be reviewed for impairment upon adoption of SFAS 142 and annually thereafter. Under SFAS 142, goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. As of January 1, 2002, we performed the first of the required impairment tests of goodwill and indefinite lived intangible assets. As a result of the required impairment test, in the quarter ended March 31, 2002, we recognized a non-cash impairment of goodwill and other intangible assets of $39.5 million ($30.6 million net of income taxes). Such charge is reflected as a cumulative effect of an accounting change in the accompanying condensed consolidated statement of operations. In calculating the impairment charge, the fair value of the reporting units underlying the segments were estimated using a discounted cash flow methodology.

      Preferred dividends and non-cash preferred dividends associated with exchange of preferred stock. On April 22, 2002, we issued $40.0 million (4,000 shares) of a redeemable and convertible preferred stock to a group of private investors. As part of the transaction, holders of our series A and series B preferred stock exchanged all of the outstanding shares of each respective series, an aggregate fair value of $8.6 million, for an equal number of shares of the Series C. In connection with such exchange, we recorded a non-cash constructive dividend of $4.0 million during the six months ended June 30, 2002. Preferred dividends increased to $803,362 for the six months ended June 30, 2002 as compared to $308,174 for the six months ended June 30, 2001. The increase was due to the additional outstanding preferred stock in the current year.

      Net loss available to common stockholders. Net loss available to our common stockholders for the six months ended June 30, 2002 and June 30, 2001 was $39.7 million and $7.6 million, respectively.

For the Year Ended December 31, 2001

General

      We derive our revenues from our television broadcasting, publishing and paging operations. The operating revenues of our television stations are derived from broadcast advertising revenues and, to a much lesser extent, from compensation paid by the networks to the stations for broadcasting network programming. The operating revenues of our publishing operations are derived from advertising, circulation and classified revenue. Paging revenue is derived primarily from the leasing and sale of pagers. Certain information concerning the relative contributions of our television broadcasting, publishing and paging operations is provided in Note I of the Notes to the audited consolidated financial statements for the year ended December 31, 2001, included elsewhere in this prospectus supplement.

      In our broadcasting operations, broadcast advertising is sold for placement either preceding or following a television station’s network programming and within local and syndicated programming. Broadcast advertising is sold in time increments and is priced primarily on the basis of a program’s popularity among the specific audience an advertiser desires to reach, as measured by Nielsen. In addition, broadcast advertising rates are affected by the number of advertisers competing for the available time, the size and demographic makeup of the market served by the station and the availability of alternative advertising media in the market area. Broadcast advertising rates are the highest during the most desirable viewing hours, with corresponding reductions during other hours. The ratings of a local station affiliated with a major network can be affected by ratings of network programming.

      Most broadcast advertising contracts are short-term, and generally run only for a few weeks. Approximately 59% of the gross revenues of our television stations for the year ended December 31, 2001 were generated from local advertising, which is sold primarily by a station’s sales staff directly to local accounts, and the remainder represented primarily by national advertising, which is sold by a station’s national advertising sales representative. The stations generally pay commissions to advertising agencies on local, regional and national advertising and the stations also pay commissions to the national sales representative on national advertising.

      Broadcast advertising revenues are generally highest in the second and fourth quarters each year, due in part to increases in consumer advertising in the spring and retail advertising in the period leading up to and including the holiday season. In addition, broadcast advertising revenues are generally higher during even numbered election years due to spending by political candidates, which spending typically is heaviest during the fourth quarter.

      Our publishing operations’ advertising contracts are generally entered into annually and provide for a commitment as to the volume of advertising to be purchased by an advertiser during the year. The publishing operations’ advertising revenues are primarily generated from local advertising. As with the broadcasting operations, the publishing operations’ revenues are generally highest in the second and fourth quarters of each year.

      Our paging subscribers either own pagers, thereby paying solely for the use of our paging services, or lease pagers, thereby paying a periodic charge for both the pagers and the paging services. The terms of the lease contracts are month-to-month, three months, six months or twelve months in duration. Paging revenues are generally equally distributed throughout the year.

      The broadcasting operations’ primary operating expenses are employee compensation, related benefits and programming costs. The publishing operations’ primary operating expenses are employee compensation, related benefits and newsprint costs. The paging operations’ primary operating expenses are employee compensation and other communications costs. In addition, the broadcasting, publishing and paging operations incur overhead expenses, such as maintenance, supplies, insurance, rent and utilities. A large portion of the operating expenses of the broadcasting, publishing and paging operations is fixed, although we have experienced significant variability in our newsprint costs in recent years.

Broadcasting, Publishing and Paging Revenues

      Set forth below are the principal types of revenues earned by our broadcasting, publishing and paging operations for the periods indicated and the percentage contribution of each of our total broadcasting, publishing and paging revenues, respectively:

	Year Ended December 31,

	2001		2000		1999

	Amount	%	Amount	%	Amount	%

	(dollars in thousands)

Broadcasting Net Revenues:

Local	$63,012	40.3%	$65,152	38.1%	$57,078	39.7%

National	31,164	19.9	31,043	18.1	26,742	18.6

Network compensation	6,902	4.4	8,311	4.9	6,480	4.5

Political	287	0.2	9,021	5.3	622	0.4

Production and other	5,065	3.3	7,113	4.1	6,093	4.2

	$106,430	68.1%	$120,640	70.5%	$97,015	67.4%

Publishing Revenues:

Retail	$20,132	12.9%	$19,569	11.4%	$17,760	12.3%

Classifieds	12,396	7.9	13,031	7.6	12,039	8.4

Circulation	7,730	4.9	7,659	4.5	6,791	4.7

Other	931	0.6	1,240	0.7	1,218	0.9

	$41,189	26.3%	$41,499	24.2%	$37,808	26.3%

Paging Revenues:

Paging lease, sales and service	$8,725	5.6%	$9,074	5.3%	$9,130	6.3%

Total	$156,344	100.0%	$171,213	100.0%	$143,953	100.0%

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

      Revenues. Total revenues for the year ended December 31, 2001 decreased $14.9 million, or 8.7%, over the prior year, to $156.3 million from $171.2 million. The operating results for the year ended December 31, 2001 when compared to the year ended December 31, 2000 reflect a general economic slowdown, the cyclical decline in broadcast political revenue and the economic effects of the September 11, 2001 terrorist acts on our broadcast revenues, as discussed below. The majority of the revenue decline occurred in our broadcast operations.

      Broadcasting revenues decreased $14.2 million, or 11.8%, over the prior year, to $106.4 million from $120.6 million. The decline in broadcast revenues reflects, in part, the cyclical decline in political revenue. For the year 2001, we had revenues from political advertising of only $287,000 compared to $9.0 million for the year 2000. The decline in broadcast revenues also reflected a generally soft advertising market at each of our television stations during 2001. For the year 2001 compared to 2000, local sales revenues declined 3.3%, or $2.1 million, to $63.0 million from $65.1 million. National revenues increased 0.4%, or $121,000 to $31.2 million from $31.0 million for the year 2001 compared to the year 2000. We believe that our share of the television advertising expenditures earned in each of our markets remained relatively consistent between the years ended 2001 and 2000. In addition, we estimate our broadcast revenue loss attributable to the multi-day continuous commercial free coverage of the September 11, 2001 terrorist acts and the cancellation of certain broadcasting advertising contracts resulting from the attacks totaled $1.0 million. The revenue losses resulting from the terrorist attacks were isolated to the third quarter of 2001. Furthermore, network compensation declined $1.4 million for the year ended December 31, 2001 compared to the year ended December 31, 2000, primarily reflecting the terms of the renewed CBS affiliation agreements for our three stations in Texas.

      Publishing revenues decreased $310,000, or 0.7%, over the same period of the prior year, to $41.2 million from $41.5 million. Revenue declines were recorded at all of our newspapers except The Gwinnett Daily Post, located in eastern suburban Atlanta. Revenues for that paper increased approximately 5.4%. The overall publishing segment’s decline in revenues reflected a relatively soft advertising market in each paper’s local service area. Aggregate classified advertising revenues decreased 4.9% while aggregate retail advertising increased 2.9% and aggregate circulation revenues increased 0.9%. The increase in retail advertising reflects the continuing growth of both The Gwinnett Daily Post, which recorded a 11.1% increase and the Rockdale Citizen which recorded a 9.9% increase for the year 2001 as compared to the same period of 2000.

      Paging revenue decreased $350,000, or 3.8%, over the same period of the prior year, to $8.7 million from $9.1 million. The decline reflected, in part, increasing competition for subscribers from alternate service providers including cellular phone providers. We had approximately 75,000 pagers and 90,000 pagers in service at December 31, 2001 and 2000, respectively.

      Operating expenses. Operating expenses for the year ended December 31, 2001 decreased $1.7 million, or 1.2%, over the prior year, to $138.5 million from $140.1 million. The decrease resulted primarily from our focus on cost control in the current year.

      Broadcasting expenses decreased $1.5 million or 2.3%, over the year ended December 31, 2001, to $66.2 million from $67.8 million. This focus on cost control generated decreases in broadcast payroll expense of $833,000 and decreased other broadcast expense of $941,000.

      Publishing expenses for the year ended December 31, 2001 increased $507,000, or 1.6%, from the same period of the prior year, to $31.9 million from $31.4 million. The increase was primarily attributable to increased newsprint costs approximating $500,000 for the year 2001 as compared to 2000.

      Paging expenses decreased $259,000, or 4.2%, over the same period of the prior year, to $5.9 million from $6.1 million. The decrease in paging expenses reflected an expense reduction plan that we instituted in the prior year.

      Corporate and administrative expenses remained consistent with that of the prior year at $3.6 million.

      Depreciation of property and equipment and amortization of intangible assets was $30.8 million for the year ended December 31, 2001, as compared to $31.2 million for the prior year, an increase of $383,000, or 1.2%.

      Depreciation in value of derivatives, net. On January 1, 2001, we adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and for Hedging Activities,” as amended, which we refer to as “SFAS 133.” Under SFAS 133, we are required to record our interest rate swap agreement at market value. It also requires us to record any changes in market value of the interest rate swap agreement after January 1, 2001 as income or expense in our statement of operations. As a result of the general decrease in market interest rates during the year ended December 31, 2001, we recognized a non-cash derivative valuation expense of $1.6 million.

      Miscellaneous income (expense), net. Miscellaneous income decreased $587,000, or 75.2%, to $194,000 for the year ended December 31, 2001 from $781,000 for the year ended December 31, 2000. The change in miscellaneous income (expense) was due primarily to the gain of $522,000 recognized upon the sale of a real estate investment in December 2000.

      Interest expense. Interest expense decreased $4.2 million, or 10.4%, to $35.8 million for the year ended December 31, 2001 from $40.0 million for the year ended December 31, 2000. The decrease was due primarily to lower interest rates.

      Income tax expense (benefit). Income tax benefit for the year ended December 31, 2001 and 2000 was $6.0 million and $1.9 million, respectively. The increase in the current year income tax benefit was due to an increased loss before income tax as well as a higher effective income tax rate in 2001 as compared to 2000. The higher effective income tax rate was due primarily to the differences in the amount of losses and the state income tax rates in the states in which those losses were generated.

      Preferred Dividends. Preferred Dividends decreased $396,000, or 39.1%, to $616,000 for the year ended December 31, 2001 from $1.0 million for the year ended December 31, 2000. The decrease was due to fewer weighted average shares outstanding in 2000 as compared to 2001. We redeemed a portion of our preferred stock in 2000.

      Non-cash preferred dividends associated with the redemption of preferred stock. Non-cash preferred dividends associated with the redemption of preferred stock was $2.2 million for the year ended December 31, 2000. The dividend was recorded in association with a partial redemption of preferred stock in 2000. No such redemption occurred in 2001.

      Net loss available to common stockholders. Net loss available to our common stockholders for the year ended December 31, 2001 and 2000 was $13.9 million and $9.4 million, respectively.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

      Revenues. Total revenues for the year ended December 31, 2000 increased $27.2 million, or 18.9%, over the prior year, to $171.2 million from $144.0 million. This increase was primarily attributable to the effect of (i) increased revenues resulting from the acquisition of three television stations in Texas, which we refer to as the “Texas Stations,” and The Goshen News, (ii) increased political broadcast revenue and (iii) increased publishing revenues from existing publishing operations. The year 2000 results include 12 months of operations for the Texas Stations and The Goshen News as compared to three months and ten months, respectively, in the prior year.

      Broadcasting revenues increased $23.6 million, or 24.4%, over the prior year, to $120.6 million from $97.0 million. Revenue from the Texas Stations, which were acquired on October 1, 1999, increased broadcasting revenues by $17.9 million over that of the prior year. Revenues from our existing broadcasting operations continuously owned since January 1, 1999, increased $5.7 million, or 6.3%, over the prior year, to $96.5 million from $90.8 million. This $5.7 million increase was due primarily to increased political advertising revenue of $7.9 million and increased production and other revenues of $783,000 offset, in part, by decreased local revenues of $2.5 million, decreased national revenues of $156,000 and decreased network compensation of $267,000. For all locations, political advertising revenue was $9.0 million for the year ended December 31, 2000, compared to $622,000 for the prior year.

      Publishing revenues increased $3.7 million, or 9.8%, over the same period of the prior year, to $41.5 million from $37.8 million. The increase in publishing revenues was due primarily to increased revenues from our existing publishing operations and from the revenues generated by The Goshen News, which was acquired on March 1, 1999. Revenues from our existing publishing operations continuously owned since January 1, 1999 increased $3.0 million, or 9.0%, over the prior year, to $35.8 million from $32.8 million. The primary components of the $3.0 million increase in revenues from existing operations were increases in retail advertising, classified advertising and circulation revenue of $1.4 million, $920,000 and $651,000, respectively. Revenue from The Goshen News increased publishing revenues by $724,000 over that of the prior year.

      Paging revenue remained at $9.1 million for 2000 and 1999. We had approximately 90,000 pagers and 88,000 pagers in service at December 31, 2000 and 1999, respectively.

      Operating expenses. Operating expenses for the year ended December 31, 2000 increased $18.2 million, or 14.9%, over the prior year, to $140.1 million from $121.9 million. The increase resulted primarily from our acquisitions in 1999.

      Broadcasting expenses increased $9.1 million or 15.5%, over the year ended December 31, 2000, to $67.8 million from $58.7 million. The expenses of the Texas Stations accounted for an increase in broadcasting expenses of $9.0 million. Operating expenses of the stations continuously owned since January 1, 1999, had increases in payroll and general operating expenses that were largely offset by decreases in syndicated film expense. The increase in payroll expenses of the stations continuously owned since January 1, 1999 was limited to 0.7% as a result of a cost reduction plan that we instituted in 2000.

      Publishing expenses for the year ended December 31, 2000 increased $2.6 million, or 9.1%, from the prior year, to $31.4 million from $28.8 million. The increase in publishing expenses was due primarily to increased expenses from our existing publishing operations and from the expenses of The Goshen News, which was acquired on March 1, 1999. Expenses of our publishing operations owned since January 1, 1999 increased $2.3 million, or 9.0%, over the prior year, to $27.6 million from $25.3 million. The increase in expenses at our existing publishing operations was due primarily to increased payroll of $715,000, increased newsprint expense of $637,000 and increased other operating expenses of $933,000.

      Paging expenses decreased $415,000, or 6.3%, over the prior year, to $6.1 million from $6.6 million. The decrease in paging expenses reflected an expense reduction plan that we instituted in year 2000.

      Corporate and administrative expenses increased $146,000 or 4.2%, over the prior year, to $3.6 million from $3.4 million. This increase was primarily attributable to increased payroll expense.

      Depreciation of property and equipment and amortization of intangible assets was $31.2 million for the year ended December 31, 2000, as compared to $24.5 million for the prior year, an increase of $6.7 million, or 27.6%. This increase was primarily the result of higher depreciation and amortization costs resulting from the Texas Acquisitions and the Goshen Acquisition in 1999.

      Miscellaneous income (expense), net. Miscellaneous income increased $445,000, or 132.4%, to $781,000 for the year ended December 31, 2000 from $336,000 for the year ended December 31, 1999. The change in miscellaneous income (expense) of $445,000 was due primarily to the gain of $522,000 recognized upon the sale of a real estate investment in December 2000.

      Interest expense. Interest expense increased $9.0 million, or 28.8%, to $40.0 million for the year ended December 31, 2000 from $31.0 million for the year ended December 31, 1999. This increase was attributable primarily to increased levels of debt resulting from the financing of the Texas Acquisitions and the Goshen Acquisition in 1999 and higher interest rates.

      Income tax expense (benefit). Income tax benefit for the year ended December 31, 2000 and 1999 was $1.9 million and $2.3 million, respectively.

      Net loss available to common stockholders. Net loss available to our common stockholders for the year ended December 31, 2000 and 1999 was $9.4 million and $7.3 million, respectively.

Liquidity and Capital Resources

General

      The following tables present certain data that we believe is helpful in evaluating our liquidity and capital resources:

	Six Months Ended
	June 30,		Year Ended
			December 31,
	2002	2001	2001

Media cash flow:

Broadcasting	$23,292	$20,453	$40,768

Publishing	5,879	4,344	9,423

Paging	1,349	1,614	2,883

	$30,520	$26,411	53,074

Corporate overhead	2,116	1,829	3,615

Operating cash flow	$28,404	$24,582	$49,459

Less:

Interest expense, excluding amortization of deferred loan costs and bond discounts	16,088	17,396	34,247

Preferred dividends declared payable in cash	803	308	616

Common dividends declared payable in cash	627	624	1,249

Capital expenditures	8,133	2,597	7,593

	$2,753	$3,657	$5,754

	June 30, 2002	December 31, 2001

Cash and cash equivalents	$15,470	$558

Restricted cash for redemption of long-term debt	—	168,557

Long-term debt including current portion	378,878	551,444

Preferred stock	39,233	4,637

Available credit under senior credit agreement	37,500	32,500

Letter of credit issued under senior credit agreement	12,500	—

      We have included media cash flow, operating cash flow and certain related calculations because such data is commonly used as a measure of performance for media companies and is also used by investors to measure a company’s ability to service debt. Media cash flow, operating cash flow and certain related calculations are not, and should not, be used as an indicator or alternative to operating income, net income or cash flow as reflected in our condensed consolidated financial statements. Media cash flow, operating cash flow and certain related calculations are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. For a reconciliation of media cash flow to operating income, see Note E of the Notes to our condensed consolidated financial statements included elsewhere in this prospectus supplement.

      We and our subsidiaries file a consolidated federal income tax return and such state or local tax returns as are required. As of June 30, 2002, we anticipate, for federal and certain state income taxes, that we will generate taxable operating losses for the foreseeable future.

      At June 30, 2002, the balance outstanding and the balance available under our senior credit agreement were $200.0 million and $37.5 million, respectively, and the interest rate on the balance outstanding was 5.3%. We have established a $12.5 million letter of credit in connection with the proposed acquisition of Stations. If the transaction does not close under certain circumstances, Stations could draw upon the letter of credit. At June 30, 2001, the balance outstanding and the balance available under our senior credit agreement were $208.3 million and $56.3 million, respectively, and the effective interest rate on the balance outstanding was 7.4%.

      Our management believes that current cash balances, cash flows from operations and available funds under our senior credit agreement will be adequate to provide for our capital expenditures, debt service, cash dividends and working capital requirements for the foreseeable future.

      Our management does not believe that inflation in past years has had a significant impact on our results of operations nor is inflation expected to have a significant effect upon our business in the near future.

Stations Acquisition

      On June 4, 2002, we executed a merger agreement with Stations, the parent company of Benedek. The merger agreement provides that we will acquire Stations by merging our newly formed wholly-owned subsidiary, Gray MidAmerica, into Stations. For Stations, we will pay an estimated consideration of $502.5 million, a substantial portion of which will be used to satisfy, in full, certain outstanding indebtedness of Stations. We may pay additional cash consideration currently estimated at $9.3 million for certain estimated net working capital, as specified in the merger agreement. Benedek plans to sell or already has sold, prior to the effective time of the merger, a total of nine designated television stations. Upon completion of the merger, we will own a total of 28 stations serving 24 television markets. Based on results for the year ended December 31, 2001, the combined Gray and Benedek television stations produced $214.0 million of net revenue and $84.7 million of broadcast cash flow. Including our publishing and other operations, the combined Gray and Benedek operations for 2001 produced $263.9 million of net revenue and $97.0 million of media cash flow.

      We intend to finance the merger by incurring approximately $250 million of additional indebtedness and issuing approximately $307 million of equity. We may, depending on the relative conditions of the financial markets, increase or decrease our relative issuance of debt and equity securities to complete our financing of the merger.

      For advisory services rendered by Bull Run Corporation, Inc., which we refer to as “Bull Run,” in connection with the merger, we advanced to Bull Run an advisory fee of $5.0 million on June 10, 2002. This advisory fee must be repaid to us if the merger is not completed. We do not intend to compensate Bull Run for any such advisory or similar services in the future. Bull Run is one of our principal investors. We currently estimate that the total transaction fees we will incur relating to this acquisition, including the advisory fee to Bull Run, underwriting and other debt issuance fees and other professional service fees including attorneys and accountants will be between $25 million and $30 million.

      In conjunction with the execution of the merger agreement, we executed a $12.5 million letter of credit under our existing senior credit agreement and deposited 885,269 shares of our Common Stock with an escrow agent.

      If the closing does not occur due to a material default by us, and Stations has not materially defaulted due to a breach of any of its representations or warranties or any of its covenants or agreements under the merger agreement, then Stations may draw on the letter of credit and instruct the escrow agent to deliver to it the escrow shares pursuant to the escrow agreement. The aggregate proceeds of the drawing on the letter of credit and the escrow shares will total $25.0 million, but we may replace some or all of the escrow shares with a cash payment or payments in increments of $500,000.

      We expect the merger, if it closes, to be completed during the fourth quarter of 2002.

Issuance of Series C Preferred Stock

      On April 22, 2002, we issued $40.0 million (4,000 shares) of redeemable and convertible preferred stock to a group of private investors. The preferred stock was designated as Series C preferred stock and has a liquidation value of $10,000 per share.

      The Series C is convertible into our Common Stock at a conversion price of $14.39 per share, subject to certain adjustments. The Series C will be redeemable at our option on or after April 22, 2007 and will be subject to mandatory redemption on April 22, 2012 at liquidation value. Dividends on the Series C will accrue at 8% per annum until April 22, 2009 after which the dividend rate shall be 8.5% per annum. Dividends, when declared by our board of directors, may be paid at our option in cash or additional shares of Series C.

      As part of the transaction, holders of our series A and series B preferred stock have exchanged all of the outstanding shares of each respective series, an aggregate fair value of $8.6 million, for an equal number of shares of the Series C. The excess of the $8.6 million liquidation value of the series A and series B preferred stock over its carrying value of $4.6 million was charged to retained earnings upon the exchange in April 2002. Upon closing this transaction, the Series C is our only currently outstanding preferred stock.

      Net cash proceeds approximated $30.6 million, after transaction fees and expenses and excluding the value of the series A and series B preferred stock exchanged into the Series C. We used the net cash proceeds to repay all current outstanding borrowings of $13.5 million under our revolving credit facility and intend to use the remaining net cash proceeds for other general corporate purposes.

Digital Television Conversion

      We currently are broadcasting a digital signal at five of our thirteen stations: WRDW in Augusta, Georgia; KWTX in Waco, Texas; WEAU in Eau Claire, Wisconsin; KXII in Sherman, Texas; and WKYT in Lexington, Kentucky. We have commenced installation of similar systems at several of our other television stations. We currently intend to have all such required installations completed as soon as practicable. Currently, the FCC requires that all stations be operational by May of 2002. As necessary, we have requested and received approval from the FCC to extend the May 2002 deadline by six months for all of our remaining stations that are not currently broadcasting in digital format. Given our good faith efforts to comply with the existing deadline and the facts specific to each extension request, we believe the FCC will grant any further deadline extension requests that become necessary.

      The estimated total multi-year (1999 through 2004) cash capital expenditures required to implement initial digital television broadcast systems will approximate $31.7 million. As of June 30, 2002, we have incurred $13.1 million of such costs. The remaining $18.6 million of equipment or services currently is expected to be purchased during the remainder of 2002 and the first half of 2003. The cash payments for these purchases are expected to occur in 2002, 2003 and 2004.

Income Taxes

      The Internal Revenue Service, which we refer to as the “IRS,” is auditing our federal tax returns for the years ended December 31, 1996 and 1998.

      In October 2001, we received a notice of deficiency from the IRS associated with its audit of our 1996 and 1998 federal income tax returns. The IRS alleges in the notice that we owe $12.1 million of tax plus interest and penalties stemming from certain acquisition related transactions, which occurred in 1996. Additionally, if the IRS is successful in its claims, we would be required to account for these acquisition transactions as stock purchases instead of asset purchases which would significantly lower the tax basis in the assets acquired. We believe the IRS claims are without merit and on January 18, 2002 filed a petition to contest the matter in United States Tax Court. We cannot predict when the tax court will conclude its ruling on this matter.

Acquisition of Equity Investment in Tarzian

      On December 3, 2001, we exercised our option to acquire 301,119 shares of the outstanding common stock of Tarzian from Bull Run, our principal shareholder. Bull Run had purchased these same shares from the Estate of Mary Tarzian, which we refer to as the “Estate,” in January 1999.

      The acquired shares of Tarzian represent 33.5% of the total outstanding common stock of Tarzian (both in terms of the number of shares of common stock outstanding and in terms of voting rights), but such investment represents 73% of the equity of Tarzian for purposes of dividends if paid as well as distributions in the event of any liquidation, dissolution or other sale of Tarzian.

      Tarzian is a closely held private company that owns and operates two television stations and four radio stations: WRCB-TV Channel 3 in Chattanooga, Tennessee, an NBC affiliate; KTVN-TV Channel 2 in Reno, Nevada, a CBS affiliate; WGCL-AM and WTTS-FM in Bloomington, Indiana; and WAJI-FM and WLDE-FM in Fort Wayne, Indiana. The Chattanooga and Reno markets are the 86th and the 110th largest DMA in the United States, respectively, as ranked by Nielsen.

      We paid $10.0 million to Bull Run to complete the acquisition of the 301,119 shares of Tarzian. We have previously capitalized and paid to Bull Run $3.2 million of costs associated with our option to acquire these shares. This acquisition was accounted for under the cost method of accounting and reflected as a non-current other asset.

Litigation concerning Acquisition of Equity Investment in Tarzian

      On February 12, 1999, Tarzian filed a complaint against Bull Run and U.S. Trust Company of Florida Savings Bank as Personal Representative of the Estate in the United States District Court for the Southern District of Indiana. Tarzian claims that it had a binding and enforceable contract to purchase the Tarzian shares from the Estate prior to Bull Run’s purchase of the shares, and requested judgment providing that the contract be enforced. On May 3, 1999, the action was dismissed without prejudice against Bull Run, leaving the Estate as the sole defendant. The litigation between the Estate and Tarzian is ongoing and we cannot predict when the final resolution of the litigation will occur.

      If the United States District Court for the Southern District of Indiana finds that U.S. Trust Company of Florida Savings Bank had a binding contract with Tarzian prior to the sale of the Tarzian shares to us and after final judgment, a court ordered us to relinquish ownership of the Tarzian shares, then we would be entitled to reimbursement for our initial investment and related carrying costs by U.S. Trust Company of Florida Savings Bank.

Commitments

      We have future minimum annual commitments under bank and other debt agreements, noncancelable operating leases, various television film exhibition rights and for digital advanced television, which we refer to as “DTV,” equipment. Future minimum payments under bank and other debt agreements, operating leases with initial or remaining noncancelable lease terms in excess of one year, obligations under film exhibition rights for which the license period had not yet commenced and commitments for DTV equipment that had been ordered but not yet been received are as follows:

	Bank and Other Debt	DTV
Year	Agreements	Equipment	Lease	Film	Total

	(dollars in thousands)

2002	$155,262	$12,452	$1,512	$2,504	$171,730

2003	68	3,436	911	4,740	9,155

2004	56	—	679	3,688	4,423

2005	—	—	544	1,857	2,401

2006	—	—	460	227	687

Thereafter	396,058	—	6,982	—	407,463

	$551,444	$15,888	$11,088	$13,016	$591,444

      Through a partnership agreement with Host Communications, Inc., a wholly owned subsidiary of Bull Run, we have also acquired certain collegiate broadcast rights for sporting events through a five-year marketing agreement that commenced April 1, 2000. Our annual obligation will be determined, in part, by the number of events broadcast under the agreement; however, our obligation will not exceed $2.2 million annually.

Certain Relationships

      J. Mack Robinson, Chairman and Chief Executive Officer and one of our directors is Chairman of the Board of Bull Run, one of our principal stockholders, and a beneficial owner of Bull Run’s common stock. Robert S. Prather, Jr., President and Chief Operating Officer and one of our directors, is President, Chief Executive Officer and a director of Bull Run and a beneficial owner Bull Run’s common stock. Hilton H. Howell, Jr., Vice Chairman and one of our directors, is Vice President, Secretary and a director of Bull Run.

      J. Mack Robinson, Chairman and Chief Executive Officer and one of our directors and certain of his affiliates were the holders of all of our series A and series B preferred stock and, following the conversion of our series A and series B preferred stock, they currently are the holders of approximately 860 shares of our Series C preferred stock.

Critical Accounting Policies

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make judgments and estimations that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. We consider the following accounting policies to be critical policies that require judgments or estimations in their application where variances in those judgments or estimations could make a significant difference to future reported results.

Intangible Assets

      Intangible assets are stated at cost and are amortized using the straight-line method. Goodwill, licenses and network affiliation agreements are amortized over 40 years. Non-compete agreements are amortized over the life of the specific agreement. Intangible assets, net of accumulated amortization, resulting from business acquisitions were $497.3 million and $511.6 million as of December 31, 2001 and 2000, respectively.

      If facts and circumstances indicate that these assets may be impaired, an evaluation of continuing value would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with these assets would be compared to their carrying amount to determine if a write down to fair market value or discounted cash flow value is required.

      In June 2001, the Financial Accounting Standards Board issued SFAS 141 and SFAS 142, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the statements. Other intangible assets will continue to be amortized over their useful lives. We adopted the new rules effective January 1, 2002. During 2002, we will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets. The initial valuation date is January 1, 2002. We have not completed these initial valuation tests and have not yet determined what the effect of these tests will be on our earnings and financial position.

Income Taxes

      We have deferred tax assets related to (a) $68.0 million in federal operating loss carryforwards which expire during the years 2012 through 2021 and (b) a portion of $125.0 million of various state operating loss carryforwards. Recoverability of these deferred tax assets requires at least, in part, generation of sufficient taxable income prior to expiration of the loss carryforwards. The calculation of our deferred tax assets and deferred tax liabilities are based, in part, upon certain assumptions and estimations by our management.

Accounting for Derivatives

      On January 1, 2001, we adopted SFAS 133. SFAS 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes “special accounting” for those that qualify as hedges. Changes in the fair value of derivatives that do not meet the hedged criteria are included in earnings in the same period of the change.

      We recognized depreciation in the value of our derivative during the year ended December 31, 2001 and a liability as of December 31, 2001 in the amount of $1.6 million, respectively. This amount is based upon an estimate made by our management after consulting with the bank who is providing the derivative. In future periods, changes to this estimate will not only affect the recorded liability but also the amount of depreciation or appreciation in the value of the derivative recognized.

Outlook

      With the adoption of Regulation FD by the Securities and Exchange Commission, we are providing this guidance to widely disseminate our outlook for the full year 2002. The guidance being provided is based on the economic and market conditions as of August 1, 2002. We can give no assurances as to how changes in those conditions may affect the current expectations. We assume no obligation to update the guidance or expectations contained in this “Outlook” section. All matters discussed in this “Outlook” section are forward-looking and, as such, persons relying on this information should refer to the “Forward-Looking Statements” section contained elsewhere herein.

Outlook for Full Year 2002

      For the third quarter of 2002, we anticipate total net revenues will be approximately 15% ahead of the third quarter of 2001. We believe total operating cash flow for the third quarter of 2002 will exceed that of 2001 by approximately 50%. We also believe our broadcast net revenues for the third quarter of 2002 will exceed the results of the third quarter of 2001 by approximately 20% and broadcast media cash flow will exceed that of the third quarter of 2001 by approximately 60%. We estimate third quarter 2002 publishing revenue will exceed the results of the third quarter of 2001 by approximately 7% with a corresponding increase in media cash flow of approximately 40% over the results of the third quarter of 2001.

      For the full year 2002, before giving effect to the merger and the Reno acquisition, we currently anticipate total net revenue will increase by approximately 7% to 8% over 2001 levels and total operating cash flow will show a corresponding increase of 25% to 26% over the results of the full year 2001. We currently anticipate broadcast net revenues for full year 2002 compared to 2001 will increase by 10% and broadcast media cash flow will exceed 2001 results by at least 25%. We currently believe our publishing revenues for full year 2002 compared to 2001 will increase by approximately 5% and publishing media cash flow will increase by approximately 30% over full year 2001 results.

      We currently anticipate closing the merger and the Reno acquisition during the fourth quarter of 2002. On a pro forma basis assuming that these acquisitions had been completed on January 1, 2002, we anticipate that the total pro forma net revenue for the year ended December 31, 2002 will range between $290 million and $295 million and that the related operating cash flow will range between $109 million and $111 million.

      Revenue generation, especially in light of current general economic conditions, is subject to many factors beyond our control. Accordingly, our ability to forecast future revenue, within the current economic environment, is limited and actual results may vary substantially from current expectations.

      At present, we anticipate that total operating expenses, excluding depreciation and amortization, for each of our operating segments for the full year 2002, will be slightly less than or equal to 2001 results. These generally favorable operating expense expectations reflect our on-going expense control and reduction efforts at all of our operating locations.

BUSINESS OF GRAY

Our Business

      We currently own and operate 13 network affiliated television stations in 11 medium-sized markets in the Southeast, Southwest and Midwest United States. Eleven of our 13 stations are ranked first in total viewing audience and news audience, with the remaining two stations ranked second in total viewing audience and second or third in news audience. Ten of our stations are affiliated with CBS and three are affiliated with NBC.

      Since 1993, we have grown primarily through strategic acquisitions. Our significant historic acquisitions have included 12 television stations, three newspapers and a paging business. As a result of our acquisitions and in support of our growth strategy, we have added experienced members to our management team and have greatly expanded our operations in the television broadcasting business.

      On June 4, 2002, we executed a merger agreement with Stations, the parent company of Benedek. We plan to acquire 15 television stations from Stations. Stations is required under the merger agreement to sell its additional nine designated television stations to third parties prior to the merger. In consideration for Stations, we will pay an estimated consideration of $502.5 million, a substantial portion of which will be used to satisfy, in full, certain outstanding indebtedness of Stations. We expect the merger, if it closes, to be completed during the fourth quarter of 2002.

      We believe that the merger represents an excellent opportunity for us to acquire complementary television stations that will create significant operational and financial benefits. These benefits include increased economies of scale, greater geographic and network diversification, access to additional operating cash flow, cross-promotion opportunities and the potential to increase and enhance our local franchises. Upon the completion of the proposed merger, we will own and operate 28 television stations serving 24 markets with a strong presence in the Southeast, Southwest, Midwest and Great Lakes regions of the United States. The combined station group will include 15 CBS affiliates, seven NBC affiliates and six ABC affiliates. In addition, our 15 CBS affiliates will make us the largest independent owner of CBS affiliated stations in the country. Pro forma for the acquisition, 25 of our 28 television stations will rank first or second in viewing audience and 23 of our 28 television stations will rank first or second in local news within their respective markets. In addition, our station group will reach approximately 5% of total U.S. TV households.

      We also own and operate four daily newspapers, three located in Georgia and one in Goshen, Indiana, with a total daily circulation of approximately 126,000. In addition, we own and operate a paging business located in the Southeast that had approximately 68,000 units in service at June 30, 2002.

      For the year ended December 31, 2001, pro forma for the Stations acquisition, our television stations would have produced $214.0 million of net revenue and $84.7 million of broadcast cash flow. Including our publishing and other operations, we would have produced $263.9 million of net revenue and $97.0 million of media cash flow, on a pro forma basis in 2001.

Operating & Growth Strategy

      We attribute our success to date and our current opportunities to increase our revenue, media cash flow and audience share to the successful implementation of our core operating strategies, the principal components of which are to:

•	Focus on Local News and Programming to Maintain a Strong Local Franchise. We currently operate 13 network affiliated television stations serving 11 markets, with 12 of our 13 stations ranked first or second in local news. After completion of the merger with Stations, we will operate 28 network affiliated television stations serving 24 markets, with 23 of our 28 stations ranked first or second in local news. We endeavor to make each of our television stations a highly recognizable, local brand through the depth, quality and focus of its local news, programming and community involvement. We believe that providing the leading source for local news and programming in our markets enables us to strengthen audience loyalty and increase viewership among attractive demographic audiences. As a result, we believe that the strength of our local franchises enables us to maximize advertising revenues from local, regional and national accounts. We believe that our commitment to local news, programming and community involvement is essential to our ability to serve each of the communities in which we operate and provides us with a strong competitive advantage.

•	Continue to Develop Innovative Local Sales and Targeted Marketing Initiatives. We employ an experienced, high-quality local sales force at each station to increase advertising revenue by leveraging our local brand. In 2001, approximately 59% of our net television advertising revenue was generated from our local advertisers and pro forma for the proposed merger with Stations, approximately 60% of our net television advertising revenue would have been generated from our local advertisers. Additionally, our net revenue from local television advertisers represented approximately 67% of the combined total of our local and national net advertising revenues and, pro forma for the proposed merger with Stations, approximately 68% of the combined total of our local and national net advertising revenues would have been generated from local television advertisers. Our goal is to develop customized advertising campaigns for our customers, which directly target their desired audience and address their long-term advertising objectives. We believe that a focused, tailored advertising solution is very attractive to local advertisers, who have historically been a more stable source of revenue than national advertisers. In addition to focusing on expanding our relationships with existing advertisers, we seek to identify and create new relationships with local, regional and national customers in our markets. Each station’s sales personnel are trained to understand local advertisers’ needs and are required to meet performance standards with respect to client activity, including new customer identification.

•	Capitalize on Leading Network Brands in Markets with Limited Competition. Currently, ten of our stations are affiliated with CBS and three are affiliated with NBC, representing approximately 81% and 19% of our total television revenue in 2001, respectively. Following the completion of the merger, we will have a broad and diverse portfolio of 28 affiliated television stations located in 24 markets, of which 15 are affiliated with CBS, seven are affiliated with NBC and six are affiliated with ABC, representing approximately 56%, 29% and 15% of our total pro forma net television revenue in 2001, respectively. Additionally, we will be the largest independent owner of CBS affiliated stations. Our network affiliations provide our television stations with top-rated programming, which complements and enhances our leading local brand. We believe that our markets are less competitive than larger DMAs. Of our 24 markets, 16 markets are served by four TV stations or fewer, and seven markets are served by three or fewer television stations. Our markets also typically have fewer radio stations than larger DMAs.

•	Pursue Strategic Acquisitions to Expand and Enhance Our Regional Clusters. We have acquired and integrated successfully 12 of our 13 television stations since 1993, and have signed a definitive agreement to acquire an additional 15 television stations from Stations. After giving effect to the proposed merger, our television stations will be located in several distinct regions throughout the United States, with significant presence in the Southeast, Southwest, Midwest and Great Lakes regions, diminishing potential adverse effects on our business caused by specific regional economic fluctuations. We believe that we are well positioned to participate in further consolidation of our industry, including opportunities that may arise as a result of future regulatory changes. For example, a number of the FCC’s most restrictive ownership regulations, including newspaper-television cross ownership and television duopoly rules, are currently under review and could be relaxed in the future, providing us with further attractive growth opportunities. In pursuing future acquisitions, we intend to focus on network affiliated television stations in medium-sized markets that offer superior growth. Specifically, we pursue television stations proximate to our existing clusters, as evidenced by the proposed merger with Stations in which five of the 15 television stations we intend to acquire are adjacent to markets in which we currently own and operate television stations. Additionally, we focus on acquiring television stations where we can successfully implement our operating strategies to establish leading local news, increase revenue and audience share, develop relevant regional content and reduce costs.

•	Attract and Retain High-Quality Management. We believe that high-quality management at both the corporate and station level is critical to the successful implementation of our strategy. We use equity incentives to attract and retain station general managers with proven track records. Members of our senior management team have extensive experience in operating, managing and acquiring television stations, and include: J. Mack Robinson, Chairman and Chief Executive Officer; Robert Prather, President and Chief Operating Officer; James Ryan, Senior Vice President and Chief Financial Officer. Following the completion of the merger, James Yager, President of Benedek will be President of Gray MidAmerica Television, Inc. Additionally, our station managers have an average of over 21 years of industry experience with individual industry experience ranging from 11 to 32 years.

•	Maintain Strict Financial Planning and Cost Controls. We employ a comprehensive ongoing strategic planning and budgeting process that enables us to continually identify and implement cost savings at each station, and is designed to increase our media cash flow. We believe that owning and operating 28 television stations will enable us to achieve economies of scale and reduce expenses for syndicated programming, capital equipment and vendor services. Furthermore, we believe that the synergies generated through geographic clustering, further enhanced by the Stations acquisition and the realization of technological and automation efficiencies, will enable us to achieve additional cost savings in the near future.

•	Increase Advertising Revenue and Circulation at Our Newspaper Publishing Operations. We seek to increase advertising revenues and circulation at each of our four newspapers by creating a highly recognizable local brand by focusing on the depth and quality of our coverage of local news, sports and lifestyles and through community involvement. We believe we are able to differentiate our publications from larger competitors and build reader loyalty by becoming the primary source for local news and advertising information within each of our target markets. We also sponsor community events with the objective of strengthening our community relationships. We employ an experienced local sales force to increase advertising revenue by leveraging our local brand. Through our ongoing strategic planning and budgeting process, we continually identify and implement cost savings at each newspaper to increase our media cash flow. In 2001, publishing represented approximately 16% of our total pro forma net revenue. Our newspaper strategy is led by senior managers and publishers who have an average of over 32 years of experience in the newspaper business with individual experience ranging from 20 to 40 years. Our publishing operations are led by Thomas J. Stultz, Vice President and President-Publishing.

Television Broadcasting

      The following is a list of all our stations pro forma following the merger. In markets where we have satellite stations and stations that serve distant communities, the figures have been combined.

								FCC		Station
						Network Affiliation		License	Station	News	Commercial
	DMA				Analog			Renewal	Rank in	Rank in	Stations in
	Rank (a)	Market	Station		Channel	Network	Expiration	Date	DMA(b)	DMA(c)	DMA(d)

*	63	Knoxville, TN	WVLT		8	CBS	12/31/04	8/1/05	2(tied)	3	5
*	65	Lexington, KY	WKYT		27	CBS	12/31/04	8/1/05	1	1	5
*	Note(f)	Hazard, KY	WYMT		57	CBS	12/31/04	8/1/05	1	1
	66	Wichita– Hutchinson, KS	KAKE		10	ABC	1/1/06	6/1/06	3	3	6
		(Colby, KS)	KLBY	(e)	4	ABC	1/1/06	6/1/06
		(Garden City, KS)	KUPK	(e)	13	ABC	1/1/06	6/1/06
	78	Omaha, NE	WOWT		6	NBC	1/1/12	6/1/06	1	1	5
	86	Madison, WI	WMTV		15	NBC	1/1/12	12/1/05	2	3	4
*	93	Waco–Temple– Bryan, TX	KWTX		10	CBS	12/31/05	8/1/06	1	1	6
*		(Bryan, TX)	KBTX	(g)	3	CBS	12/31/05	8/1/06	1	1
	94	Colorado Springs, CO	KKTV		10	CBS	6/30/05	4/1/06	1	1	5
*	102	Lincoln–Hastings– Kearney, NE	KOLN		10	CBS	12/31/05	6/1/06	1	1	5
*		(Grand Island, NE)	KGIN	(h)	11	CBS	12/31/05	6/1/06
*	103	Greenville–New Bern–Washington, NC	WITN		7	NBC	12/31/11	12/1/04	2	2	4
*	107	Tallahassee, FL– Thomasville, GA	WCTV		6	CBS	12/31/04	4/1/05	1	1	5
	111	Lansing, MI	WILX		10	NBC	1/1/12	10/1/05	1	1	4
*	115	Augusta, GA	WRDW		12	CBS	3/31/05	4/1/05	1	1	4
*	123	La Crosse– Eau Claire, WI	WEAU		13	NBC	12/31/11	12/1/05	1	1	4
	134	Wausau– Rhinelander, WI	WSAW		7	CBS	6/30/05	12/1/05	1	1	4
	135	Rockford, IL	WIFR		23	CBS	6/30/05	12/1/05	2	1	4
	138	Topeka, KS	WIBW		13	CBS	6/30/05	6/1/06	1	1	4
*	159	Panama City, FL	WJHG		7	NBC	12/31/11	2/1/05	1	1	3
*	160	Sherman, TX–Ada, OK	KXII		12	CBS	12/31/05	8/1/06	1	1	2
	171	Dothan, AL	WTVY		4	CBS	6/30/05	4/1/05	1	1	3
	178	Harrisonburg, VA	WHSV		3	ABC	11/1/04	10/1/04	1	1	1
	180	Bowling Green, KY	WBKO		13	ABC	11/1/04	8/1/05	1	1	2
	185	Meridian, MS	WTOK		11	ABC	11/1/04	6/1/05	1	1	3
	188	Parkersburg, WV	WTAP		15	NBC	1/1/12	10/1/05	1	1	1
											(Approximately 5% of all US television households)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	In Market
	Share of	Television
	Household	Households (a)
	Viewing (b)	(in thousands)

*	22%	490
*	35%	454
*	39%	169
	21%	445
	36%	387
	30%	349
*	42%	304
*
	33%	303
*	54%	267
*
*	30%	266
*	57%	256
	39%	248
*	35%	241
*	39%	218
	42%	176
	32%	176
	49%	168
*	50%	131
*	74%	121
	69%	98
	97%	86
	83%	82
	66%	71
	96%	64

		5,437

*	Denotes a television station currently owned by Gray.

(a)	Based on data published by Nielsen.
(b)	Based on Nielsen data for the May 2002 rating period, Sunday to Saturday, 6 a.m. to 2 a.m.
(c)	Based on our review of the Nielsen data for the May 2002 rating period during various news hours.
(d)	We have included only stations that BIA has reported at one share or more in three of the four most recent rating periods.
(e)	KLBY and KUPK are satellite stations of KAKE under FCC rules.

(f)	Special 16 county trading area defined by Nielsen and is part of the Lexington, KY DMA.

(g)	KBTX is a satellite station of KWTX under FCC rules.
(h)	KGIN is a satellite station of KOLN under FCC rules.

Our Markets

      Below is a brief description of the market for each of our stations. All statements as to station ranking in this prospectus are based on Nielsen data for the 6:00 a.m. to 2:00 a.m. Sunday through Saturday time period, except that data in the tables titled “Competitive Landscape” is based on BIA data for the 9:00 a.m. to midnight Sunday through Saturday time period. The news ranking information is based on our management’s review of the Nielsen Station Index, Viewers in Profile, dated May 2002. As NBC affiliate stations broadcasted the Olympic games during February 2002, their ratings for this period reflect a higher than normal viewership. “CAGR” refers to compound annual growth rate and “EBI” refers to effective buying income. EBI statistics reflect data for 2000 and 2005. In the “Competitive Landscape” tables below, we have included only stations that BIA has reported at one share or more in three of the four most recent rating periods.

Knoxville, Tennessee

      WVLT, a CBS affiliate, was acquired by us in September 1996 and began operations in 1988. It is the second ranked station, with the third ranked news program, in the Knoxville, Tennessee market. The Knoxville area is a center for education, manufacturing, healthcare and tourism. The University of Tennessee’s main campus with approximately 26,000 students is located within the city of Knoxville. Leading manufacturing employers in the area include: Lockheed Martin Energy Systems, Inc., DeRoyal Industries, Aluminum Company of North America, Phillips Consumer Electronics North America Corp., Clayton Homes and Sea Ray Boats, Inc.

Market Overview

	2001	2006	CAGR

	(In Thousands)

DMA Population	1,208	1,277	1.12%

Retail Sales	$17,255	$22,109	5.08

EBI	19,317	25,203	5.46

Gross Market Revenue	68,700	77,600	2.47

Average Household Income	40.3	NA

Competitive Landscape

				Share Summary
				9 AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WBIR-TV	NBC	VHF	Gannett Company, Inc.	18	23	19	17

WVLT-TV	CBS	VHF	Gray Television, Inc.	12	10	14	11
WATE-TV	ABC	VHF	Young Broadcasting Inc.	11	8	10	11
WTNZ	FOX	UHF	Raycom Media, Inc.	3	4	4	2
WBXX-TV	WB	UHF	Acme Communications, Inc.	3	3	3	3

Lexington and Hazard, Kentucky

      WKYT, a CBS affiliate, was acquired by us in September 1994 and began operations in 1957. It is ranked first in total viewers and in news programming in the Lexington, Kentucky market. The Lexington area is a regional hub for shopping, business, healthcare, education and cultural activities. Major employers in the Lexington area include Toyota Motor Corp., Lexmark International, Inc., ALLTEL Corporation, Square D Company, Ashland, Inc., the University of Kentucky and International Business Machines Corporation. Eight hospitals are located in Lexington, reinforcing Lexington’s position as a regional medical center. The University of Kentucky’s main campus with approximately 25,000 students is located in Lexington. Frankfort, the capital of Kentucky is located within WKYT’s service area. WYMT,

WKYT’s sister station, is located in the Lexington DMA. In addition, the Lexington market is adjacent to the Bowling Green, Kentucky market where we intend to acquire WBKO, an ABC affiliate, in the merger.

      WYMT, a CBS affiliate, was acquired by us in September 1994 and began operations in 1985. It is ranked first in total viewers and in news programming in the Hazard, Kentucky market, a special 16 county trading area defined by Nielsen. The mountain region of eastern and southeastern Kentucky where Hazard is located is on the outer edges of four separate markets: Bristol-Kingsport-Johnson City, Charleston-Huntington, Knoxville and Lexington. Prior to the start of WYMT’s operations in 1985, mountain residents relied primarily on satellite dishes and cable television carrying distant signals for their television entertainment and news. WYMT is the only commercial television station in this 16-county trading area and we generally consider it to be a distinct television market even though WYMT is technically included in the Lexington market. WYMT is the sister station of WKYT and shares many resources and simulcasts some local programming with WKYT. The trading area’s economy is primarily centered around coal and related industries, such as natural gas and oil.

Market Overview

	2001	2006	CAGR

	(In Thousands)

DMA Population	1,153	1,210	0.97%

Retail Sales	$13,381	$15,738	3.30

EBI	17,241	22,236	5.22

Gross Market Revenue	55,300	67,600	4.10

Average Household Income	39.2	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WKYT-TV	CBS	UHF	Gray Television, Inc.	16	17	16	15
WLEX-TV	NBC	UHF	Evening Post Publishing Company	12	15	10	9
WTVQ-TV	ABC	UHF	Media General Broadcast Group	8	7	8	9
WDKY-TV	FOX	UHF	Sinclair Broadcast Group, Inc.	4	5	5	4
WYMT-TV	CBS	UHF	Gray Television, Inc.	2	2	3	2

Waco-Temple-Bryan, Texas

      KWTX and KBTX, both CBS affiliates, were acquired by us in October 1999 and began operations in 1955 and 1957, respectively. They collectively are ranked first in total viewers and in news programming in the Waco-Temple-Bryan, Texas market. KBTX is a “satellite” station under FCC rules and is used to enhance our ability to effectively serve the entire market. Waco, Temple, Killeen, Bryan and College Station are the primary economic centers of the region. College Station, Texas is the home of Texas A&M University with approximately 45,000 students and Baylor University is located in Waco, Texas with approximately 13,000 students. The Waco-Temple-Bryan economy centers on education, medical services and U.S. military installations. Leading employers in the area include: Texas A&M University, Raytheon, Baylor University, St. Joseph’s Regional Medical Center, Killeen ISD, Scott and White Hospital and the U.S. Army base at Fort Hood, Texas.

Market Overview

	2001	2006	CAGR

	(In Thousands)

DMA Population	843	869	0.61%

Retail Sales	$9,433	$11,698	4.40

EBI	11,824	14,508	4.18

Gross Market Revenue	29,500	36,400	4.29

Average Household Income	39.2	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

KWTX-TV & KBTX-TV	CBS	VHF	Gray Television, Inc.	19	18	19	17
KCEN-TV	NBC	VHF	Channel 6, Inc.	12	17	11	9
KWKT & KYLE	FOX	UHF	Communications Corp of America	7	7	8	6
KXXV & KRHD-LP	ABC, WB	UHF	Drewry Communications Group	7	6	9	7
KAKW	UNI	UHF	Univision Communications, Inc.	—	2	3	3

Lincoln-Hastings-Kearney, Nebraska

      KOLN and KGIN, both CBS affiliates, were acquired by us in July 1998 and began operations in 1953 and 1961, respectively. They are ranked first in total viewers and in news programming in the Lincoln-Hastings-Kearney, Nebraska market. KGIN is a “satellite” station under FCC rules and is used to enhance our ability to serve the entire market effectively. The city of Lincoln is the primary economic center of the region, the capital of Nebraska and home to the University of Nebraska with approximately 23,000 students. The Lincoln-Hastings-Kearney economy centers around state government, education, medical services and agriculture. Leading employers in the area include: the State of Nebraska, the University of Nebraska, Gallup Inc., the Lincoln Public School System and several area hospitals. The Lincoln market is adjacent to the Omaha, Nebraska market where we intend to acquire WOWT, an NBC affiliate, in the merger.

Market Overview

	2001	2006	CAGR

	(In Thousands)

DMA Population	684	696	0.35%

Retail Sales	$7,766	$8,680	2.25

EBI	12,081	15,140	4.62

Gross Market Revenue	21,200	25,900	4.09

Average Household Income	44.6	NA

Competitive Landscape

				Share Summary
				9 AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

KOLN & KGIN	CBS	VHF	Gray Television, Inc.	19	18	18	20
KHGI-TV	ABC	VHF	Pappas Telecasting Companies	6	6	9	7
KLKN & KLKE	ABC	VHF	Citadel Communications Company, Ltd.	4	4	6	4
KHAS-TV	NBC	VHF	Greater Nebraska Television, Inc.	4	6	4	3
KTVG	FOX	UHF	Hill Broadcasting Company, Inc.	2	3	3	2

Greenville-New Bern-Washington, North Carolina

      WITN, an NBC affiliate, was acquired by us in August 1997 and began operations in 1955. Based on the February and May 2002 ratings, WITN is currently tied for the first position in total viewers and in news programming in the Greenville-New Bern-Washington, North Carolina market. Greenville, North Carolina is the primary economic center of the region and home to East Carolina University with approximately 19,000 students. The Greenville-New Bern-Washington economy centers around education, manufacturing and agriculture. Leading employers in the area include: Pitt County Memorial Hospital, NADEP (Naval Rework Facility), East Carolina University, Catalytica Pharmaceuticals, Inc., PCS Phosphate, Rubber Maid Cleaning Products, Inc. and Weyerhaeuser Co.

Market Overview

	2001	2006	CAGR

	(In Thousands)

DMA Population	705	731	0.73%

Retail Sales	$7,271	$8,116	2.22

EBI	10,060	12,647	4.68

Gross Market Revenue	29,200	36,400	4.51

Average Household Income	40.0	NA

Competitive Landscape

				Share Summary
				9 AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WNCT-TV	CBS	VHF	Media General Broadcast Group	20	17	17	18

WITN-TV	NBC	VHF	Gray Television, Inc.	14	18	14	12
WCTI	ABC	VHF	Lamco Communications Incorporated	9	9	10	9
WFXI & WYDO	FOX	VHF	GOCOM Holdings LLC	5	5	6	4

Tallahassee, Florida-Thomasville, Georgia

      WCTV, a CBS affiliate, was acquired by us in September 1996 and began operations in 1955. It is ranked first in total viewers and in news programming in the Tallahassee, Florida-Thomasville, Georgia market. The Tallahassee-Thomasville economy centers around state and local government as well as state and local universities which include Florida State University with approximately 33,000 students, Florida A&M University with approximately 12,000 students, Tallahassee Community College, Thomas College and Valdosta State University. Florida State University and Florida A&M University each have their main campus located within the city of Tallahassee.

Market Overview

	2001	2006	CAGR

	(In Thousands)

DMA Population	649	678	0.88%

Retail Sales	$7,217	$8,880	4.23

EBI	9,439	11,780	4.53

Gross Market Revenue	23,900	30,500	5.00

Average Household Income	39.4	NA

Competitive Landscape

				Share Summary
				9 AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WCTV	CBS	VHF	Gray Television, Inc.	23	20	24	22
WTWC-TV	NBC	UHF	Sinclair Broadcast Group, Inc.	6	8	5	5
WTXL-TV	ABC	UHF	Media Venture Management, Inc.	5	5	7	5
WTLH	FOX	UHF	Pegasus Communications Corporation	4	5	6	3

Augusta, Georgia

      WRDW, a CBS affiliate, was acquired by us in January 1997 and began operations in 1954. It is ranked first in total viewers and in news programming in the Augusta, Georgia market. The Augusta, Georgia area is one of Georgia’s major metropolitan/regional centers, with a particular emphasis on health services, manufacturing and the military. The federal government employs military and civilian personnel at the Department of Energy’s Savannah River Site, a nuclear processing plant, and Fort Gordon, a U.S. Army military installation. Augusta has eight large hospitals, which collectively employ approximately 20,000 and reinforce Augusta’s status as a regional healthcare center. Augusta is also home to the Masters Golf Tournament, which has been broadcast by CBS for 46 years.

Market Overview

	2001	2006	CAGR

	(In Thousands)

DMA Population	644	661	0.52%

Retail Sales	$6,736	$7,902	3.24

EBI	8,668	10,153	3.21

Gross Market Revenue	30,000	36,200	3.83

Average Household Income	36.8	NA

Competitive Landscape

				Share Summary
				9 AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WRDW-TV	CBS	VHF	Gray Television, Inc.	18	17	18	16
WJBF	ABC	VHF	Media General Broadcast Group	14	13	15	16
WAGT	NBC	UHF	Schurz Communications, Inc.	11	13	9	6
WFXG	FOX	UHF	Fisher Broadcasting Company	8	7	9	8

La Crosse-Eau Claire, Wisconsin

      WEAU, an NBC affiliate, was acquired by us in July 1998 and began operations in 1953. It is the first ranked station in total viewers and in news programming in the La Crosse-Eau Claire, Wisconsin market. The La Crosse and Eau Claire economy centers around medical services, agriculture, education and retail business. The University of Wisconsin maintains an 11,000-student campus in Eau Claire. Leading employers include Menard, Inc., the University of Wisconsin at Eau Claire and several area hospitals. The La Crosse-Eau Claire market is adjacent to both the Madison, Wisconsin market where we intend to acquire WMTV, an NBC affiliate, in the merger and the Wausau-Rhinelander, Wisconsin market where we intend to acquire WSAW, a CBS affiliate, in the merger.

Market Overview

	2001	2006	CAGR

	(In Thousands)

DMA Population	530	541	0.41%

Retail Sales	$7,160	$8,793	4.19

EBI	7,779	9,415	3.89

Gross Market Revenue	22,800	30,200	5.78

Average Household Income	39.1	NA

Competitive Landscape

				Share Summary
				9 AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WEAU-TV	NBC	VHF	Gray Television, Inc.	18	24	16	17
WKBT	CBS	VHF	Morgan Murphy Stations	15	12	14	13
WXOW-TV & WQOW-TV	ABC	UHF	Quincy Newspapers, Inc.	10	10	12	12
WLAX & WEUX	FOX	UHF	Grant Media, Inc.	6	9	11	5

Panama City, Florida

      WJHG, an NBC affiliate, was acquired by us in 1960 and began operations in 1953. It is the first ranked station in total viewers and in news programming in the Panama City, Florida market. It has a secondary affiliation agreement with United Paramount Network, “UPN.” The Panama City economy centers around tourism, military bases, manufacturing, education and financial services. Panama City is the county seat and principal city of Bay County. Leading employers in the area include: Tyndall Air Force Base, the U.S. Navy Coastal Systems Station, Sallie Mae Servicing Corp., Stone Container Corporation, Arizona Chemical Corporation and Gulf Coast Community College. The Panama City market is adjacent to the Dothan, Alabama market where we intend to acquire WTVY, a CBS affiliate, in the merger.

Market Overview

	2001	2006	CAGR

	(In Thousands)

DMA Population	324	346	1.32%

Retail Sales	$3,508	$4,265	3.99

EBI	4,525	5,792	5.06

Gross Market Revenue	12,300	14,900	3.91

Average Household Income	37.4	NA

Competitive Landscape

				Share Summary
				9 AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WJHG-TV	NBC, UPN	VHF	Gray Television, Inc.	17	22	18	14
WMBB	ABC	VHF	Media General Broadcast Group	12	10	14	12
WPGX	FOX	UHF	Waitt Broadcasting, Inc.	4	4	5	4

Sherman, Texas-Ada, Oklahoma

      KXII, a CBS affiliate, was acquired by us in October 1999 and began operations in 1956. It is ranked first in total viewers and in news programming in the Sherman, Texas-Ada, Oklahoma market. The Sherman, Texas-Ada, Oklahoma economy centers around medical services, manufacturing and distribution services. Leading employers include Michelin, MEMC Southwest, Globitech, Raytheon, CIGNA, Johnson & Johnson and Texas Instruments.

Market Overview

	2001	2006	CAGR

	(In Thousands)

DMA Population	310	322	0.76%

Retail Sales	$3,815	$4,806	4.73

EBI	4,265	5,383	4.77

Gross Market Revenue	7,700	9,200	3.62

Average Household Income	35.4	NA

Competitive Landscape

				Share Summary
				9 AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

KXII	CBS	VHF	Gray Television, Inc.	20	17	17	17
KTEN	NBC	VHF	Lockwood Broadcasting, Inc.	7	8	8	5

Stations’ Markets

      Below is a brief description of the market for each of the stations that we intend to acquire in the merger. All statements as to station ranking in this prospectus are based on Nielsen data for the 6:00 a.m. to 2:00 a.m. Sunday through Saturday time period, except that data in the tables titled “Competitive Landscape” is based on BIA data for the 9:00 a.m. to midnight Sunday through Saturday time period. The news ranking information is based on our management’s review of the Nielsen Station Index, Viewers in Profile, dated May 2002. As NBC affiliate stations broadcasted the Olympic games, during February 2002, their ratings for this period reflect a higher-than-normal viewership. “CAGR” refers to compound annual growth rate and “EBI” refers to effective buying income. EBI statistics reflect data for 2000 and 2005. In the “Competitive Landscape” tables below, we have included only stations that BIA has reported at one share or more in three of the four most recent rating periods.

Wichita-Hutchinson, Kansas

      KAKE, KLBY and KUPK, all ABC affiliates, began operations in 1953. They collectively are ranked third in total viewers and in news programming in the Wichita-Hutchinson, Kansas market. KLBY and KUPK are “satellite” stations under FCC rules and are used to enhance Stations’ ability to effectively serve the entire market. The area is well known for its involvement in the aviation industry, with the top three companies in the region, Boeing Company, Cessna Aircraft Company and Raytheon Aircraft Company, representing that industry. The Wichita area also serves as a regional banking and medical center, as well as home to the McConnell Air Force Base. Other leading employers in the region are Wichita Public Schools and the State of Kansas. Wichita is also the home to Wichita State University, which has an enrollment of 14,000 students.

Market Overview

	2001	2006	CAGR

	(In Thousands)

DMA Population	1,175	1,212	0.62%

Retail Sales	$15,293	$18,877	4.30

EBI	19,659	23,850	3.94

Gross Market Revenue	57,200	71,200	4.48

Average Household Income	43.0	NA

Competitive Landscape

				Share Summary
				9 AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

KWCH-TV, KBSD-TV, KBSH-TV & KBSL-TV	CBS	VHF	Media General Broadcast Group	18	15	18	17
KSNW, KSNC, KSNG & KSNK	NBC	VHF	Emmis Communications Corp	16	22	15	14

KAKE-TV, KLBY & KUPK-TV	ABC	VHF	Stations Holding Company, Inc.	10	8	11	10
KSAS-TV, KAAS-TV & KBDK	FOX	UHF	Clear Channel Television, Inc.	4	6	6	4
KSCC	UPN	UHF	Mercury Broadcasting Company, Inc.	2	2	2	2
KWCV	WB	UHF	Banks Broadcasting, Inc.	2	2	2	—

Omaha, Nebraska

      WOWT, an NBC affiliate, began operations in 1949. It is ranked first in total viewers and second in news programming in the Omaha, Nebraska market. The Omaha DMA is home to five Fortune 100 companies, the U.S. Strategic Command Headquarters at Offutt Air Force Base, the University of Nebraska Medical Center and Creighton Medical Center. The University of Nebraska-Omaha has an

enrollment of nearly 14,000, and Creighton University has an enrollment of 6,300. Major employers in the area include: the United States military, Union Pacific Railroad, ConAgra, Omaha Public Schools and First Data Resources. The Omaha market is adjacent to the Lincoln, Nebraska market where we own and operate television stations KOLN and KGIN.

Market Overview

	2001	2006	CAGR

	(In Thousands)

DMA Population	1,008	1,048	0.78%

Retail Sales	$13,687	$16,275	3.52

EBI	20,452	27,141	5.82

Gross Market Revenue	62,100	72,200	3.06

Average Household Income	52.9	NA

Competitive Landscape

				Share Summary
				9 AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WOWT	NBC	VHF	Stations Holding Company, Inc.	18	24	14	13
KETV	ABC	VHF	Hearst-Argyle Television, Inc.	14	12	17	16
KMTV	CBS	VHF	Emmis Communications Corp.	14	10	15	12

KPTM	FOX	UHF	Pappas Telecasting Companies	7	9	9	7

KXVO	WB	UHF	Mitts Telecasting Company	3	3	3	4

Madison, Wisconsin

      WMTV, an NBC affiliate, began operations in 1953. It is the first ranked station, with the second ranked news program, in the Madison, Wisconsin market. The Madison area hosts the international headquarters for American Family Insurance, Oscar Meyer, Ray-O-Vac and Lands End. In addition to being the state capital, the University of Wisconsin has a major campus in Madison and has an enrollment of over 41,000 students. Major employers in the area are: University of Wisconsin Hospital and Clinics, General Motors Corporation, American Family Insurance, Meritor Health and Wisconsin Physicians Insurance Corporation. The Madison market is adjacent to the Wausau-Rhinelander market and the Rockford, Illinois market where we intend to purchase a television station and the La Crosse-Eau Claire, Wisconsin market where we own and operate television station WEAU.

Market Overview

	2001	2006	CAGR

	(In Thousands)

DMA Population	874	920	1.03%

Retail Sales	$15,394	$19,812	5.18

EBI	16,101	20,418	4.87

Gross Market Revenue	47,200	57,700	4.10

Average Household Income	47.3	NA

Competitive Landscape

				Share Summary
				9 AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WISC-TV	CBS	VHF	Morgan Murphy Stations	18	14	16	16

WMTV	NBC	UHF	Stations Holding Company, Inc.	15	22	12	12
WKOW	ABC	UHF	Quincy Newspapers, Inc.	10	8	11	11
WMSN-TV	FOX	UHF	Sinclair Broadcast Group, Inc.	7	7	12	5

Colorado Springs, Colorado

      KKTV, a CBS affiliate, began operations in 1952. It is ranked first in total viewers and in news programming in the Colorado Springs, Colorado market. The Colorado Springs market is home to five major military installations: the Air Force Academy, Peterson Air Force Base, Fort Carson Army Base, Cheyenne Mountain Complex (NORAD), and Shriever Air Force Base. Major employers in the area in addition to the United States military include: The City of Colorado Springs, WorldCom, Inc., Intel Corporation and various non-profit organizations.

Market Overview

	2001	2006	CAGR

	(In Thousands)

DMA Population	799	870	1.72%

Retail Sales	$10,439	$13,172	4.76

EBI	12,591	16,149	5.10

Gross Market Revenue	42,300	49,700	3.28

Average Household Income	41.3	NA

Competitive Landscape

				Share Summary
				9 AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

KKTV	CBS	VHF	Stations Holding Company, Inc.	17	14	16	15
KOAA-TV	NBC	VHF	Evening Post Publishing Company	13	21	10	12
KRDO-TV	ABC	VHF	Pikes Peak Broadcasting Company, Inc.	11	11	12	11
KXRM	FOX	UHF	Raycom Media, Inc.	7	8	9	6
KXTU-LP	UPN	UHF	Raycom Media, Inc.	2	2	2	3

Lansing, Michigan

      WILX, an NBC affiliate, began operations in 1957. It is ranked first in total viewers and in news programming in the Lansing, Michigan market. Lansing, the state capital, derives much of its economic base from state agencies, the automotive sector, and the Michigan State University which has over 43,000 students. Some of the top employers in the region include: the State of Michigan, Michigan State University, General Motors Corporation, Sparrow Health Systems and Meijer Grocery Stores.

Market Overview

	2001	2006	CAGR

	(In Thousands)

DMA Population	655	669	0.42%

Retail Sales	$7,561	$8,408	2.15

EBI	10,823	12,728	3.30

Gross Market Revenue	31,900	39,700	4.47

Average Household Income	45.1	NA

Competitive Landscape

				Share Summary
				9 AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WLNS	CBS	VHF	Young Broadcasting Inc.	17	14	16	15

WILX-TV	NBC	VHF	Stations Holding Company, Inc.	15	20	13	12
WSYM-TV	FOX	UHF	Journal Broadcast Group, Inc.	5	6	9	5
WLAJ	ABC	UHF	Freedom Communications, Inc.	5	4	8	6

Wausau-Rhinelander, Wisconsin

      WSAW, a CBS affiliate, began operations in 1954. It is ranked first in total viewers and in news programming in the Wausau-Rhinelander, Wisconsin market. In addition to being a regional medical center, Wausau and the surrounding communities are known as a major capital of paper products and insurance. The University of Wisconsin-Stevens Point has over 10,000 students and is located in the DMA. Major employers in the region include: Wausau Insurance, Marshfield Clinics, Wausau Hospital, Wausau-Mosinee Paper Corporation and the City of Wausau. The Wausau-Rhinelander market is adjacent to the Madison, Wisconsin market and the La Crosse-Eau Claire, Wisconsin market where we own and operate television station WEAU.

Market Overview

	2001	2006	CAGR

	(In Thousands)

DMA Population	444	456	0.53%

Retail Sales	$6,323	$7,707	4.04

EBI	6,984	8,558	4.15

Gross Market Revenue	18,100	22,000	3.98

Average Household Income	41.4	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WSAW-TV	CBS	VHF	Stations Holding Company, Inc.	21	18	19	19
WAOW-TV & WYOW	ABC	VHF	Quincy Newspapers, Inc.	15	16	17	14
WJFW-TV	NBC	VHF	Rockfleet Broadcasting, Inc.	8	13	8	7
WFXS	FOX	UHF	Davis Television, LLC	4	5	9	3

Rockford, Illinois

      WIFR, a CBS affiliate, began operations in 1965. It is ranked first in total viewers and in news programming in the Rockford, Illinois market. Currently, Rockford’s economy is based on the fastener business, as well as the manufacturing of machine parts and aerospace parts. Rockford is emerging as a growing regional education center, having the well respected, small liberal arts school Rockford College in its vicinity. Major employers in the region include: United Parcel Service, Rockford School District, Rockford Health Systems, DaimlerChrysler Corporation, Swedish American Health Systems and Hamilton Sundstrand Corporation. The Rockford market is adjacent to the Madison, Wisconsin market.

Market Overview

	2001	2006	CAGR

	(In Thousands)

DMA Population	460	472	0.52%

Retail Sales	$5,341	$5,965	2.23

EBI	8,178	9,590	3.24

Gross Market Revenue	26,600	33,100	4.47

Average Household Income	46.3	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WREX-TV	NBC	VHF	Quincy Newspapers, Inc.	16	23	16	13

WIFR	CBS	UHF	Stations Holding Company, Inc.	15	13	16	15
WTVO	ABC	UHF	Young Broadcasting Inc.	10	9	11	10
WQRF-TV	FOX	UHF	Quorum Broadcasting Company	8	8	10	7

Topeka, Kansas

      WIBW, a CBS affiliate, began operations in 1953. It is ranked first in total viewers and in news programming in the Topeka, Kansas market. The Topeka DMA has an agricultural base which is augmented by production and manufacturing. In addition to being the state capital, Topeka is home to Forbes Air Force Base, Kansas State University with an enrollment of 22,400 and Washburn University with an enrollment of 6,300 students. Major employers in the area include: Goodyear Tire and Rubber Corporation, Payless ShoeSource, Blue Cross Blue Shield of Kansas and Burlington Northern Santa Fe Railroad.

Market Overview

	2001	2006	CAGR

	(In Thousands)

DMA Population	443	442	(0.05)%

Retail Sales	$5,537	$6,723	3.96

EBI	6,708	7,631	2.61

Gross Market Revenue	16,200	19,900	4.20

Average Household Income	39.8	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WIBW	CBS	VHF	Stations Holding Company, Inc.	22	18	20	20
KSNT	NBC	UHF	Emmis Communications Corp	14	20	12	12
KTKA-TV	ABC	UHF	Brechner Management Company	5	5	8	7
KTMJ-CA	FOX, UPN	VHF	Montgomery Communications, Inc.	2	3	3	2

Dothan, Alabama

      WTVY, a CBS affiliate, began operations in 1954. It is ranked first in total viewers and in news programming in the Dothan, Alabama market. Dothan serves as the regional economic, retail, and medical center. It houses Ft. Rucker Army Base, the Southeast Alabama Medical Center, and serves as an important agricultural center. Major employers in the area include: Southeast Alabama Medical Center, Collins Signs, Dothan and Houston Counties School System, Perdue Farms, Inc. and Flowers Hospital. The Dothan market is adjacent to the Panama City, Florida market where we own and operate WJHG.

Market Overview

	2001	2006	CAGR

	(In Thousands)

DMA Population	246	249	0.24%

Retail Sales	$2,963	$3,288	2.10

EBI	3,481	4,187	3.76

Gross Market Revenue	11,900	14,500	4.03

Average Household Income	36.6	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WTVY	CBS	VHF	Stations Holding Company, Inc.	22	21	23	22
WDHN	ABC	UHF	Morris Multimedia, Inc.	6	6	7	6
WDFX-TV	FOX	UHF	Waitt Broadcasting, Inc.	4	6	5	3

Harrisonburg, Virginia

      WHSV, an ABC affiliate, began operations in 1953. It is the only commercial television station broadcasting in the Harrisonburg, Virginia market and is ranked first in total viewers and in news programming. The Harrisonburg market derives much of its economic base from poultry products, book manufacturing and the pharmaceutical industry. James Madison University, with an enrollment of over 16,000, is located in the DMA. Major employers in the area include: James Madison University, Pilgrims Pride, Cargill, Rockingham Memorial Hospital and R.R. Donnelley & Sons Company. In addition, the station signal covers Charlottesville, Virginia, the home of University of Virginia.

Market Overview

	2001	2006	CAGR

	(In Thousands)

DMA Population	228	236	0.69%

Retail Sales	$2,953	$3,512	3.53

EBI	3,493	4,174	3.63

Gross Market Revenue	9,800	11,800	3.78

Average Household Income	40.7	NA

Competitive Landscape

				Share Summary
				9 AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WHSV-TV	ABC	VHF	Stations Holding Company, Inc.	16	15	18	18

Bowling Green, Kentucky

      WBKO, an ABC affiliate, began operations in 1962. It is ranked first in total viewers and in news programming in the Bowling Green, Kentucky market. Bowling Green is located approximately 65 miles outside of Nashville, Tennessee and benefits from its proximity to this major city. Bowling Green is home to Western Kentucky University which has an enrollment of almost 15,000 students. Some of the major employers in the region include: Commonwealth Health Corp., Warren County Board of Education, Western Kentucky University, General Motors Corvette Plant and DESA International. The Bowling Green market is adjacent to the Lexington, Kentucky market where we own and operate WKYT and WYMT.

Market Overview

	2001	2006	CAGR

	(In Thousands)

DMA Population	209	220	1.03%

Retail Sales	$2,475	$2,865	2.97

EBI	3,039	4,006	5.68

Gross Market Revenue	7,500	8,800	3.25

Average Household Income	37.5	NA

Competitive Landscape

				Share Summary
				9 AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WBKO	ABC	VHF	Stations Holding Company, Inc.	21	22	22	22
WNKY	NBC	UHF	Northwest Broadcasting, L.P.	5	7	4	2

Meridian, Mississippi

      WTOK, an ABC affiliate, began operations in 1953. It is ranked first in total viewers and in news programming in the Meridian, Mississippi market. Meridian Naval Air Station is located in the DMA of Meridian, which also is a regional medical and economic center. Major industries in the area include tourism, timber processing, paper products and electronics manufacturing. Top employers in the area include: Peavey Electronics, Mississippi Band of Choctaw Indians, Meridian Naval Air Station, Jeff Anderson Regional Medical Center and the Meridian School System.

Market Overview

	2001	2006	CAGR

	(In Thousands)

DMA Population	189	190	0.11%

Retail Sales	$1,883	$2,245	3.58

EBI	2,469	3,048	4.30

Gross Market Revenue	7,900	9,800	4.40

Average Household Income	34.7	NA

Competitive Landscape

				Share Summary
				9 AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WTOK-TV	ABC	VHF	Stations Holding Company, Inc.	21	21	23	21
WMDN	CBS	UHF	Spain, Frank & Family	7	9	9	5
WGBC	NBC	UHF	Global Communications, Inc.	6	7	5	4

Parkersburg, West Virginia

      WTAP, an NBC affiliate, began operations in 1953. It is the only commercial television station broadcasting in the Parkersburg, West Virginia market and is ranked first in total viewers and in news programming. The Parkersburg DMA is a major chemical and petroleum center, with such employers as Dupont, Eramet, General Electric Company, Chevron, Globe Metallurgical and Krayton. Other significant employers include Coldwater Creek Clothiers and Ames Hardware. The Parkersburg DMA also plays host to Marietta College with an enrollment of nearly 23,500. In addition, the station signal covers the Athens, Ohio area, the home of Ohio University.

Market Overview

	2001	2006	CAGR

	(In Thousands)

DMA Population	159	157	(0.25)%

Retail Sales	$1,911	$2,025	1.17

EBI	2,539	3,051	3.74

Gross Market Revenue	5,600	6,600	3.34

Average Household Income	39.9	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WTAP-TV	NBC	UHF	Stations Holding Company, Inc.	21	27	19	21

Industry Background

      Currently, there is a limited number of channels available for broadcasting in any one geographic area, and the license to operate a television station is granted by the FCC. Television stations that broadcast over the very high frequency band (channels 2–13) of the spectrum generally have some competitive advantage over television stations that broadcast over the ultra-high frequency band (channels above 13) of the spectrum, because the former usually have better signal coverage and operate at a lower transmission cost.

      Advertising Sales. Television station revenues primarily are derived from local, regional and national advertising and, to a much lesser extent, from network compensation and revenues from studio and tower space rental and commercial production activities. Advertising rates are based upon a variety of factors, including a program’s popularity among the viewers an advertiser wishes to attract, the number of advertisers competing for the available time, the size and demographic makeup of the market served by the station and the availability of alternative advertising media in the market area. Rates also are determined by a station’s overall ratings and in-market share, as well as the station’s ratings and share among particular demographic groups, which an advertiser may be targeting. Because broadcast stations rely on advertising revenues, they are sensitive to cyclical changes in the economy. The sizes of advertisers’ budgets, which are affected by broad economic trends, affect the broadcast industry in general and the revenues of individual broadcast television stations.

      Rating Service Data. All television stations in the country are grouped by Nielsen, a national audience measuring service, into approximately 210 DMAs, that are ranked in size according to various formulae based upon actual or potential audience. Each DMA is an exclusive geographic area consisting of all counties in which the home-market commercial stations receive the greatest percentage of total viewing hours. Nielsen periodically publishes data on estimated audiences for the television stations in the various television markets throughout the country.

      Description of Network Affiliations. Four major broadcast networks, ABC, NBC, CBS and Fox Broadcasting Company, which we refer to as “FOX,” dominate broadcast television. Additionally, the United Paramount Network, which we refer to as “UPN,” Warner Brothers Network, which we refer to as “WB,” and the Pax TV Network, which we refer to as “Pax TV,” have been launched as additional television networks. An affiliate of FOX, UPN, WB or Pax TV receives a smaller portion of each day’s programming from its network compared to an affiliate of ABC, NBC or CBS.

      The affiliation of a station with ABC, NBC or CBS has a significant impact on the composition of the station’s programming, revenues, expenses and operations. A typical affiliate of these networks receives the majority of each day’s programming from the network. This programming, along with network compensation in the form of cash payments, in certain instances, is provided to the affiliate by the network in exchange for a substantial majority of the advertising time available for sale during the airing of network programs. The network then sells this advertising time and retains the revenues. The affiliate retains the revenues from time sold during breaks in and between network programs and programs the affiliate produces or purchases from non-network sources. In acquiring programming to supplement programming supplied by the affiliated network, the affiliates compete primarily with other affiliates and independent stations in their markets. Cable systems generally do not compete with local stations for programming, although various national cable networks from time to time have acquired programs that would have otherwise been offered to local television stations. In addition, a television station may acquire programming through barter arrangements. Under barter arrangements, a national program distributor may receive advertising time in exchange for the programming it supplies, with the station paying a reduced fee or no fee for such programming. Most successful commercial television stations obtain their brand identity from locally produced news programs.

      In contrast to a station affiliated with a network, a fully independent station purchases or produces all of the programming that it broadcasts, resulting in generally higher programming costs. An independent station, however, retains its entire inventory of advertising time and all the revenues obtained therefrom. As a result of the smaller amount of programming provided by its network, an affiliate of FOX, UPN, WB or Pax TV must purchase or produce a greater amount of programming, resulting in generally higher programming costs. These affiliate stations, however, retain a larger portion of the inventory of advertising time and the revenues obtained therefrom compared to stations affiliated with the major networks.

      Cable-originated programming is a significant competitor for viewers of broadcast television programming, although no single cable programming network regularly attains audience levels amounting to more than a small fraction of any single major broadcast network. The advertising share of cable networks has increased as a result of the growth in cable penetration (the percentage of television households which are connected to a cable system). Notwithstanding such increases in cable viewership and advertising, over-the-air broadcasting remains the dominant distribution system for mass-market television advertising.

      Network Affiliations of the Television Stations. Each of our stations and each of the stations that we intend to acquire in the merger is affiliated with a major network pursuant to an affiliation agreement. Each affiliation agreement provides the affiliated station with the right to broadcast all programs transmitted by the network with which the station is affiliated. In return, the network has the right to sell a substantial majority of the advertising time during such broadcasts. In exchange for every hour that a station elects to broadcast network programming, the network pays the station a specific network compensation fee, which varies with the time of day. Typically, prime-time programming generates the highest hourly network compensation payments. Such payments are subject to increase or decrease by the network during the term of an affiliation agreement with provisions for advance notices and right of termination by the station in the event of a reduction in such payments. In January 2002 we reached a preliminary agreement with NBC on the terms of a new 10-year affiliation agreement for WJHG. The agreement extends WJHG’s affiliation with NBC until December 31, 2011. Effective January 1, 2002, WJHG no longer receives network compensation payments from NBC under the affiliation agreement. In addition, we have preliminarily agreed with NBC to extend the existing affiliation agreements for WITN and WEAU until December 31, 2011. The network aggregate compensation payments made by NBC to WITN and WEAU will remain generally consistent with the terms of the existing agreements until June 30, 2006 for WITN and December 31, 2005 for WEAU, after which times NBC will cease making further compensation payments. We are working with NBC to finalize the definitive agreements with respect to these revised NBC affiliation agreements. As a result of these affiliation agreement renewals with NBC as well as with CBS, network compensation for our three NBC affiliates and our CBS affiliates, KWTX, KBTX and KXII will be phased out over the next few years. Each affiliation agreement is for a definite term and generally contains renewal provisions. Although we historically have renewed network affiliation agreements with the respective networks, we cannot guarantee that any agreements will be renewed in the future under their current terms. Please see the television station summary table for a listing of the expiration dates of the current network affiliation agreements for each of our stations and for each of the stations that we intend to acquire in the merger.

Network Compensation

      The table below shows the total network compensation, less applicable network charges, we earned in 1999, 2000 and 2001 as well as what we currently estimate we will earn in 2002 through 2005 for our stations, the stations that we intend to acquire in the merger and the Reno station. The amounts estimated below for 2002 through 2005 are based on the network affiliation agreements currently in effect.

We cannot guarantee that the future amounts we currently expect to earn will be realized. We currently do not expect to receive network compensation after 2005.

	1999	2000	2001	2002	2003	2004	2005

	(dollars in millions)

Gray	$7.90	$7.68	$6.17	$4.64	$4.38	$4.74	$2.20

Stations	5.35	4.92	4.18	2.96	2.84	2.81	1.40

Reno station	0.17	0.10	0.11	0.12	0.11	0.11	—

Combined Total	$13.42	$12.70	$10.46	$7.72	$7.33	$7.66	$3.60

Newspaper Publishing

      We own and operate four daily newspapers located in Georgia and Indiana. In the aggregate, our newspapers have approximately 126,000 daily subscribers. Seeking to build a loyal readership and to distinguish our newspapers from other publications, we focus our papers on local news, sports and lifestyle.

      For the 12 months ended June 30, 2002, revenues and operating cash flow before corporate and administrative expenses generated by our publishing segment were $42.5 million and $11.0 million, respectively. During this 12-month period, retail advertising at 50% comprised the largest percent of our publishing revenue, while classifieds accounted for 29%, circulation revenue accounted for 19% and miscellaneous revenue accounted for 2%.

The Albany Herald

      The Albany Herald Publishing Company, Inc., which we refer to as “The Albany Herald,” located in Albany, Georgia, publishes The Albany Herald seven days a week, serving southwest Georgia. The Albany Herald has a circulation of approximately 31,000 Sunday subscribers and 28,000 daily subscribers. The Albany Herald also produces a weekly advertising shopper and other niche publications.

Gwinnett Daily Post and The Rockdale Citizen/ Newton Citizen

      The Gwinnett Daily Post and The Rockdale Citizen/ Newton Citizen are newspapers that serve communities in the metro Atlanta area with complete local news, sports and lifestyles coverage together with national stories that directly impact their local communities.

      The Gwinnett Daily Post is published Tuesday through Sunday and has a circulation of approximately 65,000 subscribers. The Gwinnett Daily Post is located northeast of Atlanta in Gwinnett County, one of the fastest growing areas in the nation with an estimated population of approximately 650,000. According to Woods and Poole 2000 MSA Profile, Gwinnett County’s population is projected to grow by 25% between 1999 and 2004. Since we purchased the Gwinnett Daily Post in 1995, its frequency of publication has increased from three to six days per week and its circulation has grown from approximately 13,000 to 65,000 subscribers.

      The Rockdale Citizen/ Newton Citizen is published seven days per week with a circulation of approximately 17,000 subscribers. In 2000, we began publishing the Newton Citizen for distribution into neighboring Newton County. The Rockdale Citizen is located in Conyers, Georgia, the county seat of Rockdale County, which is 19 miles east of downtown Atlanta. Rockdale County and Newton County’s combined population is estimated to be approximately 132,000.

The Goshen News

      The Goshen News is published seven days a week with a circulation of approximately 16,000 subscribers and serves Goshen, Indiana and surrounding areas. The Goshen News also contains a weekly advertising shopper. Since we acquired The Goshen News in 1999, it has added a Sunday edition and converted the Saturday edition to morning delivery.

Industry Background

      Newspaper publishing is the oldest segment of the media industry and, as a result of the focus on local news, newspapers, in general, remain an important media for local advertising. Newspaper advertising revenues are cyclical and generally have been affected by changes in national and regional economic conditions. Financial instability in the retail industry, including bankruptcies of larger retailers and consolidations among large retail chains, can result in reduced retail advertising expenditures. Classified advertising, which makes up approximately one-third of newspaper advertising expenditures, can be affected by an economic slowdown and its effect on employment, real estate transactions and automotive sales. However, growth in housing starts and automotive sales, although cyclical in nature, generally provide continued growth in newspaper advertising expenditures. While the newspaper publishing industry is impacted by the economic cycles, it generally is not affected by the cyclical nature of political advertising revenue.

Pagers and Wireless Services

      The paging business, which we acquired in September 1996, is based in Tallahassee, Florida and operates in Columbus, Macon, Albany, Thomasville, Valdosta and Savannah, Georgia, in Dothan, Alabama, in Tallahassee, Gainesville, Orlando and Panama City, Florida and in certain contiguous areas. Our paging operations had approximately 68,000 units in service as of June 30, 2002. For the 12 months ended June 30, 2002, revenues and operating cash flow before corporate and administrative expenses generated by our paging segment were $8.4 million and $2.6 million, respectively.

      Our paging system operates by connecting a telephone call placed to a local telephone number with a local paging switch. The paging switch processes a caller’s information and sends the information to a link transmitter which relays the processed information to paging transmitters, which in turn alert an individual pager by means of a coded radio signal. This process provides service to a “local coverage area.” To further enhance coverage to our customer base, all of our local coverage areas are interconnected or networked, providing for “wide area coverage” or “network coverage.” A pager’s coverage area is programmable and can be customized to include or exclude any particular paging switch and its respective geographic coverage area, thereby providing our paging customers with a choice of coverage areas. In addition, we are able to network with other paging companies which share our paging frequencies in other markets, by means of an industry standard network paging protocol, to increase the geographic coverage area in which our customers can receive paging service. During 1999, we introduced services which allow our paging customers to receive electronic mail on their pagers. In addition, we expanded our capability so that individuals may send text messages via the internet to our paging customers by accessing the paging businesses web page. In 2001, we introduced WebTouch, allowing our customers to access their account information through the web to make changes and payments.

      A subscriber to our paging services either owns a pager, thereby paying solely for the use of our paging services, or leases a pager, thereby paying a periodic charge for both the pager and the paging services. Of our pagers that currently are in service, approximately 70% are customer owned and maintained, which we refer to as “COAM,” with the remainder being leased. COAM customers historically maintain service longer, thus enhancing the stability of the subscriber base and earnings. We are focusing our marketing efforts on increasing our base of COAM users.

Industry Background

      Three tiers of carriers have emerged in the paging industry: (i) large nationwide providers serving multiple markets throughout the United States; (ii) regional carriers, like our paging business, which operate in regional markets such as several contiguous states in one geographic region of the United States; and (iii) small, single market operators.

      The paging industry traditionally has marketed its services through direct distribution by sales representatives. In recent years, additional channels of distribution have evolved, including: (i) carrier-operated retail stores; (ii) resellers who purchase paging services on a wholesale basis from carriers and resell those services on a retail basis to their own customers; and (iii) sales agents who solicit customers and are compensated on a salary and commission basis.

Competition

Television Industry

      Competition in the television industry exists on several levels: competition for audience, competition for programming (including news) and competition for advertising. Additional factors that are material to a television station’s competitive position include signal coverage and assigned frequency.

      Audience. Stations compete for audience based on program popularity, which has a direct effect on advertising rates. A substantial portion of the daily programming on each of our stations and each of the stations that we intend to acquire in the merger is supplied by the network. During those periods, the stations are totally dependent upon the performance of the network programs to attract viewers. We can give no assurance that such programming will achieve or maintain satisfactory viewership levels in the future. Non-network time periods are programmed by each station with a combination of locally produced news, public affairs and other entertainment programming, including news and syndicated programs purchased for cash, cash and barter, or barter only.

      In addition, the development of methods of transmitting television video programming other than over-the-air broadcasting, and in particular, cable television, has significantly altered competition for audience in the television industry. These other transmission methods can increase competition for a broadcasting station by bringing into its market distant broadcasting signals that otherwise would not be available to the station’s audience and also by serving as a distribution system for non-broadcast programming.

      Other sources of competition include home entertainment systems, which we refer to as “wireless cable” services, satellite master antenna television systems, low power television stations, television translator stations, direct broadcast satellite, which we refer to as “DBS,” video distribution services and the internet.

      Programming. Competition for programming involves negotiating with national program distributors or syndicators that sell first-run and rerun packages of programming. Each station competes against the broadcast station competitors in its market for exclusive access to off-network reruns, such as Seinfeld, and first-run shows, such as Entertainment Tonight. Competition also exists for exclusive news stories and features. Cable systems generally do not compete with local stations for programming, although various national cable networks from time to time have acquired programs that otherwise would have been offered to local television stations.

      Advertising. Advertising rates are based upon the size of the market in which a particular station operates, a station’s overall ratings, a program’s popularity among the viewers that an advertiser wishes to attract, the number of advertisers competing for the available time, the demographic makeup of the market served by the station, the availability of alternative advertising media in the market area, aggressive and knowledgeable sales forces and the development of projects, features and programs that tie advertiser messages to programming. Advertising revenues comprise the primary source of revenues for our stations and each of the stations that we intend to acquire in the merger. Our stations and each of the stations that we intend to acquire in the merger compete for such advertising revenues with other television stations and other media in their respective markets. The stations also compete for advertising revenue with other media, such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail, internet and local cable systems. Competition for advertising dollars in the broadcasting industry occurs primarily within individual markets.

Newspaper Industry

      Our newspapers compete for advertisers with a number of other media outlets, including magazines, radio, television and the internet, as well as other newspapers, which also compete for readers with our publications. One of our newspaper competitors is significantly larger than us and operates in two of our newspaper markets. We differentiate our publications from the other newspaper by focusing on local news and local sports coverage. We clearly identify the markets we wish to target and seek to become the primary source for local news and advertising information within those markets.

Paging Industry

      The paging industry is highly competitive. Companies in the industry compete on the basis of price, coverage area offered to subscribers, available services offered in addition to basic numeric or tone paging, transmission quality, system reliability and customer service. We compete by maintaining competitive pricing of our product and service offerings, by providing quality, reliable transmission networks and by furnishing subscribers a superior level of customer service.

      Our primary competitors include those paging companies that provide wireless service in the same geographic areas in which we operate. We experience competition from one or more competitors in all locations in which we operate; however, many of our competitors have experienced financial difficulty in the past two years.

      Our paging services also compete with other wireless communications services such as cellular service. The typical customer uses paging as a low cost wireless communications alternative either on a stand-alone basis or in conjunction with cellular services. In addition, technological developments in the wireless communications industry and enhancements of current technology have created new products and services, such as personal communications services and mobile satellite services, which also are competitive with the paging services that we currently offer. FCC policies are aimed at encouraging such technological developments, new services and promoting competition. We can give no assurance that our paging business would not be affected adversely by such technological developments or regulatory changes.

Federal Regulation of Our Business

Television Broadcasting

      Existing Regulation. Television broadcasting is subject to the jurisdiction of the FCC under the Communications Act and the Telecommunications Act. The Communications Act prohibits the operation of television broadcasting stations except under a license issued by the FCC. It also empowers the FCC, among other things, to issue, revoke and modify broadcasting licenses, determine the locations of stations, regulate the equipment used by stations, adopt regulations to carry out the provisions of the Communications Act and the Telecommunications Act and impose penalties for violation of such regulations. The Communications Act also prohibits the assignment of a license or the transfer of control of a licensee, including in connection with the merger, without prior FCC approval.

      License Grant and Renewal. Television broadcasting licenses generally are granted or renewed for a period of eight years but may be renewed for a shorter period if the FCC finds that the “public interest, convenience, and necessity” would be served by a shorter renewal period. The Telecommunications Act requires a broadcast license to be renewed if the FCC finds that: (i) the station has served the public interest, convenience and necessity; (ii) there have been no serious violations of either the Telecommunications Act or the FCC’s rules and regulations by the licensee; and (iii) there have been no other violations, which taken together would constitute a pattern of abuse. At the time an application is made for renewal of a television license, parties in interest may file petitions to deny, and such parties, including members of the public, may comment upon the service the station has provided during the preceding license term and urge denial of the application. If the FCC finds that the licensee has failed to meet the above-mentioned requirements, it could deny the renewal application or grant a conditional approval, including renewal for a lesser term. The FCC will not consider competing applications contemporaneously with a renewal application. Only after denying a renewal application can the FCC accept and consider competing applications for the license. Although in substantially all cases broadcast licenses are renewed by the FCC even when petitions to deny are filed against broadcast license renewal applications, there can be no assurance that our licenses and Benedek’s licenses will be renewed. We are not aware of any facts or circumstances that would be likely to prevent the renewal of the licenses for our stations or for the stations that we intend to acquire in the merger at the end of their respective license terms. Please see the television station summary table for a listing of the renewal dates of the current FCC licenses for each of our stations and for each of the stations that we intend to acquire in the merger.

      Multiple Ownership Restrictions. Currently, the FCC has rules that limit the ability of individuals and entities to own or have an ownership interest above a certain level, an “attributable” interest, as described more fully below, in broadcast stations, as well as other mass media entities. The current rules limit the number of broadcast stations that may be owned both on a national and a local basis. On a national basis, the rules preclude any individual or entity from having an attributable interest in co-owned television stations whose aggregate audience reach exceeds 35% of all United States television households, which we refer to as “TV national cap.” An owner of a television station that has an attributable interest in another television station in the same Nielsen DMA, or that operates a satellite station in the same market, does not have to include those additional same-market outlets in calculating its 35% aggregate television audience reach cap. A station owner with an attributable interest in a station that is in a separate market (including time-brokered local marketing agreements, which we refer to as “LMAs,” and satellite stations) must count that additional audience as part of its national aggregate audience. The U.S. Court of Appeals for the D.C. Circuit recently has ordered the FCC to review the TV national cap to determine whether it is necessary to protect the public interest. The rule remains in effect while the FCC conducts proceedings in accordance with the court’s order. The FCC recently announced that it will examine the TV national cap in a general review of media ownership restrictions described below.

      On a local basis, the FCC has revised its local market television ownership rules, which we refer to as the “television duopoly rule,” permitting station owners to realize the efficiencies of certain types of common ownership. The FCC currently allows the common ownership of two television stations without regard to broadcast signal contour overlap if the stations are in separate DMAs. The FCC continues to allow common ownership of two stations in the same DMA provided their “Grade B” signal contours do not overlap. A “Grade B” signal contour generally represents the commercially viable physical coverage limit of a television station’s transmission signal, usually extending from approximately 55 to 75 miles in each direction from a station’s transmitter. Entities are permitted to own two television stations within the same DMA if eight full-power independently owned television stations (commercial and noncommercial) will remain post-merger, and one of the co-owned stations is not among the top four-ranked stations in the market based on audience share. For a television station to count toward the minimum number of independent stations necessary for FCC approval of a proposed duopoly, its Grade B signal contour must overlap the Grade B signal contour of at least one of the television stations involved in the proposed combination. The common ownership of two television stations in the same market with an overlapping contour is permitted where the same-market licensee is the only reasonably available buyer and the station purchased is a “failed station” (either off the air for at least four months prior to the waiver application or involved in involuntary bankruptcy or insolvency proceedings) or a “failing” station (having a low audience share and financially struggling during the previous several years). A waiver of the FCC’s ownership restrictions is possible if the applicants for waiver can show that the combination will result in the construction of a station that previously was not built. The U. S. Court of Appeals for the D.C. Circuit recently held that the television duopoly rule is arbitrary and capricious and remanded the rule to the FCC for further consideration. The court held that the FCC had not adequately explained why the eight voice test excluded non-broadcast media. The FCC recently announced that it will examine the television duopoly rule in a general review of media ownership restrictions described below.

      The FCC also substantially modified its rules implementing TV-radio cross-ownership restrictions, the so-called “one-to-a-market” rule. Depending upon the particular circumstances, an entity may own up to two television stations and six radio stations or one television station and seven radio stations in a market.

      In addition, the FCC decided in May of 2000 to retain the cable/television cross-ownership rule, which prohibits joint ownership of a broadcast television station and cable system in the same market. An appeal challenging the FCC’s decision to retain this rule, however, was filed shortly thereafter in the U.S.

Court of Appeals for the D.C. Circuit. The D.C. Circuit vacated the rule in February of this year and ordered the FCC to provide a stronger justification for the rule before the FCC attempts to reinstate it.

      The FCC also has initiated a proceeding to determine whether any changes should be made to its newspaper/broadcast cross-ownership rule. The rule, adopted by the FCC in the 1970s, generally prohibits one entity from owning both a commercial broadcast station and a daily newspaper in situations where the predicted or measured contours of the station encompass entirely the community in which the newspaper is published.

      The FCC recently announced that it will review six media ownership rules as part of one omnibus proceeding which it hopes to complete in the spring of 2003. These six rules include: (i) the TV national cap; (ii) newspaper-broadcast ownership restrictions; (iii) the television duopoly rule; (iv) the radio-television cross-ownership rule; (v) the dual network rule, which prohibits one company from owning more than one of the nation’s top four broadcast television networks; and (vi) certain aspects of the rules governing local ownership of radio stations.

      Expansion of our broadcast operations in particular areas and nationwide will continue to be subject to the FCC’s ownership rules and any changes the FCC or Congress may adopt. Any relaxation of the FCC’s ownership rules may increase the level of competition in one or more of the markets in which our current stations and the stations that we intend to acquire in the merger are located, particularly to the extent that our competitors or Benedek’s competitors may have greater resources and thereby be in a better position to capitalize on such changes.

      Under the FCC’s ownership rules, a direct or indirect purchaser of certain types of our securities could violate FCC regulations if that purchaser owned or acquired an “attributable” or “meaningful” interest in other media properties in the same areas as our stations or in a manner otherwise prohibited by the FCC. All officers and directors of a licensee, as well as general partners, uninsulated limited partners or uninsulated members of a limited liability company and stockholders who own 5% or more of the voting power of the outstanding common stock of a licensee (either directly or indirectly), generally will be deemed to have an “attributable” interest in the licensee. Certain institutional investors, which exert no control or influence over a licensee, may own up to 20% of the voting power of the outstanding common stock before attribution occurs.

      The FCC recently has revised its broadcast ownership attribution rules. The attribution rules define what constitutes a “cognizable interest” for purposes of applying the ownership rules. The FCC’s attribution rules now include a new “equity/debt plus” attribution rule that functions in addition to the current attribution rules. Under the new rule, a holder of a financial interest, whether equity or debt or both, of 33% of licensee’s total assets will have an attributable interest in that licensee if it is either a major program supplier to that licensee (supplying more than 15% of a station’s total weekly broadcast programming hours) or if it is a same media market entity (including broadcasters, cable operators and newspapers). All stock, including common and preferred, voting and nonvoting stock, will be counted toward the 33% threshold. Time brokerage of another television station in the same market (including LMAs) for more than 15% of the brokered station’s broadcast hours per week will result in the attribution of the time brokerage arrangement. Except for certain LMAs, any interest acquired on or after November 7, 1996, is subject to the FCC’s revised ownership and attribution rules. To the best of our knowledge, none of our officers, directors or 5% stockholders currently holds an attributable interest in another television station, radio station, cable television system or daily newspaper that is inconsistent with the FCC’s ownership rules and policies or with our ownership of our stations.

      Alien Ownership Restrictions. The Communications Act restricts the ability of foreign entities or individuals to own or hold interests in broadcast licenses. Foreign governments, representatives of foreign governments, non-citizens, representatives of non-citizens, and corporations or partnerships organized under the laws of a foreign nation are barred from holding broadcast licenses. Non-citizens, collectively, may directly or indirectly own or vote up to 20% of the capital stock of a licensee. In addition, a broadcast license may not be granted to or held by any corporation that is controlled, directly or indirectly, by any other corporation more than one-fourth of whose capital stock is owned or voted by non-citizens or their representatives or by foreign governments or their representatives, or by non-U.S. corporations if the FCC finds that the public interest will be served by the refusal or revocation of such license. We have been advised that the FCC staff has interpreted this provision of the Communications Act to require an affirmative public interest finding before a broadcast license may be granted to or held by any such corporation and the FCC has made such an affirmative finding only in limited circumstances. We currently are in compliance with the FCC’s alien ownership restrictions. We serve as a holding company for wholly-owned subsidiaries that are licensees for our stations and, therefore, may be restricted from having more than one-fourth of our stock owned or voted directly or indirectly by non-citizens, foreign governments, representatives of non-citizens or foreign governments, or foreign corporations.

      The 1992 Cable Act. On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992, which we refer to as the “1992 Cable Act.” The FCC implemented the requirements of the 1992 Cable Act. Certain statutory provisions, such as signal carriage, retransmission consent and equal employment opportunity requirements, have a direct effect on television broadcasting. Other provisions are focused exclusively on the regulation of cable television but still can be expected to have an indirect effect on us because of the competition between over-the-air television stations and cable systems.

      The signal carriage, or “must carry,” provisions of the 1992 Cable Act require cable operators to carry the signals of local commercial and non-commercial television stations and certain low power television stations. Systems with 12 or fewer usable activated channels and more than 300 subscribers must carry the signals of at least three local commercial television stations. A cable system with more than 12 usable activated channels, regardless of the number of subscribers, must carry the signals of all local commercial television stations, up to one-third of the aggregate number of usable activated channels of such system. The 1992 Cable Act also includes a retransmission consent provision that prohibits cable operators and other multi-channel video programming distributors from carrying broadcast stations without obtaining their consent in certain circumstances. The “must carry” and retransmission consent provisions are related in that a local television broadcaster, on a cable-system-by-cable-system basis, must make a choice once every three years regarding whether to (1) proceed under the “must carry” rules or (2) waive that right to mandatory but uncompensated carriage and negotiate a grant of retransmission consent to permit the cable system to carry the station’s signal, in most cases in exchange for some form of consideration from the cable operator. Cable systems must obtain a retransmission consent to carry all distant commercial stations other than certain “super stations” delivered via satellite. Under rules adopted to implement these “must carry” and retransmission consent provisions, local television stations are required to make an election of “must carry” or retransmission consent at three year intervals. Stations that fail to make an election are deemed to have elected carriage under the “must carry” provisions. Other issues addressed in the FCC rules are market designations, the scope of retransmission consent and procedural requirements for implementing the signal carriage provisions. Each of our stations and each of the stations that we intend to acquire in the merger has elected “must carry” status on certain cable systems in its DMA. On other cable systems our stations have entered into retransmission consent agreements. This election entitles our stations to carriage on those systems until at least December 31, 2002.

      The 1992 Cable Act was amended in several important respects by the Telecommunications Act. Most notable, the Telecommunications Act repealed the cross-ownership ban between cable and telephone entities as well as the FCC’s former video dial-tone rules (permitting telephone companies to enter the video distribution services market under several new regulatory options). The Telecommunications Act also (1) eliminated the broadcast network/cable cross-ownership limitation and (2) lifted the statutory ban on TV/cable cross-ownership within the same market area (without, however, eliminating the separate FCC rules on TV/cable cross-ownership which, as discussed above, recently were vacated by court order).

      Digital Television Service. In December 1996, the FCC formally approved technical standards for DTV. DTV is a flexible system that will permit broadcasters to utilize a single digital channel in various ways, including providing one channel of high-definition television programming with greatly enhanced image and sound quality or several channels of lower-definition television programming, or “multicasting.” DTV also is capable of accommodating subscription video and data services. Broadcasters may offer a combination of services, so long as they transmit at least one stream of free video programming on the DTV channel. The FCC has assigned to each existing full power television station (including each of our stations and each of the stations that we intend to acquire in the merger) a second channel to implement DTV while present television operations are continued on that station’s existing analog channel. Although in some cases a station’s DTV channel may permit operation only over a smaller geographic service area than that available using its existing channel, the FCC’s stated goal in assigning channels was to provide stations with DTV service areas that will replicate their existing service areas. The FCC’s DTV rules also permit stations to request new channel assignments and other modifications to their assigned DTV facilities, allowing them to expand their DTV service areas if certain interference criteria are met. Under FCC rules and the Balanced Budget Act of 1997, station owners may be required to surrender one channel in 2006 and thereafter provide service solely in the DTV format. Generally, under current FCC rules each of our stations and each of the stations that we intend to acquire in the merger was required to construct DTV facilities and commence operations by May 2002. We completed our DTV implementation at WRDW, our Augusta, Georgia station, in early 2000. In 2001, we completed our DTV implementation at KWTX, our Waco, Texas station and WEAU, our Eau Claire, Wisconsin station. In May 2002, we commenced digital broadcasting on KXII in Sherman, Texas. In August 2002, we commenced digital broadcasting at WKYT, our Lexington, Kentucky station. Our remaining eight stations have been granted six-month extensions to the May 2002 deadline and these extensions will need to be renewed if the stations are not broadcasting in digital format by the time the extensions expire. We plan to complete the necessary DTV construction at all of our remaining stations within the next year. Of the stations we intend to acquire in the merger, one station, WMTV in Madison, Wisconsin, has commenced DTV operations, and 12 stations are currently under construction and are currently expected to be broadcasting in a digital format within the next year. We expect to begin and complete DTV construction at the remaining two stations as soon as practicable after completing the merger.

      In November 1998, the FCC issued a decision to implement the requirement of the Telecommunications Act that the FCC charge broadcasters a fee for offering subscription services on the DTV channel. The FCC decision was to impose a fee of 5% of the gross revenues generated by such services. The FCC also is considering whether and how to extend cable systems’ obligations for mandatory carriage of broadcast stations’ DTV channels. Finally, the FCC is considering additional public interest obligations on broadcasters’ digital operations. The FCC has asked for comments on four general categories of issues: (1) the application of television stations’ public interest obligations to the new flexibility and capabilities of digital television, such as multiple channel transmission; (2) how television stations could best serve their communities in terms of providing their viewers with information on their public interest activities, and using digital technology to provide emergency information in new ways; (3) how DTV broadcasters could increase access to television programming for people with disabilities and further the longstanding legislative and regulatory goals of diversity; and (4) whether broadcasters could enhance the quality of political discourse through use of the airwaves for political issues and debate.

      In January 2001, the FCC issued an order addressing the “must-carry” rights of digital television broadcasters in which it determined the following:

•	Digital-only television stations immediately may assert carriage rights on local cable systems;

•	Television stations that return their analog spectrum and convert to digital operations are entitled to “must-carry” rights; and

•	A digital-only station asserting “must-carry” rights is entitled to carriage of only a single programming stream and other “program-related” content, regardless of the number of programs it broadcasts simultaneously on its digital spectrum.

      The FCC deferred making a decision as to whether broadcasters are entitled to simultaneous carriage on cable systems of both their digital and analog signals during the transition to DTV. Nevertheless, the agency did announce its tentative conclusion that, although neither forbidden nor mandated by the Communications Act, dual carriage obligations would appear to impose an unconstitutional burden on a cable operator’s First Amendment rights. The FCC also is considering whether rules for carriage of digital television signals by cable system operators also should apply to direct broadcast satellite operators.

      Several parties have filed petitions for reconsideration of the FCC’s DTV “must-carry” decision. Those petitions remain pending before the FCC, and we cannot predict what changes, if any, the FCC will make to its DTV “must-carry” rules on reconsideration.

      Direct Broadcasting Satellite Systems. The FCC has authorized DBS, a service which provides multichannel video programming via satellite directly to home subscribers. Congress has enacted the Satellite Home Viewer Improvement Act, which we refer to as “SHVIA,” which gives satellite companies the option of providing local broadcast stations to subscribers living in the station’s local market area. This is referred to as “local-into-local” service.

      Beginning January 1, 2002 DBS operators became subject to a requirement for mandatory carriage of local television stations, similar to that applicable to cable systems, for those markets in which a satellite carrier chooses to provide any local signal. Stations in affected markets were required to make “must-carry” elections by June 2001. SHVIA also extended the current system of satellite distribution of distant network signals to unserved households (for example, those that do not receive a Grade B signal contour from a local network affiliate). In response to a challenge to certain provisions of SHVIA, a panel of the U.S. Court of Appeals for the Fourth Circuit upheld the requirement that DBS operators carry the signal of all local television stations in markets where they elect to carry any local signals. The court also upheld an FCC rule that permits DBS operators to offer all local television stations on a single tier basis or an a la carte basis. The rule allows consumers to choose between the two options. The Supreme Court recently denied certiorari in this case.

      In response to broadcasters’ June 2001 elections, DBS operators issued a large number of carriage denial letters, prompting the FCC to issue an order in September 2001 clarifying the DBS mandatory carriage rules. In particular, the FCC emphasized that a satellite carrier must have a “reasonable basis” for rejecting a broadcast station’s request for carriage. We cannot predict the impact of DBS service upon our business.

      Recent Developments. Congress recently has enacted legislation and the FCC currently has under consideration or is implementing new regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation and ownership of our broadcast properties and of the broadcast properties that we intend to acquire in the merger. In addition to the proposed changes noted above, such matters include, for example, spectrum use fees, political advertising rates, potential advertising restrictions on the advertising of certain products (such as hard liquor), the rules and policies to be applied in enforcing the FCC’s equal employment opportunity regulations, cable carriage of digital television signals and viewing of distant network signals by direct broadcast satellite services. Other matters that could affect our broadcast properties and the broadcast properties that we intend to acquire in the merger include technological innovations and developments generally affecting competition in the mass communications industry, such as the recent initiation of direct broadcast satellite service, and the continued establishment of wireless cable systems and low power television stations.

      In response to a decision of the U.S. Court of Appeals for the D.C. Circuit, the FCC suspended its requirement that licensees widely disseminate information about job openings to all segments of the community to ensure that all qualified applicants, including minorities and women, have sufficient opportunities to compete for jobs in the broadcast industry. The FCC recently proposed new rules designed to satisfy the court’s ruling concerning these so-called “equal employment opportunity” requirements. The new rules would reinstate under a different format the requirement that licensees widely disseminate information about job openings to all segments of the community and periodically disclose details concerning recruiting and outreach activities.

Paging

      Federal Regulation. Our paging operations, which we acquired in September 1996, are subject to regulation by the FCC under the Communications Act. The FCC has granted us licenses to use the radio frequencies necessary to conduct our paging operations.

      License Grant and Renewal. Our FCC paging licenses are granted for varying terms of up to 10 years, at the end of which renewal applications must be approved by the FCC. We hold various FCC radio licenses which are used in connection with our paging operations. Our paging licenses will expire during calendar year 2009. Licensees in the paging services normally enjoy a license renewal expectancy and the vast majority of license renewal applications are granted in the normal course. Although we are unaware of any circumstances which could prevent the grant of renewal applications, no assurance can be given that any of our licenses will be free of competing applications or will be renewed by the FCC. Furthermore, the FCC has the authority to restrict the operations of licensed facilities or to revoke or modify licenses. None of our licenses has ever been revoked or modified involuntarily, and such proceedings by the FCC are rarely undertaken.

Employees

      The table below summarizes as of June 30, 2002 the number of full time employees we had and the number of full time employees we intend to acquire in the merger. None of our current employees are represented by unions. At three of the stations we intend to acquire in the merger three unions represent a total of approximately 175 employees. The collective bargaining agreements expire at various times from June 2003 through December 2003. At WIFR-TV, Rockford, Illinois, 23 employees have certified a union and negotiations for a collective bargaining agreement are scheduled to occur shortly. There are no unionized employees at the other stations we are acquiring as a result of the merger. We believe our relations with our employees are satisfactory.

      Full Time Employees as of June 30, 2002:

	Total	Broadcasting	Publishing	Paging	Corporate

Gray	1,194	798	331	49	16

Stations	867	849	—	—	18

Reno	74	74	—	—	—

Combined Total	2,135	1,721	331	49	34

Properties

      Our principal executive offices are located at 4370 Peachtree Road, NE, Atlanta, Georgia, 30319. Stations’ principal executive offices are located in leased premises in Hoffman Estates, Illinois. Stations also has executive offices in New York City.

      The types of properties required to support television stations include offices, studios, transmitter sites and antenna sites. A station’s studios generally are housed with its offices in business districts. The transmitter sites and antenna generally are located in elevated areas to provide optimal signal strength and coverage. The types of properties required to support newspaper publishing include offices, facilities for printing presses and production and storage. Paging properties include leased retail, office and tower space.

      The following tables set forth certain information regarding our significant properties and each of the stations that we intend to acquire in the merger.

Television Broadcasting

Our Television Stations

		Approximate
	Owned or	Size	Height (ft.)/	Lease
Station, Market Area and Use	Leased	(sq. ft.)(a)	Power	Expiration Date

Knoxville, Tennessee WVLT
Office and studio	Owned	18,000		—
Transmission tower site	Leased	Tower space	1,078/316 kw	Month to month
Lexington, Kentucky WKYT
Office, studio and transmission tower site	Owned	34,500	1,023/—	—
Hazard, Kentucky WYMT
Office and studio	Owned	21,200	—	—
Transmission tower site	Leased	—	1,029/263 kw	06/2005
Transmitter buildings and improvements	Owned	816 and 864		—
Waco, Texas KWTX
Office and studio	Owned	34,000	—	—
Moody, Texas KWTX
Transmission tower site	Owned	856	1,679/209 kw	—
Bryan, Texas KBTX
Office and studio	Owned	7,000	374	—
Grimes County, Texas KBTX
Transmission tower site	Owned	1,300	1,705/70	03/2023
Calvert, Texas KBTX
Transmission tower site	Owned	80 and 96	252	—
Falls County, Texas KBTX
Transmission tower site	Owned	128	200	—
Beaver Crossing, Nebraska KOLN
Transmission tower site	Owned	120 acres	1,500/302 kw	—
Lincoln, Nebraska KOLN
Office and studio	Owned	28,044	400
Bradshaw, Nebraska KOLN
Transmission tower site	Owned	8 acres	345
Heartwell, Nebraska KGIN
Transmission tower site	Owned	71 acres	1,069/316 kw	—
Grand Island, Nebraska KGIN
Office and studio	Leased	3,616	—	12/2003
Washington, North Carolina WITN
Office and studio	Owned	19,600	198	—
Greenville, North Carolina WITN
Office and studio	Leased	2,822	—	11/2003
Grifton, North Carolina WITN
Transmitter building	Owned	4,190	2,000	—
Grifton, North Carolina WITN
Transmission tower site	Leased	9 acres	316 kw	01/2029
Tallahassee, Florida WCTV
Office and studio	Owned	20,000		—
	Leased	37 acres	310	12/2014
Metcalf, Georgia WCTV
Transmission tower site	Owned	182 acres	2,000/100 kw	—
North Augusta, South Carolina WRDW
Office and studio	Owned	17,000	501/20 kw	—
Beech Island, South Carolina WRDW
Transmission tower site	Owned	143 acres	1,506	—
Eau Claire, Wisconsin WEAU
Office and studio	Owned	16,116	1,000	—

		Approximate
	Owned or	Size	Height (ft.)/	Lease
Station, Market Area and Use	Leased	(sq. ft.)(a)	Power	Expiration Date

Township of Fairchild, Wisconsin WEAU Transmitter building and transmission tower site	Owned with easement	2,304	2,000/316 kw	—
Panama City, Florida WJHG
Office and studio	Owned	14,000	400	—
Youngstown, Florida WJHG
Transmission tower site	Owned	17 acres	808/316 kw	—
Sherman, Texas KXII
Office and studio	Owned	12,813	202	—
Madill, Oklahoma KXII
Transmission tower site	Owned	1,200	1,694/316 kw	—
Ardmore, Oklahoma KXII
Studio and offices	Owned	3,000	60
Paris, Texas KXII
Translator tower site	Owned	65	300/.010 kw	—
Baton Rouge, Louisiana Lynqx Communications
Office and repair site	Leased	3,400	—	12/2003
Tallahassee, Florida Lynqx Communications
Office	Owned	1,000	—	—

Benedek’s Television Stations

	Owned		Approximate
	or		Size	Height (ft.)/	Lease
Station, Market Area and Use	Leased		(sq. ft.)(a)	Power	Expiration Date

Wichita-Hutchinson, Kansas KAKE-TV
Office and Studio	Owned		46,762	—	—
Tower/ Transmitter site	Owned		2,176	1,000/316 kw	—
Colby, Kansas KLBY-TV
Office and Studio	Leased		2,850	—	04/2004
Tower/ Transmitter site	Leased		1,000	768/100 kw	04/2007
Garden City, Kansas KUPK-TV
Office and Studio	Owned		1,831	—	—
Tower/ Transmitter site	Owned		4,655	880/224 kw	—
Omaha, Nebraska WOWT-TV
Office and Studio	Owned		58,829	—	—
Tower/ Transmitter site	Owned		2,500	1,342/100 kw	—
Madison, Wisconsin WMTV-TV
Office and Studio	Owned	(b)	16,485(c)	—	—
Tower/ Transmitter site	Owned	(b)		1,040/955 kw	—
Colorado Springs-Pueblo, Colorado KKTV
Office and Studio	Owned	(b)	30,465	—	—
Tower/ Transmitter site	Leased		800	350/234 kw	02/2059
Lansing, Michigan WILX-TV
Office and Studio	Owned	(b)	13,700	—	—
Tower/ Transmitter site	Leased		5,000	994/309 kw	10/2003
Rockford, Illinois WIFR-TV
Office and Studio	Owned	(b)	13,500(c)	—	—
Tower/ Transmitter site	Owned	(b)		674/562 kw	—
Wausau-Rhinelander, Wisconsin WSAW-TV Office and Studio	Owned	(b)	24,400	—	—
Tower/ Transmitter site	Leased	(d)	432	650/316 kw	08/2017

	Owned		Approximate
	or		Size	Height (ft.)/	Lease
Station, Market Area and Use	Leased		(sq. ft.)(a)	Power	Expiration Date

Topeka, Kansas WIBW-TV
Office and Studio	Owned	(b)	19,800	—	—
Tower/ Transmitter site	Leased		2,338	1,249/316 kw	02/2062
Dothan, Alabama and Panama City, Florida WTVY-TV
Office and Studio	Leased		20,440	—	12/2003
Tower/ Transmitter site	Owned	(b)	2,500	1,880/100 kw	—
Harrisonburg, Virginia WHSV-TV
Office and Studio	Leased	(b)	18,000	—	04/2018(e)
Tower/ Transmitter site	Leased		2,016	337/8.32 kw	12/2001(f)
Bowling Green, Kentucky WBKO-TV
Office and Studio	Owned	(b)	17,598	—	—
Tower/ Transmitter site	Owned	(b)	1,175	603/316 kw	—
Meridian, Mississippi WTOK-TV
Office and Studio	Owned	(b)	13,188	—	—
Tower/ Transmitter site	Owned	(b)	1,504	316/316 kw	—
Parkersburg, West Virginia WTAP-TV
Office and Studio	Owned		17,500	—	—
Tower/ Transmitter site	Owned	(b)	3,600	439/208 kw	—

(a)	Approximate size is for building space only and does not include the land on which the facilities are located.

(b)	Stations has mortgaged its interest in this property to the collateral agent under its credit facility, which mortgage will be released at the time of the merger.

(c)	The tower/transmitter is located at and included within the size of the office and studio premises.

(d)	Stations leases this space with Shockley Communications Corporation and the Wisconsin Educational Communications Board from the State of Wisconsin Department of Natural Resources.

(e)	Stations has an option to purchase this property during the term of the lease. The purchase price is subject to adjustment depending upon the date the option is exercised. If Stations had exercised the option on December 31, 2001, the purchase price would have been $1.4 million.

(f)	The United States Department of Agriculture Forest Service granted us a Special Use Permit to occupy this land. Stations has applied for and is currently awaiting renewal of this permit.

Publishing

Newspaper and		Owned or	Approximate Size	Lease
Property Location	Use	Leased	(sq. ft.)	Expiration Date

The Albany Herald Publishing Company, Inc., Albany, GA	Offices and production facility for The Albany Herald	Owned	83,000	—
Post Citizen Media, Inc. Conyers, GA	Offices for Rockdale Citizen/ Newton Citizen	Owned	20,000	—
Conyers, GA	Offices and production facility for Rockdale Citizen/ Newton Citizen and the Gwinnett Daily Post	Leased	20,000	05/2007
Lawrenceville, GA	Offices for the Gwinnett Daily Post	Leased	11,000	Month to month
Goshen, IN	Offices and production facility for The Goshen News	Owned	21,000	—

Paging

		Owned or	Approximate Size	Lease
Property Location	Use	Leased	(sq. ft.)	Expiration Date

Albany, GA	Sales Office	Leased	3,200	05/2004
Columbus, GA	Sales Office	Leased	2,200	12/2002
Columbus, GA	Sales Office	Leased	2,800	08/2007
Dothan, AL	Sales Office	Leased	800	02/2005
Macon, GA	Sales Office	Leased	1,260	Month to month
Tallahassee, FL	Sales Office	Leased	1,800	08/2005
Tallahassee, FL	Corporate Office	Leased	2,400	03/2007
Thomasville, GA	Sales Office	Leased	1,200	Month to month
Valdosta, GA	Sales Office	Leased	1,250	02/2005
Panama City, FL	Sales Office	Leased	1,050	Month to month
Gainesville, FL	Sales Office	Leased	1,100	Month to month

      The paging operations also lease space on various towers in Florida, Georgia and Alabama. Lease terms for these towers range from month-to-month to expiration dates through 2006.

Legal Proceedings

      We are not a party to any legal proceedings in which an adverse outcome would have a material adverse effect, either individually or in the aggregate, on us except for the income tax matter described below.

      The Internal Revenue Service, which we refer to as the “IRS,” is auditing our federal tax returns for the years ended December 31, 1996 and 1998. In conjunction with this examination, we extended the time period that the IRS has to audit our federal tax returns for the 1996 and 1997 tax years until December 31, 2001.

      In connection with an audit of our 1996 and 1998 federal income tax returns, the IRS has asserted a deficiency in income taxes of $12.1 million, plus related interest and penalties. The asserted deficiency relates principally to our acquisition in 1996 of certain assets of First American Media, Inc. If the IRS is successful in its claims, we would be required to account for the 1996 acquisition transaction as a stock purchase instead of an asset purchase which would significantly lower the tax basis in the assets acquired. On January 18, 2002, we filed a petition in the United States Tax Court to contest this deficiency, and we believe that we have a meritorious position with respect to the issues related to the deficiency. We cannot be certain when, and if, this matter will be resolved in our favor, and if it is not, we could incur negative consequences in future years.

Environmental Matters

      Our operations are subject to federal, state and local laws and regulations relating to the protection of the environment, including those governing the management and disposal of, and exposure to, hazardous materials, the release of pollutants and the cleanup of contamination. As an owner and operator of property and in connection with the current and historical storage and use of hazardous materials at our sites, we could incur significant costs resulting from the cleanup of contaminated sites (regardless of the fault or lawfulness of the activity that resulted in contamination) or violations of environmental laws. For example, some of our properties contain, or formerly contained, underground storage tanks, or have above-ground storage tanks, used for the storage of fuel for back-up generators or have been the site of other industrial or commercial operations in the past. We believe, however, that our operations are in substantial compliance with all applicable environmental laws and regulations.

MANAGEMENT

Directors and Executive Officers

      The following table sets forth certain information regarding our directors and executive officers as of September 26, 2002. All information relating to age is as of August 1, 2002.

Name	Age	Position

J. Mack Robinson	79	Chairman and Chief Executive Officer, Director

Hilton H. Howell, Jr.	40	Vice Chairman, Director

Robert S. Prather, Jr.	57	President and Chief Operating Officer, Director

James C. Ryan	41	Senior Vice President and Chief Financial Officer

Robert A. Beizer	62	Vice President — Law and Development, Secretary

Thomas J. Stultz	50	Vice President, President — Publishing

Wayne M. Martin	55	Regional Vice President — Television

Rich D. Adams	54	Regional Vice President — Texas

Frank J. Jonas	55	Regional Vice President — Midwest

William E. Mayher, III	63	Chairman, Director

Richard L. Boger	55	Director

Ray M. Deaver	61	Director

Howell W. Newton	55	Director

Hugh Norton	69	Director

Harriett J. Robinson	71	Director

Background of Directors and Executive Officers

J. Mack Robinson, age 79, has been our Chairman and Chief Executive Officer since September 2002. Prior to that, he was our President and Chief Executive Officer since 1996. He has served as one of our directors since 1993. He is the Chairman of the Executive Committee of our board of directors. Mr. Robinson has served as Chairman of the Board of Bull Run, one of our principal stockholders, since 1994, Chairman of the Board and President of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1958, President of Atlantic American Corporation, an insurance holding company, from 1988 until 1995 and Chairman of the Board of Atlantic American Corporation since 1974. Mr. Robinson also serves as a director of the following companies: Bankers Fidelity Life Insurance Company, American Independent Life Insurance Company, Georgia Casualty & Surety Company, American Southern Insurance Company and American Safety Insurance Company. He is a director emeritus of Wachovia Corporation. Mr. Robinson is the husband of Mrs. Harriett J. Robinson and the father-in-law of Mr. Hilton H. Howell, Jr., both members of our board of directors.

Hilton H. Howell, Jr., age 40, has been our Vice Chairman since September 2002. Prior to that, he was our Executive Vice President since September 2000. He has served as one of our directors since 1993. He is a member of the Executive Committee of our board of directors. He has served as President and Chief Executive Officer of Atlantic American Corporation, an insurance holding company, since 1995 and Executive Vice President from 1992 to 1995. He has been Executive Vice President and General Counsel of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1991, and Vice Chairman of Bankers Fidelity Life Insurance Company and Georgia Casualty & Surety Company since 1992. He has been a director, Vice President and Secretary of Bull Run, one of our principal stockholders, since 1994. Mr. Howell also serves as a director of the following companies: Atlantic American Corporation, Bankers Fidelity Life Insurance Company, Delta Life Insurance Company, Delta Fire and Casualty Insurance Company, Georgia Casualty & Surety Company, American Southern Insurance Company, American Safety Insurance Company, Association Casualty Insurance Company and Associa-

tion Risk Management General Agency. He is the son-in-law of J. Mack Robinson and Harriett J. Robinson, both members of our board of directors.

Robert S. Prather, Jr., age 57, has served as our President and Chief Operating Officer since September 2002. Prior to that, he served as our Executive Vice President — Acquisitions since 1996. He has served as one of our directors since 1993. He is a member of the Executive Committee of our board of directors. He has served as President and Chief Executive Officer and a director of Bull Run, one of our principal stockholders, since 1992. He serves as a director of Swiss Army Brands, Inc. and The Morgan Group, Inc. and serves on the Board of Trustees of the Georgia World Congress Center Authority.

James C. Ryan, age 41, has served as our Senior Vice President and Chief Financial Officer since September 2002. Prior to that, he was our Vice President and Chief Financial Officer since October 1998. He was the Chief Financial Officer of Busse Broadcasting Corporation from 1987 until we acquired it in 1998.

Robert A. Beizer, age 62, has served as our Vice President for Law and Development and Secretary since 1996. From June 1994 to February 1996 he was of counsel to Venable, Baetjer, Howard & Civiletti, a law firm, in its regulatory and legislative practice group. From 1990 to 1994, Mr. Beizer was a partner in the law firm of Sidley & Austin and was head of their communications practice group in Washington, D.C. He is a past president of the Federal Communications Bar Association and has served as a member of the American Bar Association House of Delegates.

Thomas J. Stultz, age 50, has served as our Vice President and President of our Publishing Division since 1996. Prior to joining us, he served as Vice President of Multimedia Newspaper Company, a division of Multimedia, Inc. from 1988 to 1995, having responsibility for developing and coordinating Multimedia’s newspaper marketing initiatives and directly supervising several Multimedia daily and non-daily publications. Mr. Stultz has approximately 32 years of experience in the newspaper industry.

Wayne M. Martin, age 55, has served as our Regional Vice President-Television since 1998. In 1998, he also was appointed President of WVLT-TV, our subsidiary in Knoxville, Tennessee. Since 1993, Mr. Martin has served as President of Gray Kentucky Television, Inc., one of our subsidiaries, which operates WKYT-TV, in Lexington, Kentucky and WYMT-TV, in Hazard, Kentucky. Mr. Martin has approximately 16 years of experience in the broadcast industry.

Rich D. Adams, age 54, assumed the positions of our Regional Vice President-Texas and General Manager of KWTX-TV, Waco, Texas, in January 2002. He replaced Mr. Ray Deaver who retired from these positions on December 31, 2001. Prior to his appointment in January 2002 to these positions, Mr. Adams served as General Manager of KXII-TV, our Sherman, Texas station since 1980. We acquired KXII and KWTX in October 1999. Mr. Adams has approximately 31 years of experience in the broadcast industry.

Frank J. Jonas, age 55, has served as our Regional Vice President-Midwest since June 2000. He has served as the President and General Manager of KOLN/ KGIN-TV, Lincoln and Grand Island, Nebraska, since 1985. We acquired KOLN/ KGIN-TV in 1998. Mr. Jonas has approximately 29 years of experience in the broadcast industry.

William E. Mayher, III, age 63, is a member of the 2002 Long Term Incentive Plan Committee, the Executive Committee, the Management Personnel Committee and the Audit Committee of our board of directors and has served as Chairman of our board of directors since August 1993. Dr. Mayher was a neurosurgeon in Albany, Georgia from 1970 to 1998. Dr. Mayher is Chairman of the Medical College of Georgia Foundation and a past member of the American Association of Neurological Surgeons. He also serves as a director of Gaston Loughlin, Inc. and Palmyra Medical Centers.

Richard L. Boger, age 55, has served as one of our directors since 1991. Mr. Boger is a member of the Audit Committee of our board of directors. Mr. Boger has been President and Chief Executive Officer of Export Insurance Services, Inc., an insurance brokerage and agency until February 15, 2002, President and

Chief Executive Officer of Lex-Tek International, Inc., an insurance software company, and a director of CornerCap Group of Funds, a “Series” investment company since prior to 1992.

Ray M. Deaver, age 61, has served as one of our directors since January 2002. Mr. Deaver is Chairman of the Management Personnel Committee of our board of directors and a member of the 2002 Long-Term Incentive Plan Committee. Prior to his appointment to our board of directors, Mr. Deaver served as our Regional Vice President-Texas from October 1999 until his retirement on December 31, 2001. He was the President and General Manager of KWTX Broadcasting Company and President of Brazos Broadcasting Company from November 1997 until their acquisition by us in October 1999. Prior to 1995, he was Vice President of KWTX Broadcasting Company and Brazos Broadcasting Company. He has approximately 40 years of experience in the broadcast industry. Mr. Deaver is currently the Chairman of the CBS Television Network Affiliates Advisory Board.

Howell W. Newton, age 55, has served as one of our directors since 1991. Mr. Newton is Chairman of the Audit Committee of our board of directors. Mr. Newton has been President and Treasurer of Trio Manufacturing Co., a textile manufacturing company, since 1978.

Hugh Norton, age 69, has served as one of our directors since 1987. He is Chairman of the 2002 Long Term Incentive Plan Committee of our board of directors and a member of the Management Personnel Committee of our board of directors. Mr. Norton has been President of Norco, Inc., an insurance agency since 1973. Mr. Norton is also a real estate developer in Destin, Florida.

Harriett J. Robinson, age 71, has served as one of our directors since 1997. Mrs. Robinson has been a director of Atlantic American Corporation since 1989. Mrs. Robinson has also been a director of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1967. Mrs. Robinson is the wife of Mr. J. Mack Robinson and the mother-in-law of Mr. Hilton H. Howell, Jr.

      Our board of directors currently is composed of nine directors, three of whom are our employees. A majority of our board of directors is not independent. Directors serve until the next annual stockholders’ meeting or until their successors have been duly elected and qualified.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      The following information is current as of July 2, 2002.

General

      J. Mack Robinson, Chairman and Chief Executive Officer and one of our directors, is Chairman of the Board of Bull Run and the beneficial owner of 24.9% of the outstanding shares of Bull Run common stock (including certain shares as to which such beneficial ownership is disclaimed by Mr. Robinson). Robert S. Prather, Jr., President and Chief Operating Officer and one of our directors, is President, Chief Executive Officer and a director of Bull Run and the beneficial owner of 8.7% of the outstanding shares of Bull Run common stock (including certain shares as to which such beneficial ownership is disclaimed by Mr. Prather). Bull Run is the owner of 18.2% of our total outstanding common stock. Hilton H. Howell, Jr., Vice Chairman and one of our directors, is Vice President, Secretary and a director of Bull Run. Bull Run and the executive officers and directors mentioned above, and their affiliates, hold or have the right to vote in the aggregate 49.9% in voting power of our currently outstanding common stock. Furthermore, if all options and warrants that are currently outstanding were exercised, their voting power would increase to 56.0%.

      Harriett J. Robinson serves as a director of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company, which are both holders of a portion of our Series C.

      J. Mack Robinson is the father-in-law and Harriett J. Robinson is the mother-in-law of Hilton H. Howell, Jr. Mr. and Mrs. Robinson are husband and wife.

Compensation Committee Interlocks and Insider Participation

      Ray M. Deaver, William E. Mayher, III and Hugh Norton are the members of the Management Personnel Committee, which serves as our Compensation Committee.

      Gray Kentucky Television, Inc., which we refer to as “Gray Kentucky,” one of our subsidiaries, is a party to a rights sharing agreement with Host Communications, Inc., which we refer to as “Host,” a wholly owned subsidiary of Bull Run. Under this agreement, the parties agreed to exploit Host’s rights to broadcast and market certain University of Kentucky football and basketball games and related activities. Under such agreement, Gray Kentucky is licensed to broadcast certain University of Kentucky football and basketball games and related activities. Under this agreement, Gray Kentucky also provides Host with production and certain marketing services and Host provides accounting and various marketing services. During the year ended December 31, 2001, we paid $125,000 under this rights sharing agreement.

      During 2001, we paid preferred stock dividends of $616,347 to the holders of our series A and series B preferred stock. The holders of our series A and series B preferred stock consisted of Bull Run, J. Mack Robinson and certain of his affiliates. During the six months ended June 30, 2002, we paid preferred stock dividends of $321,905 to affiliated holders of our series A, series B and Series C preferred stock.

      On December 3, 2001, we exercised our option to acquire 301,119 shares of the outstanding common stock of Tarzian from Bull Run. Bull Run had purchased these same shares from U.S. Trust Company of Florida Savings Bank as Personal Representative of the Estate of Mary Tarzian, the “Estate,” in January 1999.

      We paid $10.0 million to Bull Run to complete the acquisition of the 301,119 shares of Tarzian. We have previously capitalized and paid to Bull Run $3.2 million of costs associated with our option to acquire these shares. In connection with the option agreement, we granted warrants to Bull Run to purchase up to 100,000 shares of our Common Stock at $13.625 per share. The warrants vested immediately upon our exercise of our option to purchase the Tarzian shares. The warrants expire on December 3, 2011 (10 years following the date on which we exercised our option).

      On February 12, 1999, Tarzian filed a complaint against Bull Run and the Estate in the United States District Court for the Southern District of Indiana. Tarzian claims that it had a binding and enforceable contract to purchase the Tarzian shares from the Estate prior to Bull Run’s purchase of the shares, and requests judgment providing that the contract be enforced. On May 3, 1999, the action was dismissed without prejudice against Bull Run, leaving the Estate as the sole defendant. The litigation between the Estate and Tarzian is ongoing and we cannot predict when the final resolution of the litigation will occur. The purchase agreement with the Estate provides that if a court of competent jurisdiction awards title to the Tarzian shares to a person or entity other than the purchaser (or its successors or assigns), the purchase agreement will be rescinded. In that event, the Estate will be required to pay for our benefit, as successor in interest, the full $10.0 million purchase price, plus interest.

      On April 22, 2002, we issued a total of $40.0 million of new Series C. We issued $31.4 million to a limited number of outside accredited investors, and $8.6 million to J. Mack Robinson and certain of his affiliates in exchange for all of the outstanding shares of our series A preferred stock and series B preferred stock on a one-for-one basis. Shares of the Series C are convertible into our Common Stock at an initial conversion price of $14.39 per share, subject to customary adjustments.

      For advisory services rendered by Bull Run to us in connection with the proposed acquisition of Stations, we advanced to Bull Run $5.0 million on June 10, 2002. In the event that the acquisition is not consummated, Bull Run will be required to repay to us the advisory fee in full.

      We do not intend to compensate Bull Run for any such advisory or similar services in the future.

      We obtain certain workers compensation insurance coverage from Georgia Casualty & Surety Co., which is a wholly-owned subsidiary of Atlantic American Corporation, a publicly traded company in which J. Mack Robinson and certain of his affiliates have a substantial ownership interest. During 2001, we paid insurance premiums of approximately $240,395 to Georgia Casualty.

PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding the ownership of our Common Stock and class A common stock as of July 2, 2002 by (i) any person who is known to us to be the beneficial owner of more than five percent of our Common Stock or class A common stock, (ii) all directors and (iii) all directors and executive officers as a group. Warrants and options to acquire our Common Stock or class A common stock included in the amounts listed below are currently exercisable. As of July 2, 2002, our directors and executives as a group owned or controlled 59.3% of our combined voting common stock.

			Class A
	Common Stock		Common Stock
	(GTN)		(GTN.A)		Combined
					Voting
					Percent of
	Beneficially Owned		Beneficially Owned		Common
Name					Stock
	Shares	Percent	Shares	Percent
Robert A. Beizer (a)	42,691	*	—	*	*

Richard L. Boger (a)	13,763	*	3,736	*	*

Ray M. Deaver (b)	406,168	4.6%	—	*	*

Hilton H. Howell, Jr. (c)(d) (e)	296,247	3.3%	3,778,577	47.3%	42.8%

Wayne M. Martin (a)	37,314	*	7,005	*	*

William E. Mayher, III (a)	23,750	*	13,500	*	*

Howell W. Newton (a)	7,500	*	2,625	*	*

Hugh Norton (a)	23,750	*	13,500	*	*

Robert S. Prather, Jr. (c)(f)	392,650	4.2%	3,352,910	42.1%	38.2%

Harriett J. Robinson (a)(c)(e) (g)	563,600	6.1%	4,998,752	59.9%	54.6%

J. Mack Robinson (c)(e)(h)	563,600	6.1%	4,998,752	59.9%	54.6%

Thomas J. Stultz (a)	26,011	*	2,250	*	*

Bull Run Corporation (i)	111,750	1.2%	3,123,897	39.3%	35.4%

Mario J. Gabelli (j)	2,824,855	31.8%	462,485	6.8%	9.6%

George H. Nader (k)	—	*	359,998	5.3%	4.7%

Shapiro Capital Management Company, Inc. (l)	970,496	10.9%	—	*	1.3%

All directors and executive officers as a group	1,643,562	16.9%	5,363,956	64.2%	59.3%

*	Less than 1%.

(a)	Includes options to purchase our Common Stock, as follows: each of Messrs. Boger, Mayher, Newton and Norton and Mrs. Robinson — 5,000 shares of our Common Stock; Mr. Martin — 36,250 shares of our Common Stock; Mr. Beizer — 42,000 shares of our Common Stock and Mr. Stultz — 22,500 shares of our Common Stock.

(b)	Includes 213,228 shares of our Common Stock owned by Mr. Deaver’s wife, as to which shares he disclaims beneficial ownership.

(c)	Includes 11,750 shares of our Common Stock and 2,017,647 shares of our class A common stock owned by Bull Run and warrants to purchase 100,000 shares of our Common Stock and 1,106,250 shares of our class A common stock owned by Bull Run, as described in footnote (i) below, because Messrs. Howell, Prather and Robinson are directors and officers of Bull Run and Messrs. Prather and Robinson are principal shareholders of Bull Run. In addition, Mrs. Robinson is the spouse of Mr. Robinson. Each of Messrs. Howell, Prather and Robinson and Mrs. Robinson disclaims beneficial ownership of the shares owned by Bull Run.

(d)	Includes 59,075 shares of our class A common stock owned by Mr. Howell’s wife directly and as trustee for her children, as to which shares he disclaims beneficial ownership.

(e)	Includes as to Messrs. Robinson and Howell and Mrs. Robinson, an aggregate of 16,000 shares of our Common Stock and 523,605 shares of our class A common stock owned by certain companies of which Mr. Howell is an officer and a director, Mr. Robinson is an officer, director and a principal or sole shareholder and Mrs. Robinson is a director. Also includes warrants to purchase 37,500 shares of our class A common stock owned by one of these companies.

(f)	Includes 100 shares of our Common Stock and 225 shares of our class A common stock owned By Mr. Prather’s wife, as to which shares he disclaims beneficial ownership. Includes options to purchase 266,000 shares of our Common Stock and 9,337 shares of our class A common stock .

(g)	Includes: (1) an aggregate of 92,950 shares of our Common Stock and 401,975 shares of our class A common stock, options to purchase 265,000 shares of our Common Stock, options to purchase 10,000 shares of our class A common stock and warrants to purchase 75,000 shares of our class A common stock owned by Mrs. Robinson’s husband; (2) warrants to purchase 112,500 shares of our class A common stock; and (3) 40,000 shares of our Common Stock, 336,950 shares of our class A common stock and warrants to purchase 150,000 shares of our class A common stock owned by Mrs. Robinson, as trustee for her daughters. Mrs. Robinson disclaims beneficial ownership of all such securities. Mrs. Robinson’s address is 4370 Peachtree Road NE, Atlanta, Georgia 30319.

(h)	Includes: (1) options to purchase 265,000 shares of our Common Stock and options to purchase 10,000 shares of our class A common stock; (2) warrants to purchase 75,000 shares of our class A common stock held by Mr. Robinson; and (3) 72,900 shares of our Common Stock and 564,275 shares of our class A common stock owned by Mr. Robinson’s wife directly and as trustee for their daughters, options to purchase 5,000 shares of our Common Stock and warrants to purchase 262,500 shares of our class A common stock held by Mr. Robinson’s wife directly and as trustee for their daughters. Mr. Robinson disclaims beneficial ownership of all such securities. Mr. Robinson’s address is 4370 Peachtree Road NE, Atlanta, Georgia 30319.

(i)	Includes warrants to purchase 100,000 shares of our Common Stock and 1,106,250 shares of our class A common stock. The address of Bull Run is 4370 Peachtree Road NE, Atlanta, Georgia 30319.

(j)	This information was furnished to us on a Schedule 13D filed by Gabelli Funds, Inc. and also by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. The Schedule 13D reports the beneficial ownership of our class A common stock as follows: Gabelli Funds, LLC — 102,125 shares; GAMCO Investors, Inc. — 310,400 shares; Gabelli Securities, Inc. — 7,070 shares, Gabelli Performance Partnership, L.P. — 40,750 shares and Gabelli Advisers, Inc. — 2,500 shares. The Schedule 13D reports the beneficial ownership of our Common Stock as follows: Gabelli Funds, LLC — 1,153,347 shares; GAMCO Investors, Inc. — 1,570,791 shares; Gabelli Securities, Inc. — 16,340; Gabelli International Limited — 44,100 shares; Gabelli Advisers, Inc. — 29,000 shares, Gabelli Performance Partnership, L.P. — 11,000 shares and Gemini Capital Management, LLC — 277 shares. GAMCO Investors, Inc. only has the authority to vote 1,513,041 of the shares beneficially held by it. The address of Mr. Gabelli and Gabelli Funds, Inc. is One Corporate Center, Rye, New York 10580.

(k)	Mr. Nader’s address is P.O. Box 271, 1011 Fifth Avenue, West Point, Georgia 31833.

(l)	This information was furnished to us on a Schedule 13G, filed on July 11, 2002 by Shapiro Capital Management Company, Inc., the address of which is 3060 Peachtree Road NW, Atlanta, Georgia 30306.

SUMMARY OF CERTAIN UNITED STATES TAX CONSIDERATIONS

      The following summary describes the material U.S. federal income tax consequences, and, in the case of a holder that is a non-U.S. holder (as defined below), the U.S. federal estate tax consequences, of purchasing, owning and disposing of the offered stock, which we refer to in this section as the “shares.”

      This summary deals only with shares held as capital assets (generally, investment property) and does not deal with holders that are subject to special tax treatment such as:

•	dealers in securities or currencies;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding shares as part of a hedge, straddle, conversion, “synthetic security” or other integrated transaction;

•	certain U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	persons who own or will own directly, indirectly or by attribution 5% or more of the shares.

      This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular circumstances. In addition, this summary does not discuss any state, local or foreign tax consequences. This summary is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Internal Revenue Code”, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus supplement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of shares as set forth in this summary.

      Before you purchase shares, you should consult your own tax advisor regarding the particular U.S. federal, state, local and foreign income and other tax consequences to you of purchasing, owning and disposing of the shares.

U.S. Holders

      The following summary applies to you only if you are a U.S. holder (as defined below).

Definition of a U.S. Holder

      A “U.S. holder” is a beneficial owner of a share or shares who or which is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States, including any state;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

•	a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Internal Revenue Code) have the authority to control all of the substantial decisions of the trust.

      If a partnership holds shares, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partnership, or a partner in a partnership, that is considering the purchase of shares, you should consult your tax advisor regarding the particular tax consequences to you.

Payments of Dividends

      Dividends on your shares will be taxable as ordinary dividend income to the extent of our company’s current and accumulated earnings and profits.

      Any distributions in excess of such earnings and profits will constitute a nontaxable return of capital and reduce your tax basis in your shares. To the extent such distributions exceed your tax basis in your shares, such excess will constitute capital gain.

Sale or Other Disposition of Shares

      Your tax basis in your shares generally will be the price you paid for them, subject to the reduction of tax basis discussed above. You generally will recognize taxable gain or loss when you sell or otherwise dispose of your shares equal to the difference, if any, between:

•	the amount realized on the sale or other disposition; and

•	your tax basis in the shares.

      Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition you have held the shares for more than one year. Subject to limited exceptions, capital losses cannot be used to offset ordinary income. If you are a non-corporate U.S. holder, your long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 20%.

Backup Withholding and Information Reporting

      For each calendar year in which the shares are outstanding, we, our agents or paying agents or a broker may be required to provide the Internal Revenue Service, which we refer to as the “IRS”, with certain information, including your name, address and taxpayer identification number, the aggregate amount of dividends paid to you during the calendar year, the amount of certain other payments that may be made to you with respect to your shares and the amount of tax withheld, if any. This obligation, however, does not apply to you if you are an “exempt recipient,” including a corporation, tax-exempt organization, qualified pension and profit sharing trust or individual retirement account.

      In general, “backup withholding” may apply to any payments made to you of dividends on your shares and to payment of the proceeds of a sale or other disposition of your shares before maturity effected by a broker unless you are an exempt recipient or you provide us with a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

      Backup withholding applies at a rate not to exceed 31%. Backup withholding is not an additional tax and may be credited against your U.S. federal income tax liability, provided that the required information is provided to the IRS.

Non-U.S. Holders

      The following summary applies to you if you are a “non-U.S. holder,” which is a beneficial owner of a share or shares who or which is not a U.S. holder for U.S. federal income tax purposes. An individual may, subject to exceptions, be deemed to be a U.S. resident, and thus a U.S. holder, by, among other ways, being present in the United States:

•	on at least 31 days in the calendar year; and

•	for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year.

Payments of Dividends

      Payments of dividends made to you generally will be subject to 30% U.S. federal withholding tax unless you provide us or our paying agent with a properly executed (1) IRS Form W-8ECI (or other applicable form) stating that dividends paid on your shares are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States or (2) IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in, withholding under an applicable income tax treaty.

      If you are engaged in a trade or business in the United States and dividends paid in respect of your shares are effectively connected with the conduct of your trade or business, and, if an income tax treaty applies, you maintain a U.S. “permanent establishment” to which the dividends are attributable, you will generally be subject to U.S. federal income tax on a net basis (although the dividends will, as discussed above, be exempt from U.S. federal withholding tax if you provide the appropriate IRS form to claim the exemption).

      In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable income tax treaty. For this purpose, you must include the dividend income in the earnings and profits subject to the branch tax if these amounts are effectively connected with the conduct of your U.S. trade or business.

Sale or Other Disposition of Shares

      Except for the possible application of backup withholding (see “Summary of Certain United States Tax Considerations — Non-U.S. Holders — Backup Withholding and Information Reporting” below), you generally will not have to pay U.S. federal income tax on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your shares unless:

•	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your shares, and certain other conditions are met; or

•	the gain or other income is effectively connected with your conduct of a U.S. trade or business and, if an income tax treaty applies, is generally attributable to a U.S. “permanent establishment” maintained by you.

      A holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30%, or a lower rate specified by an applicable income tax treaty, on the gain derived from the sale, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States). A holder described in the second bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. In addition, a holder that is a foreign corporation may be subject to the branch profits tax at a rate of 30%, or a lower rate specified by an applicable income tax treaty, of its effectively connected earnings and profits.

Backup Withholding and Information Reporting

      Under Treasury regulations, backup withholding will not apply to payments of dividends made by us or our paying agent (in its capacity as such) to you if you have provided a signed written statement on an IRS Form W-8BEN (or other applicable form) that you are a non-U.S. holder and neither we nor our paying agent has actual knowledge that you are a U.S. holder (as described in “Summary of Certain United States Tax Considerations — U.S. Holders” above).

      If you are a foreign partnership, a partner in a foreign partnership, a foreign trust or the beneficial owner of a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

      We or our paying agent, however, must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and any tax withheld with respect to those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

      The gross proceeds from the disposition of your shares may be subject to information reporting and backup withholding. Backup withholding applies at a rate not to exceed 31%. If you sell your shares outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your shares though a non-U.S. office of a broker that:

•	is a U.S. person (as defined in the Internal Revenue Code);

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

•	one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your shares to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

      You should consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under the Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is furnished to the IRS.

U.S. Federal Estate Tax

      If you are an individual and are a non-U.S. holder at the time of your death, your shares will be included in your gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to the U.S. federal estate tax.

UNDERWRITING

      We intend to offer the shares through the underwriters. Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions described in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

Number of
Underwriter	Shares

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Bear, Stearns & Co. Inc

Allen & Company LLC

Wachovia Securities, Inc

SunTrust Capital Markets, Inc.

Total	27,500,000

      The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

      The representatives have advised that the underwriters propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus. After the public offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment options.

	Per Share	Without Option	With Option

Public offering price	$	$	$

Underwriting discount	$	$	$

Proceeds, before expense, to Gray	$	$	$

      The expenses of the offering, not including the underwriting discount, are estimated at $1,500,000 and are payable by us.

Over-allotment Option

      We have granted an option to the underwriters to purchase up to 4,125,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments.

      If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

      We, our executive officers and directors and two of our shareholders have agreed, with exceptions, not to sell or transfer any common stock for 90 days after the date of this prospectus without first obtaining the written consent of Deutsche Bank and Merrill Lynch. Specifically, we have agreed not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

      This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

      Approximately 3,534,077 shares of our class A common stock and 197,650 shares of our Common Stock, including warrants to purchase some of our class A common stock and Common Stock, owned by some of our shareholders have been pledged by those shareholders under various instruments. Therefore, these shares and warrants are not subject to the foregoing lockup provisions. In certain cases of default by the shareholders of their obligations under these instruments, lenders under these instruments have a right to foreclose on and sell the pledged shares, even if the default occurs within the 90-day lockup period. Some of these lenders are affiliates of the underwriters named in this prospectus supplement, including Deutsche Bank Securities Inc. and Wachovia Securities, Inc.

New York Stock Exchange Listing

      The shares are listed on the New York Stock Exchange and traded under the symbol “GTN.”

Price Stabilization and Short Positions

      Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

      If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

      Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. The underwriters and their affiliates may, from time to time, engage in other transactions with us and perform other services for us in the ordinary course of their business. In particular, Merrill Lynch, Pierce, Fenner & Smith Incorporated has provided to Stations and Benedek, and continues to provide to Benedek, investment banking and advisory services in connection with our merger with Stations for which, contingent upon the merger occurring, they will receive customary fees and expenses. Also, in particular, an affiliate of Wachovia Securities, Inc. is a lender and agent under our existing bank credit facility and affiliates of Deutsche Bank Securities and of Wachovia Securities are agents under our new credit facility.

LEGAL MATTERS

      Certain legal matters with respect to the stock we are offering will be passed upon for us by Proskauer Rose LLP, New York, New York and Troutman Sanders LLP, Atlanta, Georgia. The underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

EXPERTS

      The consolidated financial statements and schedule of Gray Television, Inc. (formerly Gray Communications Systems, Inc.) as of December 31, 2000, and for each of the two years in the period ended December 31, 2000, incorporated by reference in the prospectus supplement from Gray Television, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon also incorporated by reference herein. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Gray Television, Inc. as of December 31, 2001, and for the year then ended, incorporated into this prospectus supplement by reference to the Gray Television, Inc. Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Stations Holding Company, Inc. and subsidiaries as of December 31, 2000 and 2001, and for each of the three years in the period ended December 31, 2001 included in the accompanying prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report appearing in this prospectus and are included in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We and our principal stockholder, Bull Run, each file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we and Bull Run file at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549 and also at its locations in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our and Bull Run’s SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. Our Common Stock and class A common stock are listed on the New York Stock Exchange. Our reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002 and June 30, 2002;

•	our Definitive Proxy Statement on Schedule 14A, filed on August 15, 2002;

•	our Current Reports on Form 8-K, filed on July 17, 2002, July 30, 2002, September 4, 2002, September 9, 2002 and September 27, 2002; and

•	any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

      You may request a copy of those filings, at no cost, by writing or telephoning us at the following:

Gray Television, Inc.

4370 Peachtree Road, NE
Atlanta, Georgia 30319
Attention: James C. Ryan
Telephone: (404) 504-9828

      This prospectus supplement is part of a registration statement we filed with the SEC. You should rely on only the information or representations provided in this prospectus supplement and the accompanying prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

INDEX TO FINANCIAL STATEMENTS OF

GRAY TELEVISION, INC.

F-1

GRAY TELEVISION, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2002	2001

	(Unaudited)

Assets

Current assets:

Cash and cash equivalents	$15,469,987	$557,521

Restricted cash for redemption of long-term debt	—	168,557,417

Trade accounts receivable, less allowance for doubtful accounts of $583,000 and $743,000, respectively	26,338,099	29,722,141

Recoverable income taxes	849,485	552,177

Inventories	959,318	763,430

Current portion of program broadcast rights	1,728,497	3,809,238

Other current assets	1,174,397	742,150

Total current assets	46,519,783	204,704,074

Property and equipment:

Land	4,899,829	4,905,121

Buildings and improvements	17,001,782	16,904,976

Equipment	117,142,854	113,018,560

	139,044,465	134,828,657

Allowance for depreciation	(78,397,405)	(71,412,314)

	60,647,060	63,416,343

Deferred loan costs, net	11,049,517	14,305,495

Licenses and network affiliation agreements	403,794,201	424,384,811

Goodwill	53,150,505	72,025,145

Consulting and noncompete agreements	688,412	901,216

Other	20,061,652	14,599,894

	$595,911,130	$794,336,978

F-2

GRAY TELEVISION, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

	June 30,	December 31,
	2002	2001

	(Unaudited)

Liabilities and stockholders’ equity

Current liabilities:

Trade accounts payable	$3,821,684	$7,632,778

Employee compensation and benefits	6,421,866	6,002,892

Accrued expenses	1,958,782	1,588,302

Accrued interest	3,585,113	7,872,585

Current portion of program broadcast obligations	1,531,759	3,655,881

Deferred revenue	3,184,560	2,783,069

Unrealized loss on derivatives	851,355	1,581,000

Current portion of long-term debt	202,350	155,262,277

Total current liabilities	21,557,469	186,378,784

Long-term debt, less current portion	378,675,515	396,182,025

Program broadcast obligations, less current portion	550,019	619,320

Supplemental employee benefits	449,252	397,720

Deferred income taxes	55,542,563	66,790,563

Other	1,615,163	1,772,989

	458,389,981	652,141,401

Commitments and contingencies

Redeemable Serial Preferred Stock, no par value; cumulative; convertible; designated 5,000 shares, issued and outstanding 4,000 shares ($40,000,000 aggregate liquidation value)	39,233,478	—

Stockholders’ equity:

Serial Preferred Stock, no par value; authorized 20,000,000 shares; undesignated 19,995,000 shares, issued and outstanding 861 shares ($8,605,788 aggregate liquidation value)	—	4,636,663

Class A Common Stock, no par value; authorized 15,000,000 shares; issued 7,961,574 shares, respectively	20,172,959	20,172,959

Class B Common Stock, no par value; authorized 15,000,000 shares; issued 8,882,841 and 8,792,227 shares, respectively	118,721,382	117,634,928

Retained earnings	(32,267,952)	8,089,745

	106,626,389	150,534,295

Treasury Stock at cost, Class A Common Stock, 1,113,107 shares, respectively	(8,338,718)	(8,338,718)

	98,287,671	142,195,577

	$595,911,130	$794,336,978

See notes to condensed consolidated financial statements.

F-3

GRAY TELEVISION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Six Months Ended June 30,

	2002	2001

Operating revenues:

Broadcasting (net of agency commissions)	$55,006,317	$52,574,770

Publishing	21,215,953	19,927,035

Paging	4,082,801	4,404,684

	80,305,071	76,906,489

Expenses:

Broadcasting	31,975,450	32,374,788

Publishing	15,419,605	15,659,337

Paging	2,753,883	2,811,544

Corporate and administrative	2,116,143	1,828,775

Depreciation and amortization	7,432,785	15,696,401

	59,697,866	68,370,845

Operating income	20,607,205	8,535,644

Miscellaneous income	96,563	98,204

Appreciation (depreciation) in value of derivatives, net	729,645	(960,724)

	21,433,413	7,673,124

Interest expense	16,865,663	18,166,879

INCOME (LOSS) BEFORE INCOME TAXES, EXTRAORDINARY CHARGE AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	4,567,750	(10,493,755)

Income tax expense (benefit)	1,616,200	(3,232,000)

NET INCOME (LOSS) BEFORE EXTRAORDINARY CHARGE AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	2,951,550	(7,261,755)

Extraordinary charge on extinguishment of debt, net of income tax benefit of $3,957,800	(7,317,517)	—

NET INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(4,365,967)	(7,261,755)

Cumulative effect of accounting change, net of income tax benefit of $8,873,400	(30,591,800)	—

NET INCOME (LOSS)	(34,957,767)	(7,261,755)

Preferred dividends	803,362	308,174

Non-cash preferred dividends associated with exchange of preferred stock	3,969,125	—

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(39,730,254)	$(7,569,929)

Basic and diluted per share information:

Net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$(0.12)	(0.49)

Extraordinary charge on extinguishment of debt, net of income tax benefit	(0.47)	0.00

Cumulative effect of accounting change, net of income tax benefit	(1.95)	0.00

Net loss available to common stockholders	$(2.54)	$(0.49)

Weighted average shares outstanding	15,661,676	15,587,111

See notes to condensed consolidated financial statements.

F-4

GRAY TELEVISION, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Unaudited)

			Class A		Class B
	Preferred Stock		Common Stock		Common Stock
							Retained
	Shares	Amount	Shares	Amount	Shares	Amount	Earnings

Balance at December 31, 2001	861	$4,636,663	7,961,574	$20,172,959	8,792,227	$117,634,928	$8,089,745

Net loss for the six months ended June 30, 2002	—	—	—	—	—	—	(34,957,767)

Common stock cash dividends ($0.04) per share	—	—	—	—	—	—	(627,443)

Preferred stock dividends	—	—	—	—	—	—	(803,362)

Non-cash preferred dividends associated with the exchange of preferred stock	—	—	—	—	—	—	(3,969,125)

Issuance of common stock:

401(k) plan	—	—	—	—	30,264	385,179	—

Non-qualified stock plan	—	—	—	—	60,350	613,275	—

Exchange of series A and series B preferred stock	(861)	(4,636,663)	—	—	—	—	—

Income tax benefit relating to stock plans	—	—	—	—	—	88,000	—

Balance at June 30, 2002	—	$—	7,961,574	$20,172,959	8,882,841	$118,721,382	$(32,267,952)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Class A
	Treasury Stock

	Shares	Amount	Total

Balance at December 31, 2001	(1,113,107)	$(8,338,718)	$142,195,577

Net loss for the six months ended June 30, 2002	—	—	(34,957,767)

Common stock cash dividends ($0.04) per share	—	—	(627,443)

Preferred stock dividends	—	—	(803,362)

Non-cash preferred dividends associated with the exchange of preferred stock	—	—	(3,969,125)

Issuance of common stock:

401(k) plan	—	—	385,179

Non-qualified stock plan	—	—	613,275

Exchange of series A and series B preferred stock	—	—	(4,636,663)

Income tax benefit relating to stock plans	—	—	88,000

Balance at June 30, 2002	(1,113,107)	$(8,338,718)	$98,287,671

See notes to condensed consolidated financial statements.

F-5

GRAY TELEVISION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,

	2002	2001

Operating activities

Net loss	$(34,957,767)	$(7,261,755)

Adjustments to reconcile net loss to net cash provided by operating activities:

Cumulative effect of accounting change	30,591,800	—

Amortization of bond discount	72,090	—

Depreciation	7,219,981	8,537,690

Amortization of intangible assets	212,804	7,158,711

Amortization of deferred loan costs	705,690	770,981

Amortization of program broadcast rights	2,660,901	2,725,317

Write-off of loan acquisition costs related to debt extinguished	3,030,266	—

Payments for program broadcast rights	(2,664,665)	(2,726,255)

Supplemental employee benefits	(45,491)	(140,906)

Common stock contributed to 401(k) Plan	385,179	370,391

(Appreciation) depreciation in value of derivatives, net	(729,645)	960,724

Deferred income taxes	(2,374,550)	(3,776,000)

Gain on disposal of assets	(13,363)	(15,829)

Changes in operating assets and liabilities:

Receivables, inventories and other current assets	2,458,599	3,357,074

Accounts payable and other current liabilities	(3,196,434)	(1,692,261)

Net cash provided by operating activities	3,355,395	8,267,882

Investing activities

Restricted cash for redemption of long-term debt	168,557,417	—

Deferred acquisition costs	(5,539,442)	—

Purchases of property and equipment	(8,132,709)	(2,597,013)

Other	(143,804)	(82,264)

Net cash provided by (used in) investing activities	154,741,462	(2,679,277)

Financing activities

Dividends paid	(1,394,851)	(465,992)

Deferred loan costs	(479,978)	—

Proceeds from issuance of common stock	613,275	519,858

Proceeds from sale of treasury stock	—	166,917

Proceeds from issuance of preferred stock	30,633,478	—

Proceeds from borrowings of long-term debt	6,272,346	17,700,000

Payments on long-term debt	(178,910,873)	(24,029,625)

Other	82,212	—

Net cash used in financing activities	(143,184,391)	(6,108,842)

Increase (decrease) in cash and cash equivalents	14,912,466	(520,237)

Cash and cash equivalents at beginning of period	557,521	2,214,838

Cash and cash equivalents at end of period	$15,469,987	$1,694,601

See notes to condensed consolidated financial statements.

F-6

GRAY TELEVISION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE A—BASIS OF PRESENTATION

      The accompanying unaudited condensed consolidated financial statements of Gray Television, Inc. (formerly known as Gray Communications Systems, Inc.) (the “Company”) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month and three-month periods ended June 30, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

Accounting for Derivatives

      On January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and for Hedging Activities,” as amended (“SFAS 133”). SFAS 133 provides a comprehensive standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes “special accounting” for the different types of hedges. Changes in the fair value of derivatives that do not meet the hedged criteria are included in earnings in the same period of the change.

      In 1999, the Company entered into an interest rate swap agreement that is designated as a hedge against fluctuations in interest expense resulting from a portion of its variable rate debt. Due to the terms of the interest rate swap agreement, it does not qualify for hedge accounting under SFAS 133. Therefore, the changes in the fair value of the interest rate swap agreement are recorded in the Company’s earnings as income or expense in the period in which the change in value occurs.

Earnings Per Share

      The Company computes earnings per share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“EPS”). The following table reconciles net income (loss) before extraordinary charge and cumulative effect of accounting change to net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders for the three months and six months ended June 30, 2002 and 2001:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

	(dollars in thousands)

Net income (loss) before extraordinary charge and cumulative effect of accounting change	$3,087	$(2,234)	$2,952	$(7,262)

Preferred dividends	649	154	803	308

Non-cash preferred dividends associated with exchange of preferred stock	3,969	—	3,969	—

Net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$(1,531)	$(2,388)	$(1,820)	$(7,570)

      For the three and six month periods ended June 30, 2002 and 2001, the Company incurred a net loss before extraordinary charge and cumulative effect of accounting change available to common stockholders. As a result common shares related to employee stock-based compensation plans and warrants that could potentially dilute basic earnings per share in the future were not included in the computation of diluted

F-7

GRAY TELEVISION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

earnings per share as they would have an antidilutive effect for the periods. The number of common shares that were not included in diluted earnings per share because they would be antidilutive for the respective periods are as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

	(in thousands)

Common shares excluded due to antidilutive effect on diluted earnings per share	523	633	377	697

      The weighted average shares used to calculate basic and diluted earnings per share for the three months and the six months ended June 30, 2002 does not include 885,269 class B common shares that were issued to an escrow agent in connection with the proposed acquisition of Stations Holding Company, Inc. (“Stations”). See Note B for further information about the issuance of these shares.

Implementation of New Accounting Principle

      In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets” (”SFAS 142”). These standards change the accounting for business combinations by, among other things, prohibiting the prospective use of pooling-of-interests accounting and requiring companies to stop amortizing goodwill and certain intangible assets with an indefinite useful life. Instead, goodwill and intangible assets deemed to have an indefinite useful life will be subject to an annual review for impairment. The new standards were effective for the Company on January 1, 2002. Upon adoption of SFAS 142, the Company recorded a one-time, non-cash charge of $39.5 million ($30.6 million after income taxes) to reduce the carrying value of its goodwill, licenses and network affiliation agreements. Such charge is reflected as a cumulative effect of an accounting change in the accompanying condensed consolidated statement of operations. For additional discussion on the impact of adopting SFAS 142, see Note D.

Reclassifications

      Certain prior year amounts in the accompanying condensed consolidated financial statements have been reclassified to conform with the 2002 presentation.

NOTE B—BUSINESS ACQUISITION

      On June 4, 2002, the Company executed a merger agreement with Stations, the parent company of Benedek Broadcasting Corporation (“Benedek”). The merger agreement provides that the Company will acquire Stations by merging its newly formed wholly-owned subsidiary, Gray MidAmerica Television, Inc., (“Gray MidAmerica”) into Stations. For Stations, the Company will pay an estimated consideration of $502.5 million, a substantial portion of which will be used to satisfy, in full, certain outstanding indebtedness of Stations. The Company may pay additional cash consideration that currently is estimated at $9.3 million for certain estimated net working capital, as specified in the merger agreement. Benedek plans to sell or already has sold, prior to the effective time of the merger, a total of nine designated television stations. Upon completion of the merger, the Company will own a total of 28 stations serving 23 television markets. Based on results for the year ended December 31, 2001, the combined Gray and Benedek television stations produced $213.9 million of net revenue and $84.7 million of broadcast cash flow. Including the Company’s publishing and other operations, the combined Gray and Benedek operations for 2001 produced $263.9 million of net revenue and $97.0 million of media cash flow.

F-8

GRAY TELEVISION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

      The Company intends to finance the merger by incurring approximately $250 million of additional indebtedness and issuing approximately $307 million of equity. We may, depending on the relative conditions of the financial markets, increase or decrease our relative issuance of debt and equity securities to complete our financing of the merger. For advisory services rendered by Bull Run Corporation, Inc. (“Bull Run”) in connection with the merger, the Company advanced to Bull Run an advisory fee of $5.0 million on June 10, 2002. This advisory fee must be repaid to the Company if the merger is not completed. We do not intend to compensate Bull Run for any such advisory or similar services in the future. Bull Run is one of the Company’s principal investors. The Company currently estimates that the total transaction fees it will incur relating to this acquisition, including the advisory fee to Bull Run, underwriting and other debt issuance fees and other professional service fees including attorneys and accountants will be between $25 million and $30 million.

      In conjunction with the execution of the merger agreement, the Company executed a $12.5 million letter of credit under its existing senior credit agreement and deposited 885,269 shares of the Company’s class B common stock with an escrow agent.

      If the closing does not occur due to a material default by the Company, and Stations has not materially defaulted due to a breach of any of its representations or warranties or any of its covenants or agreements under the merger agreement, then Stations may draw on the letter of credit and instruct the escrow agent to deliver to it the escrow shares pursuant to the escrow agreement. The aggregate proceeds of the drawing on the letter of credit and the escrow shares will total $25.0 million, but the Company may replace some or all of the escrow shares with a cash payment or payments in increments of $500,000.

      The Company expects the merger, if it closes, to be completed during the fourth quarter of 2002.

NOTE C—LONG-TERM DEBT

      At June 30, 2002, the balance outstanding and the balance available under the Company’s senior credit agreement were $200.0 million and $37.5 million, respectively, and the interest rate on the balance outstanding was 5.3%. The Company has established a $12.5 million letter of credit in connection with the proposed acquisition of Stations. If the transaction does not close under certain circumstances, Stations could draw upon the letter of credit as discussed in Note B.

NOTE D—GOODWILL AND INTANGIBLE ASSETS

      As discussed in Note A, in January 2002, the Company adopted SFAS 142, which requires companies to discontinue amortizing goodwill and certain intangible assets with indefinite useful lives. Instead, SFAS 142 requires that goodwill and intangible assets deemed to have an indefinite useful life be reviewed for impairment upon adoption of SFAS 142 and annually thereafter. The Company will perform its annual impairment review during the fourth quarter of each year, commencing in the fourth quarter of 2002. Other intangible assets will continue to be amortized over their useful lives.

      Under SFAS 142, goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. As of January 1, 2002, the Company performed the first of the required impairment tests of goodwill and indefinite lived intangible assets. Under SFAS 142, the annual impairment tests are performed at the lowest level for which there are identifiable cash flows. As a result of implementing SFAS 142 and the required impairment tests at January 1, 2002, the Company recognized a non-cash impairment of goodwill and other intangible assets of $39.5 million ($30.6 million net of income taxes). Such charge is reflected as a cumulative effect of an accounting change in the accompanying condensed consolidated statement of operations. In calculating the impairment charge, the fair value of the reporting units underlying the segments were estimated using a discounted cash flow methodology.

F-9

GRAY TELEVISION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

      The Company expects to receive future benefits from previously acquired goodwill and licenses over an indefinite period of time. Upon adoption of SFAS 142 on January 1, 2002, the Company stopped amortizing these assets. Amortization of these assets totaled $3.4 million ($2.8 million after income taxes) for the three months ended June 30, 2001 and $6.9 million ($5.5 million after income taxes) for the six months ended June 30, 2001.

      A summary of changes in the Company’s goodwill and other intangible assets during the six month period ended June 30, 2002, by business segment is as follows:

	December 31,			June 30,
	2001	Impairments	Amortization	2002

	(dollars in thousands)

Goodwill:

Broadcasting	$55,241	$(18,874)	$—	$36,367

Publishing	16,779	—	—	16,779

Paging	5	—	—	5

	$72,025	$(18,874)	$—	$53,151

Licenses and network affiliation agreements:

Broadcasting	$407,592	$(10,291)	$—	$397,301

Paging	16,793	(10,300)	—	6,493

	$424,385	$(20,591)	$—	$403,794

Consulting and noncompete agreements:

Publishing	$901	$—	$(213)	$688

Total intangible assets net of accumulated amortization	$497,311	$(39,465)	$(213)	$457,633

      As of June 30, 2002 and December 31, 2001, the Company’s intangible assets and related accumulated amortization consisted of the following:

	As of June 30, 2002			As of December 31, 2001

		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net

	(dollars in thousands)

Intangible assets not subject to amortization:

Licenses and network affiliation agreements	$454,246	$(50,452)	$403,794	$474,836	$(50,451)	$424,385

Goodwill	59,441	(6,290)	53,151	78,315	(6,290)	72,025

	$513,687	$(56,742)	$456,945	$553,151	$(56,741)	$496,410

Intangible assets subject to amortization:

Consulting and noncompete agreements	$3,105	$(2,417)	$688	$3,105	$(2,204)	$901

Total intangibles	$516,792	$(59,159)	$457,633	$556,256	$(58,945)	$497,311

      The Company recorded amortization expense of $106,000 during the three months ended June 30, 2002 compared to $106,000 on a pro forma basis during the three months ended June 30, 2001. The Company recorded amortization expense of $213,000 during the six months ended June 30, 2002 compared to $243,000 on a pro forma basis during the six months ended June 30, 2001. Based on the

F-10

GRAY TELEVISION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

current amount of intangible assets subject to amortization, the estimated amortization expense for the succeeding five years are as follows: 2002: $425,616; 2003: $425,600; and 2004: $50,000. As acquisitions and dispositions occur in the future, these amounts may vary.

      The results for the quarter and six months ended June 30, 2001 on a historical basis do not reflect the provisions of SFAS 142. Had the Company adopted SFAS 142 on January 1, 2001, the historical amounts would have been changed to the adjusted amounts as indicated in the table below:

	Six Months Ended
	June 30,

	2002	2001

	(dollars in thousands
	except per share data)

Reported net loss before extraordinary charge and cumulative effect of accounting change	$2,952	$(7,262)

Elimination of amortization of goodwill, net of income tax	—	873

Elimination of amortization of licenses and network affiliation agreements, net of income tax	—	4,643

Adjusted net loss before extraordinary charge and cumulative effect of accounting change	$2,952	$(1,746)

Basic and diluted per share information:

Net loss before extraordinary charge and cumulative effect of accounting change available to common stockholders	$(0.12)	$(0.49)

Elimination of amortization of goodwill, net of income tax	0.00	0.06

Elimination of amortization of licenses and network affiliation agreements, net of income tax	0.00	0.30

Adjusted net loss before extraordinary charge and cumulative effect of accounting change available to common stockholders	$(0.12)	$(0.13)

Basic and diluted weighted average shares outstanding	15,662	15,587

NOTE E—INFORMATION ON BUSINESS SEGMENTS

      The Company operates in three business segments: broadcasting, publishing and paging. The broadcasting segment operates 13 television stations located in the southern and mid-western United States. The publishing segment operates four daily newspapers located in Georgia and Indiana. The paging operations are located in Florida, Georgia and Alabama. The following tables present certain financial information concerning the Company’s three operating segments:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

	(dollars in thousands)

Operating revenues:

Broadcasting	$29,553	$27,533	$55,006	$52,575

Publishing	11,073	10,187	21,216	19,927

Paging	2,074	2,258	4,083	4,405

	$42,700	$39,978	$80,305	$76,907

F-11

GRAY TELEVISION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

	(dollars in thousands)

Operating income:

Broadcasting	$9,275	$4,145	$15,545	$5,513

Publishing	2,600	1,588	4,385	2,559

Paging	375	315	677	464

Total operating income	12,250	6,048	20,607	8,536

Miscellaneous income, net	59	27	97	98

Appreciation (depreciation) in value of derivatives, net	341	(175)	730	(961)

Interest expense	7,901	8,916	16,866	18,167

Loss before income taxes	$4,749	$(3,016)	$4,568	$(10,494)

Media Cash Flow:

Broadcasting	$13,191	$11,578	$23,292	$20,453

Publishing	3,344	2,467	5,879	4,344

Paging	711	891	1,349	1,614

	$17,246	$14,936	$30,520	$26,411

Media cash flow reconciliation:

Operating income	$12,250	$6,048	$20,607	$8,536

Add:

Amortization of program broadcast rights	1,340	1,372	2,661	2,725

Depreciation and amortization	3,700	7,846	7,433	15,696

Corporate overhead	1,116	884	2,116	1,829

Non-cash compensation and contributions to the Company’s 401(k) plan, paid in common stock	183	159	368	351

Less:

Payments for program broadcast obligations	(1,343)	(1,373)	(2,665)	(2,726)

Media Cash Flow	$17,246	$14,936	$30,520	$26,411

      Operating income is total operating revenues less operating expenses, excluding miscellaneous income and expense (net), appreciation (depreciation) in value of derivatives, net and interest. Corporate and administrative expenses are allocated to operating income based on net segment revenues.

NOTE F—PREFERRED STOCK

      On April 22, 2002, the Company issued $40.0 million (4,000 shares) of redeemable and convertible preferred stock to a group of private investors. The preferred stock was designated as Series C preferred stock and has a liquidation value of $10,000 per share.

      The Series C is convertible into the Company’s class B common stock at a conversion price of $14.39 per share subject to certain adjustments. The Series C will be redeemable at the Company’s option on or after April 22, 2007 and will be subject to mandatory redemption on April 22, 2012 at liquidation value. Dividends on the Series C will accrue at 8% per annum until April 22, 2009 after which the dividend rate shall be 8.5% per annum. Dividends, when declared by the Company’s board of directors may be paid at the Company’s option in cash or additional shares of Series C.

F-12

GRAY TELEVISION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

      As part of the transaction, holders of the Company’s series A and series B preferred stock have exchanged all of the outstanding shares of each respective series, an aggregate fair value of $8.6 million, for an equal number of shares of the Series C. The excess of the $8.6 million liquidation value of the series A and series B preferred stock over its carrying value of $4.6 million was charged to retained earnings upon the exchange in April 2002. Upon closing this transaction, the Series C is the only currently outstanding preferred stock of the Company.

      Net cash proceeds approximated $30.5 million, after transaction fees and expenses and excluding the value of the series A and series B preferred stock exchanged into the Series C. The Company used the net cash proceeds to repay all current outstanding borrowings of $13.5 million under the Company’s revolving credit facility and intends to use the remaining net cash proceeds for other general corporate purposes.

NOTE G—INCOME TAXES

      The Internal Revenue Service (the “IRS”) is auditing the Company’s federal tax return for the years ended December 31, 1996 and 1998.

      In October 2001, the Company received a notice of deficiency from the IRS associated with its audit of the Company’s 1996 and 1998 federal income tax returns. The IRS alleges in the notice that the Company owes $12.1 million of tax plus interest and penalties stemming from certain acquisition related transactions, which occurred in 1996. Additionally, if the IRS were successful in its claims, the Company would be required to account for these acquisition transactions as stock purchases instead of asset purchases which would significantly lower the tax basis in the assets acquired. The Company believe the IRS claims are without merit and on January 18, 2002 filed a petition to contest the matter in United States Tax Court. The Company cannot predict when the tax court will conclude its ruling on this matter.

F-13

REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders of
Gray Communications Systems, Inc.

      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Gray Communications Systems, Inc. and its subsidiaries at December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Atlanta, Georgia
February 4, 2002

F-14

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Gray Communications Systems, Inc.

      We have audited the accompanying consolidated balance sheet of Gray Communications Systems, Inc., as of December 31, 2000 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years ended December 31, 2000 and December 31, 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gray Communications Systems, Inc., at December 31, 2000, and the consolidated results of its operations and its cash flows for the years in the period ended December 31, 2000 and December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Ernst & Young LLP

Atlanta, Georgia
January 29, 2001

F-15

GRAY COMMUNICATIONS SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,

	2001	2000

Assets

Current assets:

Cash and cash equivalents	$557,521	$2,214,838

Restricted cash for redemption of long-term debt	168,557,417	—

Trade accounts receivable, less allowance for doubtful accounts of $743,000 and $845,000, respectively	29,722,141	30,321,372

Recoverable income taxes	552,177	1,196,408

Inventories	763,430	1,472,377

Current portion of program broadcast rights, net	3,809,238	3,723,988

Other current assets	742,150	670,718

Total current assets	204,704,074	39,599,701

Property and equipment:

Land	4,905,121	4,905,121

Buildings and improvements	16,904,976	16,639,424

Equipment	113,018,560	106,783,692

	134,828,657	128,328,237

Allowance for depreciation	(71,412,314)	(55,730,599)

	63,416,343	72,597,638

Deferred loan costs, net	14,305,495	8,203,055

Licenses and network affiliation agreements	424,384,811	436,255,773

Goodwill	72,025,145	73,978,230

Consulting and noncompete agreements	901,216	1,381,545

Other	14,599,894	4,755,793

	$794,336,978	$636,771,735

F-16

GRAY COMMUNICATIONS SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS (Continued)

	December 31,

	2001	2000

Liabilities and stockholders’ equity

Current liabilities:

Trade accounts payable (includes $0 and $200,000 payable to Bull Run Corporation, respectively)	$7,632,778	$4,452,911

Employee compensation and benefits	6,002,892	6,630,078

Accrued expenses	1,588,302	1,631,490

Accrued interest	7,872,585	6,875,294

Current portion of program broadcast obligations	3,655,881	3,605,960

Deferred revenue	2,783,069	3,015,044

Unrealized loss on derivatives	1,581,000	—

Current portion of long-term debt	155,262,277	200,000

Total current liabilities	186,378,784	26,410,777

Long-term debt, less current portion	396,182,025	374,687,052

Program broadcast obligations, less current portion	619,320	303,308

Supplemental employee benefits	397,720	525,151

Deferred income taxes	66,790,563	72,935,799

Other	1,772,989	5,948,849

	652,141,401	480,810,936

Commitments and contingencies
Stockholders’ equity

Serial Preferred Stock, no par value; authorized 20,000,000 shares; issued and outstanding 861 shares, respectively ($8,605,788 aggregate liquidation value, respectively)	4,636,663	4,636,663

Class A Common Stock, no par value; authorized 15,000,000 shares; issued 7,961,574 shares, respectively	20,172,959	20,172,959

Class B Common Stock, no par value; authorized 15,000,000 shares; issued 8,792,227 and 8,708,820 shares, respectively	117,634,928	116,486,600

Retained earnings	8,089,745	23,273,239

	150,534,295	164,569,461

Treasury Stock at cost, Class A Common, 1,113,107 shares, respectively	(8,338,718)	(8,338,718)

Treasury Stock at cost, Class B Common, — and 24,257 shares, respectively	—	(269,944)

	142,195,577	155,960,799

	$794,336,978	$636,771,735

See accompanying notes.

F-17

GRAY COMMUNICATIONS SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2001	2000	1999

Operating revenues:

Broadcasting (less agency commissions)	$106,429,524	$120,639,853	$97,014,737

Publishing	41,189,183	41,499,521	37,808,328

Paging	8,724,743	9,073,629	9,129,702

	156,343,450	171,213,003	143,952,767

Expenses:

Broadcasting	66,232,307	67,770,063	58,660,663

Publishing	31,915,101	31,408,235	28,781,501

Paging	5,877,010	6,136,157	6,550,529

Corporate and administrative	3,615,117	3,594,113	3,448,203

Depreciation	16,512,198	16,889,172	12,855,449

Amortization of intangible assets	14,312,069	14,317,733	11,595,919

	138,463,802	140,115,473	121,892,264

Operating income	17,879,648	31,097,530	22,060,503

Depreciation in value of derivatives, net	(1,581,000)	—	—

Miscellaneous income, net	194,131	781,251	335,871

	16,492,779	31,878,781	22,396,374

Interest expense	35,782,547	39,957,362	31,021,039

LOSS BEFORE INCOME TAXES	(19,289,768)	(8,078,581)	(8,624,665)

Federal and state income tax benefit	(5,971,919)	(1,866,767)	(2,309,966)

NET LOSS	(13,317,849)	(6,211,814)	(6,314,699)

Preferred dividends	616,346	1,012,374	1,010,000

Non-cash preferred dividends associated with the redemption of preferred stock	—	2,159,625	—

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(13,934,195)	$(9,383,813)	$(7,324,699)

Weighted average outstanding common shares:

Basic	15,605,133	15,496,847	12,837,912

Diluted	15,605,133	15,496,847	12,837,912

Basic and diluted net loss per share available to common stockholders	$(0.89)	$(0.61)	$(0.57)

See accompanying notes.

F-18

GRAY COMMUNICATIONS SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Preferred Stock		Class A Common Stock		Class B Common Stock
							Retained
	Shares	Amount	Shares	Amount	Shares	Amount	Earnings

Balance at December 31, 1998	1,350	7,371,250	7,961,574	20,172,959	5,273,046	66,792,385	42,377,101

Net loss	—	—	—	—	—	—	(6,314,699)

Common Stock cash dividends ($0.08) per share	—	—	—	—	—	—	(1,027,322)

Preferred Stock dividends	—	—	—	—	—	—	(1,010,000)

Issuance of Common Stock:

401(k) plan	—	—	—	—	—	126,944	—

Non-qualified stock plan	—	—	—	—	—	—	(12,397)

Issuance of Class B Common Stock	—	—	—	—	3,435,774	49,452,053	—

Purchase of Class B Common Stock	—	—	—	—	—	—	—

Income tax benefits relating to stock plans	—	—	—	—	—	8,100	—

Balance at December 31, 1999	1,350	7,371,250	7,961,574	20,172,959	8,708,820	116,379,482	34,012,683

Net loss	—	—	—	—	—	—	(6,211,814)

Common Stock cash dividends ($0.08) per share	—	—	—	—	—	—	(1,239,921)

Preferred Stock dividends	—	—	—	—	—	—	(1,012,374)

Non-cash preferred dividends associated with the redemption of preferred stock	—	—	—	—	—	—	(2,159,625)

Issuance of Common Stock:

401(k) plan	—	—	—	—	—	53,071	(34,143)

Non-qualified stock plan	—	—	—	—	—	54,047	(81,567)

Purchase of Class B Common Stock	—	—	—	—	—	—	—

Issuance of Series B Preferred Stock	11	105,788	—	—	—	—	—

Purchase of Series A Preferred Stock	(500)	(2,840,375)	—	—	—	—	—

Balance at December 31, 2000	861	4,636,663	7,961,574	20,172,959	8,708,820	116,486,600	23,273,239

Net loss	—	—	—	—	—	—	(13,317,849)

Common Stock cash dividends ($0.08) per share	—	—	—	—	—	—	(1,249,299)

Preferred Stock dividends	—	—	—	—	—	—	(616,346)

Issuance of Common Stock:

401(k) plan	—	—	—	—	41,207	585,316	—

Non-qualified stock plan	—	—	—	—	42,200	556,891	—

Income tax benefits relating to stock plans	—	—	—	—	—	6,121	—

Balance at December 31, 2001	861	$4,636,663	7,961,574	$20,172,959	8,792,227	$117,634,928	$8,089,745

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Class A Treasury Stock		Class B Treasury Stock

	Shares	Amount	Shares	Amount	Total

Balance at December 31, 1998	(1,129,532)	(8,578,682)	(135,080)	(1,432,143)	126,702,870

Net loss	—	—	—	—	(6,314,699)

Common Stock cash dividends ($0.08) per share	—	—	—	—	(1,027,322)

Preferred Stock dividends	—	—	—	—	(1,010,000)

Issuance of Common Stock:

401(k) plan	—	—	44,715	487,039	613,983

Non-qualified stock plan	2,250	32,397	—	—	20,000

Issuance of Class B Common Stock	—	—	—	—	49,452,053

Purchase of Class B Common Stock	—	—	(20,000)	(257,004)	(257,004)

Income tax benefits relating to stock plans	—	—	—	—	8,100

Balance at December 31, 1999	(1,127,282)	(8,546,285)	(110,365)	(1,202,108)	168,187,981

Net loss	—	—	—	—	(6,211,814)

Common Stock cash dividends ($0.08) per share	—	—	—	—	(1,239,921)

Preferred Stock dividends	—	—	—	—	(1,012,374)

Non-cash preferred dividends associated with the redemption of preferred stock	—	—	—	—	(2,159,625)

Issuance of Common Stock:

401(k) plan	—	—	59,969	666,295	685,223

Non-qualified stock plan	14,175	207,567	37,500	408,453	588,500

Purchase of Class B Common Stock	—	—	(11,361)	(142,584)	(142,584)

Issuance of Series B Preferred Stock	—	—	—	—	105,788

Purchase of Series A Preferred Stock	—	—	—	—	(2,840,375)

Balance at December 31, 2000	(1,113,107)	(8,338,718)	(24,257)	(269,944)	155,960,799

Net loss	—	—	—	—	(13,317,849)

Common Stock cash dividends ($0.08) per share	—	—	—	—	(1,249,299)

Preferred Stock dividends	—	—	—	—	(616,346)

Issuance of Common Stock:

401(k) plan	—	—	9,257	103,027	688,343

Non-qualified stock plan	—	—	15,000	166,917	723,808

Income tax benefits relating to stock plans	—	—	—	—	6,121

Balance at December 31, 2001	(1,113,107)	$(8,338,718)	—	$—	$142,195,577

See accompanying notes.

F-19

GRAY COMMUNICATIONS SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2001	2000	1999

Operating activities

Net loss	$(13,317,849)	$(6,211,814)	$(6,314,699)

Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation	16,512,198	16,889,172	12,855,449

Amortization of intangible assets	14,312,069	14,317,733	11,595,919

Amortization of deferred loan costs	1,535,747	1,537,047	1,253,277

Amortization of program broadcast rights	5,518,852	5,306,672	5,340,187

Payments for program broadcast rights	(5,422,959)	(5,614,129)	(4,953,672)

Supplemental employee benefits	(184,427)	(242,662)	(206,372)

Common Stock contributed to 401(K) Plan	688,343	685,223	613,983

Deferred income taxes	(6,145,236)	(2,454,030)	(2,738,500)

Depreciation in value of derivatives, net	1,581,000	—	—

(Gain) loss on asset sales	157,159	(391,549)	(114,063)

Other	98,653	—	—

Changes in operating assets and liabilities:

Trade accounts receivable	599,231	17,053	(2,865,849)

Recoverable income taxes	562,250	856,617	(327,490)

Inventories	708,947	(139,437)	255,897

Other current assets	(71,432)	139,392	106,829

Trade accounts payable	3,188,426	185,677	1,734,641

Employee compensation and benefits	(627,186)	1,361,105	(260,827)

Accrued expenses	13,808	(921,133)	1,147,105

Accrued interest	997,291	(2,358,615)	3,625,775

Deferred revenue	(231,975)	(197,770)	94,328

Net cash provided by operating activities	20,472,910	22,764,552	20,841,918

Investing activities

Restricted cash for redemption of long-term debt	(168,557,417)	—	—

Acquisition of television businesses	—	—	(97,079,854)

Acquisition of investment in television business	(9,751,840)	—	—

Acquisition of newspaper business	—	—	(16,869,140)

Purchases of property and equipment	(11,242,758)	(5,702,494)	(11,711,893)

Proceeds from asset sales	104,582	634,832	1,722,932

Payments on purchase liabilities	(443,769)	(592,570)	(900,688)

Other	76,281	(2,615,431)	(1,941,081)

Net cash used in investing activities	(189,814,921)	(8,275,663)	(126,779,724)

Financing activities

Proceeds from borrowings on long-term debt	239,008,200	49,700,000	164,200,000

Repayments of borrowings on long-term debt	(62,450,950)	(56,514,890)	(53,153,313)

Deferred loan costs	(7,736,840)	(83,516)	(2,674,431)

Dividends paid	(1,865,645)	(2,146,507)	(2,304,823)

Income tax benefit relating to stock plans	6,121	—	8,100

Proceeds from issuance of Common Stock	723,808	126,000	20,000

Purchase of Common Stock	—	(142,584)	(257,004)

Redemption of Preferred Stock	—	(5,000,000)	—

Net cash provided by (used in) financing activities	167,684,694	(14,061,497)	105,838,529

Increase (decrease) in cash and cash equivalents	1,657,317	427,392	(99,277)

Cash and cash equivalents at beginning of year	2,214,838	1,787,446	1,886,723

Cash and cash equivalents and restricted cash at end of year	$557,521	$2,214,838	$1,787,446

See accompanying notes.

F-20

GRAY COMMUNICATIONS SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. Summary of Significant Accounting Policies

Description of Business

      The Company’s operations, which are located in thirteen southern, southwestern and midwestern states, include 13 television stations, four daily newspapers and a wireless messaging and paging.

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Revenue Recognition

      The Company recognizes revenue from three industries: broadcasting, publishing and paging. Broadcasting revenue is generated primarily from the sale of television advertising time. Publishing revenue is generated primarily from circulation and advertising revenue. Paging revenue results primarily from the sale of pagers and paging services. Advertising revenue is billed to the customer and recognized when the advertisement is aired or published. The Company bills its customers in advance for newspaper subscriptions and paging services and the related revenues are recognized over the period the service is provided on the straight-line basis. Revenue from the sale of cellular telephones and pagers is recognized at the time of sale.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

      Cash and cash equivalents include cash on deposit with banks. Deposits with banks are generally insured in limited amounts.

Inventories

      Inventories, principally newsprint and supplies, are stated at the lower of cost or market. The Company uses the first-in, first-out method of determining costs for substantially all of its inventories.

Program Broadcast Rights

      Rights to programs available for broadcast under program license agreements are initially recorded at the beginning of the license period for the amounts of total license fees payable under the license agreements and are charged to operating expense as each episode is broadcast. The cost of each episode is determined by dividing the total cost of the program license agreement by the number of episodes per the agreement. The portion of the unamortized balance expected to be charged to operating expense in the succeeding year is classified as a current asset, with the remainder classified as a non-current asset. The liability for the license fees payable under the program license agreements is classified as current or long-term, in accordance with the payment terms of the various license agreements. The capitalized costs of the rights are recorded at the lower of unamortized costs or estimated net realizable value.

F-21

GRAY COMMUNICATIONS SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property and Equipment

      Property and equipment are carried at cost. Depreciation is computed principally by the straight-line method for financial reporting purposes and by accelerated methods for income tax purposes. Buildings, improvements and equipment are generally depreciated over estimated useful lives of approximately 35 years, ten years and five years, respectively.

Deferred Loan Costs

      Loan acquisition costs are amortized over the life of the applicable indebtedness. As of December 31, 2001, the life of the senior bank loan agreement (the “Senior Credit Facility”) is eight years and the life of the 9 1/4% Senior Subordinated Notes Due 2011 (the “9 1/4% Notes”) is ten years. The final maturity dates of the Senior Credit Facility and the 9 1/4% Notes are September 2009 and December 2011, respectively.

Intangible Assets

      Intangible assets are stated at cost and are amortized using the straight-line method. Goodwill, licenses and network affiliation agreements are amortized over 40 years. Non-compete agreements are amortized over the life of the specific agreement. Accumulated amortization of intangible assets resulting from business acquisitions was $58.9 million and $44.6 million as of December 31, 2001 and 2000, respectively.

      If facts and circumstances indicate that the goodwill, property and equipment or other assets may be impaired, an evaluation of continuing value would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with these assets would be compared to their carrying amount to determine if a write down to fair market value or discounted cash flow value is required.

Income Taxes

      Deferred income taxes are provided on the differences between the financial statement and income tax basis of assets and liabilities. The Company and its subsidiaries file a consolidated federal income tax return. Consolidated state income tax returns are filed when appropriate and separate state tax returns are filed when consolidation is not available. Local tax returns are filed separately.

Stock Based Compensation

      The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations in accounting for its stock options. Under APB 25, if the exercise price of the stock options the Company granted equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

Accounting for Derivatives

      On January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and for Hedging Activities,” as amended (“SFAS 133”). The effect as of January 1, 2001, of adopting SFAS 133 was not material and, accordingly, it is not presented as a cumulative effect adjustment. SFAS 133 provides a comprehensive standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes “special accounting” for those that qualify as hedges. Changes in the fair value of derivatives that do not meet the hedged criteria are included in earnings in the same period of the change.

F-22

GRAY COMMUNICATIONS SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In 1999, the Company entered into an interest rate swap agreement to hedge against fluctuations in interest expense resulting from a portion of its variable rate debt. Due to the terms of the interest rate swap agreement, it does not qualify for hedge accounting under SFAS 133. As a result of the adoption of SFAS 133 and the general decrease in market interest rates during the current year, the Company recognized depreciation in the value of its derivative during the year ended December 31, 2001 of $1,581,000.

Concentration of Credit Risk

      The Company provides print advertising and advertising air-time to national, regional and local advertisers within the geographic areas in which it operates. Credit is extended based on an evaluation of the customer’s financial condition, and generally advance payment is not required. Credit losses are provided for in the financial statements and consistently have been within management’s expectations.

Fair Value of Financial Instruments

      The estimated fair value of the Company’s long-term debt at December 31, 2001 and 2000 was $556.5 million and $370.5 million, respectively. Currently, the Company does not anticipate settlement of long-term debt, except for its 10 5/8% Senior Subordinated Notes due 2006, at other than book value. The fair value of other financial instruments classified as current assets or liabilities approximates their carrying value.

Earnings Per Share

      The Company computes earnings per share in accordance with SFAS No. 128, “Earnings Per Share” (“EPS”). The weighted average number of shares used in computing basic and diluted earnings or loss per share was 15,605,133, 15,496,847 and 12,837,912 in the years ended December 31, 2001, 2000 and 1999, respectively. Dilutive securities of 511,882, 140,063 and 356,971 are not included in the calculation of diluted EPS in the years ending December 31, 2001, 2000 and 1999, respectively, because they are antidilutive.

Implementation of New Accounting Principle

      In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”) and No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), effective for fiscal years beginning after December 15, 2001 and therefore will be implemented by the Company in 2002. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives. The Company is required to adopt the new rules effective January 1, 2002. During 2002, the Company will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets. The initial valuation date is January 1, 2002. The Company has not completed these initial valuation tests and has not yet determined what the effect of these tests will be on its earnings and financial position.

B. Business Acquisitions

Acquisition of Equity Investment in Sarkes Tarzian, Inc.

      On December 3, 2001, the Company exercised its option to acquire 301,119 shares of the outstanding common stock of Sarkes Tarzian, Inc. (“Tarzian”) from Bull Run Corporation (“Bull Run”), one of its

F-23

GRAY COMMUNICATIONS SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

principal shareholders. Bull Run had purchased these same shares from the Estate of Mary Tarzian (the “Estate”) in January 1999.

      The acquired shares of Tarzian represent 33.5% of the total outstanding common stock of Tarzian (both in terms of the number of shares of common stock outstanding and in terms of voting rights), but such investment represents 73% of the equity of Tarzian for purposes of dividends if paid as well as distributions in the event of any liquidation, dissolution or other sale of Tarzian.

      Tarzian is a closely held private company that owns and operates two television stations and four radio stations: WRCB-TV Channel 3 in Chattanooga, Tennessee, an NBC affiliate; KTVN-TV Channel 2 in Reno, Nevada, a CBS affiliate; WGCL-AM and WTTS-FM in Bloomington, Indiana; and WAJI-FM and WLDE-FM in Fort Wayne, Indiana. The Chattanooga and Reno markets are the 86th and the 110th largest television markets (“DMA’s”) in the United States, respectively, as ranked by the A.C. Nielsen Company.

      The Company paid $10.0 million to Bull Run to complete the acquisition of the 301,119 shares of Tarzian. The Company previously had capitalized and paid to Bull Run $3.2 million of costs associated with the Company’s option to acquire these shares. This acquisition has been accounted for under the cost method of accounting and reflected as a non-current other asset.

Litigation concerning Acquisition of Equity Investment in Sarkes Tarzian, Inc.

      On February 12, 1999, Tarzian filed a complaint against Bull Run and U.S. Trust Company of Florida Savings Bank as Personal Representative of the Estate in the United States District Court for the Southern District of Indiana. Tarzian claims that it had a binding and enforceable contract to purchase the Tarzian shares from the Estate prior to Bull Run’s purchase of the shares, and requested judgment providing that the contract be enforced. On May 3, 1999, the action was dismissed without prejudice against Bull Run, leaving the Estate as the sole defendant. The litigation between the Estate and Tarzian is ongoing and the Company cannot predict when the final resolution of the litigation will occur.

      If the United States District Court for the Southern District of Indiana finds that U.S. Trust Company of Florida Savings Bank had a binding contract with Tarzian prior to the sale of the Tarzian shares to the Company and after final judgment, a court orders the Company to relinquish ownership of the Tarzian shares, then the Company would be entitled to reimbursement for its initial investment and related carrying costs by U.S. Trust Company of Florida Savings Bank.

1999 Acquisitions

      On October 1, 1999, the Company completed its acquisition of all the outstanding capital stock of KWTX Broadcasting Company (“KWTX”) and Brazos Broadcasting Company (“Brazos”), as well as the assets of KXII Broadcasters Ltd. (“KXII”). The Company acquired the capital stock of KWTX and Brazos in merger transactions, with the shareholders of KWTX and Brazos receiving a combination of cash and the Company’s class B common stock for their shares. The Company acquired the assets of KXII in an all cash transaction. These transactions are referred to herein as the “Texas Acquisitions.”

      KWTX operates CBS affiliate KWTX-TV located in Waco, Texas and Brazos operates KBTX-TV, a satellite station of KWTX-TV located in Bryan, Texas, each serving the Waco-Temple-Bryan, Texas television market. KXII operates KXII-TV, which is the CBS affiliate serving Sherman, Texas and Ada, Oklahoma. The Texas Acquisitions have been accounted for under the purchase method of accounting. Under the purchase method of accounting, the results of operations of the acquired businesses are included in the accompanying consolidated financial statements as of their respective acquisition dates. The assets and liabilities of acquired businesses are included based on an allocation of the purchase price.

F-24

GRAY COMMUNICATIONS SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Aggregate consideration (net of cash acquired) paid in the Company’s class B common stock and cash was $146.4 million, which included a base purchase price of $139.0 million, transaction expenses of $2.8 million and certain net working capital adjustments (excluding cash) of $4.6 million. In addition to the amount paid, the Company assumed $600,000 in liabilities in connection with the asset purchase of KXII.

      The Company funded the acquisitions by issuing 3,435,774 shares of its class B common stock (valued at $49.5 million) to the sellers, borrowing an additional $94.4 million under its Senior Credit Facility and using cash on hand of $2.5 million. Based on the allocation of the purchase price, the excess of the purchase price over the fair value of the net tangible assets was $148.9 million. The Company paid Bull Run a fee of $1.39 million for advisory services performed for the Company in connection with the Texas Acquisitions (excluding a $300,000 advisory fee in connection with its Senior Credit Facility agreement). This fee was paid in full as of the acquisition date and included in the fee portion of the aggregate consideration for the Texas Acquisitions described above. We do not intend to compensate Bull Run for any such advisory or similar services in the future.

      On March 1, 1999, the Company acquired substantially all of the assets of The Goshen News from News Printing Company, Inc. and affiliates thereof, for aggregate cash consideration of $16.7 million including a non-compete agreement (the “Goshen Acquisition”). Based on the allocation of the purchase price, the excess of the purchase price over the fair value of the net tangible assets was $14.1 million. The Goshen News is currently an 18,000 circulation newspaper published Monday through Sunday and serves Goshen, Indiana and surrounding areas. The Company paid Bull Run a fee of $167,000 for services rendered in connection with the Goshen Acquisition. The Company financed the acquisition through borrowings under its Senior Credit Facility.

      The Texas Acquisitions and the Goshen Acquisition have been accounted for under the purchase method of accounting. Under the purchase method of accounting, the results of operations of the acquired businesses are included in the accompanying consolidated financial statements as of their respective acquisition dates. The assets and liabilities of acquired businesses are included based on an allocation of the purchase price.

C. Long-term Debt

      Long-term debt consists of the following:

	December 31,

	2001	2000

	(dollars in thousands)

Senior Credit Facility	$217,500	$214,500

9 1/4% Senior Subordinated Notes due 2011	180,000	—

10 5/8% Senior Subordinated Notes due 2006 (retired on January 22, 2002)	155,200	160,000

Other	186	387

	552,886	374,887

Less unamortized discount	(1,442)	—

	551,444	374,887

Less current portion	(155,262)	(200)

	$396,182	$374,687

F-25

GRAY COMMUNICATIONS SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company amended and restated its Senior Credit Facility on September 25, 2001. The revised facility provides the Company with a $200.0 million term facility and a $50.0 million reducing revolving credit facility. In addition, the agreement provides the Company with the ability to access up to $100.0 million of incremental senior secured term loans upon the consent of the lenders. The Company may request this incremental senior secured term loan on any business day on or before December 31, 2003. Prior to the amendment on September 25, 2001, the Senior Credit Facility consisted of a $100.0 million revolving commitment and two $100.0 million term loan commitments.

      Proceeds from the amended and restated facility were used to refinance existing senior secured indebtedness, transaction fees and for other general corporate purposes. The Company incurred $2.6 million in lender fees and other costs to amend and restate the facility.

      Under the amended revolving and term facilities, the Company, at its option, can borrow funds at an interest rate equal to the London Interbank Offered Rate (“LIBOR”) plus a margin or at the lenders’ base rate plus a margin. The base rate will generally be equal to the lenders’ prime rate. Interest rates under the amended revolving facility are base rate plus a margin ranging from 0.25% to 1.75% or LIBOR plus a margin ranging from 1.5% to 3.0%. Interest rates under the amended term facility are base plus a margin ranging from 1.75% to 2.0% or LIBOR plus a margin ranging from 3.0% to 3.25%. The applicable margin payable by the Company will be determined by the Company’s operating leverage ratio that is calculated quarterly.

      At December 31, 2001, the Company had $217.5 million outstanding under the Senior Credit Facility with $32.5 million available under the agreement. Also as of December 31, 2001, interest rates were at a rate of base plus 1.75% and/or LIBOR plus 3.0% for funds borrowed under the revolving facility. For funds borrowed under the term facility, interest was at base plus 2.0% and/or LIBOR plus 3.25%. The effective interest rate on the Senior Credit Facility at December 31, 2001 and 2000 was 5.8% and 9.7%, respectively. The Company is charged a commitment fee on the excess of the aggregate average daily available credit limit less the amount outstanding. At December 31, 2001, the commitment fee was 0.50% per annum.

      The lenders’ commitments for the revolving facility will reduce quarterly, as specified in the credit agreement, beginning March 31, 2004 and final repayment of any outstanding amounts under the revolving facility is due December 31, 2008. The term facility commences amortization in quarterly installments of $500,000 beginning March 31, 2003 through December 31, 2008 with the remaining outstanding balance payable in three equal quarterly installments beginning March 31, 2009. The final maturity date for any outstanding amounts under the term facility is September 30, 2009.

      The amended and restated senior credit facilities are collateralized by substantially all of the assets, excluding real estate, of the Company and its subsidiaries. In addition, the Company’s subsidiaries are joint and several guarantors of the obligations and the Company’s ownership interests in its subsidiaries are pledged to collateralize the obligations. The agreement contains certain restrictive provisions which include but are not limited to, requiring the Company to maintain certain financial ratios and limits upon its ability to incur additional indebtedness, make certain acquisitions or investments, sell assets or make other restricted payments, including dividends, (all as are defined in the loan agreement). The 9 1/4% Notes also contain similar restrictive provisions limiting the Company’s ability to, among other things incur additional indebtedness make certain acquisitions or investments, sell assets or make certain restricted payments that include but are not limited to purchases or redemptions of the Company’s capital stock.

      On December 21, 2001, the Company completed its sale of $180.0 million aggregate principal amount of the 9 1/4% Notes. The net proceeds from the sale of the 9 1/4% Notes were $173.6 million. The 9 1/4% Notes have a coupon of 9 1/4% and was priced at a discount to yield 9.375%. Interest on the 9 1/4% Notes is payable semi-annually on December 15 and June 15, commencing June 15, 2002. The 9 1/4% Notes mature

F-26

GRAY COMMUNICATIONS SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

on December 15, 2011 and are redeemable, in whole or in part, at the Company’s option after December 15, 2006. If the 9 1/4% Notes are redeemed during the twelve-month period beginning on December 15 of the years indicated below, they will be redeemed at the redemption prices set forth below, plus accrued and unpaid interest to the date fixed for redemption.

Percentage of the Principal
Year	Amount Outstanding

2006	104.625%

2007	103.083%

2008	101.542%

2009 and thereafter	100.000%

      Under certain circumstances, the Company at its option can redeem all or a portion of the 9 1/4% Notes prior to December 15, 2006. If the 9 1/4% Notes were to be redeemed prior to December 15, 2006, the Company would have to pay the principal amount, accrued but unpaid interest and certain premiums.

      In October of 2001, the Company purchased $4.8 million of its existing 10 5/8% Senior Subordinated Notes due 2006 (the “10 5/8% Notes”). On December 21, 2001, the Company instructed the trustee for the 10 5/8% Notes to commence the redemption, in full, of the remaining 10 5/8% Notes outstanding. The Company deposited cash of $168.6 million with the 10 5/8% Notes’ trustee, to redeem the aggregate principal amount of the 10 5/8% Notes outstanding of $155.2 million and to fund associated premium costs of $8.2 million, accrued interest of $3.7 million and certain other related expenses of $1.5 million. This cash was funded from the net proceeds of the 9 1/4% Notes and is included in consolidated balance sheet at December 31, 2001 as “restricted cash for redemption of long-term debt”. The redemption was completed on January 22, 2002 and all obligations associated with the 10 5/8% Notes as well as the rights associated with the restricted cash were extinguished on that date. The Company recorded an extraordinary charge of approximately $11.3 million ($6.8 million after income tax) in January 2002 in connection with this early extinguishment of debt.

      The 9 1/4% Notes are jointly and severally guaranteed (the “Subsidiary Guarantees”) by all of the Company’s subsidiaries (the “Subsidiary Guarantors”). The obligations of the Subsidiary Guarantors under the Subsidiary Guarantees are subordinated, to the same extent as the Company’s obligations in respect of the 9 1/4% Notes, to the prior payment in full of all existing and future senior debt of the Subsidiary Guarantors (which will include any guarantee issued by such Subsidiary Guarantors of any senior debt).

      The Company is a holding company with no material independent assets or operations, other than its investment in its subsidiaries. The aggregate assets, liabilities, earnings and equity of the Subsidiary Guarantors are substantially equivalent to the Company’s assets, liabilities, earnings and equity on a consolidated basis. The Subsidiary Guarantors are the Company’s directly or indirectly, wholly-owned subsidiaries and the Subsidiary Guarantees are full, unconditional and joint and several. All of the Company’s current and future direct and indirect subsidiaries are guarantors of the Senior Subordinated Notes. Accordingly, separate financial statements and other disclosures of each of the Subsidiary Guarantors are not presented because the Company has no independent assets or operations, the guarantees are full and unconditional and joint and several and any subsidiaries of the parent company other than the Subsidiary Guarantors are minor. The Senior Credit Facility is collateralized by substantially all of the Company’s existing and hereafter acquired assets except real estate.

      The Company entered into an interest rate swap agreement to modify the interest characteristics of a portion of its outstanding debt. The agreement involves the exchange of an amount based on a variable interest rate for an amount based on a fixed interest rate over the life of the agreement without an exchange of the notional amount upon which the payments are based.

F-27

GRAY COMMUNICATIONS SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The interest rate swap agreement converts $40.0 million of the Company’s floating rate debt under the Senior Credit Facility to a fixed rate basis at a rate of 6.155%. The initial term of the interest rate swap agreement was effective on October 6, 1999 and terminated on October 6, 2001. However, the bank providing the interest rate swap agreement had an option to extend the termination date. The bank chose to exercise its option and extended the term of the swap agreement to October 6, 2002. As a result of the agreement’s unilateral option component, the agreement does not qualify for hedge accounting under SFAS 133.

      The Company recognizes interest differentials as adjustments to interest expense in the period they occur. The differential to be paid or received as interest rates change is accrued and recognized as an adjustment of interest expense related to the debt. The related amount payable to, or receivable from, counter-parties is included in other liabilities or assets. The fair value of the swap agreements is recognized in the financial statements.

      Aggregate minimum principal maturities on long-term debt as of December 31, 2001, were as follows:

Year	Minimum Principal Maturities

(dollars in thousands)

2002	$155,262

2003	68

2004	56

2005	—

2006	—

Thereafter	396,058

$551,444

      The Company made interest payments of approximately $36.8 million, $40.8 million and $26.1 million during 2001, 2000 and 1999, respectively.

D. Stockholders’ Equity

      The Company is authorized to issue 50,000,000 shares of all classes of stock, of which, 15,000,000 shares are designated class A common stock, 15,000,000 shares are designated class B common stock, and 20,000,000 shares are designated “blank check” preferred stock for which the board of directors has the authority to determine the rights, powers, limitations and restrictions. The rights of the Company’s class A and class B common stock are identical, except that the class A common stock has ten votes per share and the class B common stock has one vote per share. The class A and class B common stock receive cash dividends on an equal per share basis.

      The series A preferred stock includes detachable warrants issued to Bull Run to purchase 731,250 shares of class A common stock for $11.92 per share. Of these warrants, 450,000 vested upon issuance, with the remaining warrants vesting in five equal annual installments commencing January 3, 1997, providing the series A preferred stock remains outstanding. The series A preferred stock was originally issued to Bull Run; however, these shares were sold by Bull Run to one of its affiliates in 2001. The holder of the series A preferred stock receives cash dividends at an annual rate of $800 per share. During 2000, the Company redeemed 500 shares of series A preferred stock at a cost of $5.0 million. The liquidation or redemption price of the series A preferred stock is $10,000 per share.

      The series B preferred stock includes warrants to purchase an aggregate of 750,000 shares of class A common stock at an exercise price of $16.00 per share. Of these warrants 450,000 vested upon issuance, with the remaining warrants vesting in five equal annual installments commencing on September 24, 1997.

F-28

GRAY COMMUNICATIONS SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The shares of series B preferred stock were originally issued to Bull Run and to J. Mack Robinson, Chairman of the Board of Bull Run and the Company’s President and Chief Executive Officer, and certain of his affiliates. The Company obtained a written opinion from an investment banker as to the fairness of the terms of the sale of such series B preferred stock with warrants. During 2001, Bull Run sold its shares of series B preferred stock to one of the other original series B preferred stock shareholders. The holders of the series B preferred stock receive dividends at an annual rate of $600 per share, with the Company having the option to pay these dividends in cash or in additional shares. The liquidation or redemption price of the series B preferred stock is $10,000 per share. During 2000, the Company issued 11 shares of series B preferred stock as payment of dividends to the holders of its then outstanding series B preferred stock. The liquidation or redemption price of the series B preferred stock is $10,000 per share.

      In addition to the $13.2 million paid for the Tarzian shares, the Company granted warrants to Bull Run to purchase up to 100,000 shares of its class B common stock at $13.625 per share. These warrants are fully vested and will expire in 10 years if not exercised.

      The Company is authorized by its board of directors to purchase up to two million shares of its class A or class B common stock to either be retired or reissued in connection with its benefit plans, including the Capital Accumulation Plan and the Incentive Plan. During 2000 and 1999, the Company purchased 11,361 shares and 20,000 shares of its class B common stock, respectively, under this authorization. The 2000 and 1999 treasury shares were purchased at prevailing market prices with an average effective price of $12.55 and $12.85 per share, respectively, and were funded from the Company’s operating cash flow.

E. Long-term Incentive Plan and Stock Purchase Plan

      The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

      The Company has a long-term incentive plan (the “Incentive Plan”) that was amended by its shareholders during 2001. The amendment increased the aggregate number of shares of the Company’s common stock subject to awards under the Incentive Plan to 2.9 million from 1.9 million. As a result of this amendment, the Incentive Plan has 300,000 shares of the Company’s class A common stock and 2.6 million shares of its class B common stock reserved for grants to key personnel for (i) incentive stock options, (ii) non-qualified stock options, (iii) stock appreciation rights, (iv) restricted stock awards and (v) performance awards, as defined by the Incentive Plan. Shares of common stock underlying outstanding options or performance awards are counted against the Incentive Plan’s maximum shares while such options or awards are outstanding. Under the Incentive Plan, the options granted typically vest after a two year period and expire three years after full vesting. However, options will vest immediately upon if the Company incurs a “change in control” as such term is defined in the Incentive Plan. Options granted through December 31, 2001, have been granted at a price, which approximates fair market value on the date of the grant.

      The Company also has a Stock Purchase Plan, which grants non-employee directors up to 11,250 shares of its class B common stock. Under this Stock Purchase Plan, the options granted vest at the beginning of the upcoming calendar year and expire at the end of January following that calendar year.

      Pro forma information regarding net income and earnings per share is required by SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) which also requires that the information be determined as if the Company had accounted for its employee stock options granted under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using

F-29

GRAY COMMUNICATIONS SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

a Black-Scholes option pricing model with the following weighted-average assumptions for 2001, 2000 and 1999, respectively: risk-free interest rates of 3.52%, 6.55% and 6.04%; dividend yields of 0.78%, 0.78% and 0.63%; volatility factors of the expected market price of the Company’s class B common stock of 0.32, 0.27 and 0.27; and a weighted-average expected life of the options of 3.4, 4.9 and 4.0 years.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma information follows:

	Year Ended December 31,

	2001	2000	1999

	(dollars in thousands,
	except per common share data)

Pro forma loss available to common stockholders	$(15,077)	$(10,404)	$(8,329)

Pro forma loss per common share:

Basic	$(0.97)	$(0.67)	$(0.65)

Diluted	$(0.97)	$(0.67)	$(0.65)

      A summary of the Company’s stock option activity for class A common stock, and related information for the years ended December 31, 2001, 2000 and 1999 is as follows:

	Year Ended December 31,

	2001		2000		1999

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

	(in thousands, except weighted average data)
Stock options outstanding —

beginning of year	19	$17.81	34	$14.04	36	$13.71

Options granted	0		0		0

Options exercised	0		(15)	8.89	(2)	8.89

Options forfeited	0		0		0

Stock options outstanding — end of year	19	$17.81	19	$17.81	34	$14.04

Exercisable at end of year	19	$17.81	19	$17.81	14	$8.89

      The exercise price for class A common stock options outstanding as of December 31, 2001 is $17.81. The weighted-average remaining contractual life of the class A common stock options outstanding is 1.9 years.

F-30

GRAY COMMUNICATIONS SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of the Company’s stock option activity for class B common stock, and related information for the years ended December 31, 2001, 2000, and 1999 is as follows:

	Year Ended December 31,

	2001		2000		1999

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

	(in thousands, except weighted average data)
Stock options outstanding —

beginning of year	1,697	$11.86	820	$13.78	659	$14.36

Options granted	60	10.23	965	10.37	241	12.85

Options exercised	(57)	12.65	0		0

Options forfeited	(47)	11.21	(36)	12.52	(18)	14.41

Options expired	(19)	10.58	(52)	14.00	(62)	16.13

Stock options outstanding — end of year	1,634	$11.81	1,697	$11.86	820	$13.78

Exercisable at end of year	699	$13.89	569	$14.05	449	$14.20

Weighted-average fair value of options granted during the year		$2.58		$3.40		$3.67

      Exercise prices for class B common stock options outstanding as of December 31, 2001, ranged from $9.95 to $14.50. The weighted-average remaining contractual life of the class B common stock options outstanding is 2.6.

F. Income Taxes

      The Company uses the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

      Federal and state income tax expense (benefit) included in the consolidated financial statements is summarized as follows:

	Year Ended December 31,

	2001	2000	1999

	(dollars in thousands)
Current

Federal	$—	$—	$6

State and local	173	587	423

Deferred	(6,145)	(2,454)	(2,739)

	$(5,972)	$(1,867)	$(2,310)

F-31

GRAY COMMUNICATIONS SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Significant components of the Company’s deferred tax liabilities and assets are as follows:

	December 31,

	2001	2000

	(dollars in thousands)

Deferred tax liabilities:

Net book value of property and equipment	$9,059	$11,272

Goodwill and other intangibles	82,330	78,456

Other	122	122

Total deferred tax liabilities	91,511	89,850

Deferred tax assets:

Liability under supplemental retirement plan	188	(257)

Allowance for doubtful accounts	286	322

Federal operating loss carryforwards	20,048	13,163

State and local operating loss carryforwards	3,734	3,319

Other	804	707

Total deferred tax assets	25,060	17,254

Valuation allowance for deferred tax assets	(340)	(340)

Net deferred tax assets	24,720	16,914

Deferred tax liabilities, net	$66,791	$72,936

      The Company has $68.0 million in federal operating loss carryforwards which expire during the years 2012 through 2021. Additionally, the Company has an aggregate of $125.0 million of various state operating loss carryforwards.

      A reconciliation of income tax expense at the statutory federal income tax rate and income taxes as reflected in the consolidated financial statements is as follows:

	Year Ended December 31,

	2001	2000	1999

	(dollars in thousands)

Statutory rate applied to loss	$(6,559)	$(2,746)	$(2,932)

State and local taxes, net of federal tax benefits	(37)	368	296

Other items, net	624	511	326

	$(5,972)	$(1,867)	$(2,310)

      The Company received income tax refunds (net of payments) of $950,000 in 2001 and made income tax payments (net of refunds) of $643,000 and $800,000 during 2000 and 1999, respectively. At December 31, 2001 and 2000, the Company had current recoverable income taxes of $552,000 and $1.2 million, respectively.

      The IRS is auditing the Company’s federal tax return for the year ended December 31, 1996. In conjunction with this examination, the Company extended the time period that the IRS has to audit the Company’s federal tax returns for the 1996 and 1997 tax years until December 31, 2001.

      In October 2001, the Company received a notice of deficiency from the IRS associated with its audit of the Company’s 1996 federal income tax return. The IRS alleges in the notice that the Company owes $12.1 million of tax plus interest and penalties stemming from certain acquisition related transactions,

F-32

GRAY COMMUNICATIONS SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

which occurred in 1996. Additionally, if the IRS were successful in its claims, the Company would be required to account for these acquisition transactions as stock purchases instead of asset purchases which would significantly lower the tax basis in the assets acquired. The Company believes the IRS claims are without merit and on January 18, 2002 filed a petition to contest the matter in United States Tax Court. The Company cannot predict when the tax court will conclude its ruling on this matter.

G. Retirement Plans

Pension Plan

      The Company has a retirement plan covering substantially all full-time employees. Retirement benefits are based on years of service and the employees’ highest average compensation for five consecutive years during the last ten years of employment. The Company’s funding policy is to contribute annually the minimum amount deductible for federal income tax purposes.

      The following summarizes the plan’s funded status and related assumptions:

	December 31,

	2001	2000

	(dollars in thousands)

Change in benefit obligation:

Benefit obligation at beginning of year	$10,208	$8,951

Service cost	1,161	931

Interest cost	685	598

Actuarial (gains) losses	160	141

Benefits paid	(412)	(413)

Benefit obligation at end of year	$11,802	$10,208

Change in plan assets:

Fair value of plan assets at beginning of year	$8,203	$8,059

Actual return on plan assets	96	334

Company contributions	883	223

Benefits paid	(412)	(413)

Fair value of plan assets at end of year	$8,770	$8,203

Components of accrued benefit costs:

Underfunded status of the plan	$(3,032)	$(2,005)

Unrecognized net actuarial loss	1,097	456

Unrecognized net transition amount	(27)	(81)

Unrecognized prior service cost	0	(1)

Accrued benefit cost	$(1,962)	$(1,631)

Weighted-average assumptions as of December 31:

Discount rate	6.8%	6.8%

Expected long-term rate of return on plan assets	7.0%	7.0%

Estimated rate of increase in compensation levels	5.0%	5.0%

F-33

GRAY COMMUNICATIONS SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The net periodic pension cost includes the following components:

	Year Ended December 31,

	2001	2000	1999

	(dollars in thousands)

Components of net periodic pension cost:

Service cost	$1,161	$931	$750

Interest cost	685	598	529

Expected return on plan assets	(577)	(553)	(516)

Amortization of prior service cost	(1)	(1)	(1)

Amortization of transition (asset) or obligation	(54)	(54)	(54)

Pension cost	$1,214	$921	$708

Capital Accumulation Plan

      The Gray Communications Systems, Inc. Capital Accumulation Plan (the “Capital Accumulation Plan”) provides additional retirement benefits for substantially all employees. The Capital Accumulation Plan is intended to meet the requirements of section 401(k) of the Internal Revenue Code of 1986.

      The Capital Accumulation Plan allows an investment option in the Company’s class B common stock and allows for the Company’s percentage match to be made by a contribution of its class B common stock. The Company reserved 300,000 shares of its class B common stock for issuance under the Capital Accumulation Plan.

      Employee contributions to the Capital Accumulation Plan, not to exceed 6% of the employees’ gross pay, are matched by Company contributions. The Company’s percentage match amount is declared by its board of directors before the beginning of each plan year and is made by a contribution of its class B common stock. The Company’s percentage match was 50% for the three years ended December 31, 2001. The Company’s contributions vest, based upon each employee’s number of years of service, over a period not to exceed five years.

      Company matching contributions aggregating $688,343, $685,223 and $613,983 were charged to expense for 2001, 2000 and 1999, respectively, for the issuance of 50,464, 59,969 and 44,715 shares of class B common stock, respectively.

H. Commitments and Contingencies

      The Company has various operating lease commitments for equipment, land and office space. The Company also has commitments for various television film exhibition rights and for digital television (“DTV”) equipment. The license periods for the film exhibition rights had not yet commenced nor had a portion of the DTV equipment been delivered as of December 31, 2001. Rent expense resulting from operating leases for the years ended December 31, 2001, 2000 and 1999 were $1.6 million, $1.5 million and $1.8 million, respectively. Future minimum payments under operating leases with initial or remaining noncancelable lease terms in excess of one year, obligations under film exhibition rights for which the

F-34

GRAY COMMUNICATIONS SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

license period had not yet commenced and commitments for DTV equipment that had been ordered but not yet received are as follows:

	DTV
Year	Equipment	Lease	Film	Total

	(dollars in thousands)

2002	$12,452	$1,512	$2,504	$16,468

2003	3,436	911	4,740	9,087

2004	—	679	3,688	4,367

2005	—	544	1,857	2,401

2006	—	460	227	687

Thereafter	—	6,982	—	6,982

	$15,888	$11,088	$13,016	$39,992

      Through a partnership agreement with Host Communications, Inc., a wholly owned subsidiary of Bull Run, the Company also has acquired certain collegiate broadcast rights for sporting events through a five-year marketing agreement that commenced April 1, 2000. The Company’s annual obligation will be determined, in part, by the number of events broadcast under the agreement; however, the Company’s obligation will not exceed $2.2 million annually.

      The Company is subject to legal proceedings and claims that arise in the normal course of its business. In the opinion of the Company’s management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the Company’s financial position.

I. Information on Business Segments

      The Company operates in three business segments: broadcasting, publishing and paging. The broadcasting segment operates 13 television stations located in the southern, southwestern and midwestern United States. The publishing segment operates four daily newspapers in four different markets located in Georgia and Indiana, and an area weekly advertising only publication in Georgia. The paging operations are located in Florida, Georgia, and Alabama. The following tables present certain financial information concerning the Company’s three operating segments:

	Year Ended December 31,

	2001	2000	1999

	(dollars in thousands)

Operating revenues:

Broadcasting	$106,430	$120,640	$97,015

Publishing	41,189	41,499	37,808

Paging	8,724	9,074	9,130

	$156,343	$171,213	$143,953

Operating income:

Broadcasting	$11,365	$23,719	$15,763

Publishing	5,929	6,726	5,792

Paging	586	653	505

Total operating income	17,880	31,098	22,060

Depreciation in value of derivatives, net	(1,581)	—	—

Miscellaneous income, net	194	781	336

Interest expense	(35,783)	(39,957)	(31,021)

Loss before income taxes	$(19,290)	$(8,078)	$(8,625)

F-35

GRAY COMMUNICATIONS SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Operating income is total operating revenue less operating expenses, excluding SFAS 133 derivative valuation expense, net, miscellaneous income and expense (net) and interest. Corporate and administrative expenses are allocated to operating income based on net segment revenues.

	Year Ended December 31,

	2001	2000	1999

	(dollars in thousands)

Depreciation and amortization expense:

Broadcasting	$26,226	$26,490	$20,199

Publishing	2,336	2,451	2,302

Paging	2,048	2,083	1,848

	30,610	31,024	24,349

Corporate	214	183	102

Total depreciation and amortization expense	$30,824	$31,207	$24,451

Media cash flow:

Broadcasting	$40,768	$53,053	$39,207

Publishing	9,423	10,227	9,130

Paging	2,883	2,967	2,607

Total media cash flow	$53,074	$66,247	$50,944

Media cash flow reconciliation:

Operating income	$17,880	$31,098	$22,060

Add:

Amortization of program license rights	5,519	5,307	5,340

Depreciation and amortization	30,824	31,207	24,451

Corporate overhead	3,615	3,594	3,448

Non-cash compensation and contribution to 401(k) Plan, paid in Common Stock	659	655	599

Less:

Payments for program license liabilities	(5,423)	(5,614)	(4,954)

Total media cash flow	$53,074	$66,247	$50,944

Capital expenditures:

Broadcasting	$6,280	$7,632	$9,152

Publishing	461	625	967

Paging	877	902	1,029

	7,618	9,159	11,148

Corporate	114	194	564

Total capital expenditures	$7,732	$9,353	$11,712

Identifiable assets:

Broadcasting	$544,947	$564,323	$584,694

Publishing	29,448	33,260	34,584

Paging	20,632	22,404	23,822

	595,027	619,987	643,100

Corporate (1)	199,310	16,785	15,057

Total identifiable assets	$794,337	$636,772	$658,157

(1)	At December 31, 2001, the corporate balance includes $168.6 million of restricted cash used to redeem the 10 5/8% Notes on January 22, 2002. See Note C. Long-term Debt

F-36

GRAY COMMUNICATIONS SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

J. Selected Quarterly Financial Data (Unaudited)

	Fiscal Quarters

	First	Second	Third	Fourth

	(dollars in thousands, except for per share data)

Year Ended December 31, 2001:

Operating revenues	$36,929	$39,978	$36,766	$42,671

Operating income	2,488	6,048	2,208	7,136

Net loss	(5,028)	(2,234)	(4,637)	(1,419)

Net loss available to common stockholders	(5,182)	(2,388)	(4,791)	(1,573)

Basic and diluted loss available to common stockholders per share	$(0.33)	$(0.15)	$(0.31)	$(0.10)

Year Ended December 31, 2000:

Operating revenues	$38,888	$43,408	$41,610	$47,307

Operating income	4,101	8,481	8,562	9,954

Net income (loss)	(3,849)	(1,370)	(1,134)	141

Net loss available to common stockholders	(4,101)	(1,623)	(1,387)	(2,273)

Basic and diluted loss available to common stockholders per share	$(0.27)	$(0.10)	$(0.09)	$(0.15)

      Because of the method used in calculating per share data, the quarterly per share data will not necessarily add to the per share data as computed for the year.

F-37

PROSPECTUS

$600,000,000

Gray Television, Inc.

Common Stock

Preferred Stock
Debt Securities

        Gray Television, Inc. may offer from time to time common stock, preferred stock and debt securities separately or together. The specific terms and amounts of the securities will be fully described in supplements to this prospectus. Please read any prospectus supplements and this prospectus carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

      We have two classes of common stock: class A and class B. Our class A common stock is traded on the New York Stock Exchange under the symbol “GTN.A.” Our class B common stock is traded on the New York Stock Exchange under the symbol “GTN.” On September 4, 2002, the last reported sale price for our class A common stock was $13.25 per share and the last reported sale price for our class B common stock was $11.16 per share. We also have Series C convertible preferred stock which is not publicly traded.

      We have changed our name to “Gray Television, Inc.” from “Gray Communications Systems, Inc.” and we have changed our ticker symbols to “GTN.A” from “GCS” for our class A common stock and to “GTN” from “GCS.B” for our class B common stock on the New York Stock Exchange. On September 16, 2002, we intend to submit to our shareholders for approval a proposal to change the designation of our class B common stock to “Common Stock.”

       Investing in our common stock, preferred stock or debt securities involves risks. See “Risk Factors” beginning on page 3.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. See “Plan of Distribution.” If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of these underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from a sale also will be set forth in a prospectus supplement.

The date of this prospectus is September 5, 2002

i

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we sometimes refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf process, we may, over the next two years, offer any combination of common stock, preferred stock or debt securities, or either common stock, preferred stock or debt securities only, described in this prospectus in one or more offerings up to a total amount of $600,000,000. This prospectus provides you with a general description of the securities we may issue and sell. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described in the section titled “Where You Can Find More Information.”

INDUSTRY, MARKET AND RANKING DATA

      In this prospectus and the documents incorporated by reference, we rely on and refer to market information regarding the television industry from BIA Financial Network, Inc.’s MEDIA Access ProTM Version 3.1, updated as of July 1, 2002, which we refer to as “BIA.” We also rely on and refer to market information regarding the television industry from Nielsen Station Index, Viewers in Profile, dated May 2002, as prepared by A.C. Nielsen Company, which we refer to as “Nielsen.” Although we believe that the information obtained from third parties is reliable, we have not independently verified the accuracy and completeness of the information. To the extent this information contains forward-looking statements, readers of this prospectus are cautioned that these statements involve risks and uncertainty and that actual results may differ materially from those in these statements, similarly to that described in “Forward-Looking Statements.” All statements as to station ranking in this prospectus are based on Nielsen data for the 6:00 a.m. to 2:00 a.m. Sunday through Saturday time period, except that data in the “Selected Station and Market Information Regarding Gray and Stations” section in the tables titled “Competitive Landscape” are based on BIA data for the 9:00 a.m. to midnight Sunday through Saturday time period.

      When we refer in this prospectus supplement to our markets, we include Hazard, Kentucky as a separate market. Hazard, Kentucky is a special 16 county trading area defined by Nielsen and is part of the Lexington, Kentucky designated market area. We pay Nielsen to conduct the special Hazard, Kentucky trading area study.

ii

PROSPECTUS SUMMARY

      In this prospectus, unless otherwise indicated, the words “Gray,” “our,” “us” and “we” refer to Gray Television, Inc. (formerly known as Gray Communications Systems, Inc.) and its subsidiaries. Our discussion of the television stations that we own and operate does not include our interest in the stations owned by Sarkes Tarzian, Inc., which we refer to as “Tarzian.”

      On July 25, 2002, we changed our name to “Gray Television, Inc.” from “Gray Communications Systems, Inc.” On August 30, 2002, we changed our ticker symbols to “GTN.A” from “GCS” for our class A common stock and to “GTN” from “GCS.B” for our class B common stock on the New York Stock Exchange. On September 16, 2002, we plan to hold a stockholder vote to approve a change in the name of our class B common stock. If the proposal passes, the new name of our class B common stock will be “Common Stock.”

      This summary highlights selected information from this document and the materials incorporated by reference and does not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus, any prospectus supplements hereto and the documents to which we have referred you.

Our Business

      We currently own and operate 13 network-affiliated television stations in 11 medium-sized markets in the Southeast, Southwest and Midwest United States. Eleven of our 13 stations are ranked first in total viewing audience and news audience, with the remaining two stations ranked second in total viewing audience and second or third in news audience. Ten of our stations are affiliated with CBS Inc., or “CBS,” and three are affiliated with National Broadcasting Company, Inc., or “NBC.”

      Since 1993, we have grown primarily through strategic acquisitions. Our significant historic acquisitions have included 12 television stations, three newspapers, a transportable satellite uplink business and a paging business. As a result of our acquisitions and in support of our growth strategy, we have added experienced members to our management team and have greatly expanded our operations in the television broadcasting business.

      On June 4, 2002, we executed a merger agreement with Stations Holding Company, Inc., which we refer to as “Stations,” the parent company of Benedek Broadcasting Corporation, which we refer to as “Benedek.” We plan to acquire 15 television stations from Stations. Stations is required under the merger agreement to sell its additional nine designated television stations to third parties prior to the merger. In consideration for Stations, we will pay an estimated consideration of $502.5 million, a substantial portion of which will be used to satisfy, in full, certain outstanding indebtedness of Stations in accordance with an amended plan of reorganization filed by Stations with the United States bankruptcy court in Delaware on July 9, 2002. On August 12, the bankruptcy court issued an order approving Stations’ disclosure statement and scheduling a hearing to approve ballots for voting on the amended and restated plan of reorganization. Objections to the bankruptcy plan and ballots are due on September 13, 2002. A confirmation hearing has been scheduled for September 25, 2002. We expect the merger, if it closes, to be completed during the fourth quarter of 2002.

      We believe that the merger represents an excellent opportunity for us to acquire complementary television stations that will create significant operational and financial benefits. These benefits include increased economies of scale, greater geographic and network diversification, access to additional operating cash flow, cross-promotion opportunities and the potential to increase and enhance our local franchises. Upon the completion of the proposed merger, we will own and operate 28 television stations serving 24 markets with a strong presence in the Southeast, Southwest, Midwest and Great Lakes regions of the United States. The combined station group will include 15 CBS affiliates, seven NBC affiliates and six American Broadcasting Corporation, or “ABC,” affiliates. In addition, our 15 CBS affiliates will make us the largest independent owner of CBS affiliated stations in the country. Pro forma for the acquisition, 25 of our 28 television stations will rank first or second in viewing audience and 24 of our 28 television stations will rank first or second in local news within their respective markets. In addition, our station group will reach approximately 5% of total U.S. TV households.

      We also own and operate four daily newspapers, three located in Georgia and one in Goshen, Indiana, with a total daily circulation of approximately 126,000. In addition, we own and operate a paging business located in the Southeast that had approximately 68,000 units in service at June 30, 2002.

      For the year ended December 31, 2001, pro forma for the Stations acquisition, our television stations would have produced $214.0 million of net revenue and $84.7 million of broadcast cash flow. Including our publishing and other operations, we would have produced $263.9 million of net revenue and $97.0 million of media cash flow, on a pro forma basis in 2001.

      We were incorporated in 1891 to publish the The Albany Herald in Albany, Georgia and entered the broadcasting industry in 1954. We have a dedicated and experienced senior management team, which has an average of over 18 years experience in the media industry.

Recent Developments

KOLO-TV, Reno, Nevada

      On September 3, 2002, Smith Television Group, Inc. and Smith Television License Holdings, Inc., which we refer to collectively as “Smith,” and we executed a definitive asset purchase agreement to acquire from Smith, in a transaction which we refer to as the “Reno acquisition,” all of the assets and business of KOLO-TV, a television station in Reno, Nevada, which we refer to as the “Reno station,” for $41.5 million in cash.

      We believe that the Reno station is the number one rated station in the market for news and programming. For the ten month period commencing on March 1, 2001 (the date on which Smith acquired the Reno station) and the six month period ended June 30, 2002, the Reno station’s net revenue approximated $7.8 million and $4.4 million, respectively.

      Upon completion of the merger and the Reno acquisition, we will own a total of 29 stations serving 25 television markets. The stations will include 15 CBS affiliates, 7 NBC affiliates and 7 ABC affiliates. The combined station group will have 22 stations ranked number one in both viewing audience and local news audience within their respective markets. Our combined station group will reach over 5% of total U.S. TV households.

      The Reno acquisition is subject to certain consents, including approval by the FCC of the assignment of the Reno station’s licenses, permits and other authorizations issued by the FCC for the operation of the Reno station. We cannot guarantee that all required consents and approvals will be obtained, or that the transaction will be consummated. However, we currently expect the transaction, if it closes, to be completed by December 31, 2002.

Our Offices and Additional Information

      We are a Georgia corporation formed in 1891. Our principal offices are located at 4370 Peachtree Road, NE, Atlanta, Georgia 30319, and our telephone number is (404) 504-9828. Additional information regarding Gray is set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002 and June 30, 2002 (which are incorporated by reference in this prospectus).

RISK FACTORS

      You should carefully consider the following risk factors, as well as the other information contained in this prospectus or any supplemental prospectus hereto or incorporated herein by reference, before purchasing any of our common stock, preferred stock or debt securities.

Risks Related to Our Business

We have recorded net losses in the last three years and these losses may continue.

      We have recorded net losses in the last three years. Our losses are primarily due to increased operating expenses, higher amortization and depreciation costs, increased interest expense relating to our acquisitions and, in 2001, declining advertising revenue caused, in large part, by the weaker economic environment and the cyclical decline in broadcast political revenue. Our net losses may continue for these reasons and also because of the phasing out of network compensation payments under certain of our network affiliation agreements.

We depend on advertising revenues, which have decreased recently as a result of a number of factors and also experience seasonal fluctuations.

      Our main source of revenue is sales of advertising time at our television stations and advertising space within our newspapers. Our ability to sell advertising time and space depends on:

•	the health of the economy in the areas where our stations and newspapers are located and in the nation as a whole;

•	the popularity of our programming and newspapers;

•	changes in the makeup of the population in the areas where our stations and newspapers are located;

•	pricing fluctuations in local and national advertising;

•	the activities of our competitors, including increased competition from other forms of advertising-based mediums, particularly network, cable television, direct satellite television and the Internet; and

•	other factors that may be beyond our control.

      For example, a labor dispute or other disruption at a major national advertiser, or a recession in a particular market, would make it more difficult to sell advertising time and space and could reduce our revenue.

      In addition, our results are subject to seasonal fluctuations, which typically result in fourth quarter broadcast operating income being greater than first, second and third quarter broadcast operating income. This seasonality is primarily attributable to increased expenditures by advertisers in anticipation of holiday season spending and an increase in viewership during this period. Furthermore, revenues from political advertising are significantly lower in odd-numbered years.

We must purchase non-network television programming in advance but cannot predict if a particular show will be popular enough to cover its cost.

      One of our most significant costs is non-network television programming. If a particular non-network program is not popular in relation to its costs, we may not be able to sell enough advertising time to cover the costs of the program. Since we purchase non-network programming content from others, we also have little control over the costs of such programming. We usually must purchase non-network programming several years in advance, and may have to commit to purchase more than one year’s worth of non-network programming. In addition, we may replace programs that are doing poorly before we have recaptured any significant portion of the costs we incurred, or fully expensed the costs for financial reporting purposes. Any of these factors could reduce our revenues or otherwise cause our costs to escalate relative to revenues.

We may lose a large amount of television programming if a network terminates its affiliation with us.

      Our business depends in large part on the success of our network affiliations. Each of our stations and each of Stations’ television stations is affiliated with a major network pursuant to an affiliation agreement. Each affiliation agreement provides the affiliated station with the right to broadcast all programs transmitted by the network with which the station is affiliated.

      The preliminary NBC affiliation agreements we recently entered into for WJHG, WITN and WEAU expire on December 31, 2011 and Stations’ affiliation agreements for WOWT, WTAP, WMTV and WILX expire on January 1, 2012. In addition, our CBS affiliation agreements expire as follows: (1) WVLT, WKYT, WYMT and WCTV, on December 31, 2004; (2) WRDW, on March 31, 2005; and (3) KWTX, KBTX, KOLN, KGIN and KXII, on December 31, 2005. Stations’ CBS affiliation agreements expire on June 30, 2005. In addition, Stations’ affiliation agreements with ABC for KAKE, KLBY and KUPK expire on January 1, 2006 and for WHSV, WBKO and WTOK on November 1, 2004. If we do not enter into affiliation agreements to replace any expiring agreements, we may no longer be able to carry programming of the relevant network. This loss of programming would require us to obtain replacement programming, which may involve higher costs and which may not be as attractive to our target audiences. Furthermore, our concentration of CBS affiliates makes us sensitive to adverse changes in our business relationship with, and the general success of, CBS and its network programming.

We may lose a significant amount of compensation payments if affiliation agreements are renewed with lower or no compensation payments.

      In exchange for every hour that a station elects to broadcast network programming, the network may pay the station a specific network compensation fee, which varies with the time of day. For the 12 months ended June 30, 2002, this network compensation comprised 6.5% of our broadcasting revenue.

      Our CBS affiliation agreements for KWTX, KBTX and KXII were renegotiated during the fourth quarter of 2000 and the agreements were extended through December 31, 2005. As a result of these negotiations, network compensation for KWTX, KBTX and KXII is being phased out over 2001 and 2002. In addition, our new NBC affiliation agreement for WJHG does not provide for any network compensation payments by NBC after December 31, 2001. Furthermore, our recent extensions of the WITN and WEAU agreements through December 31, 2011 do not provide for any network compensation payments during the extended terms of those agreements, which begin after June 30, 2006 and December 31, 2005, respectively. Stations’ NBC affiliation agreements for WOWT, WMTV, WILX and WTAP were renegotiated effective as of January 1, 2002 and the agreements were extended to January 1, 2012. As a result of these negotiations compensation for WOWT, WMTV, WILX and WTAP continues, although at a reduced level through 2005. For the period from January 1, 2006 through the expiration of the contract on January 1, 2012 the agreements do not provide for any network compensation payments. Stations’ ABC affiliation agreements for WBKO, WHSV and WTOK expire on November 1, 2004 and provide for compensation that decreases throughout the term of the contract and reduces to zero by the expiration date of the contract.

      As evidenced by these negotiations, we may not be able to enter into new affiliation agreements that provide us with as much compensation from the networks as our present agreements.

We operate in a highly competitive environment and competition from other media entities may cause our advertising sales to decrease or our costs to increase.

      We face significant competitive pressures from the following:

Television Industry. Competition in the television industry exists on several levels: competition for audience; competition for programming, including news; and competition for advertisers. Additional factors that are material to a television station’s competitive position include signal coverage and assigned frequency.

Audience. Stations compete for audience based on program popularity, which has a direct effect on advertising rates. A substantial portion of the daily programming on each of our stations is supplied by the network affiliate. During those periods, the stations are totally dependent upon the performance of the network programs to attract viewers. There can be no assurance that this programming will achieve or maintain satisfactory viewership levels in the future. Non-network time periods are programmed by the station with a combination of self-produced news, public affairs and other entertainment programming, including news and syndicated programs purchased for cash, cash and barter, or barter only, and involve significant costs.

In addition, the development of methods of television transmission of video programming other than over-the-air broadcasting and, in particular, cable television have significantly altered competition for audiences in the television industry. These other transmission methods can increase competition for a broadcasting station by bringing into its market distant broadcasting signals not otherwise available to the station’s audience and also by serving as a distribution system for non-broadcasting programming.

Technological innovation and the resulting proliferation of programming alternatives, such as home entertainment systems, “wireless cable” services, satellite master antenna television systems, low power television stations, television translator stations, direct broadcast satellite, video distribution services, pay-per-view and the Internet, have fractionalized television viewing audiences and have subjected free over-the-air television broadcast stations to new types of competition.

Programming. Competition for programming involves negotiating with national program distributors or syndicators that sell first-run and rerun packages of programming. Each station competes against the broadcast station competitors in its market for exclusive access to off-network reruns, such as Seinfeld, and first-run product, such as Entertainment Tonight. Cable systems generally do not compete with local stations for programming, although various national cable networks from time to time have acquired programs that would have otherwise been offered to local television stations. Competition exists for exclusive news stories and features as well.

Advertising. Advertising rates are based upon the size of the market in which the station operates, a station’s overall ratings, a program’s popularity among the viewers that an advertiser wishes to attract, the number of advertisers competing for the available time, the demographic makeup of the market served by the station, the availability of alternative advertising media in the market area, aggressive and knowledgeable sales forces and the development of projects, features and programs that tie advertiser messages to programming. Advertising revenues comprise the primary source of revenues for our stations. Our stations compete for advertising revenues with other television stations in their respective markets. The stations also compete for advertising revenues with other media, such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail, Internet and local cable systems. Competition for advertising dollars in the broadcasting industry occurs primarily within individual markets. Technological advances and developments made by other media entities may result in increased competition and decreased advertising revenue.

Deregulation. Recent changes in law have also increased competition. The Telecommunications Act of 1996, the “Telecommunications Act,” created greater flexibility and removed some limits on station ownership. The prices for stations have risen as a result. Telephone, cable and some other content providers are also free to provide video services in competition with us. The Federal

Communications Commission, “FCC,” is actively reviewing its ownership rules and further deregulation could lead to industry consolidation that could pose new competitive challenges in the markets in which we operate.

Future Technology Under Development. Cable providers and direct broadcast satellite companies are developing new techniques that allow them to transmit more channels on their existing equipment. These so-called “video compression techniques” will reduce the cost of creating channels, and may lead to the division of the television industry into ever more specialized niche markets. Video compression is available to us as well, but competitors who target programming to such sharply defined markets may gain an advantage over us for television advertising revenues. Lowering the cost of creating channels may also encourage new competitors to enter our markets and compete with us for advertising revenue.

Newspaper Industry. Our newspapers compete for advertisers with a number of other media outlets, including magazines, Internet, radio and television, as well as other newspapers, which also compete for readers with our publications. One of our newspaper competitors is significantly larger than us and operates in two of our newspaper markets. New technological media for the delivery of news and information, such as the Internet, have fragmented historical newspaper audiences and subjected newspaper companies to new types of competition.

Paging Industry. The paging industry is highly competitive. Companies in the industry compete on the basis of price, coverage area offered to subscribers, available services offered in addition to basic numeric or tone paging, transmission quality, system reliability and customer service.

Our primary competitors include those paging companies that provide wireless service in the same geographic areas in which we operate. We experience competition from one or more competitors in all locations in which we operate. Some of our competitors have greater financial and other resources than we have.

Our paging services also compete with other wireless communications services such as cellular service. The typical customer uses paging as a low-cost wireless communications alternative either on a stand-alone basis or in conjunction with cellular services. However, future technological developments in the wireless communications industry and enhancements of current technology could create new products and services, such as personal communications services and mobile satellite services, which are competitive with the paging services we currently offer. Recent and proposed regulatory changes by the FCC are aimed at encouraging these technological developments and new services and promoting competition. There can be no assurance that our paging business would not be adversely affected by these technological developments or regulatory changes.

The phased introduction of digital advanced television will increase our capital and operating costs and may expose us to increased competition.

      The FCC has adopted rules and regulations that require television stations to implement digital advanced television service, including high definition, in the United States. Under current regulations, all commercial television stations in the United States were required to start broadcasting in digital format by May 1, 2002 and must abandon the present analog format by 2006, although the FCC may extend these dates. As of May 1, 2002, four of our stations and one of the television stations that we intend to acquire in the merger were broadcasting in digital format. Our remaining nine stations and the remaining 14 television stations that we intend to acquire in the merger have been granted six-month extensions to the May 2002 deadline. The extensions will need to be renewed if the stations are not broadcasting in digital format by the time they expire. These extension renewals may not be granted. The stations that do not begin broadcasting in digital format by their extended deadlines could be subject to fines. If the stations do not eventually begin broadcasting in digital format, the stations could lose their digital allocation and be required to cease broadcasting at the end of the transition period when the analog spectrum is reclaimed.

      There is considerable uncertainty about the final form of the FCC digital regulations. Even so, we believe that these new developments may have the following effects on us:

Signal Quality Issues. Certain industry tests have indicated that the digital standard mandated currently is unable to provide for reliable reception of a digital advanced television signal through a simple indoor antenna. It also appears likely that additional interference will occur to both analog and digital advanced television stations as new digital advanced television broadcast stations are constructed. We are unable to assess at this time the magnitude of such interference or the efficacy of possible remedies.

Because of this possible reception quality and coverage issue, we may be forced to rely on cable television or other alternative means of transmission to deliver our digital signals to all of the viewers we are able to reach with our current analog signals. While the FCC ruled that cable companies are required to carry the signals of digital-only television stations, the agency has tentatively concluded, subject to additional inquiry, that cable companies should not be required to carry both the analog and digital signals of stations during the transition period when stations will be broadcasting in both modes. If the FCC does not require cable companies to carry both analog and digital signals, cable customers in our broadcast markets may not receive our digital signal, which could negatively impact our business.

Capital and Operating Costs. We will incur substantial costs to replace equipment in our stations in order to provide digital advanced television. Even with the flexible operating requirements, our stations will also incur increased utilities costs as a result of converting to digital operations. We cannot be certain we will be able to increase revenues to offset these additional costs.

Conversion and Programming Costs. We expect to incur approximately $31.7 million in costs, of which we have incurred $13.1 million through June 30, 2002, to convert our stations from the current analog format to digital format. However, our aggregate costs may be higher than this estimate. We also may incur additional costs to obtain programming for the additional channels made available by digital technology. Increased revenues from the additional channels may not make up for the conversion costs and additional programming expenses. Also, multiple channels programmed by other stations could increase competition in our markets. Stations expects to incur approximately $11.3 million in costs, of which it already has incurred $5.6 million through June 30, 2002, to convert the stations that we plan to acquire in the merger from the current analog format to digital format.

Certain directors and officers may be subject to potential conflicts.

      J. Mack Robinson, President, Chief Executive Officer and a director of Gray, is Chairman of the Board of Bull Run Corporation, our principal stockholder, “Bull Run,” and the beneficial owner of 24.9% of Bull Run’s common stock. Robert S. Prather, Jr., Executive Vice President-Acquisitions and a director of Gray, is President, Chief Executive Officer and a director of Bull Run and the beneficial owner of 8.7% of Bull Run’s common stock. Hilton H. Howell, Jr., Executive Vice President and a director of Gray, is Vice President, Secretary and a director of Bull Run. Mr. Howell also is the son-in-law of J. Mack Robinson and Harriett J. Robinson, both members of our board of directors. Accordingly, each of these individuals may be subject to conflicts of interest in connection with, for example, the negotiation of agreements or the provision of services between us and Bull Run. Each of these individuals has other duties and responsibilities with Bull Run, or other businesses, that may conflict with the time that might otherwise be devoted to his duties with us. A minority of our directors are independent.

Bull Run and certain of our directors and executive officers hold substantial equity in us and may use this influence in ways that are not consistent with the interests of other security holders.

      Bull Run and the executive officers and directors mentioned above, and their affiliates, hold or have the right to vote in the aggregate 49.9% in voting power of our currently outstanding common stock. Furthermore, if all options and warrants that are currently outstanding were exercised and all of their Series C preferred stock, which we refer to as “Series C,” was converted into class B common stock

(although this conversion currently is not permitted under the terms of the Series C), their voting power would increase to 56.0%. Accordingly, these persons may have substantial influence on us in ways that might not be consistent with the interests of other security holders. These persons may also have significant influence and control over the outcome of any matters submitted to our shareholders for approval.

Pending litigation could adversely affect our ownership interest in Sarkes Tarzian, Inc.

      On December 3, 2001, we acquired 301,119 shares of the outstanding common stock of Tarzian from Bull Run for $10.0 million plus $3.2 million of related costs which had previously been capitalized. Bull Run had previously acquired these shares from the Estate of Mary Tarzian. Subsequent to Bull Run’s acquisition of these shares, Tarzian filed a complaint against Bull Run and the representative of the Estate claiming that Tarzian had a binding and enforceable contract to purchase these shares from the Estate prior to Bull Run’s acquisition. Tarzian requested judgment to enforce its alleged contract. Although the action has since been dismissed without prejudice against Bull Run, the litigation between Tarzian and the Estate is ongoing. If Tarzian were to prevail in that litigation, that could ultimately lead to litigation against us, which might involve a claim for rescission of the acquisition of the Tarzian shares from the Estate and/or a claim for damages. The stock purchase agreement with the Estate provides that if a court of competent jurisdiction awards title to the Tarzian shares to a person or entity other than the purchaser, the stock purchase agreement will be rescinded. In that event, the Estate will be required to pay for our benefit, as successor in interest to the purchaser, the full $10.0 million purchase price paid to the Estate, plus interest.

Our success depends on our senior management.

      Our success depends to a significant extent on the efforts of our senior management. As a result, if any of these individuals were to leave, we could face substantial difficulty in hiring and retaining qualified successors and could experience a loss in productivity while any successors gain the necessary experience.

A deficiency has been asserted by the Internal Revenue Service for 1996.

      In connection with an audit of our 1996 and 1998 federal income tax returns, the Internal Revenue Service has asserted a deficiency in income taxes of $12.1 million, plus related interest and penalties. The asserted deficiency relates principally to our acquisition in 1996 of certain assets of First American Media, Inc. If the IRS is successful in its claims, we would be required to account for the 1996 acquisition transaction as a stock purchase instead of an asset purchase which would significantly lower the tax basis in the assets acquired. On January 18, 2002, we filed a petition in the United States Tax Court to contest this deficiency, and we believe that we have a meritorious position with respect to the issues related to the deficiency. We cannot be certain when, and if, this matter will be resolved in our favor, and if it is not, we could incur negative consequences in future years.

We have a material amount of intangible assets, and if we are required to write-down intangible assets to comply with new accounting standards, it would reduce our net income, which in turn could materially and adversely affect our results of operations and the trading prices of our common stock.

      Our intangible assets principally include FCC licenses, network affiliations and goodwill. In July 2001, the Financial Accounting Standards Board issued Statement No. 142, “Goodwill and Other Intangible Assets,” which generally is effective for us from January 1, 2002. The regulation requires, among other things, the discontinuance of the amortization of goodwill and FCC licenses and network affiliations, and the introduction of annual impairment testing in its place. In addition, the standard includes provisions for the reclassification under limited circumstances of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of identifiable intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. The regulation also requires us to complete a transitional goodwill impairment test six months from the date of adoption. Potential writedown of intangible assets in compliance with these new accounting standards may reduce our net income in the future, which in turn could materially and adversely affect our results of operations and the trading prices of our common stock.

Because a significant portion of our assets are intangible, they may have little value upon a liquidation.

      Our assets consist primarily of intangible assets, including affiliation agreements with television networks such as NBC and CBS and FCC licenses, the value of which will depend significantly upon the success of our business and the financial prospects of the television broadcasting and paging industries in general. If we default on our indebtedness, or if we are liquidated, the value of these assets may not be sufficient to satisfy our obligations to our creditors and debtholders, including the holders of the debt securities that we may offer hereby, and to enable us to make any distribution to the holders of shares of our common stock or preferred stock. Furthermore, if our FCC licenses are not renewed, it could materially and adversely affect our results of operations and the trading prices of our common stock.

We may be unable to identify or integrate acquisitions successfully or on commercially acceptable terms.

      We have made a number of acquisitions and in the future may make additional acquisitions. We cannot assure you that we will be able to identify suitable acquisition candidates in the future. Even if we do identify suitable candidates, we cannot assure you that we will be able to make acquisitions on commercially acceptable terms. The failure to acquire suitable candidates, or the consummation of a future acquisition, including the Stations acquisition and the Reno acquisition, at a price or on other terms that prove to be unfavorable, could adversely affect our business and results of operations.

      In order to integrate successfully these future acquisitions, including the Stations acquisition and the Reno acquisition, into our business, we will need to coordinate the management and administrative functions and sales, marketing and development efforts of each company. Combining companies presents a number of challenges, including integrating the management of companies that may have different approaches to sales and service, and the integration of a number of geographically separated facilities. In addition, integrating acquisitions, including the Stations acquisition and the Reno acquisition, requires substantial management time and attention, which may distract management from our day-to-day business, and could disrupt our ongoing business and increase our expenses. If we cannot successfully integrate our future acquisitions, including the Stations acquisition and the Reno acquisition, our business and results of operations could be adversely affected.

      We may need to incur debt or issue equity securities to pay for any future acquisitions and to pay for increased capital expenditures following any acquisitions, and will require such financing in connection with the Stations acquisition. However, debt or equity financing may not be available in sufficient amounts or on terms acceptable to us, or at all, and equity financing could be dilutive to our shareholders.

We may not be able to complete the merger or the Reno acquisition.

      Consummation of the merger is dependent upon, among other things, the bankruptcy court approving Stations’ plan of reorganization and such confirmation order becoming a final bankruptcy court order, the FCC approving the transactions contemplated by the merger agreement and our ability to obtain financing for the acquisition. For these or other reasons, the merger may not be consummated. Consummation of the Reno acquisition is dependent upon, among other things, approval by the FCC of the assignment of the Reno station’s licenses, permits and other authorizations issued by the FCC for the operation of the Reno station. For these reasons, the Reno acquisition may not be consummated.

If we consummate the Stations acquisition, the risks related to our business likely will intensify.

      If the merger is consummated, we will expand our broadcast operations from 13 stations in 11 markets to 28 stations serving 24 television markets. In addition, we intend to increase our indebtedness, through the issuance of additional debt securities and the amendment of our existing credit facility, in order to consummate the acquisition. Accordingly, if we consummate the Stations acquisition, the risks related to our broadcasting segment, the related regulatory environment and our indebtedness likely will intensify.

Failure to complete the merger could negatively impact our operating results.

      If the merger is not consummated because of a material default by us under the merger agreement, and Stations is not in material default under the merger agreement, then Stations may draw on the letter of credit that we have provided and receive shares of our class B common stock that we have placed in escrow. The aggregate proceeds to Stations from drawing on the letter of credit and from the escrow shares would total $25.0 million. If we are unable to raise sufficient financing, we would not be able to complete the merger. In addition, costs related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed. Therefore, if we do not consummate the merger, our operating results will be negatively affected.

Risks Related to Our Stock

The price of our common stock has experienced substantial volatility and may continue to do so in the future.

      There has been significant volatility in the market prices for publicly traded shares of media companies, including ours.

      In 2001, the price of our class A common stock fluctuated from a high of $19.05 to a low of $12.20. In addition, for the first two quarters of 2002, the price of our class A common stock fluctuated from a high of $18.10 to a low of $12.90. On August 30, 2002, our class A common stock closed at a price of $13.40 per share.

      In 2001, the price of our class B common stock fluctuated from a high of $17.65 to a low of $9.60. In addition, for the first two quarters of 2002, the price of our class B common stock fluctuated from a high of $14.55 to a low of $10.24. On August 30, 2002, our class B common stock closed at a price of $11.75 per share.

      The prices of our common stock may not remain at or exceed current levels. In the event that we issue preferred stock and it is publicly traded, our preferred stock may also experience substantial volatility. The following factors may have an adverse impact on the market prices of our stock:

•	market conditions for media stocks, and particularly, broadcasting stocks;

•	market conditions generally;

•	governmental regulation;

•	communications legislation;

•	fluctuations in our operating results; and

•	announcements of technical or product developments by our competitors.

There can be no assurance as to the liquidity of our common stock or preferred stock.

      Currently our common stock is traded on the New York Stock Exchange. There can be no assurance as to the future liquidity of the market for our common stock. Any preferred stock that we may offer would be a new issue of securities for which there currently is no public market. There can be no assurance that an active market for our preferred stock would develop or as to the liquidity of any such market.

Purchasers of our common stock or preferred stock may experience immediate and substantial dilution of their investment.

      In the event that common stock or preferred stock is offered pursuant to this prospectus and the registration statement of which this prospectus is a part, the public offering price of our common stock or preferred stock may be substantially higher than its book value immediately after the applicable offering. As a result, if you were to purchase shares of our common stock or preferred stock in the offering under such circumstances, you most likely would incur immediate and substantial dilution in the net tangible book value of the shares purchased from the public offering price.

In the event of a liquidation of our company, holders of our common stock and preferred stock may not receive a distribution of assets.

      Our common stock ranks junior to our preferred stock and our debt as to dividends and distribution of assets upon liquidation. As a result, in the event of a liquidation of our company, holders of our common stock would receive distributions only after distributions are made in full to holders of our preferred stock and our debt. In addition, in the event of a liquidation, holders of our debt will be entitled to receive amounts owed to them prior to any distributions to holders of our preferred stock. There can be no assurance that we would have enough assets to make distributions to holders of our stock in a liquidation.

Risks Related to Our Existing Indebtedness and Debt Securities

Our indebtedness could materially and adversely affect our business and prevent us from fulfilling our obligations under our debt securities.

      We are highly leveraged and have significant fixed debt service obligations in addition to our operating expenses. Our indebtedness could have significant adverse effects on our business. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

•	reduce the availability of our cash flow to fund working capital, capital expenditures and other general business purposes;

•	limit our flexibility in planning for, or reacting to, changes in our industries, making us more vulnerable to economic downturns and limiting our ability to withstand competitive pressure;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

      If our indebtedness affects our operations in these ways, our business, financial condition and results of operations could suffer, making it more difficult for us to satisfy our obligations under our debt securities. Furthermore, our amended and restated senior secured credit facility, dated as of September 25, 2001, which we refer to as the “senior secured credit facility,” and the indenture governing our $180.0 million 9 1/4% senior subordinated notes due 2011, which we refer to as the “2001 notes,” and our 9 1/4% senior subordinated notes due 2011, which we refer to as the “exchange notes,” to be issued in exchange for the 2001 notes, permit, and the indenture related to the debt securities that we may offer hereby may permit, us to incur substantial amounts of additional debt in specified circumstances. If we incur additional debt in the future, the related risks could intensify.

Restrictions under our senior secured credit facility limit our flexibility.

      Our senior secured credit facility prevents us from taking certain actions and requires us to meet certain tests. These limitations and tests include the following:

•	limitations on liens;

•	limitations on additional debt;

•	limitations on dividends and distributions;

•	limitations on management and consulting fees;

•	limitations on stock repurchases;

•	limitations on transactions with affiliates;

•	limitations on guarantees;

•	limitations on asset sales;

•	limitations on sale-leaseback transactions;

•	limitations on acquisitions;

•	limitations on changes in our business;

•	limitations on mergers and other corporate reorganizations;

•	limitations on loans, investments and advances, including investments in joint ventures and foreign subsidiaries; and

•	financial ratio and condition tests.

      These restrictions and tests may prevent us from taking action that could increase the value of our securities, or may require actions that decrease the value of our securities. In addition, we may fail to meet the tests and thereby default under our senior secured credit facility. If we default on our obligations, creditors could require immediate payment of the obligations or foreclose on collateral. If this happens, we could be forced to sell assets or take other action that would reduce the value of our securities.

Servicing our debt will require a significant amount of cash, and our ability to generate sufficient cash depends on many factors, some of which are beyond our control.

      Our ability to service our debt depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. In addition, the ability to borrow funds under our senior secured credit facility in the future will depend on our meeting the financial covenants in that agreement. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our senior secured credit facility or otherwise, in an amount sufficient to enable us to pay our debt or to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. Additional debt or equity financing may not be available in sufficient amounts or on terms acceptable to us, or at all. If we are unable to implement one or more of these alternatives, we may not be able to service our debt obligations.

We depend on the cash flow of our subsidiaries to satisfy our obligations, including our obligations under our debt securities.

      Our operations are conducted through our direct and indirect wholly-owned subsidiaries, which may guarantee our debt securities that we may offer hereby, jointly and severally, fully and unconditionally. As a holding company, we own no significant assets other than our equity in our subsidiaries, and we are dependent upon the cash flow of our subsidiaries to meet our obligations. Accordingly, our ability to make interest and principal payments when due to holders of our debt securities and our ability to purchase our debt securities upon a change of control will be dependent upon the receipt of sufficient funds from our subsidiaries, which may be restricted by the terms of any senior indebtedness of our subsidiaries, including the terms of existing and future guarantees of our indebtedness given by our subsidiaries. There can be no assurance that the funds received from our subsidiaries will be adequate to allow us to make payments on our debt securities. As a result, our debt securities and any subsidiary guarantees effectively will be subordinated to all senior indebtedness and other liabilities and commitments of our subsidiaries.

Your right to receive payment on our debt securities and under any related guarantees may be junior to all of our and the guarantors’ senior debt.

      All indebtedness under our senior secured credit facility is secured by substantially all of our assets, as well as the assets of our subsidiaries. Additionally, our debt securities and any related guarantees may be subordinated to the claims of the lenders under our senior secured credit facility.

      In the event that we or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any debt that ranks ahead of our debt securities and the related guarantees will be entitled to be paid in full in cash or cash equivalents or in any other manner acceptable to holders of senior debt from our assets or the assets of the guarantor, as applicable, before any payment may be made with respect to our debt securities or under the related guarantees. In any of these events, we cannot assure you that we would have sufficient assets to pay amounts due on our debt securities. As a result, holders of our debt securities may receive less, proportionally, than the holders of debt that is senior to our debt securities and the related guarantees. The subordination provisions of the indenture related to any subordinated debt securities that we may offer hereby will provide that we can make no payment to holders of our debt securities during the continuance of payment defaults on our senior debt, and payments to holders of our debt securities may be suspended for a period of up to 179 days if a nonpayment default exists under our senior debt. See “Description of Debt Securities — Subordinated Debt Securities” for additional information.

      As of June 30, 2002, we and our subsidiaries had senior indebtedness of $200.0 million funded under our senior secured credit facility. We have unused availability of $37.5 million under our senior secured credit facility after giving effect to the $12.5 million undrawn letter of credit. In addition, our senior secured credit facility and the indenture governing our 2001 notes and our exchange notes permit, and the indenture related to the debt securities that we may offer hereby may permit, subject to specified limitations, the incurrence of additional indebtedness, which may be senior indebtedness. If we incur such additional indebtedness, the risks described above could intensify.

Covenant restrictions under our indentures may limit our ability to operate our business.

      The indenture governing our 2001 notes and our exchange notes contains, and the indenture related to the debt securities that we may offer hereby may contain, covenants that restrict our ability and the guarantors’ ability to finance future operations or capital needs or to engage in other business activities.

      In addition, the indenture governing our 2001 notes and our exchange notes restricts, and the indenture related to the debt securities that we may offer hereby may restrict, among other things, our ability and the guarantors’ ability to:

•	incur additional indebtedness;

•	make specified restricted payments;

•	make specified asset sales;

•	incur liens;

•	engage in intra-company transactions, such as the payment of dividends and the making of loans or advances;

•	engage in transactions with affiliates;

•	issue and sell capital stock of our subsidiaries; and

•	engage in a merger, consolidation or sale of substantial assets.

      We cannot assure you that we will meet the covenants in the indentures or that the holders of our debt securities that are party to the indentures will waive any failure to meet these covenants. A breach of any of these covenants would result in a default under the indentures, and may in turn result in a default under our senior secured credit facility. If an event of default occurs under our senior secured credit facility and continues beyond any applicable cure period, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If our indebtedness were to be accelerated, there can be no assurance that we would be able to pay it. Such acceleration would have a material adverse effect on our financial condition. See “Description of Debt Securities” for additional information.

Any guarantees of our debt securities may not be enforceable because of fraudulent conveyance laws.

      We are a holding company with no direct operations and no significant assets other than the stock of our subsidiaries. We will depend on funds from our subsidiaries to meet our obligations, including cash interest payments on our debt securities. If a court voids any guarantees of our debt securities, the right of holders of our debt securities to participate in any distribution of the assets of any of our subsidiaries upon the liquidation, reorganization or insolvency of a subsidiary will be subject to the prior claims of that subsidiary’s creditors.

      Our subsidiaries’ guarantees may be subject to review under U.S. federal bankruptcy laws or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of the guarantors’ unpaid creditors. Although laws differ among various jurisdictions, in general, under fraudulent conveyance laws a court could subordinate or avoid a guarantee if it is found that:

•	the debt under a guarantee was incurred with the actual intent to hinder, delay or defraud creditors; or

•	a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee and a guarantor:

•	was insolvent or was rendered insolvent because of its guarantee;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we or it would incur, debts beyond its ability to pay upon maturity (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes).

      It may be asserted that, since the guarantors incurred their guarantees for our benefit, they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

      The standards for determining insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it issued the guarantee, either:

•	the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

      We anticipate that, at the time the guarantors initially incur the debt represented by the guarantees, the guarantors will not be insolvent or rendered insolvent by the incurrence of the debt, lacking sufficient capital to run their businesses effectively or unable to pay obligations on the guarantees as they mature or become due.

      In reaching the foregoing conclusions, we have relied upon our analyses of internal cash flow projections and estimated values of the assets and liabilities of the guarantors. We cannot assure you, however, that a court passing on the same questions would reach the same conclusions.

      If a guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that particular guarantor and you will be a creditor of only guarantors whose obligations were not set aside or found to be unenforceable.

We may not be able to finance change of control payments required by our debt facilities.

      If we were to experience a change of control, the indenture related to our 2001 notes and our exchange notes would require us to offer to purchase all of our 2001 notes and our exchange notes then outstanding at 101% of their principal amount, plus accrued interest to the date of purchase. Any new debt securities that we may offer under this prospectus may subject us to a similar requirement. If a change of control were to occur, we cannot assure you that we would have sufficient funds to purchase our debt securities. The purchase of our debt securities may require additional third-party financing and we cannot assure you that we would be able to obtain that financing on favorable terms or at all.

      In addition, our senior secured credit facility restricts our ability to purchase our debt securities. Furthermore, similar change of control events will result in an event of default under our senior secured credit facility and could cause the acceleration of our debt under that facility. The inability to repay that debt, if accelerated, and to purchase all of the tendered notes in the event of a change of control, would constitute an event of default under the indenture governing our 2001 notes and our exchange notes and may constitute an event of default under the indenture governing any debt securities we may offer hereby.

      We may enter into transactions, including acquisitions, refinancings or recapitalizations, or highly leveraged transactions, that would not constitute a change of control under our senior secured credit facility, the indenture governing our 2001 notes and our exchange notes and any indenture governing new debt securities that we may issue. Any of these transactions may result in an increase in our debt or otherwise affect our capital structure, harm our credit ratings or have a material adverse effect on holders of our debt securities, our common stock and our preferred stock.

Guarantors of our debt securities may be released under certain circumstances.

      Any guarantee of a guarantor may be released if we sell, exchange or transfer the stock of that guarantor or substantially all of its assets to a non-affiliate and the guarantor no longer guarantees any of our other debt. The indenture related to the debt securities that we may offer hereby also may permit us to sell a majority interest and retain a minority interest in a subsidiary engaged in our paging or satellite business and not require that subsidiary to remain as a guarantor of our debt securities.

Risks Related to Legal and Regulatory Matters

Certain regulatory agencies and the bankruptcy court must approve the merger and could delay or refuse to approve the merger.

      We and Stations must obtain approvals or consents to the merger from certain federal regulatory commissions, including the FCC, and the United States bankruptcy court in Delaware. These agencies and the bankruptcy court may seek to impose conditions on us or Stations before giving their approval or consent, and meeting those conditions could have an adverse effect on our business and/or financial condition. In addition, a delay in obtaining the requisite regulatory and bankruptcy court approvals will delay the completion of the merger. We cannot be certain that we and Stations will obtain the required regulatory and bankruptcy court approvals, or obtain them within the time frame contemplated in the merger agreement.

Federal regulation of the broadcasting industry limits our operating flexibility.

      The FCC regulates our business, just as it does all other companies in the broadcasting industry. We must ask the FCC’s approval whenever we need a new license, seek to renew or assign a license, purchase a new station or transfer the control of one of our subsidiaries that holds a license. Our FCC licenses are critical to our operations; our broadcasting segment cannot operate without them. We cannot be certain that the FCC will renew these licenses in the future or approve new acquisitions.

      Federal legislation and FCC rules have changed significantly in recent years and can be expected to continue to change. These changes may limit our ability to conduct our business in ways that we believe would be advantageous and therefore may affect our operating results.

The FCC’s duopoly restrictions limit our ability to own and operate multiple television stations in the same market and our ability to own and operate a television station and newspaper in the same market.

      The FCC’s ownership rules generally prohibit us from owning or having “attributable interests” in television stations located in the same markets in which our stations are licensed. Accordingly, our ability to expand through acquisitions of additional stations in markets where we presently are operating is constrained by those rules. Under current FCC cross-ownership rules, we also are not allowed to own and operate a television station and a newspaper in the same market.

Our paging operations are subject to federal regulation.

      Our paging operations, which we acquired in September 1996, are subject to regulation by the FCC under the Communications Act. The FCC has granted us licenses to use the radio frequencies necessary to conduct our paging operations.

      The FCC paging licenses granted to us are for varying terms of up to 10 years, at the end of which renewal applications must be approved by the FCC. We hold various FCC radio licenses which are used in connection with our paging operations. Paging licenses will expire during calendar year 2009. Licensees in the paging services normally enjoy a license renewal expectancy and the vast majority of license renewal applications are granted in the normal course. However, we cannot be certain that any of our licenses will be free of competing applications or will be renewed by the FCC. Furthermore, the FCC has the authority to restrict the operations of licensed facilities or to revoke or modify licenses. We cannot be certain that our licenses will not be revoked or modified involuntarily in the future.

      Pursuant to Congressional mandate, the FCC has adopted rules regarding the award of license authorizations by competitive bidding. Pursuant to those rules, the FCC may award licenses for new or existing services by auction, as done with the 800 MHz band. The FCC began awarding geographic area and paging licenses by auction in February 2000. We cannot be certain that we will be able to procure additional spectrum or expand our existing paging network into new service areas, which would require us to make significant auction payments.

Campaign finance reform legislation could limit political advertising, upon which we rely heavily.

      In March 2002, Congress enacted the Bipartisan Campaign Reform Act of 2002, which prohibits advocacy groups from using soft money to broadcast advertisements that identify a federal candidate within 60 days of an election and bans soft money contributions at the national party level. This legislation and other recent proposals for campaign finance reform could have an adverse effect on us by decreasing advertising revenue in connection with political campaigns.

FORWARD-LOOKING STATEMENTS

      This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this prospectus, the words “believes,” “expects,” “anticipates,” “estimates” and similar words and expressions are generally intended to identify forward-looking statements. Statements that describe our future strategic plans, goals or objectives, including our plans, goals and objectives with respect to our merger with Stations, are also forward-looking statements. Readers of this prospectus are cautioned that any forward-looking statements, including those regarding the intent, belief or current expectations of our management or us, are not guarantees of future performance, results or events and involve risks and uncertainties, and that actual results and events may differ materially from those in the forward-looking statements as a result of various factors including, but not limited to:

•	the factors described in “Risk Factors” beginning on page 3 of this prospectus;

•	general economic conditions in the markets in which we and Stations operate;

•	competitive pressures in the markets in which we and Stations operate;

•	the effect of future legislation or regulatory changes on our operations;

•	high debt levels; and

•	other factors described from time to time in our filings with the Securities and Exchange Commission.

      The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

USE OF PROCEEDS

      Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of securities offered by this prospectus are expected to be used for general corporate purposes, including capital expenditures, to meet working capital needs, to refinance our senior debt, to finance one or more acquisitions, including the Stations acquisition, or all or a combination of the above. We will file a prospectus supplement that will contain additional information about the use of the net proceeds from the sale of securities offered hereby.

RATIO OF EARNINGS TO FIXED CHARGES

											For the
											Six Months
	For the Year Ended December 31,										Ended
											June 30,
	1997		1998		1999		2000		2001		2002

	(Dollars in thousands)
Ratio of earnings to combined fixed charges and preferred dividends	NA	(a)	3.0	x	NA	(a)	NA	(a)	NA	(a)	NA(a )
Deficiency of earnings to cover combined fixed charges and preferred dividends(b)	$(3,066)		NA		$(9,906)		$(11,982)		$(20,097)		$(2,816)

(a)	The ratio would be less than one and therefore is not shown.

(b)	Earnings consist of loss from continuing operations before tax benefit plus fixed charges less capitalized interest. Fixed charges consist of interest expense, amortization of debt issuance costs and that portion of rental expense we believe is representative of interest.

THE MERGER

      This section of the registration statement and prospectus describes certain material aspects of the proposed merger. This summary does not contain all of the information that is important to you. You should carefully read the entire registration statement, this prospectus and the other documents to which we refer you, including the merger agreement, for a more complete understanding of the merger.

The Other Parties

      Stations is the parent company of Benedek. Stations’ principal executive offices are located at 2895 Greenpoint Parkway, Hoffman Estates, Illinois 60195, telephone number (847) 585-3450. Gray MidAmerica Television, Inc., which we refer to as “Gray MidAmerica Television,” is our newly-formed wholly-owned subsidiary, formed solely for the purpose of effecting the merger.

Our Reasons for the Merger

      Our business strategy includes continued acquisitions of companies whose businesses are complementary to ours. We believe that Stations is an excellent strategic fit and that the acquisition of Stations will create significant benefits, including:

•	the acquisition will create a stronger company and will diversify the geographic range of our television stations, broadening substantially our market presence in the television broadcasting market;

•	the acquisition gives us access to additional operating cash flow for the purposes of funding debt service, as well as future acquisitions and investments;

•	the acquisition presents an opportunity to increase revenue share and audience share;

•	the acquisition presents an opportunity for cross-promotion and cross-selling; and

•	the acquisition strengthens our management teams and local news operations.

Bankruptcy Court and Regulatory Filings and Approvals

      Bankruptcy Court. Stations has filed a voluntary petition under Chapter 11 of the federal bankruptcy code. Consequently, the merger is subject to the bankruptcy court’s approval of Stations’ amended plan of reorganization, and all of Stations’ obligations under the merger agreement are subject to the approval of the bankruptcy court. Stations filed the required information and materials with the bankruptcy court on July 1, 2002 and an amended plan of reorganization on July 9, 2002. On August 12, 2002, the bankruptcy court issued an order approving Stations’ disclosure statement and scheduling a hearing to approve ballots for voting on the amended and restated plan of reorganization. A confirmation hearing has been scheduled for September 25, 2002.

      Federal Communications Commission. The merger is subject to approval by the FCC. Stations and its subsidiaries and we and our subsidiaries filed with the FCC the necessary application with respect to the change of control on June 10, 2002.

      Antitrust. The merger is subject to the requirements of the Hart-Scott Rodino Antitrust Improvements Act of 1976, which provides that certain transactions may not be consummated until required information and materials have been furnished to the Department of Justice and the Federal Trade Commission, which we sometimes refer to as the “FTC,” and certain waiting periods have expired or been terminated. Stations and we filed the required information and materials with the Department of Justice and the FTC on June 20, 2002. Early termination of the statutory waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976 was granted on July 1, 2002.

      The Department of Justice and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the effective time, either the Department of Justice or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, or certain other persons could take action under the antitrust laws, including seeking to enjoin the merger.

Sale of Certain Designated Benedek Stations Prior to the Merger

      Benedek has sold or plans to sell, prior to the effective time of the merger, a total of nine designated television stations, which we refer to as the “excluded stations.” Benedek plans to sell eight of the excluded stations to Chelsey Broadcasting Company, LLC, a Delaware limited liability company, which we refer to as “Chelsey,” or its affiliates pursuant to an asset purchase agreement. Benedek already has sold its television station in Wheeling, West Virginia to a third party on April 30, 2002. Benedek intends to use the net proceeds of these sales to repay indebtedness under its senior secured credit facility. The sale of the nine designated television stations is a condition to the merger.

Accounting Treatment

      The merger will be accounted for as a purchase for financial accounting purposes in accordance with accounting principles generally accepted in the United States. For purposes of preparing our consolidated financial statements, we will establish a new accounting basis for Stations’ assets and liabilities based upon their fair values, the merger consideration and the costs of the merger. Any excess of cost over the fair value of the net assets of Stations will be recorded as goodwill and other intangible assets. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. We will determine the fair value of Stations’ assets and liabilities and will make appropriate purchase accounting adjustments, including adjustments to the amortization period of the intangible assets, upon completion of that determination.

THE MERGER AGREEMENT AND RELATED AGREEMENTS

      This section of the registration statement and prospectus describes the material terms of the Agreement and Plan of Merger, dated as of June 4, 2002, among Stations, Gray MidAmerica Television and us and related agreements, including the Lock Up, Voting and Consent Agreements that Stations and we entered into with certain stockholders and creditors of Stations, an agreement regarding benefits to be provided to members of the Benedek family following consummation of the merger and an amendment to K. James Yager’s employment agreement. Copies of the merger agreement and lock up agreements are attached as exhibits to the registration statement. You are urged to read the merger agreement in its entirety for a more complete description of the merger because it is the principal legal document that governs the merger.

The Merger

      Subject to the terms and conditions of the merger agreement, we will acquire Stations through the merger of Gray MidAmerica Television with and into Stations. Stations will be the surviving corporation in the merger.

Effective Time

      The merger will be consummated when a certificate of merger, that we will file with the State of Delaware, becomes effective. The merger agreement provides that the parties will use their reasonable efforts to cause the effective time to occur on the seventh business day after the satisfaction or waiver of all the conditions to the merger. See “The Merger Agreement and Related Agreements — Conditions to the Merger.” However, the effective time may not occur prior to October 1, 2002.

      The merger agreement further provides that we may, on one occasion, delay the effective time for up to 120 days if any of the following occurs: (1) any general suspension of trading in equity securities in the United States securities or financial markets for more than two consecutive trading days; (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States; (3) commencement of a war, armed hostilities or other national or international calamity directly involving the United States; (4) any limitation by any governmental authority on the extension of credit by banks or other lending institutions in the United States; or (5) if any of the foregoing exists on the date the merger agreement is signed, a material acceleration or worsening thereof.

Merger Consideration and Conversion of Gray MidAmerica Television and Stations’ Stock

      At the effective time of the merger, the outstanding shares of Stations 11.5% Senior Exchangeable Preferred Stock, which we refer to as the “senior preferred stock,” and Junior Discount Preferred Stock, which we refer to as the “junior preferred stock,” will be converted into the right to receive a cash payment. No cash consideration will be paid to holders of outstanding shares of Stations class A common stock and class B common stock. The stock of Gray MidAmerica Television and Stations will be converted as described below:

      Gray MidAmerica Television common stock. Each share of Gray MidAmerica Television common stock issued and outstanding immediately prior to the effective time will be converted into one share of Stations class B common stock.

      Stations senior preferred stock. Each share of Stations senior preferred stock (excluding shares held by Stations or any of its subsidiaries, other than in a fiduciary capacity) issued and outstanding immediately prior to the effective time will be converted into the right to receive the senior preferred stock purchase price, equal to the quotient obtained by dividing (1) $500,000,000, minus (A) the amount outstanding at the effective time under Stations debt instruments plus accrued interest thereon through the effective time, determined in accordance with Stations’ plan of reorganization, plus or minus (B) working capital adjustments and adjustments relating to amounts incurred by Stations and its subsidiaries with respect to the conversion of their television stations to digital broadcasting by (2) 100,000 (the number of outstanding shares of Stations’ senior preferred stock at the effective time).

      Stations junior preferred stock. Each share of Stations junior preferred stock (excluding shares held by Stations or any of the Stations subsidiaries, other than in a fiduciary capacity) issued and outstanding immediately prior to the effective time will be converted into the right to receive a cash payment equal to the quotient obtained by dividing (1) $2,500,000 by (2) 450,000 (the number of outstanding shares of Stations junior preferred stock at the effective time).

      Stations class A common stock and class B common stock. Each share of Stations class A common stock and class B common stock and any options or warrants to acquire such shares issued and outstanding immediately prior to the effective time will be cancelled. We will not pay any cash consideration for such securities.

The Letter of Credit and the Escrow Shares

      When the merger agreement was signed, we delivered to Stations a standby letter of credit in the amount of $12.5 million and deposited with an escrow agent 885,269 shares of our class B common stock. These escrow shares had an aggregate value of $12.5 million, based on the average price of our class B common stock for the 20 consecutive trading days on the New York Stock Exchange ending on June 2, 2002. The escrow shares are being held by the escrow agent in accordance with the terms of an escrow agreement that we executed on June 4, 2002. We will maintain the letter of credit in effect, and the escrow shares will remain in escrow, until the earlier of the effective time or 10 business days after the termination of the merger agreement. If the letter of credit or any replacement letter of credit expires before either of the dates described in the previous sentence, we will renew the letter of credit or obtain a replacement letter of credit, which we will deliver to Stations at least five business days before such expiration.

      If the merger is not consummated because of a material default by us, and Stations has not materially defaulted due to a breach of any of its representations or warranties or any of its covenants or agreements under the merger agreement, then Stations may draw on the letter of credit and instruct the escrow agent to deliver to it the escrow shares pursuant to the escrow agreement. We have an obligation to deliver a letter of credit and escrow shares totaling $25.0 million, except that we may, in our sole discretion, replace some or all of the escrow shares with a cash payment, so long as any such cash payment is a whole number multiple of $500,000. Under specified circumstances, if Stations is entitled to receive the escrow shares and the value of the escrow shares decreases to below $12.5 million at the time Stations sells them, we may be required to pay to Stations the amount of such decrease. Likewise, if the value of the escrow shares increases, Stations may be required to pay to us the amount of such increase. At the effective time and subject to the conditions in the merger agreement and the escrow agreement, the letter of credit and the escrow shares will be returned to us.

Registration of the Escrow Shares

      The escrow shares have not been registered under the Securities Act or any other applicable securities laws, and therefore are restricted securities. If the merger agreement is terminated and the escrow shares are delivered by the escrow agent to Stations, we are required to:

•	file with the SEC a registration statement with respect to the resale or distribution of the escrow shares by Stations and/or an affiliate of Stations, within 30 days after such termination;

•	use our best efforts to cause the registration statement to be declared effective at the earliest practicable time;

•	keep the registration statement effective and current until the earlier of six months following the effectiveness of the registration statement or the date that all of the escrow shares covered by the registration statement have been sold or distributed;

•	cause the escrow shares to be listed promptly with the New York Stock Exchange; and

•	indemnify, to the extent permitted by law, each person selling or distributing securities under this registration statement, and related parties, against all losses caused by any material misstatement or omission by us in the registration statement or any violation by us of the Securities Act, the Exchange Act, any state securities laws or any rules or regulations of the New York Stock Exchange.

Conditions to the Merger

      The parties’ obligations to consummate the merger and related transactions generally are subject to the satisfaction or waiver of the following conditions:

•	the bankruptcy court approving the order confirming Stations’ plan of reorganization and such confirmation order becoming a final bankruptcy court order;

•	the FCC approving the transactions contemplated by the merger agreement, without any condition or qualification materially adverse to us or our subsidiaries or Stations or its subsidiaries, or materially adverse to our acquisition of control of Stations and its subsidiaries;

•	all regulatory waiting periods applicable to the merger agreement and the related transactions expiring or terminating;

•	no order being in effect enjoining, restraining or prohibiting the consummation of the merger and related transactions and no action or proceeding having been instituted by any regulatory authority seeking any such order that would reasonably be expected to have a material adverse effect on us or on Stations; and

•	the transactions related to the Chelsey purchase agreement being consummated, unless the failure to consummate such transactions is the result of either the wrongful refusal of Chelsey to consummate such transactions or the election by Chelsey not to consummate the transactions because Benedek failed to satisfy certain conditions set forth in the Chelsey purchase agreement. If the transactions contemplated by the Chelsey purchase agreement are not consummated as a result of FCC action or inaction, Stations and we each agree to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, everything reasonably necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the merger agreement and the Chelsey purchase agreement at the earliest practicable date.

      Our obligations to consummate the merger and related transactions are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties made by Stations in the merger agreement being, subject to limited exceptions, correct and complete in all material respects at the effective time;

•	each and all of the agreements and covenants of Stations and each of its subsidiaries under the merger agreement and related agreements being performed and complied with in all material respects prior to the effective time;

•	our receiving from Stations customary officer certificates and board of directors resolutions relating to the transactions contemplated by the merger agreement;

•	our receiving a legal opinion of FCC counsel to Stations;

•	Stations returning to us the letter of credit;

•	the FCC issuing a final FCC order approving the transfer of control of Benedek’s television licenses to us;

•	Stations obtaining and delivering to us consents or waivers relating to the transactions contemplated by the merger agreement, as required by its network affiliation agreements; and

•	no litigation being pending or threatened involving Stations or any its subsidiaries that would have, or reasonably be expected to have, a material adverse effect on Stations or its subsidiaries or their respective businesses or assets.

      The obligations of Stations to consummate the merger and related transactions are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties made by us and Gray MidAmerica Television in the merger agreement being, subject to limited exceptions, correct and complete in all material respects at the effective time;

•	each of our and Gray MidAmerica Television’s agreements and covenants under the merger agreement and related agreements being performed and complied with in all material respects prior to the effective time; and

•	Stations receiving from us and Gray MidAmerica Television customary officer certificates and board of directors resolutions relating to the transactions contemplated by the merger agreement.

      Once the conditions to the merger have been satisfied or waived, we are required by the merger agreement to consummate the merger within seven days.

Representations and Warranties

      In the merger agreement, Stations makes customary representations and warranties about itself and its business, including representations and warranties about:

•	organization, good standing and corporate power;

•	authorization and enforceability of the merger agreement;

•	capitalization and subsidiaries;

•	financial statements and tax matters; and

•	absence of undisclosed liabilities or material adverse changes.

      In addition, Stations makes numerous representations and warranties with respect to its assets, real property, intellectual property, computer software and databases, accounts receivable, insurance, bonds, letters of credit and guarantees, compliance with law, environmental matters, litigation and claims, benefit plans, contracts, labor matters, brokers and finders, interested transactions, officers, directors and bank accounts and the absence of any material misstatement or omission by it in the merger agreement.

      We and Gray MidAmerica Television, jointly and severally, also make customary representations and warranties in the merger agreement about ourselves and our business, including representations and warranties regarding organization, good standing and corporate power, authorization and enforceability of the merger agreement, brokers and finders, litigation, and the absence of any material misstatement or omission by us and Gray MidAmerica Television. We also make representations with respect to our qualification under the Communications Act to enter into and consummate the transactions contemplated by the merger agreement, our filings with the SEC and our issuance of the escrow shares.

Mutual Covenants of Gray and Stations

      Subject to limited exceptions and except for the sale of the excluded stations by Benedek to Chelsey, from June 4, 2002 until the closing of the merger or the termination of the merger agreement, Stations and we will, and will cause each of our respective subsidiaries, to:

•	operate our respective businesses only in the usual, regular, and ordinary course;

•	use commercially reasonable efforts to preserve intact our respective business organizations and assets and maintain our respective rights and franchises; and

•	take no action that would materially adversely affect the ability of any party to (1) obtain any consents required for the transactions contemplated in the merger agreement, or (2) perform its covenants and agreements under the merger agreement in all material respects and to consummate the merger and to satisfy the conditions to closing set forth in the merger agreement. However, the covenant described in clause (2) above will not prohibit us or any of our subsidiaries from discontinuing or disposing of any of our assets or businesses, or, provided that we do not materially adversely affect our ability to obtain an FCC order approving the transactions contemplated by the merger agreement, from acquiring or agreeing to acquire any other person or their assets if such action is, in our judgment, desirable in the conduct of our business or our subsidiaries’ business.

      Additional Covenants. The merger agreement also contains other covenants made by us and Stations, including a covenant to file all necessary FCC applications for approval of the transactions contemplated by the merger agreement and a covenant to use reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the merger as promptly as practicable but not before October 1, 2002.

Covenants of Stations

      The merger agreement contains numerous covenants of Stations that are customary for this type of transaction. Among other things, subject to limited exceptions, Stations and its subsidiaries will not do or agree to do any of the following without our prior written consent, which we will not withhold unreasonably:

•	amend the organizational documents of Stations or of any of its subsidiaries;

•	incur, guarantee or otherwise become responsible for any new debt obligation or other obligation for borrowed money (other than indebtedness of Stations or any of its subsidiaries to Stations or any of its subsidiaries) or enter into or extend any capital leases, in excess of an aggregate of $500,000 for Stations and its subsidiaries on a consolidated basis;

•	acquire, sell or encumber any securities or assets of Stations or any of its subsidiaries, or declare or pay any dividend or make any other distribution in respect of any such securities;

•	increase the compensation or benefits of the employees or officers of Stations or any or its subsidiaries;

•	voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits;

•	adopt any new employee benefit plan or program of Stations or any of its subsidiaries or make any material change in or to any existing employee benefit plans or programs of Stations or any of its subsidiaries;

•	make any significant change in any accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in regulatory accounting requirements or generally accepted accounting principles;

•	settle any material litigation other than in accordance with past practice or to the extent it is covered by insurance;

•	except in the ordinary course of business consistent with past practices, enter into or terminate any material contract or make any material change in any contract;

•	fail to promptly notify us of any inquiry, investigation, or proceeding related to any of Stations’ television stations that is initiated by the FCC; and

•	request the bankruptcy court to take any action or to grant any approval to any action or matter that is in any way inconsistent with the merger agreement.

Indemnification

      For a period of six years after the effective time of the merger, we will indemnify the pre-merger directors, officers, employees and agents of Stations and its subsidiaries against all liabilities arising out of acts or omissions occurring at or prior to the effective time arising out of their service as directors, officers, employees or agents of Stations, any of its subsidiaries or, at Stations’ or any of its subsidiaries’ request, another entity, to the fullest extent permitted under Delaware law, by Stations’ or its subsidiaries’ certificates of incorporation and bylaws and by any applicable indemnification agreements.

Termination of the Merger Agreement

      The merger agreement generally may be terminated at any time prior to the effective time by the mutual consent of Gray and Stations or by us or Stations:

•	if the terminating party is not then in material breach of any of its representations or warranties or any of its covenants contained in the merger agreement, in the event of the inaccuracy of any representation or warranty of the non-terminating party contained in the merger agreement which would reasonably be expected to have or result in a material adverse effect on the non-terminating party and cannot be or has not been cured within 30 days after written notice of such inaccuracy is given to the non-terminating party;

•	if the terminating party is not then in material breach of any of its representations or warranties or any of its covenants contained in the merger agreement, in the event of a material breach by the non-terminating party of any covenant or agreement contained in the merger agreement that cannot be or has not been cured within 30 days after written notice of such breach is given to the non-terminating party, except that we may not cure any breach of our obligation to pay the merger consideration;

•	if the merger is not consummated by March 31, 2003, in each case only if the failure to consummate the transactions contemplated by the merger agreement on or before such date is not caused by any material breach of the merger agreement by the terminating party, except that the March 31, 2003 termination date automatically will be extended by one day for each day that the closing does not occur because, subject to certain exceptions, the transactions contemplated by the Chelsey purchase agreement are not consummated; or

•	if it is reasonably anticipated that any of the conditions precedent to the obligations of the terminating party to consummate the merger, other than the condition that, subject to certain exceptions, the transactions contemplated by the Chelsey purchase agreement are consummated, cannot be satisfied or fulfilled by March 31, 2003 and such failure was not the fault of the terminating party.

Effects of Termination

      If the merger agreement is terminated, as described above, it will become void and have no effect. However, certain provisions of the merger agreement will survive termination, including provisions relating to the letter of credit and the escrow shares, confidentiality and expenses. In addition, in the event that the merger agreement is terminated by us or by Stations in connection with any material breach of any representation or warranty or any covenant or other agreement of the other party contained in the merger agreement or because the merger is not consummated prior to the applicable termination date, the breaching party will remain liable for any uncured breach of a representation, warranty, covenant or agreement giving rise to such termination.

      If the closing does not occur due to a material default by us, and Stations has not materially defaulted due to a breach of any of its representations or warranties or any of its covenants or agreements under the merger agreement, then Stations may draw on the letter of credit and instruct the escrow agent to deliver to it the escrow shares pursuant to the escrow agreement. The aggregate proceeds of the drawing on the letter of credit and the escrow shares will total $25.0 million, but we may replace some or all of the escrow shares with a cash payment so long as any such cash payment is a whole number multiple of $500,000.

      If the closing does not occur due to the non-fulfillment of any of the conditions precedent to each party’s obligation to consummate the merger, and we are not in material default in the performance of any of our representations or warranties or any of our covenants or agreements under the merger agreement, Stations will not be entitled to the letter of credit or the escrow shares and, after termination of the merger agreement, the letter of credit and the escrow shares will be returned to us.

Waivers

      Prior to or at the effective time, we and Stations may waive any material default in the performance of any term of the merger agreement by the other party or any of its subsidiaries, waive or extend the time for the compliance or fulfillment by the other party and its subsidiaries of any and all of their obligations under the merger agreement, and waive any or all of the conditions precedent to the obligations of the other party and its subsidiaries under the merger agreement. However, neither we nor Stations may waive any condition which, if not satisfied, would result in the material violation of any law.

Fees and Expenses

      Generally, regardless of whether the merger is consummated, Stations will be responsible for all expenses and fees incurred by it and its subsidiaries in connection with the merger and we will be responsible for all expenses and costs incurred by us in connection with the merger. However, we will pay all the fees related to the filings with the FTC. Also, Stations and we will each pay one-half of the processing fees related to the filing with the FCC of applications regarding the transfer of control of Benedek’s television licenses to us.

Lock Up Agreements

      On June 4, 2002, in connection with the transactions contemplated by the merger agreement, Stations and we entered into the lock up agreements with certain stockholders and creditors of Stations, whom we refer to as the “consenting stockholders and creditors.” Under these lock up agreements, the consenting stockholders and creditors agreed to, among other things, support and vote their shares in favor of a Stations bankruptcy plan that will give effect to the transactions contemplated by the merger agreement. Stations has received executed lock up agreements from holders of 97.9% of the outstanding senior preferred stock, 98.8% of the outstanding junior preferred stock, 100% of the outstanding class B common stock, and 94.6% of the outstanding aggregate principal amount of the senior subordinated discount notes.

      In addition, consenting stockholders that hold Stations senior preferred stock have agreed to pay to us, if Stations receives an offer from a third party to purchase more than 50% of Stations’ outstanding senior preferred stock and such offer is approved by the bankruptcy court, a termination fee of $15.0 million. The liability of each consenting stockholder that holds Stations senior preferred stock is limited to an amount determined by multiplying $15.0 million by a fraction, the numerator of which is the number of shares of senior preferred stock owned by such consenting stockholder and the denominator of which is the number of shares of Stations senior preferred stock owned by all consenting stockholders.

      The United States trustee in the Stations bankruptcy proceeding has asserted that the lock up agreements contravene the federal bankruptcy code and cannot be enforced against a party if it chooses not to vote for the Stations bankruptcy plan. The bankruptcy court has not ruled with respect to the U.S. trustee’s assertions, but Stations believes that the lock up agreements are enforceable under applicable law.

Benedek Family Benefits Agreement

      On May 29, 2002, in connection with the transactions contemplated by the merger agreement, we entered into a letter agreement with A. Richard Benedek, Chairman of the Board and Chief Executive Officer of Stations, Laura Benedek, Richard Benedek’s wife, and Stephen D. Benedek, a Vice President of Stations and Richard Benedek’s son, in which we agreed to provide to them, following consummation of the merger, certain health and welfare benefits, use of office space in New York City until no later than August 31, 2005, and severance benefits of up to $275,000. In addition, we are forgiving certain indebtedness owed by Richard Benedek to Stations. Upon the closing of the merger, we will cease the use of the name “Benedek Broadcasting,” the “Benedek.com” URL and the name “Benedek Interactive Media.” The right to use the “Benedek Broadcasting” name will be conveyed, at no cost, to Richard Benedek and the right to use the “Benedek.com” URL and the name “Benedek Interactive Media” will be conveyed, at no cost, to Stephen Benedek.

K. James Yager Employment Agreement

      On June 4, 2002, Benedek and K. James Yager, Benedek’s President and Chief Operating Officer, entered into a second amendment to K. James Yager’s employment agreement, which will become effective only upon consummation of the merger. In addition, we entered into a letter agreement with K. James Yager relating to this amendment.

      K. James Yager’s employment agreement is for a term of four years commencing on January 1, 2001 and ending on December 31, 2004, the “expiration date.” K. James Yager’s base salary is $630,000 for 2001 and $680,000 for 2002 and thereafter increases to a per annum rate not less than 105% of his base salary during the preceding year. K. James Yager is eligible to receive a bonus in respect of each fiscal year during the term of the agreement in such amount as Benedek may determine. The agreement also entitles K. James Yager to specified fringe benefits and to participation in employee benefit plans generally available to Benedek’s executives. In addition, Benedek has agreed to pay to K. James Yager the amount necessary, on an after-tax basis, to discharge all amounts, including accrued interest, owed by him to Benedek under his $555,000 promissory note.

      If Benedek terminates K. James Yager’s employment without cause, or if K. James Yager terminates his employment by reason of a “constructive discharge,” which includes the assignment to K. James Yager of duties or reporting responsibilities inconsistent in any material respect with his status, title, position or duties or any breach by Benedek of his employment agreement, K. James Yager will be entitled to receive his base salary, and to participate, at no cost to him, in all employee benefits, through the expiration date and his non-competition obligations will be terminated. In our letter agreement with K. James Yager, we agreed that our failure to employ him as President and Chief Operating Officer of our broadcast division or subsidiary within 12 months after the consummation of the merger would constitute a constructive discharge, entitling him to the above benefits.

      Our letter agreement with K. James Yager also provides that, after consummation of the merger, we will grant to him nonqualified options to purchase shares of our class B common stock pursuant to the terms of our long term incentive plan. The number of shares subject to the option award will be determined by our board of directors, and the exercise price of the option shares will be the market price of our class B common stock at the time the award is granted. The options will vest ratably over the term of K. James Yager’s employment agreement, with vesting to be accelerated in the event of a constructive discharge.

Bull Run Advisory Fee

      For advisory services rendered by Bull Run in connection with the merger, we advanced to Bull Run an advisory fee of $5.0 million on June 10, 2002. This advisory fee must be repaid to us if the merger is not completed.

INFORMATION REGARDING GRAY

Selected Historical Consolidated Financial Data

     Set forth below is our selected historical consolidated financial data. The financial data for, and as of the end of, each of the years in the five-year period ended December 31, 2001 was derived from the audited consolidated financial statements included in our Annual Reports on Form 10-K and from other information in the Annual Reports. The financial data for, and as of the six month periods ended June 30, 2002 and 2001 was derived from our unaudited accounting records and have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all normal and recurring adjustments and accruals necessary for a fair presentation of such information. More comprehensive financial information is included in the Annual Reports and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002. The financial information that follows is qualified in its entirety by reference to, and should be read in conjunction with, the Annual Reports, the Quarterly Reports and all of the financial statements and related notes contained in the Annual Reports and the Quarterly Reports.

						Six Months Ended
	Year Ended December 31,					June 30,

	1997(a)	1998(b)	1999(c)	2000	2001	2001	2002

	(Dollars in thousands except per share data)
Statements of Operations Data:
Revenues
Broadcast (less agency commissions)	$72,300	$91,007	$97,015	$120,640	$106,430	$52,575	$55,006
Publishing	24,536	29,330	37,808	41,499	41,189	19,927	21,216
Paging	6,712	8,553	9,130	9,074	8,725	4,405	4,083

Total revenues	103,548	128,890	143,953	171,213	156,344	76,907	80,305

Operating expenses
Broadcast, publishing and paging	65,771	82,783	93,994	105,314	104,025	50,846	50,149
Corporate and administrative	2,528	3,063	3,448	3,594	3,615	1,829	2,116
Depreciation and amortization	14,519	18,117	24,451	31,207	30,824	15,696	7,433

Total operating expenses	82,818	103,963	121,893	140,115	138,464	68,371	59,698

Operating income	20,730	24,927	22,060	31,098	17,880	8,536	20,607
Gain on disposition of television stations	—	72,646	—	—	—	—	—
Valuation adjustments of goodwill and other assets	—	(2,074)	—	—	—	—	—
Appreciation (depreciation) in value of derivative, net	—	—	—	—	(1,581)	(961)	730
Miscellaneous income (expense), net	(31)	(242)	336	780	194	98	97

Income (loss) before interest expense, income taxes, extraordinary charge and cumulative effect of accounting change	20,699	95,257	22,396	31,878	16,493	7,673	21,434
Interest expense	21,861	25,454	31,021	39,957	35,783	18,167	16,866

Income (loss) before income taxes, extraordinary charge and cumulative effect of accounting change	(1,162)	69,803	(8,625)	(8,079)	(19,290)	(10,494)	4,568
Income tax expense (benefit)	240	28,144	(2,310)	(1,867)	(5,972)	(3,232)	1,616

Net income (loss) before extraordinary charge and cumulative effect of accounting change	(1,402)	41,659	(6,315)	(6,212)	(13,318)	(7,262)	2,952
Extraordinary charge on extinguishment of debt	—	—	—	—	—	—	(7,318)

Net income (loss) before cumulative effect of accounting change	(1,402)	41,659	(6,315)	(6,212)	(13,318)	(7,262)	(4,366)
Cumulative effect of accounting change, net	—	—	—	—	—	—	(30,592)

Net income (loss)	(1,402)	41,659	(6,315)	(6,212)	(13,318)	(7,262)	(34,958)
Preferred dividends	1,410	1,318	1,010	1,012	616	308	803
Non-cash preferred dividends associated with preferred stock redemption	—	3,360	—	2,160	—	—	3,969

Net income (loss) available to common stockholders	$(2,812)	$36,981	$(7,325)	$(9,384)	$(13,934)	$(7,570)	$(39,730)

Six Months Ended
Year Ended December 31,	June 30,

1997(a)	1998(b)	1999(c)	2000	2001	2001	2002

(Dollars in thousands except per share data)
Basic earnings per common share(d):
Net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$(0.24)	$3.10	$(0.57)	$(0.61)	$(0.89)	$(0.49)	$(0.12)
Extraordinary charge on extinguishment of debt, net	—	—	—	—	—	—	(0.47)
Cumulative effect of accounting change, net	—	—	—	—	—	—	(1.95)

Net income (loss) available to common stockholders	$(0.24)	$3.10	$(0.57)	$(0.61)	$(0.89)	$(0.49)	$(2.54)

Diluted earnings per common share(d):
Net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$(0.24)	$2.98	$(0.57)	$(0.61)	$(0.89)	$(0.49)	$(0.12)
Extraordinary charge on extinguishment of debt, net	—	—	—	—	—	—	(0.47)
Cumulative effect of accounting change, net	—	—	—	—	—	—	(1.95)

Net income (loss) available to common stockholders	$(0.24)	$2.98	$(0.57)	$(0.61)	$(0.89)	$(0.49)	$(2.54)

Other Data:
Media cash flow(e)	$38,061	$46,624	$50,944	$66,247	$53,074	$26,411	$30,520
Media cash flow margin(e)	36.8%	36.2%	35.4%	38.7%	33.9%	34.3%	38.0%
Operating cash flow(f)	$35,533	$43,561	$47,496	$62,653	$49,459	$24,582	$28,404
Operating cash flow margin(f)	34.3%	33.8%	33.0%	36.6%	31.6%	32.0%	35.4%
Cash flows provided by (used in):
Operating activities	$9,744	$20,074	$20,842	$22,765	$16,823	$8,268	$3,355
Investing activities	(57,498)	(55,299)	(126,780)	(8,276)	(186,165)	(2,679)	154,741
Financing activities	49,071	34,744	105,839	(14,061)	167,685	(6,109)	(143,184)
Capital expenditures	10,372	9,271	11,712	5,702	7,593	2,597	8,133
Cash dividends per common share(g)	0.05	0.06	0.08	0.08	0.08	0.04	0.04
Ratio of total debt to operating cash flow	6.4	x	6.2	x	8.0	x	6.0	x	8.0	x(h)	6.2	x(i)	7.1	x(i)
Ratio of operating cash flow to interest expense	1.6	1.7	1.5	1.6	1.4	1.5	(i)	1.6	(i)

Balance Sheet Data (at end of period):
Cash and cash equivalents	$2,367	$1,887	$1,787	$2,215	$169,115	(h)	$1,695	$15,470
Total intangible assets, net	263,425	376,015	526,434	511,616	497,311	504,458	457,633
Total assets	345,051	468,974	658,157	636,772	794,337	(h)	616,870	595,911
Long-term debt (including current portion)	227,076	270,655	381,702	374,887	551,444	(h)	368,557	378,878
Preferred stock	11,111	7,371	7,371	4,637	4,637	4,637	39,233
Total stockholders’ equity	92,295	126,703	168,188	155,961	142,196	148,765	98,288

(a)	Reflects the operating results of our acquisition of substantially all of the assets of WITN-TV and our acquisition of all of the outstanding common stock of GulfLink Communications, Inc. as of their respective acquisition dates, August 1, 1997 and April 24, 1997.

(b)	Reflects the operating results of our acquisition of all of the outstanding capital stock of Busse Broadcasting Corporation and our related acquisition of the assets of WEAU-TV in exchange for the assets of WALB-TV as of July 31, 1998, the closing date of the respective transactions. See Note B to our audited consolidated financial statements incorporated by reference in this prospectus.

(c)	Reflects the operating results of our acquisition of all of the outstanding capital stock of KWTX Broadcasting Company and Brazos Broadcasting Company, as well as the assets of KXII Broadcasters Ltd., completed on October 1, 1999, and our acquisition of substantially all of the assets of The Goshen News from News Printing Company, Inc. and its affiliates, completed on March 1, 1999, as of their respective acquisition dates. See Note B to our audited consolidated financial statements incorporated by reference in this prospectus.

(d)	On August 20, 1998, our board of directors declared a 50% stock dividend, payable on September 30, 1998, to stockholders of record of our class A common stock and class B common stock on September 16, 1998. This stock dividend effected a three-for-two stock split. All applicable share and per share data have been adjusted to give effect to the stock split.

(e)	Media cash flow is defined as operating income, plus depreciation and amortization (including amortization of program broadcast rights), non-cash compensation and corporate overhead, less payments for program broadcast obligations. Media cash flow margin is defined as media cash flow divided by revenues.

(f)	Operating cash flow is defined as media cash flow less corporate overhead. Operating cash flow margin is defined as operating cash flow divided by revenues.

We have included media cash flow, operating cash flow and certain related calculations because such data is commonly used as a measure of performance for media companies and is also used by investors to measure a company’s ability to service debt. Media cash flow, operating cash flow and certain related calculations are not, and should not, be used as an indicator or alternative to operating income, net income or cash flow as reflected in our consolidated financial statements. Media cash flow, operating cash flow and certain related calculations are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(g)	Cash dividends were $0.08 per common share for all five annual periods and $0.04 per common share for the six month periods; however, the amounts for 1997 and 1998 have been adjusted for the three-for-two stock split in 1998, which is discussed in Note (d) above.

(h)	On December 21, 2001, we deposited $168.6 million with the trustee of our 10 5/8% Senior Subordinated Notes due 2006 to redeem those notes, including payment of principal, the applicable premium costs and accrued interest through the redemption date of January 22, 2002. Total assets include the $168.6 million reflected as restricted cash for redemption of long-term debt and long-term debt (including current portion) includes the related $155.2 million of our 10 5/8% notes that were extinguished on January 22, 2002. The ratio of total debt to operating cash flow of 8.0x is calculated on a pro forma basis, which excludes the $155.2 million of our 10 5/8% notes. If the $155.2 million of our 10 5/8% notes were included in the total debt amount used to calculate the ratio of total debt to operating cash flow, the ratio would be 11.1x.

(i)	Represents ratios for the 12 months ended June 30, 2001 and 2002.

(j)	The following table presents the transitional disclosures regarding the adoption of SFAS No. 142:

						Six Months Ended
	Year Ended December 31,					June 30,

	1997(a)	1998(b)	1999(c)	2000	2001	2001	2002

	(Dollars in thousands except per share data)
Reported net income (loss) before extraordinary charge and cumulative effect of accounting	$(1,402)	$41,659	$(6,315)	$(6,212)	$(13,318)	$(7,262)	$2,952
Add back: amortization of goodwill and intangible assets with indefinite lives, net of tax	4,175	5,697	8,499	11,022	11,033	5,516	—

Adjusted net income (loss) before extraordinary charge and cumulative effect of accounting change	$2,773	$47,356	$2,184	$4,810	$(2,285)	$(1,746)	$2,952

Basic earnings per common share(d):
Reported net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$(0.24)	$3.10	$(0.57)	$(0.61)	$(0.89)	$(0.49)	$(0.12)
Add back: amortization of goodwill and intangible assets with indefinite lives, net or tax	0.35	0.48	0.66	0.71	0.71	0.36	—

Adjusted net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$0.11	$3.58	$0.09	$0.10	$(0.18)	$(0.13)	$(0.12)

Diluted earnings per common share(d):
Adjusted net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$0.11	$3.44	$0.09	$0.10	$(0.18)	$(0.13)	$(0.12)

Business, Management and Other Information

      Information relating to our business, principal shareholders, directors and officers, executive compensation and share ownership, related party transactions, financial statements and other related matters, as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002 and June 30, 2002, is incorporated herein by reference. If you would like to receive a copy of such documents you may contact us at our address or telephone number indicated under “Where You Can Find More Information.”

Operating & Growth Strategy

      We attribute our success to date and our current opportunities to increase our revenue, media cash flow and audience share to the successful implementation of our core operating strategies, the principal components of which are to:

•	Focus on Local News and Programming to Maintain a Strong Local Franchise. We currently operate 13 network affiliated television stations serving 11 markets, with 12 of our 13 stations ranked first or second in local news. After completion of the merger with Stations, we will operate 28 network affiliated television stations serving 24 markets, with 24 of our 28 stations ranked first or second in local news. We endeavor to make each of our television stations a highly recognizable, local brand through the depth, quality and focus of its local news, programming and community involvement. We believe that providing the leading source for local news and programming in our markets enables us to strengthen audience loyalty and increase viewership among attractive demographic audiences. As a result, we believe that the strength of our local franchises enables us to maximize advertising revenues from local, regional and national accounts. We believe that our commitment to local news, programming and community involvement is essential to our ability to serve each of the communities in which we operate and provides us with a strong competitive advantage.

•	Continue to Develop Innovative Local Sales and Targeted Marketing Initiatives. We employ an experienced, high-quality local sales force at each station to increase advertising revenue by leveraging our local brand. In 2001, approximately 59% of our net television advertising revenue was generated from our local advertisers and pro forma for the proposed merger with Stations, approximately 60% of our net television advertising revenue would have been generated from our local advertisers. Additionally, our net revenue from local television advertisers represented approximately 67% of the combined total of our local and national net advertising revenues and, pro forma for the proposed merger with Stations, approximately 68% of the combined total of our local and national net advertising revenues would have been generated from local television advertisers. Our goal is to develop customized advertising campaigns for our customers, which directly target their desired audience and address their long-term advertising objectives. We believe that a focused, tailored advertising solution is very attractive to local advertisers, who have historically been a more stable source of revenue than national advertisers. In addition to focusing on expanding our relationships with existing advertisers, we seek to identify and create new relationships with local, regional and national customers in our markets. Each station’s sales personnel are trained to understand local advertisers’ needs and are required to meet performance standards with respect to client activity, including new customer identification.

•	Capitalize on Leading Network Brands in Markets with Limited Competition. Currently, ten of our stations are affiliated with CBS and three are affiliated with NBC, representing approximately 81% and 19% of our total television revenue in 2001, respectively. Following the completion of the merger, we will have a broad and diverse portfolio of 28 affiliated television stations located in 24 markets, of which 15 are affiliated with CBS, seven are affiliated with NBC and six are affiliated with ABC, representing approximately 56%, 29% and 15% of our total pro forma net television revenue in 2001, respectively. Additionally, we will be the largest independent owner of CBS affiliated stations. Our network affiliations provide our television stations with top-rated programming, which complements and enhances our leading local brand. We believe that our markets are less competitive than larger DMAs. Of our 24 markets, 16 markets are served by four TV stations or fewer, and seven markets are served by three or fewer television stations. Our markets also typically have fewer radio stations than larger DMAs.

•	Pursue Strategic Acquisitions to Expand and Enhance Our Regional Clusters. We have acquired and integrated successfully 12 of our 13 television stations since 1993, and have signed a definitive agreement to acquire an additional 15 television stations from Stations. After giving effect to the proposed merger, our television stations will be located in several distinct regions throughout the United States, with significant presence in the Southeast, Midwest, Texas and Great Lakes regions, diminishing potential adverse effects on our business caused by specific regional economic fluctuations. We believe that we are well positioned to participate in further consolidation of our industry, including opportunities that may arise as a result of future regulatory changes. For example, a number of the FCC’s most restrictive ownership regulations, including newspaper-television cross ownership and television duopoly rules, are currently under review and could be relaxed in the future, providing us with further attractive growth opportunities. In pursuing future acquisitions, we intend to focus on network affiliated television stations in medium-sized markets that offer superior growth. Specifically, we pursue television stations proximate to our existing clusters, as evidenced by the proposed merger with Stations in which five of the 15 television stations we intend to acquire are adjacent to markets in which we currently own and operate television stations. Additionally, we focus on acquiring television stations where we can successfully implement our operating strategies to establish leading local news, increase revenue and audience share, develop relevant regional content and reduce costs.

•	Attract and Retain High-Quality Management. We believe that high-quality management at both the corporate and station level is critical to the successful implementation of our strategy. We use equity incentives to attract and retain station general managers with proven track records. Members of our senior management team have extensive experience in operating, managing and acquiring television stations, and include: J. Mack Robinson, President and Chief Executive Officer; Robert Prather, Executive Vice President- Acquisitions; James Ryan, Vice President and Chief Financial Officer; and after the proposed merger, K. James Yager, currently the President of Benedek. Additionally, our station managers have an average of over 21 years of industry experience with individual industry experience ranging from 11 to 32 years.

•	Maintain Strict Financial Planning and Cost Controls. We employ a comprehensive ongoing strategic planning and budgeting process that enables us to continually identify and implement cost savings at each station, and is designed to increase our media cash flow. We believe that owning and operating 28 television stations will enable us to achieve economies of scale and reduce expenses for syndicated programming, capital equipment and vendor services. Furthermore, we believe that the synergies generated through geographic clustering, further enhanced by the Stations acquisition and the realization of technological and automation efficiencies, will enable us to achieve additional cost savings in the near future.

•	Increase Advertising Revenue and Circulation at Our Newspaper Publishing Operations. We seek to increase advertising revenues and circulation at each of our four newspapers by creating a highly recognizable local brand by focusing on the depth and quality of our coverage of local news, sports and lifestyles and through community involvement. We are able to differentiate our publications from larger competitors and build reader loyalty by becoming the primary source for local news and advertising information within each of our target markets. We also sponsor community events with the objective of strengthening our community relationships. We employ an experienced local sales force to increase advertising revenue by leveraging our local brand. Through our ongoing strategic planning and budgeting process, we continually identify and implement cost savings at each newspaper to increase our media cash flow. In 2001, publishing represented approximately 16% of our total pro forma net revenue. Our newspaper strategy is led by senior managers and publishers who have an average of over 32 years of experience in the newspaper business with individual experience ranging from 20 to 40 years. Our publishing operations are led by Thomas J. Stultz, Vice President and President — Publishing.

SELECTED STATION AND MARKET INFORMATION REGARDING GRAY AND STATIONS

Gray Television Stations Pro Forma Following the Merger

      The following is a list of all our stations pro forma following the merger. In markets where we have satellite stations and stations that serve distant communities, the figures have been combined.

							FCC		Station		In Market
					Network Affiliation		License	Station	News	Commercial	Share of	Television
	DMA			Analog			Renewal	Rank in	Rank In	Stations in	Household	Households(a)
	Rank(a)	Market	Station	Channel	Network	Expiration	Date	DMA(b)	DMA(c)	DMA(d)	Viewing(b)	(in thousands)

*	62	Knoxville, TN	WVLT	8	CBS	12/31/04	8/1/05	2 (tied )	3	5	22%	478
	65	Wichita- Hutchinson, KS	KAKE	10	ABC	1/1/06	6/1/06	3	3	4	21%	453
		(Colby, KS)	KLBY(e)	4	ABC	1/1/06	6/1/06
		(Garden City, KS)	KUPK(e)	13	ABC	1/1/06	6/1/06
*	66	Lexington, KY	WKYT	27	CBS	12/31/04	8/1/05	1	1	5	35%	436
*	Note (f)	Hazard, KY	WYMT	57	CBS	12/31/04	8/1/05	1	1		39%	169
	75	Omaha, NE	WOWT	6	NBC	1/1/12	6/1/06	1	1	5	36%	386
	85	Madison, WI	WMTV	15	NBC	1/1/12	12/1/05	2	2	4	30%	339
	91	Colorado Springs, CO	KKTV	10	CBS	6/30/05	4/1/06	1	1	5	33%	306
*	94	Waco-Temple- Bryan, TX	KWTX	10	CBS	12/31/05	8/1/06	1	1	6	42%	299
*		(Bryan, TX)	KBTX(g)	3	CBS	12/31/05	8/1/06	1	1
*	102	Lincoln-Hastings- Kearney, NE	KOLN	10	CBS	12/31/05	6/1/06	1	1	5	54%	269
*		(Grand Island, NE)	KGIN(h)	11	CBS	12/31/05	6/1/06
*	106	Greenville- New Bern- Washington, NC	WITN	7	NBC	12/31/11	12/1/04	2	2	4	30%	251
	111	Lansing, MI	WILX	10	NBC	1/1/12	10/1/05	1	1	4	39%	238
*	113	Tallahassee, FL- Thomasville, GA	WCTV	6	CBS	12/31/04	4/1/05	1	1	5	57%	237
*	114	Augusta, GA	WRDW	12	CBS	3/31/05	4/1/05	1	1	4	35%	234
*	127	La Crosse- Eau Claire, WI	WEAU	13	NBC	12/31/11	12/1/05	1	1	4	39%	198
	132	Rockford, IL	WIFR	23	CBS	6/30/05	12/1/05	2	1	4	32%	176
	137	Wausau- Rhinelander, WI	WSAW	7	CBS	6/30/05	12/1/05	1	2	4	42%	169
	138	Topeka, KS	WIBW	13	CBS	6/30/05	6/1/06	1	1	4	49%	166
*	159	Panama City, FL	WJHG	7	NBC	12/31/11	2/1/05	1	1	3	50%	121
*	160	Sherman, TX- Ada, OK	KXII	12	CBS	12/31/05	8/1/06	1	1	2	74%	119
	172	Dothan, AL	WTVY	4	CBS	6/30/05	4/1/05	1	1	3	69%	95
	178	Harrisonburg, VA	WHSV	3	ABC	11/1/04	10/1/04	1	1	1	97%	84
	181	Bowling Green, KY	WBKO	13	ABC	11/1/04	8/1/05	1	1	2	83%	81
	185	Meridian, MS	WTOK	11	ABC	11/1/04	6/1/05	1	1	3	66%	70
	186	Parkersburg, WV	WTAP	15	NBC	1/1/12	10/1/05	1	1	1	96%	63

												5,437
(Approximately 5% of all
US television households)

*	Denotes a television station currently owned by Gray.

(a)	Based on data published by Nielsen.

(b)	Based on Nielsen data for the May 2002 rating period, Sunday to Saturday, 6 a.m. – 2 a.m.

(c)	Based on our review of the Nielsen data for the May 2002 rating period during various news hours.

(d)	Based on stations that BIA has reported at one share or more in three of the four most recent rating periods.

(e)	KLBY and KUPK are satellite stations of KAKE under FCC rules.

(f)	Special 16 county trading area defined by Nielsen and is part of the Lexington, KY DMA.

(g)	KBTX is a satellite station of KWTX under FCC rules.

(h)	KGIN is a satellite station of KOLN under FCC rules.

Our Markets

      Below is a brief description of the market for each of our stations. All statements as to station ranking in this prospectus are based on Nielsen data for the 6:00 a.m. to 2:00 a.m. Sunday through Saturday time period, except that data in the tables titled “Competitive Landscape,” is based on BIA data for the 9:00 a.m. to midnight Sunday through Saturday time period. The news ranking information is based on our management’s review of the Nielsen Station Index, Viewers in Profile, dated May 2002. As NBC affiliate stations broadcasted the Olympic games during February 2002, their ratings for this period reflect a higher than normal viewership. “CAGR” refers to compound annual growth rate and “EBI” refers to effective buying income. EBI statistics reflect data for 2000 and 2005. In the “Competitive Landscape” tables below, we have included only stations that BIA has reported at one share or more in three of the four most recent rating periods.

Knoxville, Tennessee

      WVLT, a CBS affiliate, was acquired by us in September 1996 and began operations in 1988. It is the second ranked station, with the third ranked news program, in the Knoxville, Tennessee market. The Knoxville area is a center for education, manufacturing, healthcare and tourism. The University of Tennessee’s main campus with approximately 26,000 students is located within the city of Knoxville. Leading manufacturing employers in the area include: Lockheed Martin Energy Systems, Inc., DeRoyal Industries, Aluminum Company of North America, Phillips Consumer Electronics North America Corp., Clayton Homes and Sea Ray Boats, Inc.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	1,208	1,277	1.12%
Retail Sales	$17,255	$22,109	5.08
EBI	19,317	25,203	5.46
Gross Market Revenue	68,700	77,600	2.47
Average Household Income	40.3	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WBIR-TV	NBC	VHF	Gannett Company, Inc.	18	23	19	17
WVLT-TV	CBS	VHF	Gray Television, Inc.	12	10	14	11
WATE-TV	ABC	VHF	Young Broadcasting Inc.	11	8	10	11
WTNZ	FOX	UHF	Raycom Media, Inc.	3	4	4	2
WBXX-TV	WB	UHF	Acme Communications, Inc.	3	3	3	3

Lexington and Hazard, Kentucky

      WKYT, a CBS affiliate, was acquired by us in September 1994 and began operations in 1957. It is ranked first in total viewers and in news programming in the Lexington, Kentucky market. The Lexington area is a regional hub for shopping, business, healthcare, education, and cultural activities. Major employers in the Lexington area include Toyota Motor Corp., Lexmark International, Inc., ALLTEL Corporation, Square D Company, Ashland, Inc., the University of Kentucky and International Business Machines Corporation. Eight hospitals are located in Lexington, reinforcing Lexington’s position as a regional medical center. The University of Kentucky’s main campus with approximately 25,000 students is located in Lexington. Frankfort, the capital of Kentucky is located within WKYT’s service area. WYMT, WKYT’s sister station is located in the Lexington DMA. In addition, the Lexington market is adjacent to the Bowling Green, Kentucky market where we intend to acquire WBKO in the merger.

      WYMT, a CBS affiliate, was acquired by us in September 1994 and began operations in 1985. It is ranked first in total viewers and in news programming in the Hazard, Kentucky market, a special 16 county trading area defined by Nielsen. The mountain region of eastern and southeastern Kentucky where Hazard is located is on the outer edges of four separate markets: Bristol-Kingsport-Johnson City, Charleston-Huntington, Knoxville and Lexington. Prior to the start of WYMT’s operations in 1985, mountain residents relied primarily on satellite dishes and cable television carrying distant signals for their television entertainment and news. WYMT is the only commercial television station in this 16-county trading area and we generally consider it to be a distinct television market even though WYMT is technically included in the Lexington market. WYMT is the sister station of WKYT and shares many resources and simulcasts some local programming with WKYT. The trading area’s economy is primarily centered around coal and related industries, such as natural gas and oil.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	1,153	1,210	0.97%
Retail Sales	$13,381	$15,738	3.30
EBI	17,241	22,236	5.22
Gross Market Revenue	55,300	67,600	4.10
Average Household Income	39.2	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WKYT-TV	CBS	UHF	Gray Television, Inc.	16	17	16	15
WLEX-TV	NBC	UHF	Evening Post Publishing Company	12	15	10	9
WTVQ-TV	ABC	UHF	Media General Broadcast Group	8	7	8	9
WDKY-TV	FOX	UHF	Sinclair Broadcast Group, Inc.	4	5	5	4
WYMT-TV	CBS	UHF	Gray Television, Inc.	2	2	3	2

Waco-Temple-Bryan, Texas

      KWTX and KBTX, both CBS affiliates, were acquired by us in October 1999 and began operations in 1955 and 1957, respectively. They collectively are ranked first in total viewers and in news programming in the Waco-Temple-Bryan, Texas market. KBTX is a “satellite” station under FCC rules and is used to enhance our ability to effectively serve the entire market. Waco, Temple, Killeen, Bryan and College Station are the primary economic centers of the region. College Station, Texas is the home of Texas A&M University with approximately 45,000 students and Baylor University is located in Waco, Texas with approximately 13,000 students. The Waco-Temple-Bryan economy centers on education, medical services and U.S. military installations. Leading employers in the area include: Texas A&M University, Raytheon, Baylor University, St. Joseph’s Regional Medical Center, Killeen ISD, Scott and White Hospital and the U.S. Army base at Fort Hood, Texas.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	843	869	0.61%
Retail Sales	$9,433	$11,698	4.40
EBI	11,824	14,508	4.18
Gross Market Revenue	29,500	36,400	4.29
Average Household Income	39.2	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

KWTX-TV & KBTX-TV	CBS	VHF	Gray Television, Inc.	19	18	19	17
KCEN-TV	NBC	VHF	Channel 6, Inc.	12	17	11	9
KWKT & KYLE	FOX	UHF	Communications Corp of America	7	7	8	6
KXXV & KRHD-LP	ABC, WB	UHF	Drewry Communications Group	7	6	9	7
KAKW	UNI	UHF	Univision Communications, Inc.	—	2	3	3

Lincoln-Hastings-Kearney, Nebraska

      KOLN and KGIN, both CBS affiliates, were acquired by us in July 1998 and began operations in 1953 and 1961, respectively. They are ranked first in total viewers and in news programming in the Lincoln-Hastings-Kearney, Nebraska market. KGIN is a “satellite” station under FCC rules and is used to enhance our ability to serve the entire market effectively. The city of Lincoln is the primary economic center of the region, the capital of Nebraska and home to the University of Nebraska with approximately 23,000 students. The Lincoln-Hastings-Kearney economy centers around state government, education, medical services and agriculture. Leading employers in the area include: the State of Nebraska, the University of Nebraska, Gallup Inc., the Lincoln Public School System and several area hospitals. The Lincoln market is adjacent to the Omaha, Nebraska market where we intend to acquire WOWT in the merger.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	684	696	0.35%
Retail Sales	$7,766	$8,680	2.25
EBI	12,081	15,140	4.62
Gross Market Revenue	21,200	25,900	4.09
Average Household Income	44.6	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

KOLN & KGIN	CBS	VHF	Gray Television, Inc.	19	18	18	20
KHGI-TV	ABC	VHF	Pappas Telecasting Companies	6	6	9	7
KLKN & KLKE	ABC	VHF	Citadel Communications Company, Ltd.	4	4	6	4
KHAS-TV	NBC	VHF	Greater Nebraska Television, Inc.	4	6	4	3
KTVG	FOX	UHF	Hill Broadcasting Company, Inc.	2	3	3	2

Greenville-New Bern-Washington, North Carolina

      WITN, an NBC affiliate, was acquired by us in August 1997 and began operations in 1955. Based on the February and May 2002 ratings, WITN is currently tied for the first position in total viewers and in news programming in the Greenville-New Bern-Washington, North Carolina market. Greenville, North Carolina is the primary economic center of the region and home to East Carolina University with approximately 19,000 students. The Greenville-New Bern-Washington economy centers around education, manufacturing and agriculture. Leading employers in the area include: Pitt County Memorial Hospital, NADEP (Naval Rework Facility), East Carolina University, Catalytica Pharmaceuticals, Inc., PCS Phosphate, Rubber Maid Cleaning Products, Inc. and Weyerhaeuser Co.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	705	731	0.73%
Retail Sales	$7,271	$8,116	2.22
EBI	10,060	12,647	4.68
Gross Market Revenue	29,200	36,400	4.51
Average Household Income	40.0	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WNCT-TV	CBS	VHF	Media General Broadcast Group	20	17	17	18
WITN-TV	NBC	VHF	Gray Television, Inc.	14	18	14	12
WCTI	ABC	VHF	Lamco Communications Incorporated	9	9	10	9
WFXI & WYDO	FOX	VHF	GOCOM Holdings LLC	5	5	6	4

Tallahassee, Florida-Thomasville, Georgia

      WCTV, a CBS affiliate, was acquired by us in September 1996 and began operations in 1955. It is ranked first in total viewers and in news programming in the Tallahassee, Florida - Thomasville, Georgia market. The Tallahassee-Thomasville economy centers around state and local government as well as state and local universities which include Florida State University with approximately 33,000 students, Florida A&M University with approximately 12,000 students, Tallahassee Community College, Thomas College and Valdosta State University. Florida State University and Florida A&M University each have their main campus located within the city of Tallahassee.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	649	678	0.88%
Retail Sales	$7,217	$8,880	4.23
EBI	9,439	11,780	4.53
Gross Market Revenue	23,900	30,500	5.00
Average Household Income	39.4	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WCTV	CBS	VHF	Gray Television, Inc.	23	20	24	22
WTWC-TV	NBC	UHF	Sinclair Broadcast Group, Inc.	6	8	5	5
WTXL-TV	ABC	UHF	Media Venture Management, Inc.	5	5	7	5
WTLH	FOX	UHF	Pegasus Communications Corporation	4	5	6	3

Augusta, Georgia

      WRDW, a CBS affiliate, was acquired by us in January 1997 and began operations in 1954. It is ranked first in total viewers and in news programming in the Augusta, Georgia market. The Augusta, Georgia area is one of Georgia’s major metropolitan/regional centers, with a particular emphasis on health services, manufacturing and the military. The federal government employs military and civilian personnel at the Department of Energy’s Savannah River Site, a nuclear processing plant, and Fort Gordon, a U.S. Army military installation. Augusta has eight large hospitals, which collectively employ approximately

20,000 and reinforce Augusta’s status as a regional healthcare center. Augusta is also home to the Masters Golf Tournament, which has been broadcast by CBS for 46 years.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	644	661	0.52%
Retail Sales	$6,736	$7,902	3.24
EBI	8,668	10,153	3.21
Gross Market Revenue	30,000	36,200	3.83
Average Household Income	36.8	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WRDW-TV	CBS	VHF	Gray Television, Inc.	18	17	18	16
WJBF	ABC	VHF	Media General Broadcast Group	14	13	15	16
WAGT	NBC	UHF	Schurz Communications, Inc.	11	13	9	6
WFXG	FOX	UHF	Fisher Broadcasting Company	8	7	9	8

La Crosse-Eau Claire, Wisconsin

      WEAU, an NBC affiliate, was acquired by us in July 1998 and began operations in 1953. It is the first ranked station in total viewers and in news programming in the La Crosse-Eau Claire, Wisconsin market. The La Crosse and Eau Claire economy centers around medical services, agriculture, education and retail business. The University of Wisconsin maintains an 11,000-student campus in Eau Claire. Leading employers include Menard, Inc., the University of Wisconsin at Eau Claire and several area hospitals. The La Crosse-Eau Claire market is adjacent to both the Madison, Wisconsin market where we intend to acquire WMTV in the merger and the Wausau-Rhinelander, Wisconsin market where we intend to acquire WSAW in the merger.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	530	541	0.41%
Retail Sales	$7,160	$8,793	4.19
EBI	7,779	9,415	3.89
Gross Market Revenue	22,800	30,200	5.78
Average Household Income	39.1	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WEAU-TV	NBC	VHF	Gray Television, Inc.	18	24	16	17
WKBT	CBS	VHF	Morgan Murphy Stations	15	12	14	13
WXOW-TV & WQOW-TV	ABC	UHF	Quincy Newspapers, Inc.	10	10	12	12
WLAX & WEUX	FOX	UHF	Grant Media, Inc.	6	9	11	5

Panama City, Florida

      WJHG, an NBC affiliate, was acquired by us in 1960 and began operations in 1953. It is the first ranked station in total viewers and in news programming in the Panama City, Florida market. It has a secondary affiliation agreement with United Paramount Network, “UPN.” The Panama City economy centers around tourism, military bases, manufacturing, education and financial services. Panama City is the county seat and principal city of Bay County. Leading employers in the area include: Tyndall Air Force Base, the U.S. Navy Coastal Systems Station, Sallie Mae Servicing Corp., Stone Container Corporation, Arizona Chemical Corporation and Gulf Coast Community College. The Panama City market is adjacent to the Dothan, Alabama market where we intend to acquire WTVY, a CBS affiliate, in the merger.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	324	346	1.32%
Retail Sales	$3,508	$4,265	3.99
EBI	4,525	5,792	5.06
Gross Market Revenue	12,300	14,900	3.91
Average Household Income	37.4	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WJHG-TV	NBC, UPN	VHF	Gray Television, Inc.	17	22	18	14
WMBB	ABC	VHF	Media General Broadcast Group	12	10	14	12
WPGX	FOX	UHF	Waitt Broadcasting, Inc.	4	4	5	4

Sherman, Texas-Ada, Oklahoma

      KXII, a CBS affiliate, was acquired by us in October 1999 and began operations in 1956. It is ranked first in total viewers and in news programming in the Sherman, Texas-Ada, Oklahoma market. The Sherman, Texas-Ada, Oklahoma economy centers around medical services, manufacturing and distribution services. Leading employers include Michelin, MEMC Southwest, Globitech, Raytheon, CIGNA, Johnson & Johnson and Texas Instruments.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	310	322	0.76%
Retail Sales	$3,815	$4,806	4.73
EBI	4,265	5,383	4.77
Gross Market Revenue	7,700	9,200	3.62
Average Household Income	35.4	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

KXII	CBS	VHF	Gray Television, Inc.	20	17	17	17
KTEN	NBC	VHF	Lockwood Broadcasting, Inc.	7	8	8	5

Stations’ Markets

      Below is a brief description of the market for each of the stations that we intend to acquire in the merger. All statements as to station ranking in this prospectus are based on Nielsen data for the 6:00 a.m. to 2:00 a.m. Sunday through Saturday time period, except that data in the tables titled “Competitive Landscape” is based on BIA data for the 9:00 a.m. to midnight Sunday through Saturday time period. The news ranking information is based on our management’s review of the Nielsen Station Index, Viewers in Profile, dated May 2002. As NBC affiliate stations broadcasted the Olympic games, during February 2002, their ratings for this period reflect a higher-than-normal viewership. “CAGR” refers to compound annual growth rate and “EBI” refers to effective buying income. EBI statistics reflect data for 2000 and 2005. In the “Competitive Landscape” tables below, we have included only stations that BIA has reported at one share or more in three of the four most recent rating periods.

Wichita-Hutchinson, Kansas

      KAKE, KLBY and KUPK, all ABC affiliates, began operations in 1953. They collectively are ranked third in total viewers and in news programming in the Wichita-Hutchinson, Kansas market. KLBY and KUPK are “satellite” stations under FCC rules and are used to enhance Stations’ ability to effectively serve the entire market. The area is well known for its involvement in the aviation industry, with the top three companies in the region, Boeing Company, Cessna Aircraft Company and Raytheon Aircraft Company representing that industry. The Wichita area also serves as a regional banking and medical center, as well as home to the McConnell Air Force Base. Other leading employers in the region are Wichita Public Schools and the State of Kansas. Wichita is also the home to Wichita State University, which has an enrollment of 14,000 students.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	1,175	1,212	0.62%
Retail Sales	$15,293	$18,877	4.30
EBI	19,659	23,850	3.94
Gross Market Revenue	57,200	71,200	4.48
Average Household Income	43.0	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

KWCH-TV, KBSD-TV, KBSH-TV & KBSL-TV	CBS	VHF	Media General Broadcast Group	18	15	18	17
KSNW, KSNC, KSNG & KSNK	NBC	VHF	Emmis Communications Corp.	16	22	15	14
KAKE-TV, KLBY & KUPK-TV	ABC	VHF	Stations Holding Company, Inc.	10	8	11	10
KSAS-TV, KAAS-TV & KBDK	FOX	UHF	Clear Channel Television, Inc.	4	6	6	4
KSCC	UPN	UHF	Mercury Broadcasting Company, Inc.	2	2	2	2
KWCV	WB	UHF	Banks Broadcasting, Inc.	2	2	2	—

Omaha, Nebraska

      WOWT, an NBC affiliate, began operations in 1949. It is ranked first in total viewers and second in news programming in the Omaha, Nebraska market. The Omaha DMA is home to five Fortune 100 companies, the U.S. Strategic Command Headquarters at Offutt Air Force Base, the University of Nebraska Medical Center and Creighton Medical Center. The University of Nebraska-Omaha has an enrollment of nearly 14,000, and Creighton University has an enrollment of 6,300. Major employers in the area include: the United States military, Union Pacific Railroad, ConAgra, Omaha Public Schools and

First Data Resources. The Omaha market is adjacent to the Lincoln, Nebraska market where we own and operate television stations KOLN and KGIN.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	1,008	1,048	0.78%
Retail Sales	$13,687	$16,275	3.52
EBI	20,452	27,141	5.82
Gross Market Revenue	62,100	72,200	3.06
Average Household Income	52.9	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WOWT	NBC	VHF	Stations Holding Company, Inc.	18	24	14	13
KETV	ABC	VHF	Hearst-Argyle Television, Inc.	14	12	17	16
KMTV	CBS	VHF	Emmis Communications Corp.	14	10	15	12
KPTM	FOX	UHF	Pappas Telecasting Companies	7	9	9	7
KXVO	WB	UHF	Mitts Telecasting Company	3	3	3	4

Madison, Wisconsin

      WMTV, an NBC affiliate, began operations in 1953. It is the first ranked station, with the second ranked news program, in the Madison, Wisconsin market. The Madison area hosts the international headquarters for American Family Insurance, Oscar Meyer, Ray-O-Vac and Lands End. In addition to being the state capital, the University of Wisconsin has a major campus in Madison and has an enrollment of over 41,000 students. Major employers in the area are: University of Wisconsin Hospital and Clinics, General Motors Corporation, American Family Insurance, Meritor Health and Wisconsin Physicians Insurance Corporation. The Madison market is adjacent to the Wausau-Rhinelander market and La Crosse-Eau Claire, Wisconsin market where we own and operate television station WEAU.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	874	920	1.03%
Retail Sales	$15,394	$19,812	5.18
EBI	16,101	20,418	4.87
Gross Market Revenue	47,200	57,700	4.10
Average Household Income	47.3	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WISC-TV	CBS	VHF	Morgan Murphy Stations	18	14	16	16
WMTV	NBC	UHF	Stations Holding Company, Inc.	15	22	12	12
WKOW	ABC	UHF	Quincy Newspapers, Inc.	10	8	11	11
WMSN-TV	FOX	UHF	Sinclair Broadcast Group, Inc.	7	7	12	5

Colorado Springs, Colorado

      KKTV, a CBS affiliate, began operations in 1952. It is ranked first in total viewers and in news programming in the Colorado Springs, Colorado market. The Colorado Springs market is home to five major military installations: the Air Force Academy, Peterson Air Force Base, Fort Carson Army Base, Cheyenne Mountain Complex (NORAD), and Shriever Air Force Base. Major employers in the area in addition to the United States military include: The City of Colorado Springs, WorldCom, Inc., Intel Corporation and various non-profit organizations.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	799	870	1.72%
Retail Sales	$10,439	$13,172	4.76
EBI	12,591	16,149	5.10
Gross Market Revenue	42,300	49,700	3.28
Average Household Income	41.3	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

KKTV	CBS	VHF	Stations Holding Company, Inc.	17	14	16	15
KOAA-TV	NBC	VHF	Evening Post Publishing Company	13	21	10	12
KRDO-TV	ABC	VHF	Pikes Peak Broadcasting Company, Inc.	11	11	12	11
KXRM	FOX	UHF	Raycom Media, Inc.	7	8	9	6
KXTU-LP	UPN	UHF	Raycom Media, Inc.	2	2	2	3

Lansing, Michigan

      WILX, an NBC affiliate, began operations in 1957. It is ranked first in total viewers and in news programming in the Lansing, Michigan market. Lansing, the state capital, derives much of its economic base from state agencies, the automotive sector, and the Michigan State University which has over 43,000 students. Some of the top employers in the region include: the State of Michigan, Michigan State University, General Motors Corporation, Sparrow Health Systems and Meijer Grocery Stores.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	655	669	0.42%
Retail Sales	$7,561	$8,408	2.15
EBI	10,823	12,728	3.30
Gross Market Revenue	31,900	39,700	4.47
Average Household Income	45.1	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WLNS	CBS	VHF	Young Broadcasting Inc.	17	14	16	15
WILX-TV	NBC	VHF	Stations Holding Company, Inc.	15	20	13	12
WSYM-TV	FOX	UHF	Journal Broadcast Group, Inc.	5	6	9	5
WLAJ	ABC	UHF	Freedom Communications, Inc.	5	4	8	6

Rockford, Illinois

      WIFR, a CBS affiliate, began operations in 1965. It is ranked first in total viewers and in news programming in the Rockford, Illinois market. Currently, Rockford’s economy is based on the fastener business, as well as the manufacturing of machine parts and aerospace parts. Rockford is emerging as a growing regional education center, having the well respected, small liberal arts school Rockford College in its vicinity. Major employers in the region include: United Parcel Service, Rockford School District, Rockford Health Systems, DaimlerChrysler Corporation, Swedish American Health Systems and Hamilton Sundstrand Corporation.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	460	472	0.52%
Retail Sales	$5,341	$5,965	2.23
EBI	8,178	9,590	3.24
Gross Market Revenue	26,600	33,100	4.47
Average Household Income	46.3	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WREX-TV	NBC	VHF	Quincy Newspapers, Inc.	16	23	16	13
WIFR	CBS	UHF	Stations Holding Company, Inc.	15	13	16	15
WTVO	ABC	UHF	Young Broadcasting Inc.	10	9	11	10
WQRF-TV	FOX	UHF	Quorum Broadcasting Company	8	8	10	7

Wausau-Rhinelander, Wisconsin

      WSAW, a CBS affiliate, began operations in 1954. It is ranked first in total viewers and in news programming in the Wausau-Rhinelander, Wisconsin market. In addition to being a regional medical center, Wausau and the surrounding communities are known as a major capital of paper products and insurance. The University of Wisconsin-Stevens Point has over 10,000 students and is located in the DMA. Major employers in the region include: Wausau Insurance, Marshfield Clinics, Wausau Hospital, Wausau-Mosinee Paper Corporation and the City of Wausau. The Wausau-Rhinelander market is adjacent to the Madison, Wisconsin market and the La Crosse-Eau Claire, Wisconsin market where we own and operate television station WEAU.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	444	456	0.53%
Retail Sales	$6,323	$7,707	4.04
EBI	6,984	8,558	4.15
Gross Market Revenue	18,100	22,000	3.98
Average Household Income	41.4	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WSAW-TV	CBS	VHF	Stations Holding Company, Inc.	21	18	19	19
WAOW-TV & WYOW	ABC	VHF	Quincy Newspapers, Inc.	15	16	17	14
WJFW-TV	NBC	VHF	Rockfleet Broadcasting, Inc.	8	13	8	7
WFXS	FOX	UHF	Davis Television, LLC	4	5	9	3

Topeka, Kansas

      WIBW, a CBS affiliate, began operations in 1953. It is ranked first in total viewers and in news programming in the Topeka, Kansas market. The Topeka DMA has an agricultural base which is augmented by production and manufacturing. In addition to being the state capital, Topeka is home to Forbes Air Force Base, Kansas State University with an enrollment of 22,400 and Washburn University with an enrollment of 6,300 students. Major employers in the area include: Goodyear Tire and Rubber Corporation, Payless ShoeSource, Blue Cross Blue Shield of Kansas and Burlington Northern Santa Fe Railroad.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	443	442	(0.05)%
Retail Sales	$5,537	$6,723	3.96
EBI	6,708	7,631	2.61
Gross Market Revenue	16,200	19,900	4.20
Average Household Income	39.8	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WIBW	CBS	VHF	Stations Holding Company, Inc.	22	18	20	20
KSNT	NBC	UHF	Emmis Communications Corp.	14	20	12	12
KTKA-TV	ABC	UHF	Brechner Management Company	5	5	8	7
KTMJ-CA	FOX, UPN	VHF	Montgomery Communications, Inc.	2	3	3	2

Dothan, Alabama

      WTVY, a CBS affiliate, began operations in 1954. It is ranked first in total viewers and in news programming in the Dothan, Alabama market. Dothan serves as the regional economic, retail, and medical center. It houses Ft. Rucker Army Base, the Southeast Alabama Medical Center, and serves as an important agricultural center. Major employers in the area include: Southeast Alabama Medical Center, Collins Signs, Dothan and Houston Counties School System, Perdue Farms, Inc. and Flowers Hospital. The Dothan market is adjacent to the Panama City, Florida market where we own and operate WJHG.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	246	249	0.24%
Retail Sales	$2,963	$3,288	2.10
EBI	3,481	4,187	3.76
Gross Market Revenue	11,900	14,500	4.03
Average Household Income	36.6	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WTVY	CBS	VHF	Stations Holding Company, Inc.	22	21	23	22
WDHN	ABC	UHF	Morris Multimedia, Inc.	6	6	7	6
WDFX-TV	FOX	UHF	Waitt Broadcasting, Inc.	4	6	5	3

Harrisonburg, Virginia

      WHSV, an ABC affiliate, began operations in 1953. It is the only commercial television station broadcasting in the Harrisonburg, Virginia market and is ranked first in total viewers and in news programming. The Harrisonburg market derives much of its economic base from poultry products, book manufacturing and the pharmaceutical industry. James Madison University, with an enrollment of over 16,000, is located in the DMA. Major employers in the area include: James Madison University, Pilgrims Pride, Cargill, Rockingham Memorial Hospital and R.R. Donnelley & Sons Company.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	228	236	0.69%
Retail Sales	$2,953	$3,512	3.53
EBI	3,493	4,174	3.63
Gross Market Revenue	9,800	11,800	3.78
Average Household Income	40.7	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WHSV-TV	ABC	VHF	Stations Holding Company, Inc.	16	15	18	18

Bowling Green, Kentucky

      WBKO, an ABC affiliate, began operations in 1962. It is ranked first in total viewers and in news programming in the Bowling Green, Kentucky market. Bowling Green is located approximately 65 miles outside of Nashville, Tennessee and benefits from its proximity to this major city. Bowling Green is home to Western Kentucky University which has an enrollment of almost 15,000 students. Some of the major employers in the region include: Commonwealth Health Corp., Warren County Board of Education, Western Kentucky University, General Motors Corvette Plant and DESA International. The Bowling Green market is adjacent to the Lexington, Kentucky market where we own and operate WKYT and WYMT.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	209	220	1.03%
Retail Sales	$2,475	$2,865	2.97
EBI	3,039	4,006	5.68
Gross Market Revenue	7,500	8,800	3.25
Average Household Income	37.5	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WBKO	ABC	VHF	Stations Holding Company, Inc.	21	22	22	22
WNKY	NBC	UHF	Northwest Broadcasting, L.P.	5	7	4	2

Meridian, Mississippi

      WTOK, an ABC affiliate, began operations in 1953. It is ranked first in total viewers and in news programming in the Meridian, Mississippi market. Meridian Naval Air Station is located in the DMA of Meridian, which also is a regional medical and economic center. Major industries in the area include tourism, timber processing, paper products and electronics manufacturing. Top employers in the area include: Peavey Electronics, Mississippi Band of Choctaw Indians, Meridian Naval Air Station, Jeff Anderson Regional Medical Center and the Meridian School System.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	189	190	0.11%
Retail Sales	$1,883	$2,245	3.58
EBI	2,469	3,048	4.30
Gross Market Revenue	7,900	9,800	4.40
Average Household Income	34.7	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WTOK-TV	ABC	VHF	Stations Holding Company, Inc.	21	21	23	21
WMDN	CBS	UHF	Spain, Frank & Family	7	9	9	5
WGBC	NBC	UHF	Global Communications, Inc.	6	7	5	4

Parkersburg, West Virginia

      WTAP, an NBC affiliate, began operations in 1953. It is the only commercial television station broadcasting in the Parkersburg, West Virginia market and is ranked first in total viewers and in news programming. The Parkersburg DMA is a major chemical and petroleum center, with such employers as Dupont, Eramet, General Electric Company, Chevron, Globe Metallurgical and Krayton. Other significant employers include Coldwater Creek Clothiers and Ames Hardware. The Parkersburg DMA also plays host to Marietta College with an enrollment of nearly 23,500.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	159	157	(0.25)%
Retail Sales	$1,911	$2,025	1.17
EBI	2,539	3,051	3.74
Gross Market Revenue	5,600	6,600	3.34
Average Household Income	39.9	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WTAP-TV	NBC	UHF	Stations Holding Company, Inc.	21	27	19	21

BUSINESS OF STATIONS HOLDING COMPANY, INC.

Overview of Stations

      We plan to acquire in the merger 15 of Stations’ television stations. These television stations are geographically diverse and serve small to medium-sized markets in 11 states. Five of the stations are affiliated with CBS, six are affiliated with ABC, and four are affiliated with NBC. All of the data included in this section relates solely to the stations that we plan to acquire in the merger.

      The stations are located in DMAs ranked in size from 65 to 186 out of the 210 DMAs surveyed by Nielsen. The broadcast signals for these stations that we intend to acquire in the merger reach 2.6 million television households, representing 2.5% of all television households in the United States. Stations believes that broadcast television stations in small to medium-sized markets offer an opportunity to generate attractive and stable broadcasting cash flow due to limited competition from:

•	other television stations for viewers;

•	other media soliciting advertising expenditures; and

•	other television stations purchasing syndicated programming.

      Stations operates in markets that typically have stable employment and a diverse base of employers. Stations generally targets markets that have population centers that share common community interests and are receptive to local programming. Stations’ local programming and news content coupled with its network affiliations provide each of its stations with an established audience and reputation for news, sports and entertainment programming.

      Stations’ senior management team, led by K. James Yager, President and Chief Operating Officer, has extensive experience in acquiring and improving the operations of television stations. In addition, Stations’ stations are supported by a team of senior vice presidents who directly oversee the day-to-day operations of the business. Louis S. Wall and Christopher H. Cornelius manage seven and six of the stations, respectively. These executives have an average of 22 years of experience operating and managing broadcast television stations.

      Stations selectively purchases first run and off-network syndicated programming designed to reach specific demographic groups attractive to advertisers. Currently, Stations broadcasts on many of its stations the five most highly-rated syndicated programs. These programs and the number of stations on which they are broadcast are:

•	“Wheel of Fortune” on nine of its stations;

•	“Jeopardy” on seven of its stations;

•	“Seinfeld” on seven of its stations; and

•	“Entertainment Tonight” on seven of its stations.

      Additionally, Stations broadcasts other highly-rated first run and off-network syndicated programs on its stations including:

•	“Judge Judy;”

•	“The Oprah Winfrey Show;”

•	“Everybody Loves Raymond;”

•	“Live! with Regis and Kelly;” and

•	“Frasier.”

      Stations seeks to acquire syndicated programs that:

•	have wide audience appeal;

•	are available on a cost-effective basis for limited licensing periods;

•	allow scheduling flexibility;

•	complement each station’s overall programming mix; and

•	counter competitive programming.

      Stations has been able to purchase syndicated programming at attractive rates because of the limited competition from other television broadcasters for such programming in its markets. As a result, Stations’ cash program expense as a percentage of net revenues for its stations was 4.4% in 1999, 4.7% in 2000 and 5.5% in 2001. In comparison, according to the 2001 Television Financial Report published by the National Association of Broadcasters, the percentage of net revenues spent for programming by all network affiliated stations was 8.8% in 1999 and 8.2% in 2000.

Background

      Stations was incorporated under the laws of the State of Delaware on April 10, 1996. Stations’ corporate name was changed to “Stations Holding Company, Inc.” from “Benedek Communications Corporation” effective February 1, 2002. Benedek was incorporated under the laws of the State of Delaware on January 22, 1979. The principal executive offices of Stations are located at 2895 Greenspoint Parkway, Suite 250, Hoffman Estates, Illinois 60195. The telephone number at the executive offices is (847) 585-3450.

Network Affiliation of Stations’ Television Stations

      Each of the television stations we are acquiring is affiliated with either CBS, ABC or NBC. Each affiliation agreement provides the station with the right to broadcast all programs transmitted by the network. In return, the network has the right to sell a substantial majority of the advertising time during network programming. In exchange for every hour that a station elects to broadcast network programming, CBS, ABC and NBC have historically paid the station a specified fee. This fee varies with the time of day. Typically, prime-time programming generates the highest hourly rates. Fees are subject to increase or decrease by the network during the term of an affiliation agreement, with provisions for advance notices and the right of termination by the station in the event of a reduction of rates.

      During 1999, each of the major networks publicly indicated that it was reviewing the economic and other terms under which it provides programming to network affiliates like our stations. Proposed changes that have been publicly discussed include:

•	reducing the period of exclusivity with respect to popular programming;

•	changing the amount and placement of advertising time made available for sale by affiliates during network programming; and

•	requiring affiliates to share part of the costs of producing sports or special programming.

      These changes may be implemented during the term of existing affiliation agreements or upon their renewal. Additionally, the major networks have proposed reducing or eliminating the cash payments paid by networks to affiliates at the time of renewal of existing affiliation agreements.

      Stations’ NBC affiliation agreements for WOWT, WMTV, WILX and WTAP were renegotiated effective as of January 1, 2002 and the agreements were extended to January 1, 2012. As a result of these negotiations compensation for WOWT, WMTV, WILX and WTAP continues although at a reduced level through 2005. For the period from January 1, 2006 through the expiration of the contract on January 1, 2012, the agreements do not provide for any network compensation payments.

      Stations’ ABC affiliation agreements for WBKO, WHSV and WTOK expire on November 1, 2004 and provide for compensation that decreases throughout the term of the contract and reduces to zero by the expiration date of the contract.

      In response to declining revenues, some networks have suggested that they may search for alternative methods of distribution for their programming, such as cable channels.

Advertising Sales

      Television station revenues are derived primarily from local, regional and national advertising. Stations seeks to manage its spot inventory efficiently to maximize advertising rates. Advertising rates are based upon numerous factors including:

•	a program’s popularity among the audience;

•	the number of advertisers competing for the available time allotted to commercials;

•	the size and demographic make-up of the audience; and

•	the availability of alternative advertising media in the market area.

      In March 2000, Stations restructured the organization of its local sales departments to place a greater emphasis on local and regional advertising sales. Stations shifted certain local advertising accounts to national representatives to better reflect the actual source of revenues. As a result of the restructuring and its new philosophy, period-to-period comparisons of trends in Stations’ local/regional and national sales will be difficult for you to make.

      Local Sales. Approximately 60% of Stations’ gross revenues in 2001 came from local and regional advertisers. Local and regional advertising is sold primarily by each station’s professional sales staff. Typical local and regional advertisers include:

•	automobile dealerships;

•	restaurants;

•	retailers;

•	communications companies;

•	grocery chains;

•	soft drink bottlers;

•	health and medical services; and

•	state lotteries.

      Stations seeks to establish long term relationships with local advertisers by selling its advertising time through dedicated local sales teams. Stations’ goal is to provide local customers the opportunity to communicate their longer term advertising goals so it can develop strategic advertising campaigns for them. In addition to increasing revenues from existing advertisers, Stations seeks to identify new sources of local advertising revenues. In particular, Stations seeks potential advertisers who have not previously advertised on broadcast television, but whose businesses would benefit from the identity of Stations’ local news and programming. Stations’ sales personnel are required to meet minimum weekly and monthly performance standards with respect to client activity, including new customer identification. Stations also offers commercial production services at each of its stations.

      National Sales. Approximately 31% of Stations’ gross revenues in 2001 came from national advertisers. Typical national advertisers include:

•	automobile manufacturers;

•	consumer goods manufacturers;

•	communications companies;

•	fast food franchisers;

•	national retailers; and

•	direct marketers.

      National advertising time is sold through representative agencies retained by Stations. Two of the television stations we are acquiring are represented by Petry Television, Inc., ten are represented by Katz Television Sales, and one is represented by Blair Television. These stations’ national sales coordinators actively assist their national sales representatives to induce national advertisers to increase their national spot expenditures designated to our markets.

      Political Sales. Political advertising revenues are a significant factor in Stations business during election years. Local and regional elections, which can include gubernatorial, U.S. senatorial and congressional races, generally occur every even numbered year. National presidential elections occur every four years. In 2000 and 1998, Stations had political advertising revenues of $13.3 million and $8.6 million, respectively, at its stations we are acquiring pursuant to the merger representing approximately 10% and 7% of such stations’ gross revenues during such years.

Implementation of the Cable Act of 1992

      The Cable Television Consumer Protection and Competition Act of 1992, the “Cable Act,” was enacted on October 5, 1992. The Cable Act:

•	imposes cable rate regulation;

•	establishes cable ownership limitations;

•	regulates the relationships between cable operators and their program suppliers;

•	regulates signal carriage and retransmission consent; and

•	regulates numerous other aspects of the cable television business.

      Stations has entered into agreements for its stations with substantially all of the cable system operators that carry our stations’ signals. All of these agreements grant such cable system operators consent to retransmit Stations’ broadcast signals. These retransmission arrangements do not represent a significant source of revenues for Stations. Stations expects to be able to renew its current retransmission agreements when such agreements expire. However, there can be no assurance that such renewals will be obtained.

Digital Operations

      The FCC had required that all of the stations owned by Stations commence digital operations by May 1, 2002. Stations has incurred $5.6 million in capital expenditures through June 30, 2002 towards its digital conversion of the stations we are acquiring as a result of the merger, and it anticipates incurring additional capital expenditures of $5.7 million in the balance of 2002 and thereafter with respect to such stations. In order to accommodate the conversion to digital and maintain our historical capital expenditure levels, Stations has reduced its plans for the other non-essential capital expenditures in 2002. Stations anticipates that such expenditures will be paid for through cash generated from operations.

      One of the stations owned by Stations, WMTV in Madison, Wisconsin, had commenced digital operations by May 1, 2002. The FCC had implemented a process to allow broadcast companies to request an extension of time to complete the build-out to digital. On March 4, 2002, Stations filed extension requests with respect to its stations that have not been converted to digital. Stations was granted extensions covering the period May 1, 2002 through various dates in November 2002. We cannot assure you that Stations will be able to complete the construction of all of its DTV stations by the applicable FCC deadlines. If Stations is unable to meet applicable build-out deadlines or obtain additional extensions,

Stations may be subject to FCC sanctions, including the loss of the authorization to construct the DTV station.

Employees

      As of June 30, 2002, Stations had 867 full-time employees at the stations we are acquiring as a result of the merger. Approximately 175 of such employees located at three of such stations are represented by labor unions under collective bargaining agreements. The collective bargaining agreements expire at various times from June 2003 through December 2003. At WIFR-TV, Rockford, Illinois, 23 employees have certified a union and negotiations for a collective bargaining agreement are scheduled to occur shortly. There are no unionized employees at the other stations we are acquiring as a result of the merger. Stations believes that its relationship with all of its employees, including those represented by labor unions, is satisfactory.

Properties

      The principal executive offices of Stations are located in leased premises in Hoffman Estates, Illinois. Stations also has executive offices in New York City.

      The types of properties required to support the television stations that we plan to acquire as a result of the merger include offices, studios, and tower and transmitter sites. A station’s studio and office are generally located in business districts while tower and transmitter sites are generally located so as to provide maximum signal coverage to each market. The following table contains certain information describing the general character of the properties we plan to acquire.

			Approximate
	Owned or		Size	Height (ft.)/
Station, Market Area and Use	Leased		(sq. ft.)(a)	Power	Lease expiration date

Wichita-Hutchinson, Kansas KAKE-TV
Office and Studio	Owned		46,762	—	—
Tower/ Transmitter Site	Owned		2,176	1,000/316 kw	—
Colby, Kansas KLBY-TV
Office and Studio	Leased		2,850	—	04/2004
Tower/ Transmitter Site	Leased		1,000	768/100 kw	04/2007
Garden City, Kansas KUPK-TV
Office and Studio	Owned		1,831	—	—
Tower/ Transmitter Site	Owned		4,655	880/224 kw	—
Omaha, Nebraska WOWT-TV
Office and Studio	Owned		58,829	—	—
Tower/ Transmitter Site	Owned		2,500	1,342/100 kw	—
Madison, Wisconsin WMTV-TV
Office and Studio	Owned	(b)	16,485 (c)	—	—
Tower/ Transmitter Site	Owned	(b)		1,040/955 kw	—
Colorado Springs-Pueblo, Colorado KKTV
Office and Studio	Owned	(b)	30,465	—	—
Tower/ Transmitter Site	Leased		800	350/234 kw	02/2059
Lansing, Michigan WILX-TV
Office and Studio	Owned	(b)	13,700	—	—
Tower/ Transmitter Site	Leased		5,000	994/309 kw	10/2003

			Approximate
	Owned or		Size	Height (ft.)/
Station, Market Area and Use	Leased		(sq. ft.)(a)	Power	Lease expiration date

Rockford, Illinois WIFR-TV
Office and Studio	Owned	(b)	13,500 (c)	—	—
Tower/ Transmitter Site	Owned	(b)		674/562 kw	—
Wausau-Rhinelander, Wisconsin WSAW-TV
Office and Studio	Owned	(b)	24,400	—	—
Tower/ Transmitter Site	Leased	(d)	432	650/316 kw	08/2017
Topeka, Kansas WIBW-TV
Office and Studio	Owned	(b)	19,800	—	—
Tower/ Transmitter Site	Leased		2,338	1,249/316 kw	02/2062
Dothan, Alabama and Panama City, Florida WTVY-TV
Office and Studio	Leased		20,440	—	12/2003
Tower/ Transmitter Site	Owned	(b)	2,500	1,880/100 kw	—
Harrisonburg, Virginia WHSV-TV
Office and Studio	Leased	(b)	18,000	—	04/2018(e)
Tower/ Transmitter Site	Leased		2,016	337/8.32 kw	12/2001(f)
Bowling Green, Kentucky WBKO-TV
Office and Studio	Owned	(b)	17,598	—	—
Tower/ Transmitter Site	Owned	(b)	1,175	603/316 kw	—
Meridian, Mississippi WTOK-TV
Office and Studio	Owned	(b)	13,188	—	—
Tower/ Transmitter Site	Owned	(b)	1,504	316/316 kw	—
Parkersburg, West Virginia WTAP-TV
Office and Studio	Owned		17,500	—	—
Tower/ Transmitter Site	Owned	(b)	3,600	439/208 kw	—

(a)	Approximate size is for building space only and does not include the land on which the facilities are located.

(b)	Stations has mortgaged its interest in this property to the collateral agent under its credit facility, which mortgage will be released at the time of the merger.

(c)	The tower/transmitter is located at and included within the size of the office and studio premises.

(d)	Stations leases this space with Shockley Communications Corporation and the Wisconsin Educational Communications Board from the State of Wisconsin Department of Natural Resources.

(e)	Stations has an option to purchase this property during the term of the lease. The purchase price is subject to adjustment depending upon the date the option is exercised. If Stations had exercised the option on December 31, 2001, the purchase price would have been approximately $1.4 million.

(f)	The United States Department of Agriculture Forest Service granted us a Special Use Permit to occupy this land. Stations has applied for and is currently awaiting renewal of this permit.

Legal Proceedings

      On March 22, 2002, Stations filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. Benedek and its subsidiaries are not party to the bankruptcy action. On July 9, 2002, Stations filed its amended plan of reorganization and related disclosure statement with respect to its bankruptcy case for approval by the court. The amended plan of reorganization contemplates completion of the merger of Gray MidAmerica Television with and into Stations. On August 12, 2002, the bankruptcy court issued an order approving Stations’ disclosure statement and scheduling a hearing to approve ballots for voting on the amended and restated plan of reorganization. A confirmation hearing has been scheduled for September 25, 2002. In conjunction with the execution of the merger agreement, Stations and Gray entered into Lock up, Voting and Consent Agreements with certain stockholders and creditors of Stations. Under the lock up, voting and consent agreements, these stockholders and creditors agreed to, among other things, support and vote their shares or interests, as applicable, in favor of Stations’ amended plan of reorganization that will give effect to the transactions contemplated by the merger agreement. As of the date of this prospectus, lock up, voting and consent agreements have been received from holders of 97.9% of the outstanding Stations senior preferred stock, 98.8% of the outstanding Stations junior preferred stock, 100% of the outstanding Stations class B common stock and 94.6% of the outstanding Stations senior notes.

      Stations is currently and from time to time involved in litigation incidental to the conduct of its business. Stations is not currently a party to any such lawsuit or proceeding that, in its opinion, is likely to have a material adverse effect on us.

STATIONS SELECTED FINANCIAL DATA

      The table below sets forth selected consolidated financial data of Stations for the five years ended December 31, 2001 and the six month periods ended June 30, 2001 and 2002. The selected consolidated financial data for the years ended December 31, 1999, 2000 and 2001 have been derived from Stations’ audited consolidated financial statements included elsewhere in this prospectus. The data for the six month periods ended June 30, 2001 and 2002 are unaudited, but have been prepared on the same basis as the audited financial statements. In Stations’ opinion, they reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly Stations’ results of operations for the periods then ended and its financial position as of such dates. Operating results for the six month period ended June 30, 2002 are not necessarily indicative of the results that may be expected in the future. The selected consolidated financial data should be read in conjunction with the consolidated financial statements and notes included elsewhere in this prospectus and “Stations Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

						Six Months Ended
	Year Ended December 31,					June 30,

	1997(a)	1998(a)	1999(b)	2000(b)	2001	2001	2002

	(Dollars in thousands, except share and per share data)
Statement of Operations Data:
Net revenues(c)	$84,392	$94,525	$99,432	$116,687	$107,561	$52,028	$54,641
Operating expenses:
Station operating expenses	48,891	52,446	55,154	63,935	64,007	32,883	32,942
Depreciation and amortization	21,794	20,660	17,442	19,711	21,901	10,933	12,353

Station operating income	13,707	21,419	26,836	33,041	21,653	8,212	9,346
Corporate expenses	3,787	4,643	4,510	5,590	5,946	3,123	3,104

	9,920	16,776	22,326	27,451	15,707	5,089	6,242
Gain on sale of stations, net(d)	—	—	6,403	61,406	—	—	—

Operating income	9,920	16,776	28,729	88,857	15,707	5,089	6,242

Financial expenses, net:
Interest expense, net(e):
Cash interest, net	(23,358)	(21,943)	(20,701)	(23,000)	(33,191)	(12,692)	(20,727)
Other interest	(19,374)	(17,043)	(19,040)	(20,943)	(10,011)	(7,797)	(384)

	(42,732)	(38,986)	(39,741)	(43,943)	(43,202)	(20,489)	(21,111)

Reorganization items	—	—	—	—	—	—	(1,091)
Income (loss) before income tax benefit and extraordinary item	(32,812)	(22,210)	(11,012)	44,914	(27,495)	(15,400)	(15,960)
Income tax benefit (expense)	11,243	7,646	(406)	(29,199)	10,165	5,613	6,100

Income (loss) from continuing operations	(21,569)	(14,564)	(11,418)	15,715	(17,330)	(9,787)	(9,860)
(Loss) from discontinued operations	(2,741)	(2,061)	(4,359)	(881)	(28,085)	(2,148)	(24,376)

Income (loss) before extraordinary item	(24,310)	(16,625)	(15,777)	14,834	(45,415)	(11,935)	(34,236)
Extraordinary item(f)	—	—	(12,510)	942	—	—	—

Net income (loss)	(24,310)	(16,625)	(28,287)	15,776	(45,415)	(11,935)	(34,236)
Preferred stock dividends and accretion	(19,037)	(30,855)	(18,987)	(23,933)	(31,186)	(15,102)	(16,020)

Net (loss) applicable to common stock	$(43,347)	$(47,480)	$(47,274)	$(8,157)	$(76,601)	$(27,037)	$(50,256)

Basic and diluted (loss) per common share(g):
(Loss) from continuing operations	$(5.78)	$(6.14)	$(4.11)	$(1.11)	$(6.56)	$(3.36)	$(3.50)
(Loss) from discontinued operations	(0.39)	(0.28)	(0.59)	(0.12)	(3.79)	(0.29)	(3.29)
Extraordinary item	—	—	(1.69)	0.13	—	—	—

(Loss) per common share	$(6.17)	$(6.42)	$(6.39)	$(1.10)	$(10.35)	$(3.65)	$(6.79)

Weighted-average common shares outstanding	7,030,000	7,400,000	7,400,000	7,400,000	7,400,000	7,400,000	7,400,000

						Six Months Ended
	Year Ended December 31,					June 30,

	1997(a)	1998(a)	1999(b)	2000(b)	2001	2001	2002

	(Dollars in thousands, except share and per share data)
Other Financial Data:
Broadcast cash flow(h)	$35,678	$42,333	$44,681	$53,220	$43,934	$19,198	$21,377
Broadcast cash flow margin(i)	42.3%	44.8%	44.9%	45.6%	40.8%	36.9%	39.1%
Operating cash flow(j)	$31,891	$37,690	$40,171	$47,630	37,988	$16,075	$18,273
Operating cash flow margin(k)	37.8%	39.9%	40.4%	40.8%	35.3%	30.9%	33.4%
Cash flow provided by (used in):
Operating activities	$8,471	$20,016	$19,302	$26,209	$15,244	$9,224	$12,686
Investing activities	(6,282)	(6,582)	(28,291)	(11,259)	(10,835)	(5,749)	13,193
Financing activities	(7,632)	(11,791)	7,976	(14,245)	(4,889)	(3,470)	(24,611)
Capital expenditures	10,833	10,147	12,784	12,157	13,690	7,161	4,795
Balance Sheet Data (end of period):
Cash and cash equivalents	$2,648	$4,291	$3,278	$3,983	$3,503	$3,988	$4,771
Total assets	468,495	447,462	457,776	508,262	468,237	496,441	407,747
Total intangible assets, net(m)	345,588	335,634	335,348	381,914	346,352	376,509	293,316
Long-term debt(l)	370,917	374,816	427,579	432,942	437,372	438,119	412,591
Redeemable preferred stock	124,556	162,644	181,631	205,564	236,750	220,666	252,770
Stockholders’ (deficit)	(94,908)	(147,263)	(197,494)	(205,731)	(282,490)	(232,926)	(332,478)

(a)	The selected consolidated financial data of Stations for the years ended December 31, 1997 and 1998 have been derived from Stations’ audited consolidated financial statements with reclassifications to reflect the application of Statement of Financial Accounting Standards No. 144.

(b)	In January 1999, Stations entered into a time brokerage agreement in anticipation of the station exchange of KKTV, Colorado Springs-Pueblo, Colorado and KCOY-TV, Santa Maria, California. The statement of operations and other data for the year ended December 31, 1999 includes information with respect to the time brokerage agreement. In March 2000, Stations exchanged WWLP-TV, its station in Springfield, Massachusetts, and $18.0 million for KAKE-TV, Wichita, Kansas and WOWT-TV, Omaha, Nebraska. The statement of operations does not reflect the exchange prior to March 2000.

(c)	Net revenues reflect deductions from gross revenues for agency and national sales representative commissions.

(d)	Net gain on sale of stations for 1999 includes $13.3 million as a result of the 1999 station exchange netted against a $6.9 million loss on the sale of KOSA-TV, Odessa, Texas. In 2000, net gain on sale of stations includes a $61.1 million gain on the exchange of WWLP-TV, Springfield, Massachusetts, for KAKE-TV, Wichita, Kansas and WOWT-TV, Omaha, Nebraska, and a $0.3 million gain on the sale of KOSA-TV, Odessa, Texas.

(e)	Cash interest expense, net, includes cash interest paid and normal adjustments to accrued interest. Other interest expense includes accrued interest added to long-term debt balances, deferred loan cost amortization and write offs, except deferred loan cost write offs related to extraordinary debt extinguishments, financing costs not consummated, and accretion of discounts.

(f)	In 1999, Stations recorded an extraordinary loss of $12.5 million net of applicable taxes of $8.3 million as a result of the early extinguishment of debt associated with the completion of the tender offer for $135.0 million of outstanding senior secured notes. In 2000, Stations redeemed a portion of its 13 1/4% senior subordinated discount notes with an aggregate face value of $12.3 million. The discount notes had an accreted value of $11.4 million and were purchased for $9.8 million. A total of $0.9 million, net of taxes, was recorded as a gain on the early extinguishment of debt.

(g)	Earnings (loss) per common share is computed by dividing income (loss) after the deduction of preferred dividends and accretion of the redemption prepayment premium and amortization of our initial warrants, by the weighted average number of common shares outstanding. The effect of the stock options and initial warrants has not been reflected in the computation since their inclusion as common stock equivalents for both basic and fully-diluted earnings (loss) per share was anti-dilutive.

(h)	Broadcast cash flow is defined as operating income before financial income as derived from the consolidated statements of operations plus depreciation and amortization, amortization of program broadcast rights, corporate expenses and noncash compensation less payments on program broadcast liabilities and net gain on sale of stations. Broadcast cash flow data is included in this prospectus because the information is a measurement:

(1)	used by lenders to measure a borrower’s ability to service its debt and pay for capital expenditures;

(2)	used by industry analysts to determine a market value of television stations; and

(3)	used by industry analysts when evaluating and comparing operating performance of different companies.

Broadcast cash flow does not purport to represent cash provided by operating activities as reflected in Stations’ consolidated financial statements, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Broadcast cash flow is also not reflected in Stations’ consolidated statements of cash flows; but it is a common and meaningful measure for comparison to other companies in the broadcast industry. The amounts excluded from broadcast cash flow are significant components in understanding and assessing Stations’ results of operations and cash flows. The term “broadcast cash flow” may not be the same terminology utilized by other companies in the presentation of similar information.

(i)	Broadcast cash flow margin is defined as broadcast cash flow divided by net revenues.

(j)	Operating cash flow is defined as operating income before financial income as derived from the consolidated statements of operations plus depreciation and amortization, amortization of program broadcast rights and noncash compensation less payments on program broadcast liabilities and net gain on sale of stations. Operating cash flow data is included in this prospectus because the information is a measurement:

(1)	used by lenders to measure a borrower’s ability to service its debt and pay for capital expenditures;

(2)	used by industry analysts to determine a market value of television stations; and

(3)	used by industry analysts when evaluating and comparing operating performance of different companies.

Operating cash flow does not purport to represent cash provided by operating activities as reflected in Stations’ consolidated financial statements, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of financial performance prepared in accordance with generally accepted accounting principles. Operating cash flow is also not reflected in Stations’ consolidated statements of cash flows; but it is a common and meaningful measure for comparison to other companies in the broadcast industry. The amounts excluded from operating cash flow are significant components in understanding and assessing Stations’ results of operations and cash flows. The term “Operating cash flow” may not be the same terminology utilized by other companies in the presentation of similar information.

(k)	Operating cash flow margin is defined as operating cash flow divided by net revenues.

(l)	Long-term debt is defined as notes payable, including the current portion thereof, net of discount. At June 30, 2002, long-term debt includes the balance of Stations’ credit facility of $252.9 million and the discount notes of $154.7 million, which are classified as “Liabilities Subject to Compromise” on the June 30, 2002 balance sheet.

(m)	Intangible assets at December 31, 2001 and June 30, 2002 include balances of $15.5 million and $4.9 million respectively, which are classified as “Assets of Stations Held for Sale” on the respective balance sheets.

STATIONS MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Overview

      On April 1, 2002, Stations signed a letter of intent with Gray and subsequently executed a merger agreement on June 4, 2002 whereby Stations will become a wholly-owned subsidiary of Gray. Gray will pay an estimated $502.5 million in cash consideration in connection with the merger and the transaction is expected to close during the fourth quarter of 2002.

      Pursuant to the letter of intent with Gray, Stations agreed to sell all of the television broadcasting assets of eight television stations (the “Station Group”) to a third party prior to its merger with Gray. On June 4, 2002, Stations signed an agreement with Chelsey to sell the Station Group for a sales price of $30.0 million.

      On November 16, 2001, Stations entered into an Asset Purchase agreement with West Virginia Media Holdings, LLC (“West Virginia Media”) pursuant to which, on April 30, 2002, Stations sold the television broadcast assets of WTRF-TV, in Wheeling West Virginia for $18.5 million.

      Stations elected to early adopt Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”) “Accounting for the Impairment or Disposal of Long-Lived Assets” for its 2001 financial statements. As a result of the early adoption of SFAS No. 144, the Station Group has been classified as assets held for sale at June 30, 2002, and accordingly the carrying value of the assets were adjusted to their fair value and the operations of the Station Group and WTRF-TV have been reported in discontinued operations.

      Stations’ revenues are derived primarily from the sale of advertising time and, to a modest extent, from compensation paid by the networks for broadcasting network programming and barter transactions for goods and services. Revenues depend on Stations’ ability to provide programming that attracts audiences in the demographic groups targeted by advertisers. Stations’ revenues also depend significantly on factors such as the national and local economy and the level of local competition.

      In March 2000, Stations restructured the organization of its local sales departments to place a greater emphasis on local and regional advertising sales. Stations shifted certain local advertising accounts to national representatives to better reflect the actual source of revenues. As a result of the restructuring and its new philosophy, year-to-year comparisons of trends in Stations’ local/regional and national sales for the years 2000 and 2001 will be difficult for you to make.

      On March 31, 2000, Stations completed a transaction with WGRC, Inc., whereby it exchanged the television station assets of WWLP-TV, in Springfield, Massachusetts formerly owned by it plus $18.0 million for the television station assets of KAKE-TV, in Wichita, Kansas, together with its two satellite stations, and WOWT-TV in Omaha, Nebraska. The acquired stations were owned by The Chronicle Publishing Company and were acquired in a like-kind exchange transaction through WGRC, Inc. The transaction was recorded under the purchase method of accounting.

      On March 21, 2000, Stations sold the television broadcast assets of KOSA-TV, in Odessa, Texas to ICA Broadcasting I, Ltd. for a cash payment of $8.0 million. Stations recorded a lower of cost or market adjustment of $6.9 million in 1999 to write down the assets of KOSA-TV to the sales price less estimated selling costs. The exchange of WWLP-TV and the sale of KOSA-TV resulted in a gain on sale of stations before taxes of $61.4 million in 2000.

      During October 1998, Stations transferred WMTV-TV, its station in Madison, Wisconsin to The WMTV Trust due to the Grade A broadcast signal overlap between WMTV-TV and WIFR-TV, Stations’ station in Rockford, Illinois. Under the trust arrangement, Stations relinquished control of WMTV-TV to a trustee while retaining the economic risks and benefits of ownership. On August 5, 1999, the FCC approved new duopoly rules that enabled Stations to own both WMTV-TV and WIFR-TV. As a result of the new rules, The WMTV Trust was dissolved on February 29, 2000 and all assets and liabilities were transferred to Stations.

      Local and national non-political advertising sales constitute the largest concentration of Stations’ revenues and represent approximately 90% of gross revenues in 2001 compared to approximately 82% in 2000. Excluding political advertising revenues, however, the percentage of gross revenues attributable to Stations’ local/regional advertising and national advertising in 1999, 2000 and 2001 was approximately 90%, 91% and 91%, respectively. Approximately 60% of Stations’ gross revenues in 2001 were generated from local and regional advertising, which is sold primarily by each stations’ sales staffs. The remainder of Stations’ advertising revenues is comprised primarily of national advertising, which is sold by national sales representatives retained by Stations. Stations generally pay commissions to advertising agencies on local, regional and national advertising and to national sales representatives on national advertising. Net revenues reflect deductions from gross revenues for commissions payable to advertising agencies and national sales representatives.

      Stations’ primary operating expenses are employee compensation, programming expense, and depreciation and amortization. Changes in compensation expense result primarily from adjustments to fixed salaries based on employee performance and, to a lesser extent, from changes in sales commissions paid based on levels of advertising revenues. Programming expense consists primarily of amortization of program rights. Stations purchases first run and off-network syndicated programming on an ongoing basis. Under Stations’ contracts with the networks, a network-affiliated station receives more than half of its daily programming from its network and in turn is compensated, in most cases, by the network for carrying such programming with the network’s commercial content intact. Barter expense generally offsets barter revenues and reflects the fair market value of goods and services received. Stations’ operating expenses, excluding depreciation and amortization, represent approximately 65% of net revenues from continuing operations for 2001 compared to approximately 60% of net revenues in 2000 and 1999.

Results of Operations

      The following table sets forth certain of Stations’ historical results of operations and operating data for the periods indicated in order to reconcile its broadcast cash flow and operating cash flow.

				Three Months Ended		Six Months Ended
	Years Ended December 31,			June 30,		June 30,

	1999	2000	2001	2001	2002	2001	2002

	(In thousands)
Operating income	$28,729	$88,857	$15,707	$5,198	$4,768	$5,089	$6,242
Add:
Amortization of program broadcast rights	4,740	5,907	6,341	1,595	1,508	3,161	3,051
Depreciation and amortization	17,442	19,711	21,901	5,565	6,044	10,933	12,353
Corporate expenses	4,510	5,590	5,946	1,459	1,561	3,123	3,104
Less:
Payments on program broadcast liabilities	(4,337)	(5,439)	(5,961)	(1,558)	(1,540)	(3,108)	(3,373)
Gain on sale of stations, net	(6,403)	(61,406)	—	—	—	—	—

Broadcast cash flow	44,681	53,220	43,934	12,259	12,341	19,198	21,377
Less corporate expenses	4,510	5,590	5,946	1,459	1,561	3,123	3,104

Operating cash flow	$40,171	$47,630	$37,988	$10,800	$10,780	$16,075	$18,273

Three Months Ended June 30, 2002 Compared to Three Months Ended June 30, 2001

      The following table provides historical information for the three months ended June 30, 2001 and 2002.

	Historical
	Three Months Ended June 30,

	2001	2002	% Change

	(In thousands)
Local/regional	$19,055	$20,393	7.0%
National	10,804	10,142	(6.1)
Political	437	1,069	144.6
Other	2,720	2,255	(17.1)

	33,016	33,859	2.6
Direct costs	4,575	4,802	5.0

Net revenues	28,441	29,057	2.2%

Operating expenses:
Selling, technical and program expenses	12,240	12,431	1.6
General and administrative	3,979	4,253	6.9
Depreciation and amortization	5,565	6,044	8.6
Corporate	1,459	1,561	7.0

	23,243	24,289	4.5

Operating income	$5,198	$4,768	(8.3)

Broadcast cash flow	$12,259	$12,341	0.7%
Broadcast cash flow margin	43.1%	42.5%
Operating cash flow	$10,800	$10,780	(0.2)%
Operating cash flow margin	38.0%	37.1%

      Net revenues. Stations had net revenues from continuing operations in the second quarter of 2002 of $29.1 million compared to $28.4 million for the same period in 2001. The increase in net revenues was $0.7 million or 2.2%. The improvement in net revenues from continuing operations in 2002 is a result of political advertising revenues and an increase in local advertising revenues due to the successful efforts toward increasing this portion of Stations’ advertising base. National advertising revenues in the second quarter of 2002 decreased by $0.7 million or 6.1% to $10.1 million for the second quarter of 2002 as compared to $10.8 million for the same period in 2001. Local/regional revenues were $20.4 million in the three months ended June 30, 2002 compared to $19.1 million for the same period in 2001, an increase of $1.3 million or 7.0%. Political advertising revenues were $1.1 million in the second quarter of 2002 as compared to $0.4 million in the same period in 2001 due to the primary elections held in certain of Stations’ Midwestern markets.

      Operating expenses. Stations had operating expenses in the second quarter of 2002 of $24.3 million, an increase of $1.1 million or 4.5%, compared to $23.2 million in the same period in 2001. Depreciation and amortization increased by $0.4 million or 8.6% to $6.0 million as compared to $5.6 million in the same period in 2001 due to the shorter amortization period used for network affiliation intangible assets as a result of the adoption of Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”) “Goodwill and Other Intangible Assets” on January 1, 2002. The effect of the shorter amortization period used for network affiliation intangible assets more than offset the effect caused by the discontinuance of amortization on Stations’ intangibles related to its FCC licenses and goodwill. Amortization was discontinued on FCC intangible assets and goodwill in the first quarter of 2002 due to the requirement of SFAS No. 142 that specifies that intangible assets with indefinite useful lives are no longer subject to amortization.

      Operating income (loss). Stations’ operating income for the second quarter of 2002 decreased by $0.4 million to $4.8 million from $5.2 million for the same period in 2001.

      Financial income (expense). Stations’ financial expense for the second quarter of 2002 was relatively constant with the first quarter of 2001 and was $10.4 million as compared to $9.8 million for the three months ended June 30, 2001. The increase was the result of default interest charged on Stations’ credit facility since the fourth quarter of 2001.

      Reorganization Items. Stations had reorganization items of $0.2 million in the second quarter of 2002 which consisted primarily of professional fees associated with its Chapter 11 bankruptcy filing on March 22, 2002.

      Income tax benefit (expense). Stations’ income tax benefit in the second quarter of 2002 was $2.2 million compared to $1.5 million for the second quarter of 2001, an increase of $0.7 million or 40.0%. The increase in the tax benefit was caused by the increase in the loss from continuing operations before income tax.

      Loss from continuing operations. Stations’ loss from continuing operations was $(3.6) million for the second quarter of 2002 compared to $(3.1) million for the corresponding period in 2001.

      Discontinued operations. Stations’ loss from operations of discontinued stations was $(2.3) million for the second quarter 2002 as compared to $(0.5) million for the comparable period in 2001. Before income taxes, the loss on the operations of discontinued stations was $(0.1) million for the second quarter of 2002 as compared to $(0.7) million in the second quarter of 2001. The second quarter of 2002 reflected the sale of WTRF-TV, the assets of which included $5.6 million of non-deductible goodwill which resulted in income tax expense of $2.3 million on a $(0.1) million loss on operations of discontinued stations.

      Broadcast cash flow. Broadcast cash flow remained at $12.3 million for the second quarter of 2002 as compared to the second quarter of 2001. As a percentage of net revenues, broadcast cash flow margin decreased to 42.5% for the second quarter of 2002 from 43.1% for the second quarter of 2001.

Six Months Ended June 30, 2002 Compared To Six Months Ended June 30, 2001.

      The following table provides historical information for the six months ended June 30, 2001 and 2002.

	Historical
	Six Months Ended June 30,

	2001	2002	% Change

	(In thousands)
Local/regional	$34,949	$38,553	10.3%
National	19,244	18,549	(3.6)
Political	739	1,598	116.2
Other	5,326	4,680	(12.1)

	60,258	63,380	5.2
Direct costs	8,230	8,739	6.2

Net revenues	52,028	54,641	5.0%

Operating expenses:
Selling, technical and program expenses	24,766	24,622	(0.6)
General and administrative	8,117	8,320	2.5
Depreciation and amortization	10,933	12,353	13.0
Corporate	3,123	3,104	(0.6)

	46,939	48,399	3.1

Operating income	$5,089	$6,242	22.7%

Broadcast cash flow	$19,198	$21,377	11.4%
Broadcast cash flow margin	36.9%	39.1%
Operating cash flow	$16,075	$18,273	13.7%
Operating cash flow margin	30.9%	33.4%

      Net revenues. Stations had net revenues from continuing operations in the first six months of 2002 of $54.6 million compared to $52.0 million for the same period in 2001. The increase in net revenues was $2.6 million or 5.0%. The improvement in net revenues from continuing operations in 2002 is a result of political advertising revenues, the winter Olympics’ impact on Stations’ four NBC affiliated stations and a significant increase in local advertising revenues due to the successful efforts toward increasing this portion of Stations’ advertising base. National advertising revenues in the first six months of 2002 decreased to $18.5 million compared to $19.2 million for the same period in 2001. Local/regional revenues increased and were $38.6 million in the six months ended June 30, 2002 compared to $34.9 million for the same period in 2001, an increase of $3.7 million or 10.3%. Political advertising revenues were $1.6 million in the first six months of 2002 as compared to $0.7 million in the same period in 2001.

      Operating expenses. Stations had operating expenses in the first six months of 2002 of $48.4 million, an increase of $1.5 million or 3.1%, compared to $46.9 million in the same period in 2001. Depreciation and amortization increased by $1.5 million or 13.0% to $12.4 million as compared to $10.9 million in the same period in 2001 due to the shorter amortization period used for network affiliation intangible assets as a result of the adoption of SFAS No. 142 on January 1, 2002. The effect of the shorter amortization period used for network affiliation intangible assets more than offset the effect caused by the discontinuance of amortization on Stations’ intangibles related to its FCC licenses and goodwill. Amortization was discontinued on FCC intangible assets and goodwill in the first quarter of 2002 due to the requirement of SFAS No. 142 that specifies that intangible assets with indefinite useful lives are no longer subject to amortization.

      Operating income (loss). Stations’ operating income for the first six months of 2002 increased by $1.1 million to $6.2 million from $5.1 million for the same period in 2001.

      Financial income (expense). Stations’ financial expense for the first six months of 2002 increased by $0.6 million or 3.0% compared to the first six months of 2001 and was $21.1 million as compared to $20.5 million for the six months ended June 30, 2001 as a result of the default interest rate accrued on Stations’ credit facility since the fourth quarter of 2001.

      Reorganization items. Stations had reorganization items of $1.1 million in the first six months of 2002 which consisted of professional fees associated with its Chapter 11 bankruptcy filing on March 22, 2002.

      Income tax benefit (expense). Stations’ income tax benefit in the first six months of 2002 was $6.1 million compared to $5.6 million for the first six months of 2001, an increase of $0.5 million or 8.7%. Stations’ effective tax rate for the first six months of 2002 was 38.2% as compared to 36.4% in the first six months of 2001.

      Loss from continuing operations. Stations’ loss from continuing operations was $(9.9) million for the first six months of 2002 compared to $(9.8) million for the corresponding period in 2001.

      Discontinued operations. Stations’ loss from operations of discontinued stations was $(24.4) million for the first six months of 2002 as compared to $(2.1) million for the comparable period in 2001. Before income taxes, the loss on the operations of discontinued stations was $(33.6) million for the first six months of 2002 as compared to $(3.0) million in the first six months of 2001. Included in the first six months of 2002 was a $31.3 million write-down to the expected sales price of the assets of the Station Group.

      Broadcast cash flow. Broadcast cash flow for the first six months of 2002 increased $2.2 million or 11.4% to $21.4 million from $19.2 million for the first six months of 2001. As a percentage of net revenues, broadcast cash flow margin increased to 39.1% for the first six months of 2002 from 36.9% for the first six months of 2001.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

      The following table provides historical information for the year ended December 31, 2000 and 2001.

	Year Ended December 31,

	2000	2001	% Change

	(Dollars in thousands)
Local/regional	$70,732	$73,501	3.9%
National	41,153	37,624	(8.6)
Political	13,238	1,367	(89.7)
Other	10,935	10,557	(3.5)

	136,058	123,049	(9.6)
Direct costs	19,371	15,488	(20.0)

Net revenues	116,687	107,561	(7.8)%

Operating expenses:
Selling technical and program expenses	48,078	48,696	1.3
General and administrative	15,857	15,311	(3.4)
Depreciation and amortization	19,711	21,901	11.1
Corporate	5,590	5,946	6.4

	89,236	91,854	2.9
Gain on sale of stations, net	61,406	—	(100.0)

Operating income	$88,857	$15,707	(82.3)%

Broadcast cash flow	$53,220	$43,934	(17.4)%
Broadcast cash flow margin	45.6%	40.8%
Operating cash flow	$47,630	$37,988	(20.2)%
Operating cash flow margin	40.8%	35.3%

      Net revenues. Stations’ net revenues in 2001 decreased by $9.1 million or 7.8% to $107.6 million from $116.7 million in 2000. Stations’ net revenues were negatively impacted by the absence of political revenues in 2001 which were $1.4 million as compared to $13.2 million in 2000. Excluding political advertising revenues and before direct costs, Stations’ gross revenues decreased by $1.1 million or 0.9% to $121.7 million for 2001 from $122.8 million for 2000 due to a protracted softening of the advertising market and the negative effects on the advertising market and the economy in general as a result of the attacks of September 11, 2001.

      Operating expenses. Stations’ operating expenses in 2001 increased by $2.7 million or 2.9% to $91.9 million from $89.2 million in 2000. The increase in operating expenses was caused by the change in the mix of stations owned by Stations, with the March 2000 addition of KAKE-TV and WOWT-TV and the disposition of WWLP-TV and KOSA-TV. The effect of the change of stations was greatest on depreciation and amortization expenses which increased $2.2 million or 11.1% to $21.9 million for 2001 as compared to $19.7 million for 2000. As a percentage of net revenues, operating expenses increased to 85.4% for 2001 compared to 76.5% for 2000.

      Gain on sale of stations, net. In 2000, Stations recognized a gain of $61.1 million as a result of the exchange of the assets of WWLP-TV with a fair market value of $123.0 million and $18.0 million in cash for the assets of KAKE-TV and WOWT-TV. Stations also realized a $0.3 million gain on the sale of KOSA-TV in 2000. KOSA-TV was sold for $8.0 million.

      Operating income. Stations’ operating income for 2001 decreased $73.2 million or 82.3% to $15.7 million from $88.9 million for 2000. The change in operating income was primarily caused by the gain on sale of stations in March 2000 and increased depreciation and amortization expense.

      Financial income (expense). Stations’ financial expense for 2001 decreased $0.7 million or 1.7% to $43.2 million from $43.9 million in 2000 as a result of declining interest rates.

      Income tax benefit (expense). Stations’ income tax benefit in 2001 was $10.2 million compared to an income tax expense of $29.2 million for 2000. The decrease in income tax expense in 2001 from 2000 was primarily due to the tax effect of the sale of WWLP-TV and KOSA-TV in March 2000. For tax purposes, the sale of the WWLP-TV assets was treated as an exchange for the assets of KAKE-TV and WOWT-TV under the Internal Revenue Service like-kind exchange rules. As such, Stations had a $2.2 million gain for tax purposes.

      Discontinued operations. Stations’ loss from discontinued operations was $(28.1) million in 2001 as compared to $(0.9) million in 2000. Before income taxes, Stations’ loss from discontinued operations was $(29.8) million in 2001 as compared to $(0.2) million in 2000. Discontinued operations consist of the operating results and valuation adjustments related to WTRF-TV and the Station Group. Included in discontinued operations for 2001 was a write-down to fair value on the sale of WTRF-TV of $6.9 million as well as $17.7 million of valuation adjustments on certain other stations’ goodwill and network affiliation intangible assets that were determined to have been impaired based on estimated discounted future cash flows. During 2002, these certain stations were held for sale and the valuation adjustments have been reclassified to discontinued operations consistent with the restatement provisions of SFAS No. 144.

      Net income (loss). Stations had a net loss of $(45.4) million for 2001 as compared to net income of $15.8 million for 2000.

      Broadcast cash flow. Broadcast cash flow for 2001 decreased $9.3 million or 17.4% to $43.9 million from $53.2 million for 2000. As a percentage of net revenues, broadcast cash flow margin decreased to 40.8% for 2001 from 45.6% for 2000.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

      The following table provides historical information for the year ended December 31, 1999 and 2000.

	Year Ended December 31,

	1999	2000	% Change

	(Dollars in thousands)
Local/regional	$66,146	$70,732	6.9%
National	35,535	41,153	15.8
Political	1,329	13,238	896.1
Other	11,756	10,935	(7.0)

	114,766	136,058	18.6
Direct costs	15,334	19,371	26.3

Net revenues	99,432	116,687	17.4%

Operating expenses:
Selling, technical and program expenses	40,247	48,078	19.5
General and administrative	14,907	15,857	6.4
Depreciation and amortization	17,442	19,711	13.0
Corporate	4,510	5,590	23.9

	77,106	89,236	15.7
Gain on sale of stations, net	6,403	61,406	859.0

Operating income	$28,729	$88,857	209.3%

Broadcast cash flow	$44,681	53,220	19.1%
Broadcast cash flow margin	44.9%	45.6%
Operating cash flow	$40,171	$47,630	18.6%
Operating cash flow margin	40.4%	40.8%

      Net revenues. Stations’ net revenues in 2000 increased by $17.3 million or 17.4% to $116.7 million from $99.4 million in 1999. Stations’ net revenues were positively impacted by political revenues in 2000 which were $13.2 million compared to $1.3 million in 1999. Excluding political advertising revenues and before direct costs, Stations’ gross revenues increased by $9.4 million or 8.3% to $122.8 million for 2000 from $113.4 million for 1999 due to the exchange of WWLP for KAKE-TV and WOWT-TV which was offset in part by a softening advertising market and the displacement of commercial advertisers by political advertisers.

      Operating expenses. Stations’ operating expenses in 2000 increased by $12.1 million or 15.7% to $89.2 million from $77.1 million in 1999. The increase in operating expenses was caused by the change in the mix of stations owned by Stations, with the March 2000 addition of KAKE-TV and WOWT-TV and the disposition of WWLP-TV and KOSA-TV. As a percentage of net revenues, operating expenses decreased to 76.5% for 2000 compared to 77.6% for 1999.

      Gain on sale of stations, net. Stations recognized a gain of $61.1 million in 2000 as a result of the exchange of the assets of WWLP-TV with a fair market value of $123.0 million and $18.0 million in cash for the assets of KAKE-TV and WOWT-TV. The book value of the WWLP-TV assets was $61.4 million and related fees were $0.4 million. Stations also realized a $0.3 million gain on the sale of KOSA-TV in 2000. KOSA-TV was sold for $8.0 million and fees related to the sale were $0.1 million.

      Operating income. Stations’ operating income for 2000 increased $60.2 million or 209.3% to $88.9 million from $28.7 million for 1999 primarily from the gain on the sale of stations.

      Financial income (expense). Stations’ financial expense, net, for 2000 increased $4.2 million or 10.6% to $43.9 million from $39.7 million in 1999 as a result of higher interest rates and to a lesser extent to greater accretion on the 13 1/4% senior subordinated discount notes.

      Discontinued operations. Stations’ loss from discontinued operations was $(0.9) million in 2000 as compared to $(4.4) million in 1999. Before income taxes, Stations’ loss from discontinued operations was $(0.2) million in 2000 as compared to $(6.1) million in 1999. Discontinued operations consist of the operating results and valuation adjustments related to the Station Group. Included in discontinued operations for 1999 was $2.8 million of valuation adjustments on certain stations’ goodwill and network affiliation intangible assets that were determined to have been impaired based on estimated discounted future cash flows. During 2002, these certain stations were held for sale and the valuation adjustments have been reclassified to discontinued operations consistent with SFAS No. 144.

      Income tax expense. Stations’ income tax expense in 2000 was $29.2 million compared to $0.4 million for 1999. The increase in income tax expense in 2000 was due in part to the $61.1 million gain on the sale of WWLP-TV. For tax purposes, the sale of the WWLP-TV assets was treated as an exchange for the assets of KAKE-TV and WOWT-TV under the IRS like-kind exchange rules. As such, Stations had a $2.2 million gain for tax purposes compared with the book gain of $61.1 million.

      Extraordinary gain (loss). Extraordinary gain was $0.9 million for 2000, net of $0.6 million in income taxes and consisted of an early extinguishment of debt. The gain was recognized when Stations purchased its 13 1/4% senior subordinated discount notes with a face amount of $12.3 million for $9.8 million. The notes Stations purchased had an accreted value of $11.4 million. In 1999, Stations recorded an extraordinary loss of $(12.5) million, net of $8.3 million in income taxes. The loss was a result of the early extinguishment of debt associated with the completion of the tender offer for $135.0 million of Benedek’s senior secured notes.

      Net income (loss). Stations’ net income was $15.8 million for 2000 compared to a net loss of $(28.3) million for 1999.

      Broadcast cash flow. Broadcast cash flow for 2000 increased $8.5 million or 19.1% to $53.2 million from $44.7 million for 1999. As a percentage of net revenues, broadcast cash flow margin increased to 45.6% for 2000 from 44.9% for 1999.

Income Taxes

      For the year ended December 31, 2001, Stations had an income tax benefit of $10.2 million compared to an income tax expense of $29.2 million for the year ended December 31, 2000. The change in income taxes is due primarily to the $61.1 million gain on the sale of WWLP-TV in 2000. For tax purposes, the sale of the WWLP-TV assets was treated as an exchange for the assets of KAKE-TV and WOWT-TV under the Internal Revenue Service like-kind exchange rules. As such, Stations had a $2.2 million gain for tax purposes. At March 31, 2002, Stations has approximately $35.7 million of actual net operating loss carryforwards available to offset future tax liabilities. These net operating loss carryforwards expire in the years 2020 through 2023. Stations also has approximately $0.5 million of tax credit carryforwards with no expiration.

Seasonality

      Stations net revenues and operating cash flow are generally highest during the fourth quarter of each year. This is primarily due to increased expenditures by advertisers in anticipation of holiday season consumer spending and an increase in viewership during this period. Generally, the second quarter of each year produces net revenues and operating cash flow greater than the first and third quarters due to higher viewership in this period.

Quantitative and Qualitative Disclosures About Market Risk

      During September 2001, in accordance with certain covenants of Benedek’s credit facility, Benedek entered into an interest rate cap agreement, which matures in September 2003. The agreement reduces the impact of changes in interest rates on Benedek’s floating-rate long-term debt. That agreement effectively entitles Benedek to receive from a financial institution the amount, if any, by which the British Bankers’ Association interest settlement rates for U.S. dollar deposits exceeds 6.00% on a notional amount totaling $60.0 million subject to an amortization schedule. As of June 30, 2002, the settlement rate was 2.05%.

UNAUDITED PRO FORMA FINANCIAL DATA

      The unaudited pro forma financial data presented below is for illustrative purposes only and is not necessarily indicative of the operating results that would have actually occurred, nor is it necessarily indicative of future operating results. The unaudited pro forma financial data should be read in conjunction with the Gray consolidated financial statements and notes thereto incorporated by reference in this prospectus, and in conjunction with Stations’ consolidated financial statements and notes thereto included elsewhere in this prospectus.

      Stations’ historical consolidated financial statements reflect the nine television stations to be sold prior to our acquisition of Stations as discontinued operations. Accordingly, the operating results of those stations are excluded from continuing operations and the related assets and liabilities are segregated in the balance sheet. Those stations are:

WTRF — Wheeling, WV which was sold in April 2002
WYTV — Youngstown, OH
WHOI — Peoria-Bloomington, IL
KDLH — Duluth, MN - Superior, WI
KMIZ, K02NQ, K11TB — Columbia - Jefferson City, MO
KAUZ — Wichita Falls, TX - Lawton, OK
KHQA — Quincy, IL - Hannibal, MO - Keokuk, IA
KGWN, KSTF — Cheyenne, WY - Scottsbluff, NE
KGWC, KGWL, KGWR — Casper - Riverton, WY

      The unaudited pro forma combined condensed financial statements reflect the following transactions:

•	Our acquisition of Stations in a merger transaction for total estimated consideration of $517.8 million which includes a base price of $502.5 million, additional cash consideration of $9.3 million for certain estimated net working capital, as specified in the merger agreement, and related fees and expenses of $6.0 million.

•	Our financing the acquisition of Stations which includes (1) revising or replacing our senior credit facility to provide additional term loan borrowings of $150 million, (2) the issuance of $100 million of senior subordinated notes and (3) the sale of $275 million of our class B common stock for an estimated $13.30 per share, the closing price as of June 30, 2002. We may elect to offer, in whole or in part, other equity or equity-linked securities including preferred stock in place of offering our class B common stock. We may, depending on the relative conditions of the financial markets, increase or decrease our relative issuance of debt and equity securities to complete our financing of the merger.

•	The incurrence of an estimated $25.2 million in fees related to the financing transactions described above. The estimated costs include (1) revising our current senior credit facility and the issuance of additional senior subordinated notes for aggregate fees of $7.2 million and (2) the sale of additional shares of our class B common stock for a fee of $18.0 million. The estimated fees and expenses have been paid or are payable to various underwriters, advisors, and professional service providers, including lawyers and accountants.

•	The issuance in April 2002 of $40.0 million liquidation value of the Series C with an 8% annual dividend rate. The pro forma adjustment for our issuance of the Series C is for the period from January 1, 2001 through April 22, 2002, the date of the issuance. Subsequent to this date, the effect of the Series C issuance on our financial statements is the actual impact on our results of operations, rather than a pro forma adjustment.

      The unaudited pro forma combined condensed statements of operations for the six months ended June 30, 2002 and June 30, 2001 reflect these transactions as if they had been completed on January 1, 2001. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2001 reflects these transactions as if they had been completed on January 1, 2001. The June 30, 2002 unaudited pro forma combined condensed balance sheet reflects these transactions as if they had been completed on June 30, 2002.

      The pro forma adjustments are based on the preliminary estimates of the number of shares of our class B common stock to be issued and their related value, indebtedness to be incurred and related financing terms, the amount of the specified net working capital and certain other payments as of the closing of the merger, and the transaction costs, all determined as of the closing of the merger. Accordingly, the actual amounts of these transactions are expected to differ from the pro forma financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2002

			Pro Forma
	Gray	Stations	Adjustments		Pro Forma

	(Dollars in thousands except per share data)
Operating revenues:
Broadcasting (net of agency commissions)	$55,006	$54,641	$—		$109,647
Publishing	21,216	—	—		21,216
Paging	4,083	—	—		4,083

	80,305	54,641	—		134,946

Expenses:
Broadcasting	31,975	32,942	—		64,917
Publishing	15,420	—	—		15,420
Paging	2,754	—	—		2,754
Corporate and administrative	2,116	3,104	(1,197	)(a)	4,023
Depreciation and amortization	7,433	12,353	(7,562	)(b)	12,224

	59,698	48,399	(8,759)		99,338

Operating income	20,607	6,242	8,759		35,608
Other (income) expense:
Interest expense	16,866	21,167	(12,089	)(c)(d)	25,944
Miscellaneous income, net	(97)	(56)	—		(153)
Appreciation in value of derivatives, net	(730)	—	—		(730)
Reorganization fees and expenses	—	1,091	(1,091	)(a)	—

Total other (income) expense, net	16,039	22,202	(13,180)		25,061

Income (loss) from continuing operations before provision for (benefit from) income taxes	4,568	(15,960)	21,939		10,547
Provision for (benefit from) income taxes	1,616	(6,100)	8,337(e	)	3,853

Income (loss) from continuing operations	$2,952	$(9,860)	$13,602		$6,694

Preferred dividends	803	16,020	(15,223	)(f)(g)	1,600
Non-cash preferred dividends associated with redemption of preferred stock	3,969	$—	$(3,969	)(f)	—

Income (loss) from continuing operations available to common stockholders	$(1,820)				$5,094

Basic and diluted earnings (loss) per common share:
Weighted average outstanding common shares:
Basic	15,662				36,339	(h)

Diluted	15,662				36,715	(h)

Basic earnings (loss) per share from continuing operations available to common stockholders	$(0.12)				$0.14

Diluted earnings (loss) per share from continuing operations available to common stockholders	$(0.12)				$0.14

(a)	Reflects the elimination of certain historical expenses of Stations that we will not, or do not expect to, incur subsequent to the acquisition including compensation paid to certain persons who will resign concurrent with the closing of the merger, certain professional fees and other overhead costs.

(b)	Reflects adjustment to the depreciation and amortization charges to reflect the allocation of the total consideration paid by us among the assets acquired and the liabilities assumed. The adjustment is primarily the result of eliminating Stations’ amortization of amounts assigned to FCC licenses and other indefinite lived intangible assets as these assets are no longer amortized. Of our consideration estimated to be paid, $7.6 million was assigned to network affiliation agreements, which are amortized over their remaining estimated lives.

(c)	Reflects the elimination of certain historical interest expense of Stations reflecting the repayment, in full, of certain senior and subordinated debt as part of Stations’ plan of reorganization.

(d)	Reflects adjustments to include (1) interest charges of $4.2 million on the estimated $153.1 million of newly issued senior debt with an assumed effective interest rate of 5.55%, (2) interest charges of $4.6 million on the estimated $100 million of newly issued senior subordinated indebtedness with an assumed effective interest rate of 9.25%, (3) amortization of $0.4 million of the estimated $7.2 million aggregate of deferred financing charges incurred with the revised or newly issued senior credit facility with an estimated average life to maturity of 8.25 years and the offering of the senior subordinated notes with an estimated average life to maturity of 9.2 years and (4) the elimination of $0.4 million of historical amortization expense for deferred financing charges associated with our prior senior credit facility.

(e)	Reflects the provision for (benefit from) income taxes using an effective income tax rate of 38%.

(f)	Preferred dividends have been adjusted to reflect our issuance of $40.0 million liquidation value Series C with an annual dividend rate of 8%. The pro forma adjustment for our issuance of the Series C is for the period from January 1, 2001 through April 22, 2002, the date of the issuance. Subsequent to this date, the effect of the Series C issuance on our financial statements is the actual impact on our results of operations, rather than a pro forma adjustment.

(g)	Reflects elimination of historical preferred dividends of Stations as such preferred stock is extinguished in the merger.

(h)	Reflects our assumed issuance of an additional 20,676,692 shares of our class B common stock at an assumed price of $13.30 per share, the closing price as of June 30, 2002. We may elect to offer, in whole or in part, other equity or equity-linked securities including preferred stock in place of offering our class B common stock. We may, depending on the relative conditions of the financial markets, increase or decrease our relative issuance of debt and equity securities to complete our financing of the merger. Diluted average outstanding common shares include 376,762 common shares related to employee stock-based compensation plans and warrants that could potentially dilute basic earnings per share in the future.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2001

			Pro Forma
	Gray	Stations	Adjustments		Pro Forma

	(Dollars in thousands except per share data)
Operating revenues:
Broadcasting (net of agency commissions)	$52,575	$52,028	$—		$104,603
Publishing	19,927	—	—		19,927
Paging	4,405	—	—		4,405

	76,907	52,028	—		128,935

Expenses:
Broadcasting	32,375	32,883	—		65,258
Publishing	15,659	—	—		15,659
Paging	2,812	—	—		2,812
Corporate and administrative	1,829	3,123	(1,091	)(a)	3,861
Depreciation and amortization	15,696	10,933	(6,142	)(b)	20,487

	68,371	46,939	(7,233)		108,077

Operating income	8,536	5,089	7,233		20,858
Other (income) expense:
Interest expense	18,167	20,576	(11,498	)(c)(d)	27,245
Miscellaneous income, net	(98)	(87)	—		(185)
Depreciation in value of derivatives, net	961	—	—		961

Total other (income) expense, net	19,030	20,489	(11,498)		28,021

Income (loss) from continuing operations before provision for (benefit from) income taxes	(10,494)	(15,400)	18,731		(7,163)
Provision for (benefit from) income taxes	(3,232)	(5,613)	7,118	(e)	(1,727)

Income (loss) from continuing operations	$(7,262)	$(9,787)	$11,613		$(5,436)

Preferred dividends	308	$15,102	$(13,810	)(f)(g)	1,600

Loss from continuing operations available to common stockholders	$(7,570)				$(7,036)

Basic and diluted loss per common share:
Weighted average outstanding common shares:
Basic and diluted	15,587				36,264	(h)

Basic and diluted loss per share from continuing operations available to common stockholders	$(0.49)				$(0.19	)(i)

(a)	Reflects the elimination of certain historical expenses of Stations that we will not, or do not expect to, incur subsequent to the acquisition including compensation paid to certain persons who will resign concurrent with the closing of the merger, certain professional fees and other overhead costs.

(b)	Reflects adjustment to the depreciation and amortization charges to reflect the allocation of the total consideration paid by us among the assets acquired and the liabilities assumed. The adjustment is primarily the result of eliminating Stations’ amortization of amounts assigned to FCC licenses and other indefinite lived intangible assets as these assets are no longer amortized. Of our consideration estimated to be paid, $7.6 million was assigned to network affiliation agreements, which are amortized over their remaining estimated lives.

(c)	Reflects the elimination of certain historical interest expense of Stations reflecting the repayment, in full, of certain senior and subordinated debt as part of Stations’ plan of reorganization.

(d)	Reflects adjustments to include (1) interest charges of $4.2 million on the estimated $153.1 million of newly issued senior debt with an assumed effective interest rate of 5.55%, (2) interest charges of $4.6 million on the estimated $100 million of newly issued senior subordinated indebtedness with an assumed effective interest rate of 9.25%, (3) amortization of $0.4 million of the estimated $7.2 million aggregate of deferred financing charges incurred with the revised or newly issued senior credit facility with an estimated average life to maturity of 8.25 years and the offering of the senior subordinated notes with an estimated average life to maturity of 9.2 years and (4) the elimination of $0.4 million of historical amortization expense for deferred financing charges associated with our prior senior credit facility.

(e)	Reflects the provision for (benefit from) income taxes using an effective income tax rate of 38%.

(f)	Preferred dividends have been adjusted to reflect our issuance of $40.0 million liquidation value Series C with an annual dividend rate of 8%.

(g)	Reflects elimination of historical preferred dividends of Stations as such preferred stock is extinguished in the merger.

(h)	Reflects our assumed issuance of an additional 20,676,692 shares of our class B common stock at an assumed price of $13.30 per share, the closing price as of June 30, 2002. We may elect to offer, in whole or in part, other equity or equity-linked securities including preferred stock in place of offering our class B common stock. We may, depending on the relative conditions of the financial markets, increase or decrease our relative issuance of debt and equity securities to complete our financing of the merger.

(i)	The following table presents the transitional disclosures regarding the adoption of SFAS No. 142:

Pro Forma
Six Months Ended
June 30, 2001

Reported net income (loss) before extraordinary charge and cumulative effect of accounting change	$(5,436)
Add back: amortization of goodwill and intangible assets with indefinite lives, net of tax	5,516

Adjusted net income (loss) before extraordinary charge and cumulative effect of accounting change	$80

Basic earnings per common share:
Reported net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$(0.19)
Add back: amortization of goodwill and intangible assets with indefinite lives, net of tax	0.15

Adjusted net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$(0.04)

Diluted earnings per common share:
Adjusted net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$(0.04)

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2001

			Pro Forma
	Gray	Stations	Adjustments		Pro Forma

	(Dollars in thousands except per share data)
Operating revenues:
Broadcasting (less agency commissions)	$106,430	$107,561	$—		$213,991
Publishing	41,189	—	—		41,189
Paging	8,725	—	—		8,725

	156,344	107,561	—		263,905

Expenses:
Broadcasting	66,233	64,007	—		130,240
Publishing	31,915	—	—		31,915
Paging	5,877	—	—		5,877
Corporate and administrative	3,615	5,946	(2,310	)(a)	7,251
Depreciation and amortization	30,824	21,901	(12,319	)(b)	40,406

	138,464	91,854	(14,629)		215,689

Operating income	17,880	15,707	14,629		48,216
Other (income) expense:
Interest expense	35,783	43,361	(25,347	)(c)(d)	53,797
Depreciation in value of derivatives, net	1,581	—	—		1,581
Miscellaneous income, net	(194)	(159)	—		(353)

Total other (income) expense, net	37,170	43,202	(25,347)		55,025

Income (loss) from continuing operations before provision for (benefit from) income taxes	(19,290)	(27,495)	39,976		(6,809)
Provision for (benefit from) income taxes	(5,972)	(10,165)	15,191(e	)	(946)

Income (loss) from continuing operations	$(13,318)	$(17,330)	$24,785		$(5,863)

Preferred dividends	$616	$31,186	$(28,602	)(f)(g)	$3,200

Loss from continuing operations available to common stockholders	$(13,934)				$(9,063)

Basic and diluted loss per common share:
Weighted average outstanding common shares:
Basic and diluted	15,605				36,282(h	)

Basic and diluted loss per share from continuing operations available to common stockholders	$(0.89)				$(0.25	)(i)

(a)	Reflects the elimination of certain historical expenses of Stations that we will not, or do not expect to, incur subsequent to the acquisition including compensation paid to certain persons who will resign concurrent with the closing of the merger, certain professional fees and other overhead costs.

(b)	Includes adjustment to the depreciation and amortization charges to reflect the allocation of the total consideration estimated to be paid by us among the assets acquired and the liabilities assumed. However, the adjustment is primarily the result of eliminating Stations’ amortization of FCC licenses and goodwill, which are no longer amortized on acquisitions occurring after July 1, 2001.

(c)	Reflects the elimination of certain historical interest expense of Stations reflecting the repayment, in full, of certain senior and subordinated debt as part of Stations’ plan of reorganization.

(d)	Reflects adjustments to include (1) interest charges of $8.5 million on the estimated $153.1 million of newly issued senior debt with an assumed effective interest rate of 5.55%, (2) interest charges of $9.2 million on the estimated $100 million of newly issued senior subordinated indebtedness with an assumed effective interest rate of 9.25%, (3) amortization of $0.8 million of the estimated $7.2 million aggregate of deferred financing charges incurred with the revised or newly issued senior credit facility with an estimated average life to maturity of 8.25 years and the offering of the senior subordinated notes with an estimated average life to maturity of 9.2 years and (4) the elimination of $0.9 million of the historical amortization expense for deferred financing charges associated with our prior senior credit facility.

(e)	Reflects the provision for (benefit from) income taxes using an effective income tax rate of 38%.

(f)	Preferred dividends have been adjusted to reflect our issuance of $40.0 million liquidation value Series C with an annual dividend rate of 8%.

(g)	Reflects elimination of historical preferred dividends of Stations as such preferred stock is extinguished in the merger.

(h)	Reflects our assumed issuance of an additional 20,676,692 shares of our class B common stock at an assumed price of $13.30 per share, the closing price as of June 30, 2002. We may elect to offer, in whole or in part, other equity or equity-linked securities including preferred stock in place of offering our class B common stock. We may, depending on the relative conditions of the financial markets, increase or decrease our relative issuance of debt and equity securities to complete our financing of the merger.

(i)	The following table presents the transitional disclosures regarding the adoption of SFAS No. 142:

Pro Forma
Year Ended
December 31,
2001

Reported net income (loss) before extraordinary charge and cumulative effect of accounting change	$(5,863)
Add back: amortization of goodwill and intangible assets with indefinite lives, net of tax	11,033

Adjusted net income (loss) before extraordinary charge and cumulative effect of accounting change	$5,170

Basic earnings per common share:
Reported net income (loss) before extraordinary charge and cumulative effect of accounting change available to common stockholders	$(0.25)
Add back: amortization of goodwill and intangible assets with indefinite lives, net of tax	0.30

Adjusted net income before extraordinary charge and cumulative effect of accounting change available to common stockholders	$0.05

Diluted earnings per common share:
Adjusted net income before extraordinary charge and cumulative effect of accounting change available to common stockholders	$0.05

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

AS OF JUNE 30, 2002

			Pro Forma
	Gray	Stations	Adjustments		Pro Forma

	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$15,470	$4,771	$(15,000	)(a)	$5,241
Trade accounts receivable, less allowance for doubtful accounts	26,338	23,088	(1,650	)(b)	47,776
Recoverable income taxes	849	—	—		849
Inventories	959	—	—		959
Current portion of program broadcast rights, net	1,729	1,260	—		2,989
Other current assets	1,175	2,896	—		4,071
Assets of stations held for sale	—	33,351	(33,351	)(c)	—

Total current assets	46,520	65,366	(50,001)		61,885

Property and equipment, net	60,647	48,579	—		109,226
Deferred loan costs, net	11,050	3,534	(1,713	)(b)(d)	12,871
FCC licenses and network affiliation agreements	403,794	210,370	242,244 (b	)	856,408
Goodwill	53,151	78,099	37,031 (b	)	168,281
Consulting, noncompete and other definite lived intangible assets	688	—	3,000 (b	)	3,688
Other	20,061	1,799	—		21,860

Total assets	$595,911	$407,747	$230,561		$1,234,219

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and accrued expenses	$12,202	$17,625	$(9,957	)(e)	$19,870
Accrued interest	3,585	—	—		3,585
Current portion of program broadcast obligations	1,532	3,471	—		5,003
Deferred revenue	3,185	265	—		3,450
Unrealized loss on derivatives	851	—	—		851
Current portion of long-term debt	202	1,979	—		2,181
Liabilities of stations held for sale	—	6,365	(6,365	)(c)	—

Total current liabilities	21,557	29,705	(16,322)		34,940

Long-term debt, less current portion	378,676	3,050	253,092 (d	)	634,818
Program broadcast obligations, less current portion	550	1,120	—		1,670
Supplemental employee benefits	449	—	—		449
Deferred income taxes	55,543	28,041	85,741 (b	)(d)	169,325
Other	1,615	500	—		2,115
Liabilities subject to compromise	—	425,039	(425,039	)(e)	—

Total liabilities	458,390	487,455	(102,528)		843,317

Senior exchangeable preferred stock	—	166,604	(166,604	)(f)	—
Seller junior discount preferred stock	—	86,166	(86,166	)(f)	—
Series C preferred stock, redeemable, exchangeable, 4,000 shares, liquidation value $10,000 per share	39,234	—	—		39,234

Total preferred stock	39,234	252,770	(252,770)		39,234

Stockholders’ equity
Class A common stock	20,173	—	—		20,173
Class B common stock	118,721	74	256,926 (f	)(g)	375,721
Additional paid-in capital	—	(68,585)	68,585 (f	)	—
Retained earnings (accumulated deficit)	(32,268)	(263,516)	259,897 (d	)(f)	(35,887)
Stockholder’s note receivable	—	(451)	451 (f	)	—

	106,626	(332,478)	585,859		360,007
Treasury stock at cost, class A common	(8,339)	—	—		(8,339)

Total stockholders’ equity	98,287	(332,478)	585,859		351,668

Total liabilities and stockholders’ equity	$595,911	$407,747	$230,561		$1,234,219

(a)	Assumes $15.0 million of the aggregate cash on hand upon concluding the merger is utilized to pay certain fees and expenses incurred with the merger.

(b)	Reflects the acquisition of Stations for total estimated consideration of $517.8 million which includes a base price of $502.5 million, additional cash consideration of $9.3 million for certain estimated net working capital, as specified in the merger agreement, fees and expenses of $6.0 million and the allocation of the estimated consideration among the assets acquired and the liabilities assumed as of June 30, 2002. The allocation of the consideration paid is as follows:

		Disposition of
		Designated
		Stations and
		Accrued
		Interest on
		Liabilities		Opening
		Subject to	Fair Value	Balance
Description	SHC	Compromise	Adjustments	Sheet

	(Dollars in thousands)
Cash	$4,771			$4,771
Accounts receivable	23,088		$(1,650)	21,438
Assets of stations held for sale	33,351	$(33,351)		—
Current portion of program broadcast rights	1,260			1,260
Other current assets	2,896			2,896
Property and equipment	48,579			48,579
Other long term assets	1,799			1,799
Deferred loan costs	3,534		(3,126)	408
FCC licenses, network affiliation agreements and other indefinite lived intangible assets	210,370		242,244	452,614
Consulting, noncompete and other definite lived intangible assets	—		3,000	3,000
Goodwill	78,099		37,031	115,130
Trade payables and accrued expenses	(17,625)	9,957		(7,668)
Current portion of notes payable	(1,979)			(1,979)
Current portion of program broadcast obligations	(3,471)			(3,471)
Liabilities of stations held for sale	(6,365)	6,365		—
Deferred revenue	(265)			(265)
Deferred tax liabilities	(28,041)	3,684	(91,643)	(116,000)
Long term portion of program broadcast obligations	(1,120)			(1,120)
Long term portion of notes payable	(3,050)			(3,050)
Other long term liabilities	(500)			(500)

Total purchase price including expenses	$345,331	$(13,345)	$185,856	$517,842

The allocation of the consideration to the assets and liabilities of Stations acquired by us will remain preliminary until we have finalized our assessment of these assets and liabilities following the acquisition. Such assessment will be based in part upon third party evaluations, which we will not receive until after the acquisition is completed.

(c)	Reflects the elimination of assets sold or to be sold and the liabilities assumed, or to be assumed, for the nine television stations, which have been or will be sold by Stations prior to our merger.

(d)	Reflects (1) our issuance of an estimated $153.1 million of senior debt with a variable interest rate based on LIBOR plus a premium which we have assumed to be 3.25% and we have further assumed for the pro forma adjustments that the effective interest rate on this debt is 5.55% and that it will have an assumed average life to maturity of 8.25 years, (2) our offering of $100 million of senior subordinated indebtedness with an assumed effective interest rate of 9.25% and an assumed average life to maturity of 9.2 years, (3) our incurring $7.2 million of deferred financing fees in connection with revising or replacing our senior credit facility and our offering of senior subordinated notes and (4) the elimination of our historical deferred financing charges of $5.8 million associated with our prior senior credit facility net of an income tax benefit assuming an effective tax rate of 38%.

(e)	Reflects the elimination of certain senior and subordinated debt and related accrued interest of Stations reflecting the repayment, in full, of such debt as part of Stations’ plan of reorganization. The cash used to make such debt repayments is a portion of the cash provided from our proposed issuance of senior debt, subordinated debt and class B common stock as discussed below.

(f)	Reflects the elimination of the historical stockholders’ equity of Stations including all preferred stock, common stock, additional paid-in capital and accumulated deficits.

(g)	Reflects our assumed issuance of an additional 20,676,692 shares of our class B common stock at an assumed price of $13.30 per share, the closing price as of June 30, 2002, net of assumed issuance costs of $18.0 million. We may elect to offer, in whole or in part, other equity or equity-linked securities including preferred stock in place of offering our class B common stock. We may, depending on the relative conditions of the financial markets, increase or decrease our relative issuance of debt and equity securities to complete our financing of the merger.

DESCRIPTION OF CERTAIN INDEBTEDNESS

      The following is a summary of certain of our indebtedness and obligations. To the extent such summary contains descriptions of the senior secured credit facility, the 2001 notes or the exchange notes, such descriptions do not purport to be complete and are qualified in their entirety by reference to those and related documents, copies of which we will provide you upon request as described under “Incorporation by Reference.”

Senior Secured Credit Facility

      We amended and restated our senior secured credit facility on September 25, 2001. The facility provides us with a $200.0 million term facility and a $50.0 million reducing revolving credit facility. In addition, the agreement provides us with the ability to access, through December 31, 2003, up to $100.0 million of incremental senior secured term loans upon the consent of the lenders.

      Under the revolving and term facilities, at our option, we can borrow funds at an interest rate equal to LIBOR plus a margin or at the lenders’ base rate plus a margin. The base rate will generally be equal to the lenders’ prime rate. Interest rates under the revolving facility are base rate plus a margin ranging from 0.25% to 1.75% or LIBOR plus a margin ranging from 1.5% to 3.0%. Interest rates under the term facility are base rate plus a margin ranging from 1.75% to 2.0% or LIBOR plus a margin ranging from 3.0% to 3.25%. Our applicable margin will be determined by our operating leverage ratio which is calculated quarterly. As of June 30, 2002, the interest rate for the revolving credit facility was the lenders’ base rate plus 1.75% or LIBOR plus 3.0% at our option. As of June 30, 2002, the interest rate for the term facility was the lenders’ base rate plus 2.0% or LIBOR plus 3.25% at our option.

      The lenders’ commitments for the revolving facility will reduce quarterly, as specified in the credit agreement, beginning March 31, 2004, and final repayment of any outstanding amounts under the revolving facility is due December 31, 2008. The term facility commences amortization in quarterly installments of $500,000 beginning March 31, 2003 through December 31, 2008, with the remaining outstanding balance payable in three equal quarterly installments beginning March 31, 2009. The final maturity date for any outstanding amounts under the term facility is September 30, 2009.

      The facilities are collateralized by substantially all of the assets, excluding real estate, of our subsidiaries and us. In addition, our subsidiaries are joint and several guarantors of the obligations and our ownership interests in our subsidiaries are pledged to collateralize the obligations. The agreement contains certain restrictive provisions which include, but are not limited to, requiring us to maintain certain financial ratios and limits upon our ability to incur additional indebtedness, make certain acquisitions or investments, sell assets and make other restricted payments.

      As of June 30, 2002, we had senior indebtedness of $200.0 million funded under our senior secured credit facility. As of this date, we had unused availability of $37.5 million under our senior secured credit facility after giving effect to the $12.5 million undrawn letter of credit. The interest rate on the balance outstanding was 5.3%. In conjunction with the merger, we intend to amend our existing credit facility or enter into a new credit facility. Following the merger, the stock and assets of our subsidiaries, including Stations and its subsidiaries, and any future subsidiaries that we may acquire will be subject to liens under our senior secured credit facility.

The 2001 Notes and the Exchange Notes

      On April 12, 2002, we filed with the SEC a registration statement on Form S-4, offering to exchange up to $180.0 million in aggregate principal amount of the exchange notes, which have been registered under the Securities Act for all of our 2001 notes. The SEC declared the registration statement on Form S-4 effective and the exchange offer commenced on July 19, 2002 and ended on August 16, 2002. All of the 2001 notes were tendered for exchange in the exchange offer.

      The 2001 notes and the exchange notes are our general unsecured obligations subordinated in right of payment to all of our existing and future senior indebtedness, including all of our obligations under our senior secured credit facility. The interest rate on the 2001 notes and the exchange notes is 9.25% per year (calculated using a 360-day year) payable on June 15 and December 15 of each year, beginning on June 15, 2002.

      The 2001 notes and the exchange notes are guaranteed, jointly and severally, fully and unconditionally, on a senior subordinated basis by each of the guarantors, which consist of all of our subsidiaries. The obligations of a guarantor under its guarantee of the notes are subordinated in right of payment, to the same extent as our obligations under the 2001 notes and the exchange notes, to all existing and future senior indebtedness of such guarantor, which includes any guarantee by it of our indebtedness under our senior secured credit facility.

      The indenture governing the 2001 notes and the exchange notes contains certain covenants that, among other things, limit our ability to (1) transfer or issue shares of capital stock of subsidiaries to third parties, (2) pay dividends or make certain other payments, (3) incur additional indebtedness, (4) issue preferred stock, (5) incur liens to secure our indebtedness, (6) apply net proceeds from certain asset sales, (7) enter into certain transactions with affiliates or (8) merge with or into any other person.

      We may redeem:

•	all or part of the original principal amount of the 2001 notes and the exchange notes beginning on December 15, 2006, at redemption prices based on the year of redemption, plus accrued and unpaid interest;

•	up to 35% of the original principal amount of the 2001 notes and the exchange notes at any time prior to December 15, 2004 at a price of 109.250% of the principal amount of the 2001 notes and the exchange notes, respectively, plus accrued and unpaid interest, with the proceeds of certain public equity offerings of our company; and

•	all but not part of the 2001 notes and the exchange notes at any time prior to December 15, 2006 at a price equal to 100% of the principal amount of the 2001 notes and the exchange notes, respectively, plus accrued and unpaid interest, if any, to the date of redemption plus a make-whole premium based upon the present value of the remaining payments on the 2001 notes and the exchange notes.

      Upon a change in control, defined as the acquisition by any persons of beneficial ownership of more than 35% of the voting power of the outstanding shares of our common stock, transfers of substantially all of our assets, certain substantial changes in our board of directors, certain consolidations or mergers of our company involving a significant change in shareholdings or the liquidation of our company, we will be required to make an offer to repurchase all of the outstanding 2001 notes and outstanding exchange notes at 101% of their aggregate principal amount plus accrued and unpaid interest to the date of purchase. Under certain circumstances, we may not be required to make such a change of control offer.

DESCRIPTION OF CAPITAL STOCK

      We are authorized to issue 50,000,000 shares of all classes of stock, of which 15,000,000 shares are designated class A common stock, 15,000,000 shares are designated class B common stock and 20,000,000 shares are designated preferred stock for which our board of directors has the authority to determine the rights, powers, limitations and restrictions.

      On August 30, 2002, we changed our ticker symbols to “GTN.A” from “GCS” for our class A common stock and to “GTN” from “GCS.B” for our class B common stock on the New York Stock Exchange. On September 16, 2002, we plan to hold a stockholder vote to approve a change in the name of our class B common stock. If the proposal passes, the new name of our class B common stock will be “Common Stock.”

Terms of Our Common Stock

      As of June 30, 2002, 6,848,467 shares of class A common stock were issued and outstanding and 8,882,841 shares of class B common stock were issued and outstanding (excluding 885,269 shares of class B common stock held in escrow under the merger agreement). The rights of our class A and class B common stock are identical, except that our class A common stock entitles the holder to ten votes on all matters on which shareholders are permitted to vote and our class B common stock entitles the holder to one vote on all matters on which shareholders are permitted to vote. The holders of our common stock are entitled to dividends when, as and if declared by our board of directors out of funds legally available therefor and, upon liquidation, to a pro rata share in any distribution to shareholders. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our class A and class B common stock are fully paid and nonassessable.

Terms of Our Preferred Stock

      As of June 30, 2002, 4,000 shares of Series C convertible preferred stock were issued and outstanding. The following is a description of our Series C:

•	Our Series C is preferred stock and ranks senior to our class A and class B common stock as to payment of dividends and distribution of assets upon liquidation.

•	Our Series C has a liquidation value equal to $10,000 per share plus accrued and unpaid dividends to the date of final distribution. There are no sinking fund provisions applicable to our Series C.

•	Our Series C has a cumulative annual dividend of $800 per share, and beginning on April 22, 2009, $850 per share, payable, at our option, in cash or in additional shares of Series C on a quarterly basis beginning on June 30, 2002.

•	Our Series C is convertible, at the option of the holder, into shares of our class B common stock at an initial conversion price of $14.39 per share, subject to certain adjustments, except that our affiliates may not convert their shares of Series C unless and until the issuance of the Series C to them has been approved by our shareholders or otherwise permitted by the New York Stock Exchange.

•	Our Series C is redeemable, in whole or in part, at our option, on or after April 22, 2007, at a redemption price equal to $10,000 per share plus accrued and unpaid dividends. We must redeem all of the then outstanding shares of Series C on April 22, 2012 at a redemption price equal to $10,000 per share plus accrued and unpaid dividends.

•	Holders of our Series C will not have any voting rights except as set forth below or as otherwise required by law. Holders of our Series C: (1) will be entitled to elect two additional directors of our company in the event of a default of the equivalent of six quarterly dividends on our Series C and (2) have approval rights over (A) the authorization or issuance of any shares of, or the reclassification of any shares of our capital stock into shares of, our capital stock ranking senior to our Series C, (B) the authorization or issuance of any additional shares of Series C and (C) any amendment of our restated articles of incorporation that adversely affects the powers, preferences or special rights of our Series C.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is Mellon Investor Services LLC. It is located at One Mellon Bank Center, 500 Grant Street, Room 2122, Pittsburgh, PA 15258-0001 and its telephone number is (412) 236-8172.

DESCRIPTION OF DEBT SECURITIES

      The following is a summary description of the general terms of the debt securities covered by this prospectus. We will file a prospectus supplement that may contain additional terms when we issue debt securities under one or more senior or subordinated indentures. The terms presented here, together with the terms in a related prospectus supplement, which could be different from the terms described below, will be a description of the material terms of the debt securities. You should also read the applicable indenture. We are filing forms of indentures with the SEC as exhibits to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indentures. The indentures are substantially identical except for the subordination provisions described below under “Subordinated Debt Securities.” The terms and provisions of the debt securities below most likely will be modified by the documents that set forth the specific terms of the debt securities issued.

      We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior or subordinated debt. The debt securities we offer will be issued under an indenture or indentures between us and a trustee. Debt securities, whether senior or subordinated, may be issued as convertible debt securities or exchangeable debt securities.

General

      Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

      We are not limited as to the amount of debt securities we may issue under the indentures. The prospectus supplement will set forth:

•	whether the debt securities will be senior or subordinated,

•	the offering price,

•	the title,

•	any limit on the aggregate principal amount,

•	the person who shall be entitled to receive interest, if other than the record holder on the record date,

•	the date the principal will be payable,

•	the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates,

•	the place where payments may be made,

•	any mandatory or optional redemption provisions,

•	any obligation to redeem or purchase the debt securities pursuant to a sinking fund,

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula,

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto,

•	if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency,

•	the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount,

•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount,

•	any defeasance provisions if different from those described below under “Satisfaction and Discharge; Defeasance,”

•	any conversion or exchange provisions,

•	whether the debt securities will be issuable in the form of a global security,

•	any subordination provisions, if different than those described below under “Subordinated Debt Securities,”

•	any deletions of, or changes or additions to, the events of default or covenants, and

•	any other specific terms of such debt securities.

      Unless otherwise specified in a prospectus supplement:

•	the debt securities will be registered debt securities, and

•	registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000.

      Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates.

Exchange and Transfer

      Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

      We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

      In the event of any potential redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing, or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

      We may initially appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in a prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

      The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement,

•	be deposited with the depositary or nominee or custodian, and

•	bear any required legends.

      No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary,

•	an event of default is continuing, or

•	any other circumstances described in a prospectus supplement.

      As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names,

•	will not be entitled to physical delivery of certificated debt securities, and

•	will not be considered to be holders of those debt securities under the indentures.

      Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

      Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

      Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

      Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary.

      The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agents

      The provisions of this paragraph will apply to the debt securities unless otherwise indicated in a prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

      We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

      All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets

      We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity,

•	the successor assumes all of our obligations under the debt securities and the indenture,

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing, and

•	certain other conditions are met.

Events of Default

      Unless we inform you otherwise in a prospectus supplement, the indenture will define an event of default with respect to any series of debt securities as one or more of the following events:

(1) failure to pay principal of or any premium on any debt security of that series when due,

(2) failure to pay any interest on any debt security of that series for 30 days when due,

(3) failure to deposit any sinking fund payment when due,

(4) failure to perform any other covenant in the indenture continued for 60 days after being given the notice required in the indenture,

(5) our bankruptcy, insolvency or reorganization, and

(6) any other event of default specified in a prospectus supplement.

      An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities. If an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately.

      If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “Subordinated Debt Securities.”

      After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

      Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

      A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

(1) the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series,

(2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding, and

(3) the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

      Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security without following the procedures listed in (1) through (3) above.

      We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

Modification and Waiver

      We and the trustee may make modifications and amendments to the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

      However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security,

•	reduce the principal, premium, if any, or interest on any debt security,

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity,

•	reduce the rate of interest on any debt security,

•	change the currency in which any debt security is payable,

•	impair the right to enforce any payment after the stated maturity or redemption date,

•	waive any default or event of default in payment of the principal of, premium or interest on any debt security,

•	waive a redemption payment or modify any of the redemption provisions of any debt security,

•	adversely affect the right to convert any debt security, or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and Discharge; Defeasance

      We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

      Each indenture contains a provision that permits us to elect:

•	to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding, and/or

•	to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these covenants:

•	the subordination provisions under the subordinated indenture, and

•	covenants as to payment of taxes and maintenance of corporate existence.

      To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action.

      If any of the above events occurs, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Notices

      Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

      The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York.

Regarding the Trustee

      The indenture limits the right of the trustee, should it become our creditor, to obtain payment of claims or secure its claims.

      The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

Subordinated Debt Securities

      Payment on the subordinated debt securities will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all our senior indebtedness.

      Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the subordinated debt securities because of an event of default, the holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of the subordinated debt securities are entitled to receive any payment or distribution. The indenture requires us or the trustee to promptly notify holders of designated senior indebtedness if payment of the subordinated debt securities is accelerated because of an event of default.

      We may not make any payment on the subordinated debt securities, including upon redemption at the option of the holder of any subordinated debt securities or at our option, if:

•	a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a “payment default”), or

•	a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives a notice of such default (called a “payment blockage notice”) from us or any other person permitted to give such notice under the indenture (called a “non-payment default”).

      We may resume payments and distributions on the subordinated debt securities:

•	in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist, and

•	in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or ceases to exist and 179 days after the date on which the payment blockage notice is received by the trustee, if the maturity of the designated senior indebtedness has not been accelerated.

      No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice and all scheduled payments of principal, premium and interest, including any liquidated damages, on the debt securities that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice unless the non-payment default is based upon facts or events arising after the date of delivery of such payment blockage notice.

      If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the subordinated debt securities before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off, or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

      In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the indenture.

      As of June 30, 2002, we had senior indebtedness of $200.0 million funded under our senior secured credit facility. As of this date, we had unused availability of $37.5 million under our senior secured credit facility after giving effect to the $12.5 million undrawn letter of credit. The interest rate on the balance outstanding was 5.3%. We are not prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness.

      We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the subordinated debt securities. The trustee’s claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

Conversion or Exchange Rights

      Debt securities may be convertible into or exchangeable for shares of our common stock. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price,

•	the conversion or exchange period,

•	provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange,

•	events requiring adjustment to the conversion or exchange price,

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities, and

•	any anti-dilution provisions, if applicable.

No Individual Liability of Stockholders, Officers or Directors

      The indentures provide that none of our past, present or future stockholders, officers or directors, or stockholders, officers or directors of any successor corporation, in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the applicable indenture.

PLAN OF DISTRIBUTION

      We may sell the securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them,

•	directly to investors, or

•	through agents.

      We may sell the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time,

•	at market prices prevailing at the time of sale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices.

      We will describe the method of distribution of the securities in the applicable prospectus supplement.

      Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The applicable prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us.

      Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers and agents.

      We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

      All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. However, they are not obligated to make a market and may discontinue market making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

      Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

LEGAL MATTERS

      Proskauer Rose LLP, New York, New York, and Troutman Sanders LLP, Atlanta, Georgia, will pass on the validity of the issuance of the securities offered in this prospectus.

EXPERTS

      The consolidated financial statements and schedule of Gray Communications Systems, Inc. as of December 31, 2000, and for each of the two years in the period ended December 31, 2000, incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon also incorporated by reference herein and in the registration statement. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Gray Communications Systems, Inc. as of December 31, 2001, and for the year then ended, incorporated into this prospectus by reference to the Gray Communications Systems, Inc. Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Stations Holding Company, Inc. and subsidiaries as of December 31, 2000 and 2001, and for each of the three years in the period ended December 31, 2001 included in this prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549 and also at its locations in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. Our class A common stock and class B common stock are listed on the New York Stock Exchange. Our reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002 and June 30, 2002;

•	our Definitive Proxy Statement on Schedule 14A, filed on August 15, 2002;

•	our Current Reports on Form 8-K, filed on July 17, 2002, July 30, 2002, September 4, 2002 and September 6, 2002; and

•	any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

      You may request a copy of those filings, at no cost, by writing or telephoning us at the following:

Gray Television, Inc.

4370 Peachtree Road, NE
Atlanta, Georgia 30319
Attention: James C. Ryan
Telephone: (404) 504-9828

      This prospectus is part of a registration statement we filed with the SEC. You should rely on only the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

INDEX TO FINANCIAL STATEMENTS

OF STATIONS HOLDING COMPANY, INC.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Stations Holding Company, Inc. (formerly Benedek Communications Corporation) and Subsidiaries
Hoffman Estates, Illinois

      We have audited the accompanying consolidated balance sheets of Stations Holding Company, Inc. (“Stations”) and subsidiaries as of December 31, 2000 and 2001 and the related consolidated statements of operations, stockholders’ (deficit) and cash flows for the years ended December 31, 1999, 2000 and 2001. These financial statements are the responsibility of Stations’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stations and subsidiaries as of December 31, 2000 and 2001 and the results of their operations and their cash flows for the years ended December 31, 1999, 2000 and 2001, in conformity with accounting principles generally accepted in the United States of America.

      The accompanying consolidated financial statements have been prepared assuming that Stations will continue as a going concern. As discussed in Note Q to the consolidated financial statements, Stations is currently in default under its Credit Facility and Discount Notes and has filed for relief under Chapter 11 of the Bankruptcy Code subsequent to year-end. This raises substantial doubt about Stations’ ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note Q. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      As described in Note O to the consolidated financial statements, Stations has elected to early adopt the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

/s/ McGLADREY & PULLEN, LLP

Rockford, Illinois
March 15, 2002, except for the subsequent
events described in Note Q as to which
the date is June 4, 2002

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,

	2000	2001

	(In thousands)
ASSETS
Current Assets
Cash and cash equivalents	$3,983	$3,503
Receivables
Trade, less allowance for doubtful accounts of $799 and $834 for 2000 and 2001	30,108	29,912
Notes receivable-officers	15	720
Other	935	720
Current portion of program broadcast rights	5,917	6,394
Prepaid expenses	1,957	2,237
Deferred income taxes	1,138	946
Assets of station held for sale (Note B)
Property and equipment	—	3,023
Intangible assets	—	15,477

Total current assets	44,053	62,932

Property and equipment (Note D)	74,911	67,874

Intangible assets (Note E)	381,914	330,875

Other assets
Program broadcast rights, less current portion (Note H)	854	1,884
Deferred loan costs	4,627	3,487
Notes receivable-officers (Note C)	1,702	982
Other	201	203

	7,384	6,556

	$508,262	$468,237

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
Current Liabilities
Current maturities of notes payable	$1,460	$432,639
Current portion of program broadcast liabilities	9,188	9,421
Accounts payable and accrued expenses (Note I)	12,449	23,061
Deferred revenue	579	580

Total current liabilities	23,676	465,701

Long-Term Obligations
Notes payable (Note F, G)	431,482	4,733
Program broadcast liabilities (Note H)	329	2,006
Deferred revenue	1,877	1,325
Deferred income taxes (Note K)	51,065	40,212

	484,753	48,276

Senior exchangeable preferred stock, liquidation
Preference, 2000-$134,721 and 2001-$150,895 (Note F)	139,636	157,845

Seller junior discount preferred stock, liquidation preference, 2000-$64,426 and 2001-$73,296 (Note F)	65,928	78,905
Commitments (Note H, J, P, Q)
Stockholders’ (Deficit) (Note C, F, L) Common stock, class A	—	—
Common stock, class B	74	74
Additional paid-in capital	(66,413)	(68,605)
Accumulated deficit	(138,733)	(213,260)
Stockholder’s note receivable (Note C)	(659)	(699)

	(205,731)	(282,490)

	$508,262	$468,237

The accompanying notes are an integral part of the consolidated financial statements.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,

	1999	2000	2001

	(In thousands, except share and
	per share data)
Net revenues	$99,432	$116,687	$107,561

Operating expenses:
Selling, technical and program expenses	40,247	48,078	48,696
General and administrative	14,907	15,857	15,311
Depreciation and amortization (Note E)	17,442	19,711	21,901
Corporate	4,510	5,590	5,946

	77,106	89,236	91,854

Net gain on sale of stations (Note B & E)	6,403	61,406	—

Operating income	28,729	88,857	15,707

Financial income (expense):
Interest expense: (Note A)
Cash interest	(20,901)	(23,564)	(33,350)
Other interest	(19,040)	(20,943)	(10,011)

	(39,941)	(44,507)	(43,361)
Interest income	200	564	159

	(39,741)	(43,943)	(43,202)

Income (loss) from continuing operations before income tax and extraordinary item	(11,012)	44,914	(27,495)
Income tax benefit (expense)	(406)	(29,199)	10,165

Income (loss) from continuing operations	(11,418)	15,715	(17,330)
Discontinued Operations (Note O & Q):
(Loss) from operations of discontinued stations	(6,142)	(229)	(29,826)
Income tax benefit (expense)	1,783	(652)	1,741

(Loss) from discontinued operations	(4,359)	(881)	(28,085)

Income (loss) before extraordinary item	(15,777)	14,834	(45,415)
Extraordinary item, gain (loss) on early extinguishment of debt net of applicable income taxes of $8,340 and $(628) in 1999
and 2000 (Note G)	(12,510)	942	—

Net income (loss)	(28,287)	15,776	(45,415)
Preferred stock dividends and accretion	(18,987)	(23,933)	(31,186)

Net (loss) applicable to common stock	$(47,274)	$(8,157)	$(76,601)

Basic and diluted (loss) per common share:
(Loss) from continuing operations	$(4.11)	$(1.11)	$(6.56)
(Loss) from discontinued operations	(0.59)	(0.12)	(3.79)
Extraordinary item	(1.69)	0.13	—

(Loss) per common share	$(6.39)	$(1.10)	$(10.35)

Weighted-average common shares outstanding	7,400,000	7,400,000	7,400,000

The accompanying notes are an integral part of the consolidated financial statements.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT)

Years Ended December 31, 1999, 2000 and 2001

		Additional		Stockholder’s
	Common	Paid-In	Accumulated	Note
	Stock	Capital	Deficit	Receivable	Total

	(In thousands)
Balance at December 31, 1998.	$74	$(59,549)	$(87,200)	$(588)	$(147,263)
Accretion to senior exchangeable preferred stock (Note F)	—	(1,823)	—	—	(1,823)
Dividends on preferred stock	—	—	(17,164)	—	(17,164)
Repurchase of initial warrants	—	(2,957)	—	—	(2,957)
Accrued interest on note receivable	—	33	—	(33)	—
Net (loss)	—	—	(28,287)	—	(28,287)

Balance at December 31, 1999.	$74	$(64,296)	$(132,651)	$(621)	$(197,494)
Accretion to senior exchangeable preferred stock (Note F)	—	(2,075)	—	—	(2,075)
Dividends on preferred stock	—	—	(21,858)	—	(21,858)
Repurchase of initial warrants	—	(80)	—	—	(80)
Accrued interest on note receivable	—	38	—	(38)	—
Net income	—	—	15,776	—	15,776

Balance at December 31, 2000.	$74	$(66,413)	$(138,733)	$(659)	$(205,731)
Accretion to senior exchangeable preferred stock (Note F)	—	(2,074)	—	—	(2,074)
Dividends on preferred stock	—	—	(29,112)	—	(29,112)
Repurchase of initial warrants	—	(158)	—	—	(158)
Accrued interest on note receivable	—	40	—	(40)	—
Net (loss)	—	—	(45,415)	—	(45,415)

Balance at December 31, 2001.	$74	$(68,605)	$(213,260)	$(699)	$(282,490)

The accompanying notes are an integral part of the consolidated financial statements.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	1999	2000	2001

	(In thousands)
Cash flows from operating activities
Net income (loss)	$(28,287)	$15,776	$(45,415)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of program broadcast rights	8,127	9,015	9,276
Depreciation and amortization	15,695	16,002	17,237
Amortization and writedown of intangibles and deferred loan costs	14,609	12,574	29,840
Amortization of note discount	17,227	18,887	7,124
Deferred income taxes	(10,368)	27,721	(10,661)
Net (gain) on sale of stations	(6,181)	(61,406)	—
Loss on writedown of station held for sale	—	—	6,880
(Gain) loss on early extinguishment of debt	20,850	(1,570)	—
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	(1,504)	(2,441)	411
Prepaid expenses and other	(356)	60	(280)
Payments on program broadcast liabilities	(7,455)	(8,691)	(8,873)
Accounts payable and accrued expenses	(2,482)	793	10,216
Deferred revenue	(573)	(511)	(511)

Net cash provided by operating activities	19,302	26,209	15,244

Cash flows from investing activities
Purchase of property and equipment	(7,923)	(9,814)	(11,073)
Payment for acquisition of stations	(9,359)	(8,584)	—
Deposit on and costs of acquisitions	(10,294)	—	—
Proceeds from sale of stations	56	7,585	—
Deposit on sale of station, net of fees paid	—	—	235
Disbursements on notes receivable-officers, net of payments	(720)	(722)	15
Other, net	(51)	276	(12)

Net cash (used in) investing activities	(28,291)	(11,259)	(10,835)

Cash flows from financing activities
Principal payments on notes payable	(259,453)	(3,806)	(2,231)
Redemption of discount notes	(2,591)	(9,820)	—
Net (payments) borrowings on long-term revolver	58,500	—	(2,500)
Proceeds from long-term borrowing	220,000	—	—
Repurchase of initial warrants	(2,957)	(80)	(158)
Payment of debt and senior preferred stock acquisition costs	(5,523)	(539)	—

Net cash provided by (used in) financing activities	7,976	(14,245)	(4,889)

Increase (decrease) in cash and cash equivalents	(1,013)	705	(480)
Cash and cash equivalents:
Beginning	4,291	3,278	3,983

Ending	$3,278	$3,983	$3,503

The accompanying notes are an integral part of the consolidated financial statements.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Years Ended December 31,

	1999	2000	2001

	(In thousands)
Supplemental Disclosure of Cash Flow Information:
Cash payments for interest	$30,307	$26,395	$25,242
Cash payments (receipts) for income taxes	679	2,672	(1,524)

Supplemental Schedule of Noncash Investing and Financing Activities:
Acquisition of program broadcast rights	$8,186	$8,100	$10,783
Purchase of equipment on accounts payable	500	419	57
Notes payable incurred for purchase of property and equipment	4,140	1,672	2,037
Equipment acquired by barter transactions	221	252	523
Dividends accrued on preferred stock	17,164	21,858	29,112
Accrued interest on note receivable stockholder added to additional paid-in capital	33	38	40
Accretion to senior preferred stock	1,823	2,075	2,074

Acquisition of stations:
Property and equipment acquired at fair market value	$6,238	$25,693	$—
Intangible assets acquired	27,376	117,426	—
Program broadcast rights acquired	1,115	931	—
Program broadcast liabilities assumed	(1,115)	(868)	—
Other, net	17	(1,343)	—

	33,631	141,839	—
Less: Fair value of assets swapped	(24,272)	(122,961)	—

Cash purchase price, including fees paid	9,359	18,878	—
Less: Deposits and costs paid in prior year	—	(10,294)	—

Payment for acquisition of stations	$9,359	$8,584	$—

Sale of stations:
Property and equipment sold	$3,076	$8,876	$—
Intangible assets sold	8,101	60,258	—
Program broadcast rights sold	136	358	—
Program broadcast liabilities transferred	(145)	(345)	—
Other, net	—	(74)	—

	11,168	69,073	—
Gain recognized on sale of stations	13,101	61,406	—

	24,269	130,479	—
Less: Fair value of assets swapped	(24,272)	(122,961)	—
Fees paid on sales, prior year	59	67	—

Proceeds from sale of station net of fees paid	$56	$7,585	$—

The accompanying notes are an integral part of the consolidated financial statements.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Note A) — Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies

Nature of Business

      Stations Holding Company, Inc. and its subsidiaries (“Stations”), formerly known as Benedek Communications Corporation, is a holding company with minimal operations other than from its wholly owned subsidiary, Benedek Broadcasting Corporation (“Benedek”). Benedek owns and operates twenty-three television stations located throughout the United States. Stations’ revenues are derived primarily from the sale of advertising time and, to a modest extent from compensation paid by the networks for broadcasting network programming and barter transactions for goods and services. Stations sells commercial time during the programs to national, regional and local advertisers. The networks also sell commercial time during the programs to national advertisers. Credit arrangements are determined on an individual customer basis. Segment information is not presented since all of Stations’ revenue is attributed to a single reportable segment.

Basis of Presentation

      The consolidated financial statements include the accounts of Stations and its wholly owned subsidiary, Benedek. Benedek has three wholly owned subsidiaries, Benedek License Corporation, Benedek Cable, Inc. and Benedek Interactive Media, LLC (the “Benedek Subsidiaries”). All significant intercompany items and transactions have been eliminated in consolidation.

Significant Accounting Policies

(1) Accounting estimates

      The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) Cash equivalents and concentration

      Stations considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

      At various times during the periods, Stations had cash and cash equivalents on deposit with a financial institution in excess of federal depository insurance limits. Stations has not experienced any credit losses on these deposits.

(3) Revenues

      Revenue related to the sale of advertising is recognized at the time of broadcast. Net revenues are shown net of agency and national representatives’ commissions.

      Deferred revenues primarily relate to compensation paid by the network at the inception of the network affiliation agreement. This revenue is being recognized prorata until 2005, on a straight-line method.

(4) Barter transactions

      Revenue from barter transactions (advertising provided in exchange for goods and services) is recognized as income when advertisements are broadcast and merchandise or services received are charged to expense (or capitalized as appropriate) when received or used. The transactions are recorded at the fair

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

market value of the asset or service received. For the years ended December 31, 1999, 2000 and 2001, revenues from barter transactions totaled approximately $6,377,000, $6,182,000 and $6,111,000, respectively.

(5) Program broadcast rights and liabilities

      Program broadcast rights represent rights for the telecast of feature length motion pictures, series produced for television and other films, and are presented at the lower of amortized cost or net realizable value. Each agreement is recorded as an asset and liability when the license period begins and the program is available for its first showing. Program broadcast rights are amortized on a straight-line method over the life of the contract, which is included in selling, technical and program expenses. The agreements are classified between current and long-term assets according to the estimated time of future usage. The related liability is classified between current and long-term on the basis of the payment terms.

(6) Deferred loan and acquisition costs

      Deferred loan costs are amounts incurred in connection with long-term financing. The costs are amortized on the interest method over the terms of the related debt security. Costs incurred in connection with long-term financing which is not consummated are expensed at the point in time when the negotiation on the financing ceases. Costs incurred in connection with issuances of preferred stock are included in stockholders’ deficit as a permanent reduction of additional paid-in capital.

      Acquisition costs are amounts incurred in connection with acquiring additional television stations. Costs incurred in connection with acquisitions, which are not consummated, are expensed at the point in time when the negotiation on the acquisition ceases. The acquisition costs related to successful acquisitions are treated as part of the purchase price and are allocated to the assets purchased.

(7) Property and equipment and intangible assets

(a) Property and equipment are recorded at cost and depreciated using the straight-line method over the following estimated ranges of useful lives:

Years

Buildings and improvements	5-40
Towers	5-12
Transmission equipment	3-10
Other equipment	1-5

      Gains and losses on the disposition of property and equipment in the normal course of business are insignificant and are included in depreciation and amortization on the consolidated statement of operations.

(b) Intangible assets, which include FCC licenses, network affiliation agreements and goodwill, have been recorded at cost and are amortized over 40 years using the straight-line method.

(c) Stations reviews its property and equipment and intangibles annually to determine potential impairment by comparing the carrying value of the assets with the undiscounted anticipated future cash flows of the related property before interest charges. If the future cash flows are less than the carrying value, Stations would obtain an appraisal or discount the future cash flows to determine fair value, and adjust the carrying value of the assets to the estimated fair value if the fair value is less than the carrying value (Note E).

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(8) Other interest expense

      Other interest expense includes accrued interest added to long-term debt balances, deferred loan cost amortization and write offs (except deferred loan cost write offs related to extraordinary debt extinguishments), financing costs not consummated, and accretion of discounts.

(9) Income taxes

      Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating losses and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

      Stations and its subsidiaries file a consolidated federal income tax return.

(10) Employee Benefits

      Stations has defined contribution plans covering all eligible employees. Stations’ contribution is at the discretion of the Board of Directors.

      Stations self-insures for health benefits, which are provided to all full-time employees with specified periods of service. Insurance coverage is maintained by Stations for claims in excess of specific and annual aggregate limits.

      Stations has elected to continue accounting for employee stock-based compensation under Accounting Principles Board Opinion No. 25.

(11) Earnings (loss) per common share

      Basic per-share amounts are computed by dividing net income (loss) adjusted for preferred stock dividends declared and accretion (the numerator) by the weighted-average number of common shares outstanding (the denominator). Diluted per-share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce the loss or increase the income per common share from continuing operations. Stations has no present dilutive per-share amounts, since the inclusion of the Initial Warrants (as defined) and stock options would have been anti-dilutive for the periods presented.

(12) Interest rate cap agreement and recently adopted accounting standard

      Interest rate cap agreements are used to manage interest rate exposure by hedging certain liabilities. Income and expense are accrued under the terms of the agreement based on the expected settlement payments and are recorded as a component of interest income or expense.

      Effective January 1, 2001, Stations adopted Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS Nos. 137 and 138. The new accounting standards require all derivative instruments be recorded on the balance sheet at fair value. Changes in fair value of the derivatives are recorded each period in current earnings or in other comprehensive income, depending on whether the derivative is designated as a fair value or cash flow hedge. The ineffective portion of all hedges is recognized in current period earnings. On adoption Stations’ only derivative instrument was an interest rate cap for which the fair value approximated the carrying value.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Note B) — Acquisition and Sale of Certain Television Stations

      On December 30, 1998, Stations entered into an Asset Exchange Agreement with The Ackerley Group, Inc. (“Ackerley”) pursuant to which Stations exchanged the television broadcast assets of KCOY-TV, in Santa Maria, California, for the television broadcast assets of KKTV, Ackerley’s station in Colorado Springs, Colorado (the “1999 Swap”). Both KCOY-TV and KKTV are CBS affiliates. The exchange was completed on May 1, 1999, upon which Stations paid $9,000,000 to Ackerley as further consideration in accordance with the agreement.

      The exchange was recorded as a separate sale and acquisition of stations, with the acquisition of KKTV accounted for under the purchase method of accounting. Accordingly, the results of the operations for KKTV are included in Stations’ consolidated financial statements since the date of acquisition, May 1, 1999. In addition, the parties entered into a time brokerage agreement for each station, in effect from January 1, 1999 until April 30, 1999. During the time brokerage period, the revenue and expenses of each station went to the account of the buyer, net of applicable time brokerage fees. The net time brokerage fee expense was $508,000 for the year ended December 31, 1999.

      The total purchase price for KKTV was approximately $33,631,000, which consisted of the fair market value of the KCOY-TV assets of $24,272,000, a cash payment of $9,000,000, and fees and costs of the transaction of $359,000. The purchase price has been allocated to acquired assets and liabilities based on their relative fair values as of the closing date. The excess of the purchase price over the net assets received from the acquisition is being amortized on the straight-line method over a period of 40 years.

      A gain of approximately $13,323,000 was recorded to reflect the sale of KCOY-TV. This gain consisted of the fair market value of the KCOY-TV assets of $24,272,000 less their book value of $10,732,000 and fees of $217,000.

      During September 1999, a loss in the amount of approximately $222,000 was recorded to reflect the sale of KTVS-TV, Sterling, Colorado, which was a satellite operation of KGWN-TV, Cheyenne, Wyoming. Stations sold KTVS-TV since KTVS-TV is outside of the KGWN-TV designated market area. The loss is included in “Loss from operations of discontinued stations” in the consolidated statement of operations as KGWN-TV is one of the stations included in the Station Group to be sold. See (Note Q).

      On November 19, 1999, Stations entered into an Asset Purchase Agreement with The Chronicle Publishing Company (“Chronicle”) and on December 10, 1999, Stations entered into an Asset Exchange Agreement with WGRC, Inc. (“WGRC”). Pursuant to these agreements, WGRC acquired the television broadcast assets of WOWT-TV and KAKE-TV, Chronicle’s television stations in Omaha, Nebraska and Wichita, Kansas, respectively, and then immediately transferred the same to the Company in exchange for the television broadcast assets of WWLP-TV, Stations’ station in Springfield, Massachusetts (the “2000 Swap”). The exchange was completed on March 31, 2000, upon which Stations paid $18,000,000 to WGRC as further consideration in accordance with the agreements. At December 31, 1999, Stations had deposited $10,000,000 in an escrow account related to this transaction. The remaining $8,000,000 was funded from the proceeds of the sale of KOSA-TV discussed below.

      The exchange was recorded as a separate sale and acquisition of stations, with the acquisition of KAKE-TV and WOWT-TV accounted for under the purchase method of accounting. Accordingly, the results of the operations for KAKE-TV and WOWT-TV are included in Stations’ consolidated financial statements since the date of acquisition, March 31, 2000.

      The total purchase price and costs of the acquisition of KAKE-TV and WOWT-TV was approximately $141,839,000, which consisted of the fair market value of the WWLP-TV assets of $122,961,000, a cash payment of $18,000,000 and fees and costs of the transaction of approximately

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$878,000. The purchase price has been allocated to acquired assets and liabilities based on their relative fair market values as of the closing date.

      A gain of approximately $61,144,000 was recorded to reflect the disposition of WWLP-TV. The gain consisted of the fair market value of the WWLP-TV assets of $122,961,000 less their book value of $61,431,000 and fees of $386,000.

      On December 15, 1999, Stations entered into an Asset Purchase Agreement with ICA Broadcasting I, Ltd. (“ICA”) pursuant to which Stations sold the television broadcast assets of KOSA-TV, in Odessa, Texas to ICA for a cash payment of $8,000,000 on March 21, 2000 (the “2000 Sale”). A gain of approximately $262,000 was recorded on the sale of KOSA-TV, which consisted of the excess of the $8,000,000 sale price over the book value of the assets of $7,642,000 less fees of the transaction. Stations wrote down the KOSA-TV assets during 1999 by $6,920,000, as a result of the signing of the Asset Purchase Agreement with ICA, which contemplated the sale.

      The unaudited pro forma results of operations and earnings per share for the years ended December 31, 1999 and 2000, assuming the 1999 Swap, 2000 Swap and 2000 Sale had occurred on January 1, 1999 and 2000, are presented in the table below.

	Year Ended December 31,

	1999	2000

	(In thousands)
Net revenue	$112,381	$120,155
(Loss) before extraordinary item	(19,308)	(13,262)
Extraordinary item	(12,510)	942

Net (loss)	$(31,818)	$(12,320)
Basic and diluted (loss) per common share:
(Loss) before extraordinary item	$(5.18)	$(5.03)
Extraordinary item	(1.69)	0.13

(Loss) per common share	$(6.87)	$(4.90)

      The pro forma results of operations and earnings per share for the 1999 Swap, 2000 Swap and 2000 Sale for the years ended December 31, 1999 and 2000 refer to the operating results of KKTV, KAKE-TV and WOWT-TV as if such stations were owned, and to KCOY-TV, WWLP-TV and KOSA-TV as if such stations were sold, by Stations on January 1, 1999 and 2000, with pro forma adjustments only for depreciation and amortization, interest and income taxes. The pro forma results do not include the gain on the disposition of KCOY-TV, WWLP-TV and KOSA-TV, nor the write down of KOSA-TV’s assets in contemplation of the sale, for either period presented.

      The pro forma information does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of the operations of the stations.

     Sale of Station

      On November 26, 2001, Stations entered into an Asset Purchase Agreement with West Virginia Media Holdings, LLC (“West Virginia Media”) pursuant to which Stations will sell the television broadcast assets of WTRF-TV, in Wheeling, West Virginia to West Virginia Media for $18,500,000. Upon the execution of the agreement, Stations received a $350,000 option payment from West Virginia which will reduce the final purchase price. Stations recorded a lower of cost or market adjustment of approximately $6,880,000 in 2001 to write down the assets of WTRF-TV to the sales price. Because Stations has elected to early adopt the provisions of SFAS No. 144, “Accounting for the Impairment or

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Disposal of Long-Lived Assets,” as discussed in [Note O], this lower of cost or market adjustment is included in “Loss from operations of discontinued stations.” The assets of WTRF-TV have been shown on the accompanying balance sheet as “Assets of station held for sale” as of December 31, 2001. It is anticipated that the sale will be completed in the second quarter of 2002. See (Note Q).

(Note C) — Related Party Transactions and 1999 Stock Option Plan

     Stock Option Agreements

      In 1998, a key employee exercised all outstanding options granted to him under a stock-based compensation plan for the employee. Stations loaned the key employee the funds necessary to pay for the shares under a note for $555,000 which bears interest at 5.93% and is due on December 31, 2007. This recourse note, which is a personal obligation of the employee, is collateralized by the stock, which was issued upon exercise of the option, and is classified as a negative equity account in the accompanying consolidated balance sheets.

      During 2001, Stations amended the above-mentioned key employee’s employment agreement whereby he will receive compensation sufficient to satisfy the obligation and any related income tax liability, provided that he remains an active employee through the earlier of death, disability, termination by Stations without cause, or December 31, 2003. This obligation is being accrued ratably through December 31, 2003. In connection therewith, Stations recognized expense of approximately $107,000 for the year ended December 31, 2001.

      In December 1998, Stations’ board of directors adopted the 1999 Stock Option Plan (the “Plan”) whereby from time to time on or before December 31, 2008, options to purchase shares of class B common stock may be granted to employees, directors or consultants and advisors of Stations and its subsidiaries. The aggregate number of shares of common stock, which may be purchased pursuant to options granted at any time under the Plan, shall not exceed 240,000. The purchase price per share shall be the fair market value, as defined by the Plan, or an amount determined by the board. If options are granted to an employee who, at the time of the grant, owns more than ten percent of the voting stock of Stations, the purchase price per share shall be at least one hundred and ten percent of the fair market value, as defined by the Plan. The vesting period of options granted under the Plan are determined by the board. The maximum term options may be outstanding under the plan is ten years.

      A summary of the status of the Plan at December 31, 1999, 2000 and 2001 and changes during the years then ended is as follows:

	1999		2000		2001

		Wgt. Avg.		Wgt. Avg.		Wgt. Avg.
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	—	$—	165,000	$15.00	60,000	$15.00
Granted	165,000	15.00	—	—	75,000	27.00
Exercised	—	—	—	—	—	—
Forfeited	—	—	(105,000)	15.00	(15,000)	15.00
Expired	—	—	—	—	—	—

Outstanding at end of year	165,000	$15.00	60,000	$15.00	120,000	$22.50

Exercisable at end of year	—	$—	6,000	$15.00	10,000	$16.20

      The remaining contractual life of the options outstanding at December 31, 2001 is seven years for 45,000 options and nine years for 75,000 options.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As permitted under generally accepted accounting principles, Stations accounts for the employee options under the provisions of APB Opinion No. 25 and its related interpretations. Accordingly, no compensation cost has been recognized for the grant of the options. Had compensation cost been determined based on the fair value method prescribed in FASB Statement No. 123, the reported net income (loss) and basic and diluted (loss) per common share for the years ended December 31, 1999, 2000 and 2001 would have been $(28,395) and $(6.40), $15,805 and $(1.10), and $(45,432) and $(10.35), respectively. In determining the pro forma amounts for the options granted in 1999, the fair value per share for each option was estimated to be $6.61 at the grant date by using the Black-Scholes option-pricing model with the following assumptions: no dividends will be paid on the class B common stock; a risk-free interest rate of 4.44%; an expected life of five years; and an expected price volatility of 43.0%. In determining the pro forma amounts for the options granted in 2001, the fair value per share for each option was estimated to be $0.97 at the grant date by using the Black-Scholes option-pricing model with the following assumptions: no dividends will be paid on the class B common stock; a risk-free interest rate of 4.91%; an expected life of six years; and an expected price volatility of 64.0%.

     Director Fees

      Stations paid fees of approximately $871,000, $896,000, and $974,000 during the years ended December 31, 1999, 2000 and 2001, respectively, to the law firm of Shack Siegel Katz Flaherty & Goodman, P.C. A partner of Shack Siegel Katz Flaherty & Goodman, P.C. serves as a director to Stations.

     Notes Receivable-Officers

      During 1999 and 2000 Stations issued loans to various officers of Stations for which the total amounts receivable as of December 31, 2000 and 2001 were $1,717,000 and $1,702,000, respectively. These notes bear interest at the applicable federal rates in effect at the time of issuance and have due dates ranging from May 1, 2002 to December 31, 2003. These notes are personal obligations of the applicable officer and have been issued with recourse.

      On March 1, 2002, the foregoing notes due from one officer were consolidated into a single note in the amount of $1,635,000, representing the aggregate outstanding principal and interest due to Stations from the officer. The maturity of such loans was extended until the earlier of June 30, 2002 or the date the employee sells his securities in Stations. The interest is payable at maturity and accrues at the applicable federal rate in effect on March 1, 2002.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Note D) — Property and Equipment

      Property and equipment consists of the following:

	December 31,

	2000	2001

	(In thousands)
Land and improvements	$7,182	$7,175
Buildings and improvements	35,083	35,126
Towers	17,493	16,859
Transmission and studio equipment	81,179	81,393
Office equipment	12,101	13,604
Transportation equipment	4,308	4,770
Construction in progress	6,167	6,652

	163,513	165,579
Less accumulated depreciation and amortization	88,602	97,705

	$74,911	$67,874

(Note E) — Intangible Assets

      Intangible assets consist of the following:

	December 31,

	2000	2001

	(In thousands)
Goodwill	$115,797	$83,210
FCC licenses	173,882	163,766
Network affiliations	90,874	82,738
Other	1,361	1,161

	$381,914	$330,875

      Intangible assets are recorded net of accumulated amortization of $54,830,000 and $79,748,000 as of December 31, 2000 and 2001, respectively. In addition to the $6,920,000 lower of cost or market adjustment on KOSA-TV as discussed in (Note B), during 1999 Stations also wrote down certain stations’ goodwill and FCC licenses which were determined to have been impaired based on Stations’ estimate of fair value using discounted future cash flows. The writedown of approximately $2,762,000 is included in “Loss from operations of discontinued stations” on the consolidated statement of operations as the related stations are part of the Station Group to be sold as discussed in (Note Q).

      In addition to the $6,880,000 lower of cost or market adjustment on WTRF-TV as discussed in (Note B), during 2001 Stations also wrote down a certain station’s goodwill and network affiliation which were determined to have been impaired based on Stations’ estimate of fair value using discounted future cash flows. The writedown of approximately $17,673,000 is included in “Loss from operations of discontinued stations” on the consolidated statement of operations as the related station is part of the Station Group to be sold as discussed in (Note Q).

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Note F) — Redeemable Equity Securities and Discount Notes

Senior Preferred Stock

      In 1996, Stations sold 60,000 Units in a private placement, which generated proceeds of $60,000,000. Each Unit consisted of (i) ten shares of 15% Exchangeable Redeemable Senior Preferred Stock due 2007 (the “Original Senior Preferred Stock”), (ii) ten initial warrants to purchase class A common stock of Stations with an expiration date of July 1, 2007 (the “Initial Warrants”) and (iii) 14.8 contingent warrants to purchase class A common stock of Stations.

      The Original Senior Preferred Stock and the contingent warrants were redeemed in June 1998 from the proceeds of Stations’ May 14, 1998 issuance of 100,000 shares of 11.5% Senior Exchangeable Preferred Stock (the “Senior Preferred Stock”), with an initial liquidation preference equal to proceeds received of $100,000,000.

      Dividends on the Senior Preferred Stock are cumulative and payable quarterly commencing August 15, 1998 at a rate of 11.5% of the then effective liquidation preference per share. Stations, at its option, may pay dividends on any dividend payment date occurring on or before May 15, 2003 either in cash or by adding such dividends to the then effective liquidation preference. Stations has been adding the dividends to the liquidation preference from the issuance date through December 31, 2001. The Senior Preferred Stock is not redeemable until May 15, 2003 at which time cash dividends are required to be paid at a rate of 11.5% of the then effective liquidation preference per share. Thereafter, Stations has the option to redeem these shares in whole or in part at predetermined redemption prices prior to May 15, 2008 when they are due. The Senior Preferred Stock is exchangeable into debentures at Stations’ option, subject to certain conditions, in whole on any scheduled dividend payment date. The Senior Preferred Stock contains various restrictive covenants relating to limitations on dividends, transactions with affiliates, further issuance of debt, and the sales of assets, among other things.

      Since it was originally management’s intention to redeem the Senior Preferred Stock prior to the date that cash dividends are required to be paid, the amount of the estimated redemption premium payable had been accreted as a constructive distribution over five years since May 1998. During the fourth quarter of 2001, management determined that the redemption of the Senior Preferred Stock was unlikely to occur based on Stations’ financial position as described in (Note Q). As a result, accretion has been discontinued on the redemption premium for future periods.

Junior Preferred Stock

      In 1996, Stations issued 450,000 shares of Seller Junior Discount Preferred Stock due July 1, 2008 (the “Junior Preferred Stock”) with an aggregate liquidation preference equal to the proceeds of $45,000,000. Dividends are payable to the holders of the Junior Preferred Stock at 7.92% per annum, cumulative until the fifth anniversary of the issuance thereof and thereafter at increasing rates up to 18%. The dividends on the Junior Preferred Stock are cumulative and were being accrued at the initial rate of 7.92% through September 30, 2000, since it was Stations’ intention to redeem the Junior Preferred Stock prior to the fifth anniversary. During October 2000, Stations determined that redemption of the Junior Preferred Stock would most likely occur subsequent to the fifth anniversary. Accordingly, Stations began to accrue dividends in October 2000 under the effective cost method on a prospective basis based on the carrying value at October 1, 2000 to the liquidation preference at July 1, 2008. The effect of this change was to increase the loss per common share for the year ended December 31, 2000 by $(0.20). The change had no effect on income before extraordinary item or net income. Prior to June 5, 2001, dividend payments on the Junior Preferred Stock were not permitted to be made in cash and instead were added automatically to the liquidation preference and as a result are deemed paid in full.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Junior Preferred Stock is subject to mandatory redemption in whole on July 1, 2008 and Stations has the option to redeem these shares in whole or in part at a price equal to the sum of the liquidation value per share plus an amount equal to all accumulated and unpaid dividends per share to the date of redemption.

      The following table summarizes these activities from December 31, 1999 through December 31, 2001 as follows:

	Senior	Junior
	Preferred	Preferred
	Stock	Stock

	(In thousands)
Balance at December 31, 1999	$122,092	$59,539
Accrued dividends	15,469	6,389
Accretion of redemption prepayment premium	2,075	—

Balance at December 31, 2000	$139,636	$65,928
Accrued dividends	16,135	12,977
Accretion of redemption prepayment premium	2,074	—

Balance at December 31, 2001	$157,845	$78,905

Initial Warrants

      At December 31, 2000 and 2001, there were 345,000 and 310,000 of outstanding Initial Warrants, respectively, which expire July 1, 2007. Each Initial Warrant entitles the holder thereof to purchase one share of class A common stock at an exercise price of $0.01 per share. The value of the Initial Warrants at the date of issuance was $9,000,000, which was allocated to paid-in capital. During September 1999, December 2000 and January 2001, Stations redeemed 185,000, 20,000, and 35,000 of the outstanding Initial Warrants for $2,957,000, $80,000 and $158,000, respectively.

Discount Notes

      In June 1996, Stations issued Senior Subordinated Discount Notes due 2006 (the “Discount Notes”) in the principal amount of $170,000,000. These Discount Notes were issued at a discount of $79,822,000, which generated gross proceeds of $90,178,000. The Discount Notes mature on May 15, 2006 and yield 13.25% per annum with no cash interest accruing prior to May 15, 2001. On May 15, 2001, cash interest began to accrue until maturity payable semiannually, commencing November 15, 2001. The Discount Notes are redeemable at the option of Stations, in whole or in part, at predetermined redemption prices and under specified conditions. The Discount Notes are subordinated to all other senior debt of Stations. The Discount Notes contain various restrictive covenants. The Discount Notes were exchanged for Discount Notes registered with the Securities and Exchange Commission pursuant to a registration statement declared effective in October 1996. At December 31, 2000 and 2001 the accreted value of the notes was $147,546,000 and $154,670,000, respectively. The outstanding face value at December 31, 2000 and 2001 was $154,670,000.

      Stations is currently in default on the Discount Notes as Stations was unable to make the November 15, 2001 interest payment as Stations’ senior lenders under the Credit Facility blocked the payment of interest due on the Discount Notes as discussed in (Note Q). The entire outstanding balance of the Discount Notes of $154,670,000 has been classified as a current liability as a result of the default and related uncertainty.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Since Stations derives all of its operating income and cash flow from Benedek Stations’ ability to pay its obligations, including (i) interest on and principal of the Discount Notes, (ii) redemption of and cash dividends on the Senior Preferred Stock and (iii) redemption of and cash dividends on the Junior Preferred Stock, will be dependent primarily upon receiving dividends and other payments or advances from Benedek. Benedek is a separate and distinct legal entity and has no legal obligation, contingent or otherwise, to pay any amount to Stations or to make funds available to Stations for debt service or any other obligation.

(Note G) — Long Term Debt

(1) Notes payable

     Term Loans and Revolver

      On May 20, 1999, Stations borrowed $275,000,000 against a credit facility (the “Credit Facility”), which was amended as of June 18, 1999 and March 22, 2000, with an aggregate borrowing limit of $310,000,000. The proceeds were used by Stations to finance the tender offer of its 11.875% Senior Secured Notes due 2005 (the “Senior Secured Notes”) and extinguish the then existing credit agreement.

      The Credit Facility includes a $220,000,000 term loan (the “Term Loan”) and a $90,000,000 revolver (the “Revolver”) of which no additional borrowings were available at December 31, 2001 due to covenant violations discussed below. The Term Loan bears interest, at Stations’ option, at a base rate plus 2.25% or at a LIBOR rate plus 3.25%. The Revolver bears interest, at Stations’ option, at a base rate plus 1.00% to 1.75% or at a LIBOR rate plus 2.00% to 2.75%. The margins above the base rate and the LIBOR rate at which the Revolver bears interest is reduced when certain leverage ratios decrease. The interest rate on the Term Loan was 7.0% and the interest rate on the Revolver was 6.5% at December 31, 2001. In addition, Stations has accrued for an additional 2.0% interest on the Term Loan and Revolver since September 17, 2001 due to a default interest rate provision which became effective when a forebearance agreement with the lenders expired. The unused portion of the Revolver is subject to a commitment fee ranging from 0.75% per annum to 0.375% per annum based on certain leverage ratios.

      Stations is required to make scheduled payments on the Term Loan beginning in 2002 to maturity in 2007. In addition, Stations is required to make prepayments on the Term Loan and the Revolver under certain circumstances, including upon the sale of certain assets and the issuance of certain debt or equity securities. Beginning in 2002, Stations is required to make prepayments on the Term Loan and the Revolver in an amount equal to 50% of excess cash flow, which will require a payment of approximately $2,664,000 on or prior to April 30, 2002.

      The commitment under the Revolver will be permanently reduced over the period from June 2002 to maturity in 2007. In addition, the commitment under the Revolver will be permanently reduced in certain circumstances including upon the sale of certain assets and the issuance of certain debt or equity securities and with excess cash flow. Stations has the right to pay down the Revolver without penalty in increments of $1,000,000.

      The Credit Facility contains certain financial covenants, including, but not limited to, covenants related to interest coverage, total and senior leverage ratios and fixed charge ratio. In addition, the Credit Facility contains other affirmative and negative covenants relating to, among other things, liens, payments on other debt, restricted junior payments (excluding distributions from Benedek to Stations), transactions with affiliates, mergers and acquisitions, sales of assets, guarantees and investments. The Credit Facility contains customary events of default for highly-leveraged financings, including certain changes in ownership or control of Stations. The Credit Facility is secured by Stations’ present and future property and assets and the common stock of Benedek License Corporation.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Stations is currently in default under the Credit Facility due to Stations being in violation of certain covenants since June 30, 2001. At December 31, 2001 Stations was not in compliance with the senior debt ratio, total leverage ratio and interest coverage ratio under the Credit Facility. The non-compliance results from the decline in operating results during 2001. The entire outstanding balance under the Credit Facility of $276,000,000 has been classified as a current liability as a result of the default and related uncertainty.

     Other Notes

      Other notes payable consist of multiple financing agreements requiring monthly payments including interest from 0.9% to 11.6% on notes maturing from 2002 through 2021 that are collateralized by various assets of Stations.

      Notes payable consist of the following:

	December 31,

	2000	2001

	(In thousands)
Revolver	$58,500	$56,000
Term Loan	220,000	220,000
Discount Notes — see (Note F) for terms	147,546	154,670
Other	6,896	6,702

	432,942	437,372
Less current maturities	1,460	432,639

	$431,482	$4,733

      At December 31, 2001, the notes provide for annual reductions as follows:

Year Ending December 31,	(In thousands)

2002	$432,639
2003	858
2004	638
2005	491
2006	264
Thereafter	2,482

$437,372

      Other notes include Stations’ lease of its premises in Harrisonburg, Virginia under a capital lease. Stations has the option to purchase the premises upon written notice to the landlord at any time during the 20-year term, which expires April 27, 2018. At December 31, 2001, the option purchase price was $1,415,000.

(2) Interest Rate Cap

      During September 2001, in accordance with certain covenants of the Credit Facility, Stations entered into an interest rate cap agreement which matures in September 2003, to reduce the impact of changes in interest rates on its floating-rate long-term debt. That agreement effectively entitles Stations to receive from a financial institution the amount, if any, by which the British Bankers’ Association interest settlement rates (“settlement rate”) for U.S. dollar deposits exceeds 6.00% on a notional amount totaling $60,000,000 subject to an amortization schedule. As of December 31, 2001, the settlement rate was 1.90%.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The $95,000 premium paid for this interest rate cap is being amortized ratably to interest expense over the 24-month term of the cap, and is reported as an other asset in the accompanying consolidated balance sheets. The carrying value of the interest rate cap at December 31, 2001 materially approximates fair value. Although Stations is exposed to credit loss in the event of nonperformance by the counterparty on the interest rate cap, management does not expect nonperformance by the counterparty.

(3) Gain (Loss) on Extinguishment of Debt

      On April 16, 1999, Stations commenced a tender offer and consent solicitation (the “Offer”) for any and all of the $135,000,000 in outstanding principal amount of the Senior Secured Notes. The total consideration for each of $1,000 principal of Senior Secured Notes was $1,105.78 which consisted of the Offer price per $1,000 principal of Senior Secured Notes of $1,075.78 and a consent payment of $30 per $1,000 principal amount of the Senior Secured Notes.

      On May 20, 1999, Stations redeemed all of the outstanding Senior Secured Notes. The offer was financed through the Credit Facility. A total of $12,510,000 (net of $8,340,000 of applicable income taxes) was reflected as a loss on the early extinguishment of debt which was comprised of prepayment premiums, consent payments, expenses of the transaction and a write-off of unamortized fees associated with the Senior Secured Notes and the then existing credit agreement.

      During July 1999, Stations retired a portion of its Discount Notes with a face amount of $3,000,000. The Discount Notes had an accreted value of $2,371,000 and were purchased for a total of $2,591,000, which includes a premium payment for early retirement. The premium payment, totaling $220,000, is included in other interest expense.

      During 2000, Stations retired portions of its Discount Notes with a total face amount of $12,330,000. The Discount Notes had an accreted value of $11,390,000 and were purchased for a total of $9,820,000. A total of $942,000 (net of $628,000 of applicable income taxes) was reflected as a gain on the early extinguishment of debt.

(Note H) — Program Broadcast Rights and Liabilities

      Program broadcast rights and program broadcast liabilities consist of the following:

	Program	Program
	Broadcast	Broadcast
	Rights	Liabilities

	(In thousands)
Balance at December 31, 1999	$7,114	$9,586
Contracts acquired	8,100	8,100
Net addition due to station swap (Note B)	572	522
Amortization	(9,015)	—
Payments	—	(8,691)

Balance at December 31, 2000	6,771	9,517
Contracts acquired	10,783	10,783
Amortization	(9,276)	—
Payments	—	(8,873)

Balance at December 31, 2001	$8,278	$11,427

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The current maturities of program broadcast liabilities consist of the following:

	December 31,

	2000	2001

	(In thousands)
Program contracts, due in varying installments	$9,517	$11,427
Less current maturities	(9,188)	(9,421)

Long-term portion	$329	$2,006

      The maturities of the contracts are as follows at December 31, 2001:

Year Ending December 31,	(In thousands)

2002	$9,421
2003	877
2004	563
2005	510
2006	56

$11,427

      In addition, Stations has entered into noncancellable commitments for future program broadcast rights aggregating approximately $13,630,000 as of December 31, 2001 with future payments as follows:

Year Ending December 31,	(In thousands)

2002	$1,365
2003	5,246
2004	4,342
2005	2,225
2006	434
Thereafter	18

$13,630

(Note I) — Accounts Payable and Accrued Expenses

      Accounts payable and accrued expenses consist of the following:

	December 31,

	2000	2001

	(In thousands)
Trade payables	$1,553	$1,207
Barter, net	279	200
Compensation and benefits	5,757	4,517
Interest	2,486	14,449
Other	2,374	2,688

	$12,449	$23,061

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Note J) — Leases

      Stations leases land, office space and office and transportation equipment under agreements which expire from 2002 through 2007 and require various minimum annual rentals. The leases also require payment of the normal maintenance, real estate taxes and insurance on the properties.

      Stations has the option to purchase its leased premises in Casper, Wyoming upon written notice to the landlord at any time during the 10-year term, which expires March 5, 2007. At December 31, 2001, the option purchase price was $446,000, which increases each year through 2002 by six percent and each year thereafter by three percent of the original option purchase price.

      The approximate total minimum rental commitments at December 31, 2001 under these leases are due as follows:

Year Ending December 31,	(In thousands)

2002	$1,364
2003	1,278
2004	893
2005	807
2006	400
Thereafter	156

$4,898

      Total rental expense under these agreements and other monthly rentals for the years ended 1999, 2000 and 2001 was approximately $1,127,000, $1,129,000 and $1,040,000, respectively.

      Stations is a lessor of certain portions of its real property to various organizations. Total rental income under these agreements for the years ended 1999, 2000 and 2001 was approximately $1,000,000, $1,031,000 and $799,000, respectively.

(Note K) — Income Tax Matters

      On June 6, 1996 when Stations changed tax status from an S corporation to a C corporation, the accumulated deficit of $41,073,000, which existed on that date, was reclassified to additional paid-in capital.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The deferred tax assets and liabilities consist of the following components for Stations:

	December 31,

	2000	2001

	(In thousands)
Deferred tax assets:
Loss and tax credit carryforwards	$5,838	$11,343
Receivable allowances and accruals	1,138	946
Network agreements	973	762
Original issue discount	26,200	29,049

	34,149	42,100

Deferred tax liabilities:
Property and equipment	5,596	4,555
Intangibles	78,480	76,811

	84,076	81,366

Net deferred tax liability	$(49,927)	$(39,266)

      The total income tax benefit (expense) for the years ended December 31, 1999, 2000 and 2001 was $9,717, $(30,479) and $11,906, respectively. Those amounts have been allocated to the following financial statement items:

	Year Ended December 31,

	1999	2000	2001

	(In thousands)
Income (loss) from continuing operations	$(406)	$(29,199)	$10,165
(Loss) from discontinued operations	1,783	(652)	1,741
Extraordinary item	8,340	(628)	—

	$9,717	$(30,479)	$11,906

      The income tax benefit (expense) related to continuing operations before income taxes and extraordinary item for Stations consisted of the following:

	Year Ended December 31,

	1999	2000	2001

	(In thousands)
Current tax benefit (expense)	$(696)	$(608)	$359
Deferred tax benefit (expense)	290	(28,591)	9,806

	$(406)	$(29,199)	$10,165

      Under the provisions of the Internal Revenue Code, Stations and its subsidiaries have approximately $27,021,000 of net operating loss carryforwards, which expire in the years 2020 through 2022, and approximately $535,000 of tax credit carryforwards with no expiration, that are available to offset future tax liabilities.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A reconciliation of the statutory federal income tax rate to Stations’ effective tax rate on income (loss) from continuing operations is as follows:

	December 31,

	1999	2000	2001

Computed “expected” income tax (benefit) expense	(35.0)%	35.0%	(35.0)%
Increase (decrease) resulting from:
State income taxes, net of federal effect	(5.0)	5.0	(5.0)
Nondeductible amortization and expenses	14.7	2.5	3.2
Nondeductible goodwill write-off related to sale of stations	25.1	22.6	—
Other, net	3.9	(0.1)	(0.2)

Effective tax rate	3.7%	65.0%	(37.0)%

      The 1999 and 2000 tax effects related to the extraordinary items in 1999 and 2000 (Note G) are deferred and approximate the statutory U.S. tax rate.

(Note L) — Preferred and Common Stock

      The board of directors of Stations has authorized 2,500,000 shares of preferred stock of which 550,000 was issued and outstanding as of December 31, 2001. The board has the right and ability to set the terms and preferences of the preferred stock. The board has not set the terms and preferences of the remaining 1,950,000 unissued shares.

      The following table summarizes common stock:

	December 31,

	2000	2001

Common stock, class A par value $0.01, one vote per share
Authorized shares	10,000,000	10,000,000
Issued and outstanding shares	None	None
Common stock, class B par value $0.01, ten votes per share, convertible into class A common stock at a ratio of 1:1
Authorized shares	10,000,000	10,000,000
Issued and outstanding shares	7,400,000	7,400,000

(Note M) — Fair Value of Financial Instruments

      The estimated fair value of financial instruments has been estimated by Stations using available market information and appropriate valuation methodologies as discussed below. Considerable judgment was required, however, to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts Stations could realize in a current market exchange.

      Cash and cash equivalents, current receivables and current payables have carrying values which approximate fair value because of the short-term nature of those instruments. The floating rate long-term debt carrying amount approximates fair value because the interest rate fluctuates with the bank’s lending rate. The interest rate cap agreement is carried at fair value.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table shows the carrying amounts and estimated fair values of other financial instrument liabilities at December 31, 2000 and 2001:

	2000		2001

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

	(In thousands)
Program broadcast liabilities	$9,517	$9,081	$11,427	$11,002
Other notes payable	6,896	6,896	6,702	6,702
Discount Notes	147,546	119,096	154,670	112,909
Senior Preferred Stock	139,636	47,152	157,845	30,179
Junior Preferred Stock	65,928	22,078	78,905	See Below

      The fair value of program broadcast liabilities and other notes payable were estimated using the discounted cash flow method.

      The fair value of the Discount Notes and Senior Preferred Stock were estimated using readily available quoted market prices.

      The fair value of the Junior Preferred Stock at December 31, 2000 was estimated using discounted cash flow analysis, based on the interest rate, preferences and other risks inherent in the instrument. Due to Stations’ current financial position and the lack of available market prices, the fair value of the Junior Preferred Stock was not practicable to be estimated at December 31, 2001.

      The above fair value estimates were made at a discrete point in time based on relevant market information and other assumptions about the financial instruments. As no active market exists for a significant portion of Stations’ financial instruments, fair value estimates were based on judgments regarding current economic conditions; future expected cash flows, risk characteristics and other factors. These estimates are subjective in nature and involve uncertainties and, therefore, cannot be calculated with precision. Changes in assumptions could significantly affect these estimates.

(Note N) — Pending Adoption of Accounting Standards

      In July 2001, the Financial Accounting Standards Board (FASB) issued two statements — Statement 141 “Business Combinations” and Statement 142 “Goodwill and Other Intangible Assets,” which will impact Stations’ accounting for its goodwill and other intangible assets. Stations will be required to adopt these pronouncements for its 2002 financial statements.

      Statement 141 “Business Combinations”:

•	Eliminates the pooling method of accounting for business combinations.

•	Requires that intangible assets that meet certain criteria be reported separately from goodwill.

•	Requires that negative goodwill arising from a business combination is recorded as an extraordinary gain.

      Statement 142 “Goodwill and Other Intangible Assets”:

•	Eliminates the amortization of goodwill and other intangibles that are determined to have an indefinite life.

•	Requires, at a minimum, annual impairment tests for goodwill and other intangible assets that are determined to have an indefinite life.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Upon adoption of these statements, Stations is required to:

•	Evaluate its existing intangible assets and goodwill that were acquired in prior purchase business combinations and to make any necessary reclassifications in order to conform to the new criteria.

•	Reassess the useful lives of intangible assets and adjust the remaining amortization periods accordingly.

      In accordance with Statement 142, Stations stopped amortizing its goodwill and FCC licenses upon adoption on January 1, 2002. Stations also revised the amortization periods for its network affiliation agreements from 40 years to the remaining term of the applicable agreement. As of January 1, 2002, Stations also performed the first of the required impairment tests of goodwill and indefinite lived intangible assets, from which no impairment loss was identified.

      A reconciliation of previously reported net loss applicable to common stock and basic and diluted loss per share to the amounts adjusted for the exclusion of goodwill and FCC license amortization and for the adjustment to network affiliation agreement amortization, net of applicable income taxes, follow:

	Years Ended December 31,

	1999	2000	2001

	(In thousands, except per share data)
Reported net loss before extraordinary item applicable to common stock	$(34,764)	$(9,099)	$(76,601)
Add back:
Goodwill amortization	4,415	3,590	3,389
FCC license amortization	2,054	2,658	2,842
Adjust network affiliation agreement amortization	(6,188)	(6,188)	(6,188)

Adjusted net loss before extraordinary item applicable to common stock	$(34,483)	$(9,039)	$(76,558)
Extraordinary item	(12,510)	942	—

Adjusted net loss applicable to common stock	$(46,993)	$(8,097)	$(76,558)

Reported basic and diluted loss per share before extraordinary item	$(4.70)	$(1.23)	$(10.35)
Add back:
Goodwill amortization	0.60	0.49	0.46
FCC license amortization	0.28	0.36	0.38
Adjust network affiliation agreement amortization	(0.84)	(0.84)	(0.84)

Adjusted basic and diluted loss per share before extraordinary item	$(4.66)	$(1.22)	$(10.35)
Extraordinary item	(1.69)	0.13	—

Adjusted basic and diluted loss per share	$(6.35)	$(1.09)	$(10.35)

(Note O) — Early Adoption of Accounting Standard

      In October 2001, the FASB issued Statement 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which establishes accounting and reporting standards for the impairment or disposal of long-lived assets. This statement supercedes Statement 121 “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of.” Statement 144 provides one accounting model to

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

be used for long-lived assets to be disposed of by sale, whether previously held for use or newly acquired, and broadens the presentation of discontinued operations to include more disposal transactions. The provisions of Statement 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, however, as permitted by the Statement, Stations has elected to early adopt Statement 144 as of January 1, 2001, and the accompanying financial statements have been prepared with the Station Group and WTRF-TV accounted for as discontinued operations in accordance with Statement 144. The adoption of this Statement had no effect on net loss for the year ended December 31, 2001.

(Note P) — Commitments

      In accordance with FCC regulations, Stations is required to provide digital advanced television transmission (“DTV”) for each of its television stations by May 1, 2002. The conversion to DTV from current analog transmissions will require a substantial capital outlay by Stations and has been completed at one of the television stations. Stations has requested six-month extensions for each of the remaining stations which are currently pending with the FCC. Stations estimates the total costs associated with the conversion to be approximately $18,700,000. Approximately $4,147,000 has been incurred at December 31, 2001, with the remainder to be incurred in 2002 and beyond. In connection with the conversion to DTV, Stations has entered into an agreement to purchase twelve digital transmitters for approximately $4,990,000.

(Note Q) — Management Plans, Continuing Operations and Subsequent Events

      Stations is currently in default under its Credit Facility due to the violation of certain covenants since June 30, 2001. The senior lenders under the Credit Facility thus blocked the payment of approximately $10,247,000 of cash interest due to the holders of the Discount Notes on November 15, 2001. The payment blockage is for a period of 179 days commencing on November 7, 2001. Due to this payment blockage, Stations has not yet made the November 15, 2001 interest payment and is in default under the Discount Notes.

      In response to the above, Stations has been actively seeking to reduce its debt burden since February 2001. These efforts include, among other things, potential asset or stock sales. The Stations’ efforts to sell assets and reduce indebtedness are designed to enable Stations to service and/or prepay its debt obligations. In addition to potential asset and stock sales, Stations continues to explore other alternatives to address its cash interest obligations on the Discount Notes and its non-compliance with the Credit Facility. The events of September 11, 2001 and their adverse impact on Stations’ liquidity, together with the difficult advertising revenue climate that continued through the end of 2001, have negatively impacted some of the alternatives that were previously available to Stations.

      Stations has held extensive negotiations with certain holders of the Discount Notes and other constituents in an attempt to obtain additional liquidity or otherwise address the outstanding defaults under the Discount Notes and the Credit Facility. Notwithstanding many weeks of intense discussions, Stations has been unable to accomplish an out of court restructuring with its constituents. Therefore, on March 22, 2002 Stations filed for relief under Chapter 11 of the Bankruptcy Code to fully explore all available strategic alternatives in order to identify the option that will best maximize value for Stations’ constituents.

      On April 1, 2002 Stations signed a letter of intent with Gray Communications Systems, Inc. (“Gray”), whereby Gray will acquire 100% of the capital stock of Stations for a cash payment of $500,000,000 less the amount of debt assumed at closing. The transaction is subject to execution of a definitive agreement as well as approval by the FCC of the transfer of control of Stations’ FCC licenses. The transaction is also subject to approval by the Delaware bankruptcy court with jurisdiction over the Chapter 11 reorganization of Stations. The transaction is expected to close by the fourth quarter of 2002.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On April 30, 2002, Stations completed the sale of the television broadcast assets of WTRF-TV to West Virginia Media. See (Note B).

      On June 4, 2002, Stations executed a merger agreement with Gray whereby Stations will become a subsidiary of Gray in exchange for approximately $502,500,000 in cash, a substantial portion of which will be used to satisfy, in full, certain indebtedness of Stations. As part of the merger agreement, Stations and Gray agreed to sell the assets of eight television stations (the “Station Group”) to a third party prior to the merger with Gray. On June 4, 2002, Stations also signed an agreement with a third party to sell the Station Group for a sales price of $30,000,000 less assumed indebtedness. The Station Group and WTRF-TV have been accounted for as discontinued operations under SFAS No. 144 for each period presented.

      The assets and liabilities of the Station Group and WTRF-TV consist of the following at December 31:

	2000	2001

	(In thousands)
Assets
Accounts receivable	$8,080	$7,438
Program broadcast rights	2,281	2,783
Property and equipment	20,389	19,041
Goodwill	35,277	10,729
Intangible assets	44,027	41,542
Other	886	1,107

Total	$110,940	$82,640

Liabilities
Notes and leases payable	$2,219	$1,921
Accounts payable and accrued expenses	2,297	3,133
Program broadcast liabilities	3,151	2,741
Deferred taxes	13,106	12,217
Other	1,307	1,017

Total	$22,080	$21,029

      The assets of WTRF-TV are separately classified as “Assets of station held for sale” at December 31, 2001.

      For the years ended December 31, 1999, 2000 and 2001, the net revenues included in discontinued operations for the Station Group and WTRF-TV were $40,974,000, $43,399,000 and $36,115,000, respectively. Excluding writedowns to fair value and losses on sale of $(2,984,000) in 1999 and $(24,553,000) in 2001, the amount of loss before income taxes included in discontinued operations for the years ended December 31, 1999, 2000 and 2001 was $(3,158,000), $(229,000) and $(5,273,000), respectively.

STATIONS HOLDING COMPANY, INC., DEBTOR-IN-POSSESSION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2001	2002

		(Unaudited)

	(In thousands)
ASSETS
Current Assets
Cash and cash equivalents	$3,503	$4,771
Receivables
Trade, net	29,912	20,959
Notes receivable-officers	720	1,650
Other	720	479
Current portion of program broadcast rights	6,394	1,260
Prepaid expenses	2,237	2,347
Deferred income taxes	946	549
Assets of stations held for sale	18,500	33,351

Total current assets	62,932	65,366

Property and equipment	67,874	48,579

Goodwill	83,210	78,099

Intangible assets	247,665	210,370

Other assets
Program broadcast rights, less current portion	1,884	1,320
Deferred loan and transaction costs	3,487	3,534
Notes receivable-officers	982	168
Other	203	311

	6,556	5,333

	$468,237	$407,747

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
Liabilities Not Subject to Compromise:
Current Liabilities:
Current maturities of notes payable	$432,639	$1,979
Current portion of program broadcast liabilities	9,421	3,471
Accounts payable and accrued expenses	23,061	17,625
Deferred revenue	580	265
Liabilities of stations held for sale	—	6,365

Total current liabilities	465,701	29,705

Long-Term Obligations
Notes payable	4,733	3,050
Program broadcast liabilities	2,006	1,120
Deferred revenue	1,325	500
Deferred income taxes	40,212	28,041

	48,276	32,711

Liabilities subject to compromise	—	425,039

Senior exchangeable preferred stock, liquidation preference, 2001 – $150,895 and 2002 – $159,696	157,845	166,604

Seller junior discount preferred stock, liquidation preference, 2001 – $73,296 and 2002 – $79,604	78,905	86,166

Stockholders’ (Deficit)
Common stock, Class A	—	—
Common stock, Class B	74	74
Additional paid-in capital	(68,605)	(68,585)
Accumulated deficit	(213,260)	(263,516)
Stockholder’s note receivable	(699)	(451)

	(282,490)	(332,478)

	$468,237	$407,747

The accompanying notes are an integral part of the consolidated financial statements.

STATIONS HOLDING COMPANY, INC., DEBTOR-IN-POSSESSION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	June 30,

	2001	2002

	(Unaudited)
	(In thousands, except
	share and per share data)
Net revenues	$28,441	$29,057

Operating expenses:
Selling, technical and program expenses	12,240	12,431
General and administrative	3,979	4,253
Depreciation and amortization	5,565	6,044
Corporate	1,459	1,561

	23,243	24,289

Operating income	5,198	4,768

Financial income (expense):
Interest expense:
Cash interest	(7,728)	(10,192)
Other interest	(2,136)	(192)

	(9,864)	(10,384)
Interest income	38	24

	(9,826)	(10,360)

(Loss) before reorganization items	(4,628)	(5,592)
Reorganization items:
Professional fees	—	(160)

(Loss) from continuing operations before income tax	(4,628)	(5,752)
Income tax benefit	1,549	2,169

(Loss) from continuing operations	(3,079)	(3,583)
Discontinued Operations:
(Loss) from operations of discontinued stations	(665)	(84)
Income tax benefit (expense)	163	(2,264)

(Loss) from discontinued operations	(502)	(2,348)

Net (loss)	(3,581)	(5,931)
Preferred stock dividends and accretion	(7,622)	(8,171)

Net (loss) applicable to common stock	$(11,203)	$(14,102)

Basic and diluted (loss) per common share:
(Loss) from continuing operations	$(1.44)	$(1.59)
(Loss) from discontinued operations	(0.07)	(0.32)

(Loss) per common share	$(1.51)	$(1.91)

Weighted-average common shares outstanding	7,400,000	7,400,000

The accompanying notes are an integral part of the consolidated financial statements.

STATIONS HOLDING COMPANY, INC., DEBTOR-IN-POSSESSION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended
	June 30,

	2001	2002

	(Unaudited)
	(In thousands, except
	share and per share data)
Net revenues	$52,028	$54,641

Operating expenses:
Selling, technical and program expenses	24,766	24,622
General and administrative	8,117	8,320
Depreciation and amortization	10,933	12,353
Corporate	3,123	3,104

	46,939	48,399

Operating income	5,089	6,242

Financial income (expense):
Interest expense:
Cash interest	(12,779)	(20,783)
Other interest	(7,797)	(384)

	(20,576)	(21,167)
Interest income	87	56

	(20,489)	(21,111)

(Loss) before reorganization items	(15,400)	(14,869)
Reorganization items:
Professional fees	—	(1,091)

(Loss) from continuing operations before income tax	(15,400)	(15,960)
Income tax benefit	5,613	6,100

(Loss) from continuing operations	(9,787)	(9,860)
Discontinued Operations:
(Loss) from operations of discontinued stations	(3,036)	(33,581)
Income tax benefit	888	9,205

(Loss) from discontinued operations	(2,148)	(24,376)

Net (loss)	(11,935)	(34,236)
Preferred stock dividends and accretion	(15,102)	(16,020)

Net (loss) applicable to common stock	$(27,037)	$(50,256)

Basic and diluted (loss) per common share:
(Loss) from continuing operations	$(3.36)	$(3.50)
(Loss) from discontinued operations	(0.29)	(3.29)

(Loss) per common share	$(3.65)	$(6.79)

Weighted-average common shares outstanding	7,400,000	7,400,000

The accompanying notes are an integral part of the consolidated financial statements.

STATIONS HOLDING COMPANY, INC., DEBTOR-IN-POSSESSION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT)

Six Months Ended June 30, 2002

		Additional		Stockholder’s
	Common	Paid-In	Accumulated	Note
	Stock	Capital	Deficit	Receivable	Total

	(Unaudited)
	(In thousands)
Balance at December 31, 2001	$74	$(68,605)	$(213,260)	$(699)	$(282,490)
Dividends on preferred stock	—	—	(16,020)	—	(16,020)
Accrued interest on note receivable	—	20	—	(20)	—
Amortization of stockholder note forgiveness	—	—	—	268	268
Net (loss)	—	—	(34,236)	—	(34,236)

Balance at June 30, 2002	$74	$(68,585)	$(263,516)	$(451)	$(332,478)

The accompanying notes are an integral part of the consolidated financial statements.

STATIONS HOLDING COMPANY, INC., DEBTOR-IN-POSSESSION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,

	2001	2002

	(Unaudited)
	(In thousands)
Cash flows from operating activities
Net (loss)	$(11,935)	$(34,236)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Amortization of program broadcast rights	4,650	4,418
Depreciation and amortization	8,870	7,140
Amortization and writedown of intangibles and deferred loan costs	6,036	6,621
Amortization of note discount	7,124	—
Loss on writedown of stations held for sale	—	31,718
Deferred income taxes	(5,133)	(15,457)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	2,761	3,277
Prepaid expenses and other	(492)	(78)
Payments on program broadcast liabilities	(4,702)	(4,860)
Accounts payable and accrued expenses	2,322	14,390
Deferred revenue	(277)	(247)

Net cash provided by operating activities	9,224	12,686

Cash flows from investing activities
Purchase of property and equipment	(5,717)	(4,643)
Proceeds from sale of station	—	17,821
Disbursements on notes receivable — officers, net of payments	15	—
Other, net	(47)	15

Net cash provided by (used in) investing activities	(5,749)	13,193

Cash flows from financing activities
Principal payments on notes payable	(671)	(8,979)
Net payments on revolver	(2,500)	(15,224)
Repurchase of initial warrants	(158)	—
Deferred transaction costs and other	(141)	(408)

Net cash (used in) financing activities	(3,470)	(24,611)

Increase in cash and cash equivalents	5	1,268
Cash and cash equivalents:
Beginning	3,983	3,503

Ending	$3,988	$4,771

The accompanying notes are an integral part of the consolidated financial statements.

STATIONS HOLDING COMPANY, INC., DEBTOR-IN-POSSESSION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Six Months Ended
	June 30,

	2001	2002

	(Unaudited)
	(In thousands)
Supplemental Disclosure of Cash Flow Information:
Cash payments for interest	$11,715	$9,435
Cash (received from) payments for income taxes	(1,474)	100

Supplemental Schedule of Noncash Investing and Financing Activities:
Acquisition of program broadcast rights	$2,688	$349
Notes payable incurred for purchase of property and equipment	1,224	85
Equipment acquired by barter transactions	220	67
Dividends accrued on preferred stock	14,080	16,020
Accrued interest on note receivable stockholder added to additional paid-in capital	20	40
Amortization of stockholder note forgiveness	—	268
Accretion to senior preferred stock	1,022	—

Sale of stations:
Property and equipment sold	$—	$3,036
Intangible assets sold	—	15,477
Program broadcast rights sold	—	152
Program liabilities transferred	—	(140)
Other, net	—	(39)

	—	18,486
Loss recognized on sale of station	—	(430)

	—	18,056
Option payment received during prior year, net of fees paid	—	(235)

Proceeds from sale of station, net	$—	$17,821

The accompanying notes are an integral part of the consolidated financial statements.

STATIONS HOLDING COMPANY, INC., DEBTOR-IN-POSSESSION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Note A) — Nature of Business and Basis of Presentation

     Nature of Business

      Stations is a holding company with minimal operations other than from its wholly owned subsidiary, Benedek. Stations’ owns and operates twenty-three television stations located throughout the United States. Stations’ revenues are derived primarily from the sale of advertising time and, to a modest extent from compensation paid by the networks for broadcasting network programming and barter transactions for goods and services. The television stations sell commercial time during the programs to national, regional and local advertisers. The networks also sell commercial time during the programs to national advertisers. Credit arrangements are determined on an individual customer basis. Segment information is not presented since all of Stations’ revenue is attributed to a single reportable segment.

     Basis of Presentation

      The consolidated financial statements include the accounts of Stations and Benedek. Benedek includes three wholly owned subsidiaries, Benedek License Corporation, Benedek Cable, Inc. and Benedek Interactive Media, LLC. All significant intercompany items and transactions have been eliminated in consolidation.

      On March 22, 2002, Stations filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. Benedek and its subsidiaries are not party to the bankruptcy action. Under Chapter 11, certain claims against the Debtor in existence prior to the filing of the petitions for relief under the federal bankruptcy laws are stayed while the Debtor continues business operations as Debtor-in-possession. These claims are reflected in the June 30, 2002 balance sheet as “Liabilities subject to compromise.”

      The accompanying financial statements have been prepared assuming that Stations will continue as a going concern. Stations is in default under its credit facility and senior subordinated discount notes and Stations has filed for relief as described above. These facts raise substantial doubt with respect to Stations’ ability to continue as a going concern. Management’s plans in regard to these matters are described in Note D below. The financial statements do not include any adjustments that might result from the outcome of this uncertainty, other than the classification of Stations’ credit facility, which totals $252,892,000, the Discount Notes of $154,670,000, and the prepetition interest due on the Discount Notes of $17,477,000, as a portion of liabilities subject to compromise.

      The accompanying unaudited consolidated financial statements have been prepared consistent with generally accepted accounting principles for interim financial information and the instructions for Form 10-Q and Article 10 of Regulation S-X. Some of the information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. It is recommended that these financial statements be read along with the annual financial statements and footnotes thereto of Stations for the year ended December 31, 2001.

(Note B) — Commitments

      In accordance with FCC regulations, the stations are required to provide digital television transmission (“DTV”) by May 1, 2002. The conversion to DTV from the current analog transmissions will require a substantial capital outlay by Stations and has been completed at one of the stations. The FCC has granted six month extensions for each of the remaining stations. Stations estimates the total costs associated with the conversion to be $17.0 million. At June 30, 2002, $7.5 million has been incurred, with the remainder to be incurred in 2002 and beyond.

STATIONS HOLDING COMPANY, INC., DEBTOR-IN-POSSESSION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In connection with the conversion to DTV, Stations entered into a strategic alliance agreement that requires Stations to purchase twenty-five transmitters for an amount that represents approximately $10,400,000. Through June 30, 2002, Stations had received and substantially completed payment on 13 of the transmitters.

(Note C) — Adoption of Accounting Standards

     Statement of Financial Accounting Standards No. 142

      On January 1, 2002, Stations adopted Statement of Financial Accounting Standards (SFAS) No. 141 “Business Combinations” and SFAS No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and also specifies the criteria for recognition of intangible assets separately from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment upon adoption and at least annually thereafter in accordance with the provisions of SFAS No. 142.

      In accordance with SFAS No. 142, Stations stopped amortizing its goodwill and FCC licenses upon adoption on January 1, 2002. Amortization expense related to the goodwill and FCC licenses for the six-month period ended June 30, 2001 was approximately $3,094,000 (net of $1,000,000 of applicable income taxes). Stations also revised the amortization periods for its network affiliation agreements from 40 years to the remaining term of the applicable agreement. As of January 1, 2002, Stations also performed the first of the required impairment tests of goodwill and indefinite lived intangible assets, from which no impairment loss was identified.

      A reconciliation of previously reported net loss applicable to common stock and basic and diluted loss per share to the amounts adjusted for the exclusion of goodwill amortization and the amortization of indefinite lived intangible assets and for the adjustment to network affiliation agreement amortization, net of applicable income taxes, follow:

	Six Months Ended
	June 30,

	2001	2002

	(In thousands, except per
	share data)
Reported net loss applicable to common stock	$(27,037)	$(50,256)
Add back:
Goodwill amortization	1,673	—
FCC license amortization	1,421	—
Adjust network affiliation agreement amortization	(3,142)	—

Adjusted net loss applicable to common stock	$(27,085)	$(50,256)

Reported basic and diluted loss per share	$(3.65)	$(6.79)
Add back:
Goodwill amortization	0.23	—
FCC license amortization	0.19	—
Adjust network affiliation agreement amortization	(0.43)	—

Adjusted basic and diluted loss per share	$(3.66)	$(6.79)

STATIONS HOLDING COMPANY, INC., DEBTOR-IN-POSSESSION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The changes in the carrying amount of goodwill for the six-month period ended June 30, 2002 are as follows:

(In thousands)
Balance as of January 1, 2002.	$83,210
Writedown associated with stations held for sale	(4,803)
Goodwill classified as asset of stations held for sale	(308)

Balance as of June 30, 2002.	$78,099

      The composition of Stations’ intangible assets and associated accumulated amortization is as follows as of June 30, 2002:

	Gross Carrying	Accumulated	Assets Held	Net Carrying
	Amount	Amortization	For Sale	Amount

	(In thousands)
Intangible assets subject to amortization:
Network affiliation agreements	$99,111	$28,139	$4,518	$66,454
Other	2,526	1,380	21	1,125

	101,637	29,519	4,539	67,579
Intangible assets not subject to amortization:
FCC licenses	142,791	—	—	142,791

Total intangible assets	$244,428	$29,519	$4,539	$210,370

      The aggregate amortization expense for the six-month periods ended June 30, 2001 and 2002 totaled $5,406,000 and $6,261,000, respectively. Estimated amortization expense for each of the years ending December 31, 2002 through 2006 is approximately $11,300,000 per year.

     Statement of Financial Accounting Standards No. 144

      On January 1, 2001, Stations adopted SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” which provides accounting and disclosure guidance for the impairment of long-lived assets and long-lived assets to be disposed of.

      On April 1, 2002, Stations signed the letter of intent with Gray Communications Systems, Inc. (“Gray”), which is described more fully in Note D along with the resulting merger agreement. Included in that agreement, Stations agreed to sell all assets of eight television stations (“Station Group”) to a third party prior to the merger with Gray. On June 4, 2002, Stations signed an agreement with a third party to sell the Station Group for a sales price of $30,000,000 less assumed indebtedness. This sale is to close before the merger agreement with Gray is consummated, which will most likely occur in the fourth quarter of 2002.

      On November 26, 2001, Stations entered into an Asset Purchase Agreement with West Virginia Media Holdings, LLC (“West Virginia Media”) pursuant to which, on April 30, 2002, Stations sold the television broadcast assets of WTRF-TV, in Wheeling, West Virginia to West Virginia Media for $18,500,000. Stations recorded a lower of cost or market adjustment of approximately $6,880,000 in the fourth quarter of 2001 to write down the assets of WTRF-TV to the sales price and subsequently recorded a loss on the disposition of WTRF-TV of approximately $430,000 during the quarter ending June 30, 2002.

      The Station Group has been classified as stations held for sale at June 30, 2002 and the Station Group and WTRF-TV have accordingly been accounted for as discontinued operations under SFAS No. 144.

STATIONS HOLDING COMPANY, INC., DEBTOR-IN-POSSESSION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The assets and liabilities of the Station Group and WTRF-TV at December 31, 2001 and the Station Group at June 30, 2002 consist of the following:

	December 31,	June 30,
	2001	2002

	(In thousands)
Assets
Accounts receivable	$7,438	$5,684
Program broadcast rights	2,783	1,478
Property and equipment	19,041	16,914
Goodwill	10,729	308
Intangible assets	41,542	4,539
Deferred taxes	—	3,684
Other	1,107	744

Total	$82,640	$33,351

Liabilities
Notes and leases payable	$1,921	$1,429
Accounts payable and accrued expenses	3,133	1,878
Program broadcast liabilities	2,741	2,184
Deferred taxes	12,217	—
Other	1,017	874

Total	$21,029	$6,365

      During 2002, Stations recorded a write-down before income taxes of approximately $31,288,000. This write-down was needed to adjust the carrying value of the stations held for sale to their fair value.

      For the six months ended June 30, 2001 and 2002, the net revenues included in discontinued operations for the Station Group and WTRF-TV were $17,909,000 and $16,395,000, respectively. Excluding the write-down to fair value of $(31,288,000) and the loss on the disposition of WTRF-TV of $(430,000) in 2002, the amount of loss before income taxes included in discontinued operations for the six months ended June 30, 2001 and 2002 was $(3,036,000) and $(1,863,000), respectively.

(Note D) – Management Plans, Continuing Operations and Subsequent Events

      Stations has been in default under its Credit Facility due to the violation of certain covenants since June 30, 2001. The senior lenders under the credit facility thus blocked the payment of approximately $10,247,000 of cash interest due to the holders of the Senior Subordinated Discount Notes (“Discount Notes”). Due to this payment blockage, Stations has not yet made the November 15, 2001 and May 15, 2002 interest payments and is in default under the Discount Notes.

      In response to the above, Stations has been actively seeking to reduce its debt burden since February 2001. These efforts included, among other things, potential asset or stock sales. Stations’ efforts to sell assets and reduce indebtedness were designed to enable Stations to service and/or prepay their debt obligations. In addition to potential asset and stock sales, Stations continued to explore other alternatives to address its cash interest obligations on the Discount Notes and its non-compliance with the Credit Facility. However, the events of September 11, 2001 and their adverse impact on Stations’ liquidity together with the difficult advertising revenue climate that continued through the end of 2001, negatively impacted some of the alternatives that were previously available to Stations.

STATIONS HOLDING COMPANY, INC., DEBTOR-IN-POSSESSION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Stations held extensive negotiations with certain holders of the Discount Notes and other constituents in an attempt to obtain additional liquidity or otherwise address the outstanding defaults under the Discount Notes and the Credit Facility. Notwithstanding many weeks of intense discussions, Stations was unable to accomplish an out of court restructuring with its constituents. Therefore, on March 22, 2002 Stations filed for relief under Chapter 11 of the Bankruptcy Code to fully explore all available strategic alternatives in order to identify the option that would best maximize value for Stations’ constituents.

      On April 1, 2002 Stations signed a letter of intent with Gray and on June 4, 2002 Stations executed a merger agreement with Gray whereby Stations will become a subsidiary of Gray in exchange for approximately $502,500,000 in cash. This amount anticipates payment in full of the Credit Facility and Discount Notes and partial payment to the holders of the Senior Preferred Stock and the Junior Preferred Stock.

      Stations and Gray agreed in the merger agreement to the disposition by Stations of the Station Group. On June 4, 2002 Stations thus entered into an agreement to sell the Station Group to a third party for a sales price of $30,000,000 less assumed indebtedness. The proceeds of the transaction, which is a condition of closing pursuant to the merger agreement, will be consummated immediately prior to the closing of the merger agreement with Gray and will be used to partially repay Stations’ lenders under the Credit Facility. The merger agreement with Gray and the sale of the Station Group are expected to close in the fourth quarter of 2002.

27,500,000 Shares

GRAY TELEVISION, INC.

Common Stock

PROSPECTUS SUPPLEMENT

Deutsche Bank Securities

Merrill Lynch & Co.

Bear, Stearns & Co. Inc.

Allen & Company LLC

Wachovia Securities

SunTrust Robinson Humphrey

October      , 2002